     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1995


                                                       REGISTRATION NO. 33-57961
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             FRITZ COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4731                           94-3083515
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 904-8360

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 LYNN C. FRITZ
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             FRITZ COMPANIES, INC.
                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 904-8360

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                With copies to:

    RONALD B. MOSKOVITZ, ESQ.           THOMAS W. HUGHES, ESQ.           BRETT C. CAMPBELL, ESQ.
    STEVEN J. TONSFELDT, ESQ.           MICHAEL B. CLINE, ESQ.        GENERAL COUNSEL AND SECRETARY
   BROBECK, PHLEGER & HARRISON     WINSTEAD SECHREST & MINICK P.C.        INTERTRANS CORPORATION
            ONE MARKET                  5400 RENAISSANCE TOWER        125 E. JOHN CARPENTER FREEWAY,
        SPEAR STREET TOWER                 1201 ELM STREET                      SUITE 900
 SAN FRANCISCO, CALIFORNIA 94105         DALLAS, TEXAS 75270               IRVING, TEXAS 75062
          (415) 442-0900                    (214) 745-5400                    (214) 830-8888

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a wholly owned subsidiary of Fritz Companies, Inc. with and into Intertrans Corporation, as described in the Agreement and Plan of Reorganization, dated as of February 14, 1995, as amended, attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME FURTHER EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     CROSS-REFERENCE SHEET SHOWING LOCATION
                    IN PROSPECTUS OF INFORMATION REQUIRED BY
                               ITEMS IN FORM S-4

     FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING           LOCATION IN PROSPECTUS
     -------------------------------------------------   -------------------------------------
                            (INFORMATION ABOUT THE TRANSACTION)

 1.  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus.................   Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of
       Prospectus.....................................   Inside Front Cover Page; Available
                                                         Information; Incorporation of Certain
                                                           Information by Reference; Table of
                                                           Contents
 3.  Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information..........................   Summary; Risk Factors; Introduction;
                                                           The Proposed Merger and Related
                                                           Transactions -- Pro Forma Combined
                                                           Condensed Financial Statements;
                                                           Fritz -- Selected Financial
                                                           Information; Fritz -- Market Prices
                                                           of Common Stock; Dividends;
                                                           Intertrans -- Selected Financial
                                                           Information; Intertrans -- Market
                                                           Prices of Common Stock; Dividends
 4.  Terms of the Transaction.........................   Summary; Introduction; The Proposed
                                                           Merger and Related Transactions;
                                                           Description of Fritz Capital Stock;
                                                           Comparison of Rights of Holders of
                                                           Fritz Common Stock and Holders of
                                                           Intertrans Common Stock
 5.  Pro Forma Financial Information..................   Summary; The Proposed Merger and Re-
                                                           lated Transactions -- Pro Forma
                                                           Combined Condensed Financial
                                                           Information
 6.  Material Contacts with the Company Being
       Acquired.......................................   The Proposed Merger and Related
                                                         Transactions
 7.  Additional Information Required for Reoffering by
       Persons and Parties Deemed to be
       Underwriters...................................   Not Applicable
 8.  Interests of Named Experts and Counsel...........   Legal Matters; Experts
 9.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities....................................   Not Applicable

                               (INFORMATION ABOUT THE REGISTRANT)

10.  Information with Respect to S-3 Registrants......   Incorporation of Certain Information
                                                         by Reference; Summary; Risk Factors;
                                                           Introduction; Voting and Proxies;
                                                           The Proposed Merger and Related
                                                           Transactions; Fritz; Description of
                                                           Fritz Capital Stock
11.  Incorporation of Certain Information by
       Reference......................................   Incorporation of Certain Information
                                                         by Reference

     FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING           LOCATION IN PROSPECTUS
     -------------------------------------------------   -------------------------------------
12.  Information with Respect to S-2 or S-3
       Registrants....................................   Not Applicable
13.  Incorporation of Certain Information by
       Reference......................................   Not Applicable
14.  Information with Respect to Registrants Other
       than S-2 or S-3 Registrants....................   Not Applicable

                (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)

15.  Information with Respect to S-3 Companies........   Incorporation of Certain Information
                                                           by Reference; Summary; Risk Factors;
                                                           Introduction; Voting and Proxies;
                                                           The Proposed Merger and Related
                                                           Transactions; Intertrans
16.  Information with Respect to S-2 or S-3
       Companies......................................   Not Applicable
17.  Information with Respect to Companies Other than
       S-2 or S-3 Companies...........................   Not Applicable

                     (VOTING AND MANAGEMENT INFORMATION)

18.  Information if Proxies, Consents or
       Authorizations Are to be Solicited.............   Summary; Introduction; Voting and
                                                           Proxies; The Proposed Merger and
                                                           Related Transactions;
                                                           Fritz -- Management; Fritz --
                                                           Executive Compensation;
                                                           Fritz -- Stock Ownership of Manage-
                                                           ment and Principal Stockholders;
                                                           Intertrans -- Management;
                                                           Intertrans -- Executive
                                                           Compensation; Intertrans -- Stock
                                                           Ownership of Management and
                                                           Principal Shareholders; Description
                                                           of Fritz Capital Stock
19.  Information if Proxies, Consents or
       Authorizations Are Note to be solicited in an
       Exchange Offer.................................   Not Applicable

                             FRITZ COMPANIES, INC.

                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 904-8360


                                                                  April 25, 1995


Dear Stockholder:

     An Annual Meeting of Stockholders of Fritz Companies, Inc. ("Fritz") will be held at Bank of America NT & SA, 555 California Street, San Francisco, California, on Tuesday, May 30, 1995 at 10:30 a.m. local time.

     At the Annual Meeting you will be asked to consider and vote upon (i) a proposal to issue shares of Fritz Common Stock in connection with the merger (the "Merger") of Fritz Air Freight, a wholly owned subsidiary of Fritz, with and into Intertrans Corporation ("Intertrans") and (ii) the election of five directors to the Fritz Board of Directors. In the Merger, each share of Intertrans Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) will be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock, based upon the closing sales price of Fritz Common Stock (the "Average Fritz Trading Price") during an agreed upon period preceding the Annual Meeting. The agreement providing for the Merger also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger exchange ratio to a number greater than 0.390. In addition, all outstanding options to purchase Intertrans Common Stock will be assumed by Fritz and converted into options to purchase Fritz Common Stock.

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action.

     Morgan Stanley & Co. Incorporated, the investment banking firm retained by the Fritz Board of Directors to act as its financial advisor in connection with the Merger, has rendered its opinion that the share exchange ratio in the Merger is fair from a financial point of view to Fritz.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF FRITZ AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ISSUANCE OF FRITZ COMMON STOCK IN THE MERGER. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS NAMED IN THE JOINT PROXY STATEMENT/PROSPECTUS.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Fritz stockholders at the Annual Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger, including the circumstances in which the Merger may be terminated or the Merger exchange ratio adjusted to a number greater than 0.390, and includes information about Fritz and Intertrans.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                                         Sincerely,

                                         Lynn C. Fritz
                                         President, Chairman of the Board
                                         and Chief Executive Officer

                             FRITZ COMPANIES, INC.
                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 904-8360

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 30, 1995

     Notice is hereby given that an Annual Meeting of Stockholders of Fritz Companies, Inc. ("Fritz") will be held on Tuesday, May 30, 1995, at 10:30 a.m., local time, at Bank of America NT & SA, 555 California Street, San Francisco, California, for the following purposes:

          (1) To consider and vote upon a proposal (the "Fritz Share Issuance Proposal") to issue shares of Fritz Common Stock in connection with the merger (the "Merger") of Fritz Air Freight, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"), with and into Intertrans Corporation, a Texas corporation ("Intertrans"), pursuant to which, among other things, (i) Intertrans will become a wholly owned subsidiary of Fritz, (ii) each outstanding share of common stock, no par value, of Intertrans ("Intertrans Common Stock") will be converted into the right to receive 0.365 to 0.390 of a share of common stock, par value $.01 per share, of Fritz ("Fritz Common Stock"), based upon the closing sales price of Fritz Common Stock (the "Average Fritz Trading Price") during an agreed upon period preceding the Annual Meeting, and (iii) all outstanding options to purchase shares of Intertrans Common Stock will be assumed by Fritz and become options to purchase Fritz Common Stock. The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. The Agreement and Plan of Reorganization dated as of February 14, 1995, as amended, among Fritz, Merger Sub and Intertrans also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger exchange ratio to a number greater than 0.390;

          (2) To elect five directors to the Board of Directors; and

          (3) To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action.

     Only stockholders of record at the close of business on April 10, 1995 are entitled to notice of and to vote at the Annual Meeting, or at any postponements or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Fritz Common Stock represented at the Annual Meeting, in person or by proxy, is required to approve the Fritz Share Issuance Proposal. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at Fritz's principal executive offices, for any purposes germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.

- --------------------------------------------------------------------------------

                                   IMPORTANT

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU
   OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON,
   PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT
   DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF
   MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY
   THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.
- --------------------------------------------------------------------------------

San Francisco, California

April 25, 1995


                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Lynn C. Fritz
                                          President, Chairman of the Board
                                          and Chief Executive Officer

                             INTERTRANS CORPORATION
                    125 E. JOHN CARPENTER FREEWAY, SUITE 900
                              IRVING, TEXAS 75062
                                 (214) 830-8888


                                                                  April 25, 1995


Dear Shareholder:

     An Annual Meeting of Shareholders of Intertrans Corporation ("Intertrans") will be held at the Doubletree Hotel at Park West, 1590 LBJ Freeway at Luna, Dallas, Texas, on Tuesday, May 30, 1995 at 12:30 p.m. local time.

     At the Annual Meeting you will be asked to consider and vote upon (i) a proposal (the "Intertrans Merger Proposal") to approve and adopt an Agreement and Plan of Reorganization, as amended (the "Plan of Reorganization") providing for the merger (the "Merger") of Intertrans with a wholly owned subsidiary of Fritz Companies, Inc. ("Fritz"), pursuant to which (a) each share of Intertrans Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock, based upon the closing sales price of Fritz Common Stock (the "Average Fritz Trading Price") during an agreed upon period preceding the Annual Meeting, (b) all outstanding options to purchase shares of Intertrans Common Stock will be converted into options to purchase shares of Fritz Common Stock and (c) Intertrans will become a wholly owned subsidiary of Fritz and (ii) the election of five directors to the Intertrans Board of Directors to serve until the earlier of the next annual meeting of shareholders or consummation of the Merger. The Plan of Reorganization also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger exchange ratio to a number greater than 0.390.

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Fritz Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action.

     Scott & Stringfellow, Inc., the investment banking firm retained by the Intertrans Board of Directors to act as its financial advisor in connection with the Merger, has rendered its opinion that the share exchange ratio in the Merger is fair from a financial point of view to the holders of Intertrans Common Stock.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF INTERTRANS AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE INTERTRANS MERGER PROPOSAL. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF DIRECTORS NAMED IN THE JOINT PROXY STATEMENT/PROSPECTUS.

     In the materials accompanying this letter, you will find a Notice of Annual Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Intertrans shareholders at the Annual Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger, including the circumstances in which the Merger may be terminated or the Merger exchange ratio adjusted to a number greater than 0.390, and includes information about Intertrans and Fritz.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                                         Sincerely,

                                         Sam N. Wilson
                                         Chairman of the Board and Chief
                                         Executive Officer

                             INTERTRANS CORPORATION
                    125 E. JOHN CARPENTER FREEWAY, SUITE 900
                              IRVING, TEXAS 75062
                                 (214) 830-8888

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 30, 1995

     Notice is hereby given that an Annual Meeting of Shareholders of Intertrans Corporation ("Intertrans") will be held on Tuesday, May 30, 1995, at 12:30 p.m., local time, at the Doubletree Hotel at Park West, 1590 LBJ Freeway at Luna, Dallas, Texas, for the following purposes:

          (1) To consider and vote upon a proposal (the "Intertrans Merger Proposal") to approve and adopt an Agreement and Plan of Reorganization dated as of February 14, 1995, as amended (the "Plan of Reorganization"), among Intertrans, Fritz Companies, Inc., a Delaware corporation ("Fritz"), and Fritz Air Freight, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"), and related Articles of Merger to be entered into between Intertrans and Merger Sub (the "Merger"), pursuant to which, among other things, (i) Merger Sub will be merged with and into Intertrans, following which Intertrans will become a wholly owned subsidiary of Fritz, (ii) each share of common stock, no par value, of Intertrans ("Intertrans Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive
     0.365 to 0.390 of a share of common stock, par value $.01 per share, of Fritz ("Fritz Common Stock"), based upon the closing sales price of Fritz Common Stock (the "Average Fritz Trading Price") during an agreed upon period preceding the Annual Meeting and (iii) all outstanding options to purchase Intertrans Common Stock will be assumed by Fritz and converted into options to purchase Fritz Common Stock. The Plan of Reorganization also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger exchange ratio to a number greater than 0.390;

          (2) To elect five directors to the Board of Directors to serve until the earlier of the next annual meeting of Intertrans shareholders or consummation of the Merger; and

          (3) To transact such other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Fritz Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action.

     Only shareholders of record at the close of business on April 10, 1995 are entitled to notice of and to vote at the Annual Meeting, or at any postponements or adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Intertrans Common Stock is required for the approval of the Intertrans Merger Proposal. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     Under the Texas Business Corporation Act (the "TBCA"), a shareholder who objects to the Merger can assert statutory dissenters' rights of appraisal by strict compliance with the requirements of the TBCA. See "The Proposed Merger and Related Transactions -- Dissenters' Rights" in the Joint Proxy Statement/Prospectus accompanying this notice for a more detailed description of dissenters' rights with respect to the Merger.

     A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination at Intertrans' principal executive offices, for any purposes germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.

- --------------------------------------------------------------------------------

                                   IMPORTANT

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU
   OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON,
   PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT
   DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF
   MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY
   THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.
- --------------------------------------------------------------------------------

Irving, Texas

April 25, 1995


                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Sam N. Wilson
                                          Chairman of the Board and Chief
                                          Executive Officer

                           PLEASE DO NOT SEND IN ANY
                        STOCK CERTIFICATES AT THIS TIME.

[FRITZ COMPANIES, INC. LOGO]
THE COMPLETE SOLUTION                                     INTERTRANS CORPORATION

                             FRITZ COMPANIES, INC.
                                   PROSPECTUS

                            ------------------------

                             JOINT PROXY STATEMENT

                             FRITZ COMPANIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 1995

                             INTERTRANS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 30, 1995


     This Joint Proxy Statement/Prospectus of Fritz Companies, Inc., a Delaware corporation ("Fritz"), and Intertrans Corporation, a Texas corporation ("Intertrans"), is being used to solicit proxies on behalf of the Board of Directors of Fritz from holders of the outstanding common stock of Fritz in connection with an Annual Meeting of Stockholders to be held on May 30, 1995 (the "Fritz Annual Meeting") and to solicit proxies on behalf of the Board of Directors of Intertrans from holders of the outstanding common stock of Intertrans in connection with an Annual Meeting of Shareholders to be held on May 30, 1995 (the "Intertrans Annual Meeting"). The Joint Proxy Statement/Prospectus and the accompanying proxies are first being mailed to stockholders of Fritz and shareholders of Intertrans on or about April 25, 1995.


     At the Fritz Annual Meeting, stockholders of Fritz will be asked to consider and vote upon a proposal (the "Fritz Share Issuance Proposal") to issue shares of common stock, $.01 par value per share, of Fritz ("Fritz Common Stock") to shareholders of Intertrans in connection with the merger (the "Merger") of Fritz Air Freight, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"), with and into Intertrans pursuant to an Agreement and Plan of Reorganization dated as of February 14, 1995 (the "Initial Plan of Reorganization"), as amended by Amendment No. 1 thereto dated as of April 12, 1995 ("Amendment No. 1"), a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, together with the related Articles of Merger attached as an exhibit thereto (collectively, the "Plan of Reorganization"). Stockholders of Fritz will also be asked to consider and vote upon the election of five directors to the Fritz Board of Directors.

     At the Intertrans Annual Meeting, shareholders of Intertrans will be asked to consider and vote upon a proposal (the "Intertrans Merger Proposal") to approve and adopt the Plan of Reorganization and the transactions contemplated thereby (including the Merger). Upon consummation of the Merger, among other things, (i) the identity and separate existence of Merger Sub will terminate,
(ii) each outstanding share of common stock, no par value, of Intertrans ("Intertrans Common Stock"), other than dissenting shares, will be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock, based upon the arithmetic mean (the "Average Fritz Trading Price") of the closing sales prices of Fritz Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the first to occur of the Fritz Annual Meeting and the Intertrans Annual Meeting (the "Merger Exchange Ratio"), (iii) Intertrans will become a wholly owned subsidiary of Fritz and (iv) all outstanding options to purchase Intertrans Common Stock ("Intertrans Stock Options") will be assumed by

Fritz and converted into options to purchase Fritz Common Stock. The Plan of Reorganization also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger Exchange Ratio to a number greater than 0.390. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Manner and Basis of Converting Intertrans Securities." Shareholders of Intertrans will also be asked to consider and vote upon the election of five directors to the Intertrans Board of Directors to serve until the earlier of the next annual meeting of Intertrans shareholders or the consummation of the Merger.

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Fritz under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of an aggregate of up to 5,245,500 shares of Fritz Common Stock in connection with the Merger. The information set forth in this Joint Proxy Statement/Prospectus concerning Fritz and Merger Sub has been furnished by Fritz, and the information set forth in this Joint Proxy Statement/Prospectus concerning Intertrans has been furnished by Intertrans.


     This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Fritz and shareholders of Intertrans on or about April 25, 1995.

                            ------------------------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED CAREFULLY BY BOTH FRITZ STOCKHOLDERS AND INTERTRANS SHAREHOLDERS IN EVALUATING THE MERGER AND THE ACQUISITION OF SECURITIES OFFERED HEREBY.

     THE SHARES OF FRITZ COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS APRIL 25, 1995.

                             AVAILABLE INFORMATION

     Fritz and Intertrans are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, each file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10019. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Each of Fritz's Common Stock and Intertrans' Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, Market Listing Qualifications, 1735 K Street, N.W., Washington, D.C. 20006.

     Fritz has filed with the SEC a registration statement on Form S-4, including this Joint Proxy Statement/Prospectus and other information (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the shares of Fritz Common Stock to be issued to holders of Intertrans Common Stock in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FRITZ OR INTERTRANS SINCE SUCH DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OF FRITZ TO BE ISSUED IN THE MERGER, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed with the SEC by Fritz pursuant to the Exchange Act are incorporated herein by reference:

        1. Fritz's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC on March 3, 1995;


        2. The description of Fritz's Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on August 17, 1992;



        3. Fritz's Current Report on Form 8-K, filed with the SEC on February 22, 1995; and



        4. Fritz's Current Report on Form 8-K, filed with the SEC on April 18, 1995.


     The following documents previously filed with the SEC by Intertrans pursuant to the Exchange Act are incorporated herein by reference:

        1. Intertrans' Annual Report on Form 10-K for the fiscal year ended October 31, 1994, filed with the SEC on January 27, 1995;

        2. Intertrans' Annual Report on Form 10-K/A for the fiscal year ended October 31, 1994, filed with the SEC on March 7, 1995;

        3. Intertrans' Quarterly Report on Form 10-Q for the quarter ended January 31, 1995, filed with the SEC on March 17, 1995;



        4. Intertrans' Current Report on Form 8-K, filed with the SEC on February 24, 1995; and



        5. Intertrans' Current Report on Form 8-K, filed with the SEC on April 18, 1995.


     All reports and definitive proxy or information statements filed by Fritz or Intertrans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Fritz Annual Meeting and the Intertrans Annual Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS OF FRITZ AND INTERTRANS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FRITZ, DIRECTED TO JAN H. RAYMOND, ESQ., CORPORATE SECRETARY, FRITZ COMPANIES, INC., 706 MISSION STREET, SAN FRANCISCO, CALIFORNIA 94103, TELEPHONE NUMBER (415) 904-8360, AND, IN THE CASE OF DOCUMENTS RELATING TO INTERTRANS, DIRECTED TO BRETT C. CAMPBELL, ESQ., CORPORATE SECRETARY, INTERTRANS CORPORATION, 125 E. JOHN CARPENTER FREEWAY, SUITE 900, IRVING, TEXAS 75062, TELEPHONE NUMBER (214) 830-8888. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY MAY 23, 1995.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................    3
SUMMARY...............................................................................    9
     The Parties to the Proposed Merger...............................................    9
     Fritz Annual Meeting of Stockholders.............................................    9
     Intertrans Annual Meeting of Shareholders........................................   10
     The Merger.......................................................................   10
     Market Price Data................................................................   17
     Risk Factors.....................................................................   18
     Summary Historical and Pro Forma Combined Condensed Financial Information........   18
     Comparative Per Share Data.......................................................   21
RISK FACTORS..........................................................................   22
     Uncertainty as to Future Financial Results.......................................   22
     Merger Expenses..................................................................   22
     Shares Eligible for Public Sale..................................................   22
     Absence of Dividends.............................................................   23
     Competition......................................................................   23
     Dependence on International Trade................................................   23
     Control by Principal Stockholder.................................................   23
     Dependence on Key Personnel......................................................   23
     Vulnerability to Economic Conditions.............................................   24
     Role of Acquisitions.............................................................   24
     Volatility of Share Price........................................................   24
INTRODUCTION..........................................................................   25
VOTING AND PROXIES....................................................................   25
     Date, Time and Place of Fritz Annual Meeting and Intertrans Annual Meeting.......   25
     Record Date and Outstanding Shares...............................................   25
     Voting Proxies...................................................................   26
     Fritz Stockholder Vote Required..................................................   26
     Intertrans Shareholder Vote Required.............................................   26
     Solicitation of Proxies; Expenses................................................   27
THE PROPOSED MERGER AND RELATED TRANSACTIONS (RELATED TO PROPOSALS FOR BOTH FRITZ AND
  INTERTRANS).........................................................................   27
  DESCRIPTION OF MERGER AND PLAN OF REORGANIZATION....................................   27
     Material Contacts and Board Deliberations........................................   27
     Fritz Reasons for the Merger; Recommendation of the Board of Directors...........   30
     Intertrans Reasons for the Merger; Recommendation of the Board of Directors......   31
     Financial Advisors...............................................................   32
     Effective Time...................................................................   41
     Manner and Basis of Converting Intertrans Securities.............................   41

                                                                                        PAGE
                                                                                        ----


     Assumption of Intertrans Options.................................................   43
     Conduct of Business Prior to the Merger..........................................   44
     Other Offers.....................................................................   45
     Conduct of Business Following the Merger; Board of Directors and Management......   46
     Conditions to the Merger; Waiver.................................................   46
     Termination or Amendment of the Plan of Reorganization...........................   48
     Accounting Treatment.............................................................   49
     Resale of Fritz Common Stock; Agreements with Intertrans Affiliates..............   49
     Interests of Certain Persons in the Merger.......................................   50
     Fees and Expenses................................................................   51
     Governmental and Regulatory Approvals............................................   52
     Indemnification..................................................................   53
     Certain Federal Income Tax Considerations........................................   53
  DISSENTERS' RIGHTS..................................................................   55
  PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...................................   57
ELECTION OF FRITZ DIRECTORS (PROPOSAL FOR FRITZ MEETING)..............................   64
ELECTION OF INTERTRANS DIRECTORS (PROPOSAL FOR INTERTRANS MEETING)....................   65
FRITZ.................................................................................   66
  BUSINESS............................................................................   66
     General..........................................................................   66
     Business Strategy................................................................   66
     Customs Brokerage................................................................   68
     International Ocean and Airfreight Forwarding....................................   69
     Warehousing and Distribution Services............................................   70
     Information Systems..............................................................   70
     Marketing........................................................................   71
     Acquisition Overview.............................................................   71
     Competition and Business Conditions..............................................   73
     Regulation and International Trade...............................................   73
     Service Marks....................................................................   73
     Employees........................................................................   74
     Legal Proceedings................................................................   74
     Property.........................................................................   74
  SELECTED FINANCIAL INFORMATION......................................................   75
  MARKET PRICES OF COMMON STOCK; DIVIDENDS............................................   76
  MANAGEMENT..........................................................................   77
     Executive Officers and Directors.................................................   77
     Board Meetings and Committees....................................................   78
     Compensation of Directors........................................................   78
  EXECUTIVE COMPENSATION..............................................................   79
     Summary of Cash and Other Compensation...........................................   79

                                                                                        PAGE
                                                                                        ----


     Stock Option Grants to Executive Officers........................................   80
     Option Exercises and Holdings....................................................   81
     Employment Contracts.............................................................   81
     Certain Transactions with Fritz..................................................   81
     Audit and Compensation Committee Report on Executive Compensation................   81
     Performance Graph................................................................   84
  STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS............................   85
  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934................   85
INTERTRANS............................................................................   86
  BUSINESS............................................................................   86
     General..........................................................................   86
     Air Freight Forwarding...........................................................   86
     Ocean Freight Forwarding.........................................................   87
     Customs Brokerage................................................................   87
     Crating, Packing, Warehousing, Distribution and Ancillary Services...............   88
     Competition, Markets and Significant Customers...................................   88
     Employees........................................................................   88
     Regulation.......................................................................   88
     Insurance........................................................................   89
  SELECTED FINANCIAL INFORMATION......................................................   90
  MARKET PRICES OF COMMON STOCK; DIVIDENDS............................................   91
  MANAGEMENT..........................................................................   91
     Executive Officers and Directors.................................................   91
     Meetings and Committees of the Board of Directors................................   92
     Compensation of Directors........................................................   93
  EXECUTIVE COMPENSATION..............................................................   93
     Annual and Long-Term Compensation................................................   93
     Option Grants....................................................................   94
     Option Exercises and Year-End Option Values......................................   94
     Stock Option Plans...............................................................   94
     Certain Employment Agreements and Related Arrangements...........................   96
     Certain Business Relationships...................................................   97
     Compensation Committee Report on Executive Compensation..........................   97
     Compensation Committee Interlocks and Insider Participation in Compensation
      Decisions.......................................................................   98
     Shareholder Return Performance Graph.............................................   99
  STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS............................  100
     Security Ownership of Certain Beneficial Owners..................................  100
     Security Ownership of Management.................................................  100
  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934................  101
DESCRIPTION OF FRITZ CAPITAL STOCK....................................................  101
     Common Stock.....................................................................  101

                                                                                        PAGE
                                                                                        ----


     Preferred Stock..................................................................  101
     Section 203 of the Delaware General Corporation Law..............................  101
     Transfer Agent and Registrar.....................................................  102
COMPARISON OF RIGHTS OF HOLDERS OF FRITZ COMMON STOCK AND HOLDERS OF INTERTRANS COMMON
  STOCK...............................................................................  102
LEGAL MATTERS.........................................................................  105
EXPERTS...............................................................................  105
INDEPENDENT ACCOUNTANTS...............................................................  106
STOCKHOLDER PROPOSALS.................................................................  106
OTHER MATTERS.........................................................................  106
APPENDICES
  A--Agreement and Plan of Reorganization and Amendment No. 1 thereto
  B--Opinion of Morgan Stanley & Co. Incorporated
  C--Opinion of Scott & Stringfellow, Inc.
  D--Form of Proxy for the Fritz Annual Meeting
  E--Form of Proxy for the Intertrans Annual Meeting
  F--Articles 5.11-5.13 of the Texas Business Corporation Act

                                    SUMMARY

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Fritz Air Freight, a California corporation ("Merger Sub"), with and into Intertrans Corporation, a Texas corporation ("Intertrans"), and the issuance of shares of common stock, par value $.01 per share ("Fritz Common Stock"), of Fritz Companies, Inc., a Delaware corporation ("Fritz"), in connection therewith. Merger Sub is a wholly owned subsidiary of Fritz. The following is intended as a summary of the information contained in this Joint Proxy Statement/Prospectus, is not intended to be a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. This Joint Proxy Statement/Prospectus also relates to the election of directors with respect to both Fritz and Intertrans. Unless the context indicates otherwise, the information contained in this Joint Proxy Statement/Prospectus assumes a Merger Exchange Ratio of 0.385.

                       THE PARTIES TO THE PROPOSED MERGER

     Fritz Companies, Inc. Fritz is a leader in global transportation logistics and related information services for importers and exporters worldwide. Fritz's principal logistics services include logistics management, customs brokerage, international air and ocean freight consolidations and forwarding, warehousing and distribution services, and other value-added services for the international and domestic movement of goods and logistics information. Fritz provides these logistics services as an integrated unit which allows domestic and multinational corporations to outsource or partner the entire or certain segments of their process in global sourcing and distribution from the point of purchase order to final delivery. A key component of Fritz's integrated logistics programs is its information systems, in which Fritz has invested substantial management and financial resources. Fritz's principal executive offices are located at 706 Mission Street, San Francisco, California 94103, and its telephone number at that location is (415) 904-8360.

     Intertrans Corporation. Intertrans is a leader in the air and ocean freight forwarding and transportation logistics industry. Intertrans provides its customers with a full range of international air freight forwarding, international ocean freight forwarding, customs brokerage, consulting and ancillary packing, crating and other logistics and transport services. The majority of Intertrans' business is related to international freight forwarding from the United States to overseas destinations. Intertrans' domestic freight forwarding activities are generally incidental to international trade. In the various phases of its air and ocean freight forwarding business, Intertrans plans and implements the shipment of freight by commercial air and ocean carriers from point of origin to destination. Intertrans' principal executive offices are located at 125 E. John Carpenter Freeway, Suite 900, Irving, Texas 75062, and its telephone number at that location is (214) 830-8888.

     Fritz Air Freight. Merger Sub is a wholly owned subsidiary of Fritz with no business operations other than in connection with facilitating the Merger. Merger Sub's principal executive offices are located at 706 Mission Street, San Francisco, California 94103, and its telephone number is (415) 904-8360.

                      FRITZ ANNUAL MEETING OF STOCKHOLDERS

     Time, Date and Purpose. The Fritz Annual Meeting will be held at Bank of America NT & SA, 555 California Street, San Francisco, California, on Tuesday, May 30, 1995 at 10:30 a.m., local time. The purpose of the meeting is to consider and vote upon (i) a proposal to issue shares of Fritz Common Stock to shareholders of Intertrans in connection with the Merger (the "Fritz Share Issuance Proposal") and (ii) the election of five directors to the Fritz Board of Directors. Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Interests of Certain Persons in the Merger."

     Record Date; Vote Required. The record date for determining stockholders of Fritz who are entitled to notice of and to vote at the Fritz Annual Meeting is April 10, 1995 (the "Fritz Record Date"). On the Fritz

Record Date there were 12,266,422 shares of Fritz Common Stock outstanding, held by approximately 126 holders of record. On such date, Fritz directors, executive officers and their affiliates held in the aggregate approximately 53.2% of the outstanding shares of Fritz Common Stock entitled to vote at the Fritz Annual Meeting. Each share of Fritz Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of stockholders. The presence in person or by proxy of the holders of a majority of the outstanding shares of Fritz Common Stock constitutes a quorum.

     The affirmative vote of holders of a majority of the outstanding shares of Fritz Common Stock represented at the Fritz Annual Meeting, in person or by proxy, is required to approve the Fritz Share Issuance Proposal. A vote in favor of the Fritz Share Issuance Proposal constitutes a vote in favor of the assumption by Fritz of all Intertrans Stock Options, together with the underlying Intertrans stock option plans ("Intertrans Stock Option Plans"). Lynn
C. Fritz, President, Chairman of the Board and Chief Executive Officer of Fritz, holds in the aggregate in excess of 50% of the outstanding shares of Fritz Common Stock and, accordingly, will have the power to cause the Fritz Share Issuance Proposal to be approved. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Fritz Annual Meeting and entitled to vote on the election of directors. See "Voting and Proxies."

                   INTERTRANS ANNUAL MEETING OF SHAREHOLDERS

     Time, Date and Purpose. The Intertrans Annual Meeting will be held at the Doubletree Hotel at Park West, 1590 LBJ Freeway at Luna, Dallas, Texas, on Tuesday, May 30, 1995, at 12:30 p.m. local time. The purpose of the meeting is to consider and vote upon (i) a proposal to approve and adopt the Plan of Reorganization (including the related Articles of Merger) and the transactions contemplated thereby (including the Merger) (the "Intertrans Merger Proposal") and (ii) the election of five directors to the Intertrans Board of Directors to serve until the earlier of the next annual meeting of shareholders or consummation of the Merger.

     Record Date; Vote Required. The record date for determining shareholders of Intertrans who are entitled to notice of and to vote at the Intertrans Annual Meeting is April 10, 1995 (the "Intertrans Record Date"). On the Intertrans Record Date, there were 11,507,243 shares of Intertrans Common Stock outstanding, held by approximately 1,106 holders of record. On such date, Intertrans directors, executive officers and their affiliates held in the aggregate approximately 13.7% of the outstanding shares of Intertrans Common Stock entitled to vote at the Intertrans Annual Meeting. Each share of Intertrans Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of shareholders. The presence in person or by proxy of a majority of the outstanding shares of Intertrans Common Stock constitutes a quorum.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Intertrans Common Stock is required for the approval of the Intertrans Merger Proposal. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Intertrans Annual Meeting and entitled to vote on the election of directors. See "Voting and Proxies."

                                   THE MERGER

     General. At the effective time of the Merger, the following will occur: (i) the separate existence of Merger Sub will cease; (ii) Merger Sub will be merged with and into Intertrans; (iii) all of the business, assets, liabilities and obligations of Merger Sub will be assumed by Intertrans; and (iv) Intertrans will become a wholly owned subsidiary of Fritz. In addition, each outstanding share of Intertrans Common Stock (except dissenting shares) will be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock based upon the arithmetic mean (the "Average Fritz Trading Price") of the closing sales prices of Fritz Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the first to occur of the Fritz Annual Meeting and the Intertrans Annual Meeting (the "Merger Exchange Ratio") and all Intertrans Stock Options will be assumed by Fritz and converted into options to purchase shares of Fritz Common Stock at an exercise price based upon the Merger Exchange Ratio. No fractional shares of Fritz Common Stock will be issued in the Merger and cash will be paid in lieu of the issuance of fractional shares. The Plan of Reorganization also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger Exchange Ratio to a number greater than 0.390. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Manner and Basis of Converting Intertrans Securities."


     If the Average Fritz Trading Price were to have been calculated based upon the 20-trading day period ending on April 10, 1995, it would have been $63.68125. Under the terms of the Plan of Reorganization, an Average Fritz Trading Price calculated to be $63.68125 would result in a Merger Exchange Ratio equal to 0.365. For additional information regarding the Average Fritz Trading Price, the parties have established a toll-free telephone number (800-475-4427) that interested persons may call. Such information will detail the Average Fritz Trading Price calculated based upon the 20-trading day period preceding the date on which the telephone call is made by such persons and the Merger Exchange Ratio that would result from such Average Fritz Trading Price.


     Based on the number of shares of Intertrans Common Stock outstanding on April 10, 1995, an aggregate of 4,430,288 shares of Fritz Common Stock will be issued in the Merger. In addition, Fritz will assume outstanding options to purchase an aggregate of 2,132,686 shares of Intertrans Common Stock (based on the number of shares subject to outstanding Intertrans Stock Options on April 10, 1995), which, as adjusted to give effect to an assumed Merger Exchange Ratio of 0.385, will become options to purchase an aggregate of 821,084 shares of Fritz Common Stock. The conversion will be effected by multiplying the number of shares of Intertrans Common Stock subject to each Intertrans Stock Option immediately prior to the Merger by the Merger Exchange Ratio and dividing the exercise price of each such option by the Merger Exchange Ratio. If a holder of an Intertrans Stock Option exercises such option after April 10, 1995 and before the effective time of the Merger, each share of Intertrans Common Stock issued pursuant thereto will be converted into the right to receive that fraction of a share of Fritz Common Stock as is equal to the Merger Exchange Ratio at the effective time of the Merger.

     The following table presents the equity interest of Fritz and Intertrans stockholders on a pro forma combined basis as of April 10, 1995 (exclusive of shares issuable upon the exercise of outstanding options to purchase shares of Fritz Common Stock and Intertrans Common Stock), using an assumed Merger Exchange Ratio of 0.385:

                                                                        SHARES         %
                                                                      ----------     -----
    Current Fritz stockholders......................................  12,266,422      73.5%
    Intertrans shareholders.........................................   4,430,288      26.5%
                                                                      ----------     -----
    Total pro forma Fritz stockholders..............................  16,696,710     100.0%
                                                                       =========     =====


     The Plan of Reorganization provides that if the Average Fritz Trading Price is less than $41.00, Intertrans will have the right to terminate the Plan of Reorganization unless Fritz elects to increase the Merger Exchange Ratio to a fraction equal to (A) $16.00 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share. In the event that Intertrans elects to terminate the Plan of Reorganization in this circumstance and Fritz has not elected to increase the Merger Exchange Ratio in the manner provided, then Intertrans must give notice of termination (the "Termination Notice") to Fritz prior to 12:00 midnight (San Francisco time) on the Determination Date. Such termination will become effective automatically, without the action of either party, at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first to occur of the annual shareholder meetings contemplated by this Joint Proxy Statement/Prospectus unless, prior to such time, Fritz shall deliver notice to Intertrans to the effect that it has elected to increase the Merger Exchange Ratio in the manner contemplated above. If the Average Fritz Trading Price is less than $41.00 and Intertrans does not deliver the Termination Notice to Fritz within the prescribed period, then the Plan of Reorganization will automatically continue in full force and effect and the Merger Exchange Ratio will be fixed at 0.390.



     In the event Intertrans elects to terminate the Plan of Reorganization and if Fritz does not choose to increase the Merger Exchange Ratio as described above or through negotiations with Intertrans, the Plan of Reorganization will terminate automatically without further action of the parties at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first to occur of the annual shareholder meetings contemplated by this Joint Proxy Statement/Prospectus. If Fritz elects to increase the Merger Exchange Ratio in the manner permitted by the Plan of Reorganization, Intertrans' shareholders could receive a substantially larger equity interest in Fritz than would be the case at the previously negotiated Merger Exchange Ratio of 0.390. The following table presents the percentage of equity interest of Fritz stockholders and Intertrans shareholders on a pro forma combined basis as of April 10, 1995 (exclusive of shares issuable upon the exercise of outstanding options to purchase shares of Fritz Common Stock and Intertrans Common Stock), assuming Average Fritz Trading Prices of $40, $35 and $30.



                                                                     $40      $35      $30
                                                                     ----     ----     ----
    Current Fritz stockholders.....................................  72.7%    70.0%    66.7%
    Intertrans shareholders........................................  27.3     30.0     33.3
                                                                     ----     ----     ----
         Total Pro Forma Fritz stockholders........................   100%     100%     100%
                                                                     ====     ====     ====



     In the event that the Intertrans Board of Directors seeks to terminate the Plan of Reorganization and the Plan of Reorganization thereupon terminates in accordance with its terms, Fritz, Intertrans, or both, may be negatively affected due to the perceived loss of benefits associated with the proposed Merger. Among other things, the trading price of Fritz Common Stock, Intertrans Common Stock, or both, may be negatively affected by the termination of the Plan of Reorganization. See "Fritz -- Market Price of Common Stock; Dividends" and "Intertrans -- Market Prices of Common Stock; Dividends."



     THE ELECTION TO TERMINATE THE MERGER AND THE PLAN OF REORGANIZATION PURSUANT TO THE FOREGOING WILL BE MADE IN THE SOLE DISCRETION OF THE INTERTRANS BOARD OF DIRECTORS AND THE ELECTION TO INCREASE THE MERGER EXCHANGE RATIO WILL BE MADE IN THE SOLE DISCRETION OF THE FRITZ BOARD OF DIRECTORS.


     Material Contacts and Board Deliberations. Over the past two years, representatives of Fritz and Intertrans have met informally from time to time to discuss in general terms the potential synergies and compatibilities between Intertrans and Fritz and the possibility of a transaction between their respective companies at some point in the future. From November 1994 through December 1994, senior executives of Intertrans and Fritz met to discuss a potential merger of their respective companies and the key business and financial issues involved in such a transaction. In January and February 1995, senior executives of Intertrans and Fritz and their respective financial advisors worked together to arrive at a mutually acceptable share exchange ratio. In addition, in January and February 1995, senior executives of Intertrans and Fritz conducted due diligence reviews. On February 14, 1995, the Intertrans Board and the Fritz Board met separately at which time each respective board concluded that the Merger was fair and in the best interests of their respective companies and stockholders. In addition, at the respective board meetings, the Intertrans Board and the Fritz Board unanimously approved and adopted the Initial Plan of Reorganization. The Initial Plan of Reorganization was then executed by Intertrans and Fritz. On April 12, 1995, the Intertrans Board and the Fritz Board met separately to approve a modification to the Initial Plan of Reorganization to provide that the Merger Exchange Ratio will be 0.365 in the event the Average Fritz Trading Price exceeds $55.00. Following such approval, Amendment No. 1 to the Initial Plan of Reorganization was executed by the parties. For a more detailed discussion of the background behind the Merger, see "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Material Contacts and Board Deliberations."

  Reasons for the Merger; Recommendations of Boards of Directors

     Fritz. On February 14, 1995, the Fritz Board unanimously adopted and approved the Initial Plan of Reorganization and the Articles of Merger contemplated thereby and recommended that all stockholders of Fritz vote for the adoption and approval of the issuance of shares of Fritz Common Stock in connection with the Merger. Subsequently, on April 12, 1995, the Fritz Board unanimously approved Amendment No. 1 to the Initial Plan of Reorganization and reaffirmed its prior recommendation to the stockholders of Fritz regarding the Merger. In reaching its determination to recommend approval of the Merger, the Fritz Board considered a number of factors, including, but not limited to, the following: (i) a review of the terms and conditions of the

Initial Plan of Reorganization, as amended by Amendment No. 1 thereto, a copy of which is attached hereto as Appendix A; (ii) the addition of Intertrans adds significantly to Fritz's strength in the airfreight forwarding market; (iii) the Merger enhances Fritz's position as a freight consolidator through economies of scale in consolidating shipments; (iv) the addition of Intertrans' customer base complements Fritz's, thereby creating a larger customer base which will present greater opportunities for marketing products of the combined company; (v) Fritz and Intertrans have complementary geographic competencies; (vi) Intertrans enhances the growth prospects of Fritz in a consolidating freight forwarding environment; (vii) a combination with Intertrans presents opportunities for further operating leverage by recognizing economies of scale in operating costs, thereby presenting opportunities for increased operating margins; (viii) Intertrans has a strong technology base which is under development to enhance its global air freight operations; (ix) Intertrans has a highly regarded, experienced management team which is complementary to Fritz's management team;
(x) presentations by Fritz's management and Fritz's financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"); and (xi) the opinion received by the Board from Morgan Stanley that the Merger Exchange Ratio was fair from a financial point of view to Fritz. The Fritz Board also considered the following potentially negative factors: (i) the charges expected to be incurred, primarily in the second quarter of 1995, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger, will have an adverse effect on operating results; and (ii) the risk that benefits sought to be achieved in the Merger will not be realized, which may adversely affect the combined company's prospects, operations and margins. In the Fritz Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed. See "The Proposed Merger and Related Transactions -- Fritz Reasons for the Merger; Recommendation of the Board of Directors."

     Intertrans. On February 14, 1995, the Board of Directors of Intertrans unanimously adopted and approved the Initial Plan of Reorganization and the Articles of Merger contemplated thereby and recommended that all shareholders of Intertrans vote for the Intertrans Merger Proposal. Subsequently, on April 12, 1995, the Intertrans Board unanimously approved Amendment No. 1 to the Initial Plan of Reorganization and reaffirmed its prior recommendation to the shareholders of Intertrans regarding the Merger. In arriving at its recommendation, the Intertrans Board considered a number of factors including, among other things: (i) the relationship between the price to be paid pursuant to the Plan of Reorganization and the trading history of shares of Intertrans Common Stock, including the fact that the consideration to be received by the shareholders represents a significant premium over the lowest closing price of the shares of Intertrans' Common Stock during the two weeks preceding Intertrans' announcement of the Merger; (ii) a review of the terms and conditions of the Initial Plan of Reorganization, as amended by Amendment No. 1 thereto, a copy of which is attached hereto as Appendix A; (iii) the Board's familiarity with the business, assets, earnings, properties, results of operations, financial condition and prospects of Intertrans and Fritz and the nature of the industry in which Intertrans and Fritz compete; (iv) the Board's perception that a combination with Fritz would enhance Intertrans' position as a freight consolidator through economies of scale in consolidating shipments; (v) the Board's perception that a combination with Fritz would create a financially strong company able to provide customers worldwide with the full range of transportation logistics and integrated systems solutions; (vi) the Board's perception of Fritz as a well-managed, competitive and financially strong company, with extensive experience in air and ocean freight forwarding and transportation logistics; (vii) the Board's perception that Fritz is capable of assisting Intertrans in achieving its strategic objectives, including positioning Intertrans for growth in a consolidating freight forwarding environment; (viii) the Board's perception that Intertrans and Fritz each use sophisticated information systems that are highly complementary and that will position the combined company as a leader in total logistics and integrated systems solutions; (ix) the Board's perception that a combination with Fritz presents opportunities for further operating leverage by recognizing economies of scale in operating costs, thus presenting opportunities for increased operating margins; (x) the Board's belief that the Initial Plan of Reorganization, as amended by Amendment No. 1 thereto, and the transactions contemplated therein represented the best determinable value for Intertrans;
(xi) the fact that Intertrans and Fritz have complementary geographic competencies; (xii) presentations by Intertrans' management and Intertrans' financial advisor, Scott & Stringfellow, Inc. ("Scott & Stringfellow"); and
(xiii) the opinion received by the Board from Scott & Stringfellow that the Merger Exchange Ratio is fair from a financial point of view to the holders of Intertrans Common Stock. The Intertrans Board also considered the following potentially negative factors: (i) the charges expected to be incurred, primarily in the second quarter of 1995, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger, will have an adverse effect on operating results; (ii) the risk that benefits sought to be achieved in the Merger will not be realized, which may adversely affect the combined company's prospects, operations and margins; and (iii) the possibility that the Merger might not be consummated and the potential adverse effects of such a result on
(a) the market price for Intertrans Common Stock and (b) Intertrans' relationships with key management personnel, its work force generally, its customers and others. In the Intertrans Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed. See "The Proposed Merger and Related Transactions -- Intertrans Reasons for the Merger; Recommendations of the Board of Directors."

     Opinions of Financial Advisors. Morgan Stanley & Co. Incorporated has rendered to the Fritz Board its written opinion dated February 14, 1995 (the "Morgan Stanley Opinion") that, as of such date, based upon the various considerations set forth in the opinion, the Merger Exchange Ratio was fair from a financial point of view to Fritz. Morgan Stanley subsequently delivered to the Fritz Board a written opinion dated as of April 12, 1995, which opinion was substantially identical to the written opinion delivered on February 14, 1995 (the "Morgan Stanley Updated Opinion"). The full text of the Morgan Stanley Updated Opinion which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Fritz stockholders are urged to read the opinion carefully and in its entirety. The Morgan Stanley Updated Opinion is directed only to the fairness of the Merger Exchange Ratio to Fritz from a financial point of view and does not constitute a recommendation to any stockholder of Fritz as to how such stockholder should vote on the Fritz Share Issuance Proposal. The summary of the Morgan Stanley Updated Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Financial Advisors" and "-- Interests of Certain Persons in the Merger."

     Scott & Stringfellow, Inc. has rendered to the Intertrans Board its written opinion dated February 14, 1995, as updated on April 12, 1995 (as updated, the "Scott & Stringfellow Opinion") that the Merger Exchange Ratio was fair from a financial point of view to the holders of Intertrans Common Stock. The full text of the Scott & Stringfellow Opinion, which sets forth assumptions made, matters considered, and limitations of the review undertaken and which is attached hereto as Appendix C to this Joint Proxy Statement/Prospectus, is incorporated herein by reference and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The Scott & Stringfellow Opinion is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the Merger Exchange Ratio to the holders of Intertrans Common Stock and does not constitute a recommendation to any holders of Intertrans Common Stock as to how such holders of Intertrans Common Stock should vote with respect to the Merger or with respect to any other matter. The summary of the Scott & Stringfellow Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Financial Advisors" and "-- Interests of Certain Persons in the Merger."

     Effective Time. The Merger will be consummated on the date that Articles of Merger, substantially in the form attached as an exhibit to the Plan of Reorganization, are filed with the Office of the Secretary of State of the State of Texas, such office issues a certificate of merger, and the filings required under California law to be made with the Office of the Secretary of State of the State of California are made (the "Effective Time" or the "Effective Date"). The Effective Time is expected to occur as soon as practicable after the receipt of the necessary approvals at the Fritz Annual Meeting and the Intertrans Annual Meeting and satisfaction or waiver of the other conditions precedent to the Merger, as set forth in the Plan of Reorganization. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of
Reorganization -- Effective Time."

     Exchange of Shares. At the Effective Time, each outstanding share of Intertrans Common Stock (except for dissenting shares) will automatically be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock, based upon the arithmetic mean (the "Average Fritz Trading Price") of the closing sales prices of Fritz Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the first to occur of the Fritz Annual Meeting and the Intertrans Annual Meeting. The Plan of Reorganization also sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger Exchange Ratio to a number greater than 0.390. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Manner and Basis of Converting Intertrans Securities." Exchange of certificates evidencing Intertrans Common Stock for certificates evidencing Fritz Common Stock will be made upon surrender of certificates evidencing Intertrans Common Stock to Fritz's exchange agent.

     CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE RECEIPT OF THE NECESSARY APPROVALS OF THE FRITZ STOCKHOLDERS AT THE FRITZ ANNUAL MEETING AND OF THE INTERTRANS SHAREHOLDERS AT THE INTERTRANS ANNUAL MEETING. IN ADDITION, FORMER INTERTRANS SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY ARE PROVIDED WITH A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS AND MATERIALS FOR THE EXCHANGE OF THEIR CERTIFICATES AFTER THE EFFECTIVE TIME. SEE "THE PROPOSED MERGER AND RELATED TRANSACTIONS -- DESCRIPTION OF MERGER AND PLAN OF REORGANIZATION -- MANNER AND BASIS OF CONVERTING INTERTRANS SECURITIES."

     Board of Directors and Management Following the Merger. Upon consummation of the Merger, the Fritz Board of Directors intends to increase the size of the Fritz Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, a director of Fritz to fill the vacancy created by such action. The Board of Directors of Fritz would then consist of Lynn C. Fritz, Dennis L. Pelino, Ronald A. Marcillac, James Gilleran, and Preston Martin, all of whom are current members of the Board of Directors of Fritz, and Mr. Andersen. Mr. Fritz will continue to serve as Chairman of the Board. See "Election of Fritz Directors" and "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Interests of Certain Persons in the Merger."

     Conditions to Consummation of the Merger. Consummation of the Merger is subject to various conditions, including the approval by Fritz's stockholders of the Fritz Share Issuance Proposal, the approval by Intertrans' shareholders of the Intertrans Merger Proposal, the receipt of certain consents and approvals from various third parties and governmental agencies, receipt of opinions of counsel to the effect that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and receipt of an opinion from KPMG Peat Marwick LLP, independent certified public accountants, to the effect that, based upon certain material facts and certain representations and warranties provided by Fritz and Intertrans described in such opinion, the Merger would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles. Except for matters required by law, each of the parties to the Plan of Reorganization may, at its option, waive compliance with any condition to its obligation to consummate the Merger. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Conditions to the Merger; Waiver."

     Pursuant to the Plan of Reorganization, Intertrans and Fritz have agreed to certain restrictions with respect to the manner in which their respective businesses will be conducted pending the Merger. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of
Reorganization -- Conduct of Business Prior to the Merger."

     Termination and Amendment. The Plan of Reorganization may be terminated, notwithstanding Fritz stockholder and Intertrans shareholder approval, (i) by Intertrans if the Average Fritz Trading Price is less than $41.00 per share, subject to the right of Fritz to avoid such termination by increasing the Merger Exchange Ratio to a fraction equal to $16.00 divided by the Average Fritz Trading Price, (ii) by mutual agreement of the parties, (iii) by either Fritz or Intertrans if the Merger is not consummated on or before July 31, 1995, or (iv) upon the occurrence of certain other events. In addition, the Plan of Reorganization may be amended by the mutual consent of the parties at any time before or after approval of the Plan of

Reorganization by the shareholders of Intertrans and prior to the Effective Time, except that following approval by the shareholders of Intertrans, no amendment with respect to the Merger Exchange Ratio (or any other amendment which by law requires the approval by the shareholders of Intertrans) may be made without further approval by the shareholders of Intertrans. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Termination or Amendment of the Plan of Reorganization."

     Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests in accordance with the provisions of Accounting Principles Board Opinion No. 16 on business combinations. As a condition to consummation of the Merger, Fritz and Intertrans will receive an opinion from KPMG Peat Marwick LLP, independent certified public accountants, to the effect that, based upon certain material facts and certain representations and warranties provided by Fritz and Intertrans described in such opinion, the business combination to be effected by the Merger would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Accounting Treatment."

     Resale of Fritz Common Stock; Agreements with Affiliates. The shares of Fritz Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable subject to certain limitations on resale described in this Joint Proxy Statement/Prospectus. As a condition to obligations under the Plan of Reorganization, Fritz shall have received agreements from each person or entity who may be deemed an affiliate (as defined in the Securities Act and the rules and regulations thereunder) of Intertrans pursuant to which such persons will agree not to sell, transfer or otherwise dispose of shares of Intertrans Common Stock or Fritz Common Stock during the 30-day period immediately preceding the Effective Time and until such time after the Effective Time as Fritz has publicly released a report including the combined financial results of Fritz and Intertrans for a period of at least 30 days of combined operations of Fritz and Intertrans. Furthermore, pursuant to such agreements, the affiliates of Intertrans will agree to refrain from the sale or transfer of any Fritz Common Stock received in connection with the Merger except in accordance with the provisions of the Securities Act and the general rules and regulations promulgated thereunder. Affiliates of Fritz will also be subject to certain limitations on their ability to sell, transfer or otherwise dispose of shares of Fritz Common Stock during the period preceding and following the Merger. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Resale of Fritz Common Stock; Agreements with Intertrans Affiliates."

     Interests of Certain Persons. In considering the recommendation of the Board of Directors of Intertrans with respect to the Merger, shareholders should be aware that certain members of Intertrans' management and Board of Directors have interests in connection with the Merger and the agreements and transactions contemplated thereby. See "The Proposed Merger and Related
Transactions -- Description of Merger and Plan of Reorganization -- Interests of Certain Persons in the Merger."

     Indemnification. The Restated Certificate of Incorporation and Restated Bylaws of Fritz and the Restated Articles of Incorporation, as amended, and Restated Bylaws of Intertrans provide for the indemnification of each respective company's directors and officers against liabilities arising in the course of performance of their duties to Fritz and Intertrans, respectively, subject to certain limitations imposed by law. In the Plan of Reorganization, Fritz and Intertrans have each agreed that, until the occurrence of the earlier of the Effective Time or termination of the Plan of Reorganization, they would not adopt or propose any changes to their respective charter documents. In the Plan of Reorganization, Intertrans has agreed that until the occurrence of the earlier of the Effective Time or termination of the Plan of Reorganization, it will keep in full force and effect its existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Indemnification."

     Certain Federal Income Tax Considerations. Consummation of the Merger is conditioned upon receipt by Fritz and Intertrans of opinions from their respective legal counsel that the Merger will qualify as a reorganization for federal income tax purposes under Section 368(a) of the Code. Accordingly, it is anticipated that no gain or loss will generally be recognized by Intertrans shareholders upon their receipt of shares of Fritz Common Stock in exchange for their shares of Intertrans Common Stock, except to the extent of cash received in lieu of fractional shares or in respect of dissenting shares. Such legal opinions will be subject to certain limitations and qualifications and will be based upon certain factual assumptions and representations. Furthermore, such legal opinions will not be binding on the Internal Revenue Service. ALL SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "THE PROPOSED MERGER AND RELATED TRANSACTIONS -- DESCRIPTION OF MERGER AND PLAN OF
REORGANIZATION -- CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, EACH SHAREHOLDER SHOULD CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH SHAREHOLDER'S SPECIFIC CIRCUMSTANCES.

     Comparative Rights of Shareholders. As a result of the Merger, holders of Intertrans Common Stock will be exchanging their shares of a Texas corporation, which is governed by the Texas Business Corporation Act (the "TBCA") and Intertrans' Restated Articles of Incorporation, as amended, and Restated Bylaws, for shares of Fritz Common Stock issued by a Delaware corporation governed by the Delaware General Corporation Law ("DGCL") and Fritz's Restated Certificate of Incorporation and Restated Bylaws. Holders of Intertrans Common Stock should be aware that certain significant differences exist between the rights of a shareholder of a Texas corporation and those of a stockholder of a Delaware corporation. See "Comparison of Rights of Holders of Fritz Common Stock and Holders of Intertrans Common Stock."

     Availability of Dissenters' Rights. Under Article 5 of the TBCA, shareholders of Intertrans who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to seek a determination of the "fair value" of such holder's shares. The failure of such a dissenting shareholder to follow such procedures, described more fully elsewhere in this Joint Proxy Statement/ Prospectus, may result in termination or waiver of such holder's dissenters' rights. See "The Proposed Merger and Related Transactions -- Dissenters' Rights" for a more detailed description of dissenters' rights with respect to the Merger.

     No statutory appraisal rights are available to stockholders of Fritz in connection with the Merger.

     Regulatory Approvals. On March 17, 1995, Fritz and Intertrans, respectively, filed Pre-Merger Notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. Early termination of the waiting period applicable to the consummation of the Merger was granted on April 3, 1995 under the HSR Act. To the knowledge of Fritz and Intertrans, no other regulatory approvals that have not been received are required to consummate the transactions contemplated by the Plan of Reorganization.

                               MARKET PRICE DATA

     Fritz Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "FRTZ." Intertrans Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "ITRN."

     The following table sets forth the closing sales price per share of Fritz Common Stock and Intertrans Common Stock, as reported on the Nasdaq National Market on (i) December 30, 1994, (ii) February 14, 1995, the last full trading day before the execution of the Plan of Reorganization by Fritz and Intertrans and (iii) April 10, 1995, the latest practicable trading day before printing this Joint Proxy Statement/Prospectus, and the equivalent pro forma per share value of Intertrans Common Stock based on Fritz Common Stock prices. Stockholders of Fritz and shareholders of Intertrans are encouraged to obtain current market information for shares of Fritz Common Stock and Intertrans Common Stock.

                                               FRITZ        INTERTRANS        INTERTRANS
                                            COMMON STOCK   COMMON STOCK        PRO FORMA
                                               PRICE          PRICE          EQUIVALENT(1)
                                            ------------   ------------   -------------------
        December 30, 1994.................    $ 47.00        $ 13.00            $ 18.00
        February 14, 1995.................      48.50          16.625             18.43
        April 10, 1995....................      63.375         20.375             23.13

- ---------------

(1) Represents the equivalent pro forma value of one share of Intertrans Common Stock calculated by multiplying the closing sales price of one share of Fritz Common Stock on the dates listed above by the Merger Exchange Ratio that would be in effect if the "Average Fritz Trading Price" (as defined in the Plan of Reorganization) were to equal such closing sales price. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Manner and Basis of Converting Intertrans Securities."

See "Fritz -- Market Prices of Common Stock; Dividends" and
"Intertrans -- Market Prices of Common Stock; Dividends."

                                  RISK FACTORS

     The consummation of the Merger and an investment in shares of Fritz Common Stock each involve certain risks. Before voting on the Intertrans Merger Proposal and acquiring the securities offered hereby, shareholders of Intertrans should carefully consider the information set forth in "Risk Factors." Similarly, before voting on the Fritz Share Issuance Proposal, stockholders of Fritz should carefully consider such information.

   SUMMARY HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following selected historical financial information of Fritz and Intertrans has been derived from historical financial statements and should be read in conjunction with such financial statements and the notes thereto incorporated herein by reference. Historical operating information for periods prior to January 1, 1992, and balance sheet data prior to December 31, 1993, for Fritz are derived from financial statements not incorporated herein by reference. Historical operating information for periods prior to November 1, 1991, and balance sheet data prior to October 31, 1993, for Intertrans are derived from financial statements not incorporated herein by reference. The selected pro forma combined condensed financial information of Fritz and Intertrans is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. For further information regarding the pro forma combined operating results of the two companies, see "The Proposed Merger and Related Transactions -- Pro Forma Combined Condensed Financial Statements."

     The pro forma combined condensed financial information does not purport to represent what Fritz's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Fritz's financial position or results of operations for any future date or period. In addition, the pro forma combined condensed financial information does not incorporate any benefits from cost savings or synergies of operations of the combined company.

                       SELECTED HISTORICAL FINANCIAL DATA

                                     FRITZ
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FISCAL YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1990       1991       1992       1993       1994
                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $161,581   $201,753   $248,766   $341,758   $515,969
Net revenue(1)..............................   108,212    121,194    141,573    169,941    245,448
Income from operations......................    10,158     12,427     16,991     21,105     31,372
Net income..................................     7,002      7,900     13,117     14,024     19,571
Net income per share -- fully diluted.......                                       1.30       1.70
Pro forma net income(2).....................     4,486      5,435     10,519
Pro forma net income per share -- fully
  diluted...................................      0.58       0.70       1.28

BALANCE SHEET DATA (AT END OF PERIOD):
Total assets................................   114,042    135,542    156,788    190,888    399,703
Long-term obligations, net of current
  portion...................................    19,735     17,328         --      2,220     33,048
Stockholders' equity (deficit)(3)...........   (19,553)   (17,376)    21,078     39,129    107,459

- ---------------

(1) Fritz's net revenue is determined by deducting freight consolidation costs from freight forwarding revenue.

(2) From January 1, 1990 until immediately prior to Fritz's initial public offering in October 1992 (the "Termination Date"), Fritz had operated as an S Corporation for federal and certain state income tax purposes. As a result, Fritz's 1990, 1991 and 1992 earnings through the Termination Date were taxed, with certain exceptions, for federal and certain state income tax purposes directly to Lynn C. Fritz. The pro forma income statement data for 1990 through 1992 reflects adjustments to the historical income statement data assuming Fritz had not elected S Corporation status for income tax purposes, including the repurchase of the minority interest in its subsidiaries sold to the sole stockholder to qualify for S Corporation status. The provisions for federal and state income taxes assume effective tax rates of 40% for each of 1990 and 1991 and 35% for 1992. The lower effective tax rate beginning in 1992 was principally due to Fritz's expanded operations in foreign countries which had lower income tax rates.

(3) In October 1992, Fritz sold 2,932,500 shares of newly issued Fritz Common Stock in an initial public offering for net proceeds of approximately $40,289,000. In November 1994, Fritz sold 1,150,000 shares of newly issued Fritz Common Stock in a secondary public offering for net proceeds of approximately $42,160,000.

                                   INTERTRANS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            THREE MONTHS ENDED
                                                FISCAL YEARS ENDED OCTOBER 31,                  JANUARY 31,
                                     ----------------------------------------------------   -------------------
                                       1990       1991       1992       1993       1994       1994       1995
                                     --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenue(1).........................  $205,881   $276,677   $366,844   $376,762   $452,156   $104,740   $125,443
Net revenue(1).....................   126,375    161,784    206,331    207,268    257,420     59,057     76,401
Income from operations.............     7,152      9,441     11,122     12,341     14,837      2,996      3,635
Net income.........................     5,645      6,771      7,749      8,690     10,562      2,139      2,520
Net income per share -- fully
  diluted..........................      0.55       0.62       0.67       0.74       0.87       0.18       0.21

BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets.......................    60,803     88,323     89,168    107,086    129,388               142,070
Long-term debt, net of current
  portion..........................        --         --         --         --         --                 1,066
Shareholders' equity...............    29,961     42,879     46,847     56,925     68,739                69,292

                              FRITZ AND INTERTRANS
              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1992       1993       1994
                                                                 --------   --------   --------
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS:
Revenue(1).....................................................  $455,097   $549,026   $773,389
Net revenue(1).................................................   210,011    243,042    332,583
Income from operations.........................................    28,113     33,446     46,209
Net income.....................................................    18,426     22,603     29,589
Net income per share -- fully diluted..........................      1.45       1.48       1.82

                                                                            AT DECEMBER 31, 1994
                                                                            --------------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Total assets..............................................................        $524,091
Long-term obligations, net of current portion.............................          33,048
Stockholders' equity......................................................         159,125

- ---------------
(1) Intertrans revenue includes amounts that were received as an agent for ocean freight, foreign collect freight, and customs duty, and other services (i.e., pass-through charges). Net revenue is calculated by deducting such pass-through charges. Direct transportation costs, which are the costs associated with the Intertrans activity as an indirect carrier, are classified as operating expense.

    In order to conform to the Fritz financial reporting practices, the pass-through charges would be deducted to arrive at revenue, and direct transportation costs would be deducted to arrive at net revenue. Should these adjustments be made, Intertrans revenue would be $126,375,000, $161,784,000, $206,331,000, $207,268,000 and $257,420,000 for the years ended 1990, 1991, 1992, 1993 and 1994, respectively, and $59,057,000 and
    $76,401,000 for the three months ended January 31, 1994 and 1995, respectively, and Intertrans net revenue would be $38,428,000, $51,275,000, $68,438,000, $73,101,000 and $87,135,000, for the years ended 1990, 1991,
    1992, 1993 and 1994, respectively, and $20,372,000 and $23,086,000 for the three months ended January 31, 1994 and 1995, respectively. See Note 4 to Pro Forma Combined Consolidated Condensed Financial Statements relating to discussion on accounting policies of Fritz and Intertrans.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Fritz and Intertrans and combined per share data on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. The pro forma comparative per share data gives effect to the Merger at an assumed Merger Exchange Ratio of 0.385 of a share of Fritz Common Stock for each share of Intertrans Common Stock. The pro forma comparative per share data does not purport to represent what Fritz's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Fritz's financial position or results of operations for any future date or period. This data should be read in conjunction with the pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements and notes thereto of Fritz and Intertrans incorporated herein by reference.

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1992         1993        1994
                                                                 -----       ------       -----
HISTORICAL -- FRITZ
Net income -- fully diluted....................................  $1.28       $ 1.30       $1.70
Dividends......................................................     --           --          --
Book value.....................................................                            8.81

                                                                    YEARS ENDED OCTOBER 31,
                                                                 ------------------------------
                                                                 1992         1993        1994
                                                                 -----       ------       -----
HISTORICAL -- INTERTRANS
Net income -- fully diluted....................................  $0.67       $ 0.74       $0.87
Dividends......................................................   0.10        0.125        0.20
Book value.....................................................                            6.04

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1992         1993        1994
                                                                 -----       ------       -----
PRO FORMA COMBINED PER FRITZ SHARE
Net income -- fully diluted....................................  $1.45       $ 1.48       $1.82
Book value.....................................................                            9.60

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1992         1993        1994
                                                                 -----       ------       -----
EQUIVALENT PRO FORMA COMBINED PER INTERTRANS SHARE
Net income -- fully diluted....................................  $0.56       $ 0.57       $0.70
Book value.....................................................                            3.70

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be considered and voted upon at each of the Fritz Annual Meeting and the Intertrans Annual Meeting and the acquisition of the securities offered hereby. For periods following the Merger, references to the services, business, financial results or financial condition of Fritz should be considered to refer to Fritz and its subsidiaries, including Intertrans, unless the context otherwise requires.

UNCERTAINTY AS TO FUTURE FINANCIAL RESULTS

     Fritz and Intertrans believe that the Merger will offer opportunities for long-term efficiencies in operations that should positively affect future operating results of the combined companies. However, the combined companies will be more complex and diverse than either Fritz or Intertrans individually, and the combination and continued operation of their distinct business operations will present difficult challenges for each company's management due to the increased time and resources required in the management effort. While the managements and Boards of Directors of both Fritz and Intertrans believe that the combination can be effected in a manner which will realize the value of the two companies, neither management group has experience in combinations of this size. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the operational efficiencies anticipated to result from the Merger.

     Following the Merger, in order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions. Fritz and Intertrans have different systems and procedures in many operational areas which must be rationalized and integrated. There can be no assurance that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Fritz's results of operations and financial condition.

MERGER EXPENSES

     Transaction costs relating to the negotiation of, preparation for and consummation of the Merger and the anticipated combination of certain operations of Fritz and Intertrans are expected to result in a one-time charge to the combined company's earnings. Although it will not be feasible to determine the actual amount of the charge until the operational and transition plans are completed, the management of each of Fritz and Intertrans believes that the charge will be between $23 million and $28 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the Merger. See "The Proposed Merger and Related
Transactions -- Pro Forma Combined Condensed Financial Statements." This charge, the actual amount of which will be based on future developments, is expected to include the estimated costs associated with workforce reductions, facility consolidations, contractual obligations including lease buyouts and other related restructuring activities, all of which will be incurred to eliminate duplicate management information systems and facilities and operations and excess capacity in the combined operations. While the exact timing of this charge cannot be determined at this time, management of each of Fritz and Intertrans anticipates that this charge to earnings will be recorded primarily in the quarter in which the Merger is consummated. In addition, there can be no assurance that Fritz will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

SHARES ELIGIBLE FOR PUBLIC SALE

     Sales of substantial amounts of Fritz Common Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. The approximately 4,430,288 shares of Fritz Common Stock (based upon the number of shares of Fritz Common Stock and Intertrans Common Stock outstanding on the Fritz Record Date and the Intertrans Record Date, respectively, and assuming a Merger Exchange

Ratio of 0.385) to be issued in the Merger will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of Intertrans and certain agreements entered into by certain affiliates of Intertrans and Fritz which prohibit such persons from disposing of any Fritz Common Stock during the period immediately following the Effective Time. In addition, approximately 821,084 shares of Fritz Common Stock issuable upon the exercise of Intertrans Stock Options assumed by Fritz in the Merger (based on the number of shares subject to outstanding Intertrans Stock Options on April 10, 1995) are anticipated to be eligible for sale pursuant to a Registration Statement on Form S-8 following the Merger. See "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Resale of Fritz Common Stock; Agreements with Intertrans Affiliates" and "-- Assumption of Intertrans Options."

ABSENCE OF DIVIDENDS

     Although Intertrans in the past has paid cash dividends to its shareholders from time to time, Fritz has not paid any cash dividends since its initial public offering and Fritz, after the Merger, does not anticipate paying cash dividends for the foreseeable future. See "Intertrans -- Market Prices of Common Stock; Dividends" and "Fritz -- Market Prices of Common Stock; Dividends."

COMPETITION

     Fritz experiences competition in all of its business operations, including competition with customs brokers, ocean freight forwarders, air freight forwarders, airlines and steamship companies. Some of the firms with which Fritz competes have substantially greater financial resources than Fritz. Although Fritz competes on a number of factors, including information systems capability, global network capacity, reliability, responsiveness, expertise, convenience, scope of operations and price, there can be no assurance that competition in one of these areas may not adversely affect Fritz's results of operations.

DEPENDENCE ON INTERNATIONAL TRADE

     Fritz's principal businesses are directly related to, and their future performance is dependent upon, the volume of international trade, particularly trade between the United States and foreign nations. Such trade is influenced by many factors, including economic and political conditions in the United States and abroad, major work stoppages, exchange controls, currency fluctuations, wars and other armed conflicts and United States and foreign laws relating to tariffs, trade restrictions, foreign investment and taxation. There can be no assurance that trade-related events beyond the control of Fritz, such as a failure of various nations to reach or adopt international trade agreements and an increase in bilateral or multilateral trade restrictions, may not have a material adverse effect on Fritz's results of operations.

CONTROL BY PRINCIPAL STOCKHOLDER

     Lynn C. Fritz is Fritz's Chairman of the Board, Chief Executive Officer and President. Upon completion of the Merger, Mr. Fritz will own approximately 38.8% of the then outstanding Fritz Common Stock (based upon the number of shares of Fritz Common Stock and Intertrans Common Stock outstanding on the Fritz Record Date and the Intertrans Record Date, respectively, and assuming a Merger Exchange Ratio of 0.385). Accordingly, Mr. Fritz will retain substantial power to direct the election of the entire Board of Directors of Fritz and, in general, to determine the outcome of any other matters submitted to Fritz's stockholders for approval, including mergers, consolidations or the sale of all or substantially all of Fritz's assets. Due to his significant ownership position, Mr. Fritz may be able, in concert with others, to prevent or cause a change in control of Fritz. See "Fritz -- Stock Ownership of Management and Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

     Fritz's future performance is substantially dependent upon the continued services of Mr. Fritz, its Chairman, President and Chief Executive Officer, and its senior operating executive, Dennis L. Pelino. Of these key personnel, only Mr. Pelino has an employment contract. See "Fritz -- Executive Compensation --

Employment Contracts." Following the Merger, it is anticipated that Carsten S. Andersen will be an integral part of Fritz's senior management team. The loss of the services of any of such persons could have a material adverse effect upon Fritz and its operations. In addition, Fritz's continued growth depends on its ability to attract and retain skilled employees. There can be no assurance that Fritz will be able to retain its existing personnel or attract additional qualified employees in the future.

VULNERABILITY TO ECONOMIC CONDITIONS

     Fritz's future operating results may be dependent on the economic environments in which Fritz operates. Demand for Fritz's services could be adversely affected by economic conditions in industries of Fritz's customers. Fritz's business has also experienced and is expected to experience seasonality, in part due to international trade patterns. Fritz expects that product demand (and consequently results of operations) will continue to be sensitive to global economic conditions and other factors beyond the control of Fritz.

ROLE OF ACQUISITIONS

     Fritz has selectively used acquisitions to augment its global expansion and internal growth. In the year ended December 31, 1994, Fritz completed 18 acquisitions of interests in companies which, according to such companies' internal records, had net revenue in 1993 of approximately $60 million. Fritz intends to grow both externally through acquisitions and internally through its operating strategies. Fritz may not, however, be successful in making acquisitions in the future. Fritz may experience competition in making acquisitions and there can be no assurance that Fritz will continue to find attractive acquisition candidates. Furthermore, acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, possible adverse short-term effects on Fritz's reported operating results, and the amortization of acquired intangible assets. In addition, Fritz relies upon the representations and warranties of the acquired companies in the applicable acquisition agreements and upon its own due diligence investigations. There can be no assurance that these representations and warranties are true and correct or that Fritz's due diligence investigations will discover all matters of a material nature relating to the acquisitions.

VOLATILITY OF SHARE PRICE

     The stock market has from time to time experienced extreme price and volume fluctuations which have been unrelated to the operating performance of particular companies. The market price for shares of Fritz Common Stock may be highly volatile depending on various factors, including, but not limited to, the state of the national economy, stock market conditions, industry reports, actions by governmental agencies, announcements by Fritz or its competitors and general world economic conditions. See "Fritz -- Market Prices of Common Stock; Dividends."

                                  INTRODUCTION


     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by Fritz and by Intertrans of proxies to be voted, respectively, at the Fritz Annual Meeting to be held on May 30, 1995, and the Intertrans Annual Meeting also to be held on May 30, 1995. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of Fritz and Intertrans on or about April 25, 1995.


     The purpose of the Fritz Annual Meeting is to consider and vote upon the Fritz Share Issuance Proposal. Stockholders of Fritz will also be asked to consider and vote upon the election of five directors to the Fritz Board of Directors. The purpose of the Intertrans Annual Meeting is to consider and vote upon the approval of the Intertrans Merger Proposal (which, among other things, includes approval of the Merger and Plan of Reorganization). Shareholders of Intertrans will also be asked to consider and vote upon the election of five directors to the Intertrans Board of Directors to serve until the earlier of the next annual meeting of Intertrans shareholders or the consummation of the Merger. At the Effective Time, Merger Sub will be merged with and into Intertrans, the separate existence of Merger Sub will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub will be vested in Intertrans and Intertrans will become a wholly owned subsidiary of Fritz. See "The Proposed Merger and Related Transactions."

     THE BOARD OF DIRECTORS OF FRITZ HAS UNANIMOUSLY DETERMINED THAT THE PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF FRITZ AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FRITZ APPROVE THE FRITZ SHARE ISSUANCE PROPOSAL. THE BOARD OF DIRECTORS OF FRITZ ALSO RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS NAMED HEREIN.

     THE BOARD OF DIRECTORS OF INTERTRANS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF INTERTRANS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF INTERTRANS APPROVE THE INTERTRANS MERGER PROPOSAL. THE BOARD OF DIRECTORS OF INTERTRANS ALSO RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE ELECTION OF DIRECTORS NAMED HEREIN.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Fritz under the Securities Act for the offering of Fritz Common Stock in connection with the Merger.

     The principal executive offices of Fritz are located at 706 Mission Street, San Francisco, California 94103, and its telephone number at that location is
(415) 904-8360. The principal executive offices of Intertrans are located at 125
E. John Carpenter Freeway, Suite 900, Irving, Texas 75062, and its telephone number at that location is (214) 830-8888.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF FRITZ ANNUAL MEETING AND INTERTRANS ANNUAL MEETING

     The Fritz Annual Meeting will be held at Bank of America NT & SA, 555 California Street, San Francisco, California, on May 30, 1995, at 10:30 a.m., local time. The Intertrans Annual Meeting will be held at the Doubletree Hotel at Park West, 1590 LBJ Freeway at Luna, Dallas, Texas, on May 30, 1995, at 12:30 p.m., local time.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record of Fritz Common Stock at the close of business on April 10, 1995 (the "Fritz Record Date") are entitled to notice of and to vote at the Fritz Annual Meeting. On the Fritz Record Date, there were approximately 126 holders of record of Fritz Common Stock, and 12,266,422 shares of Fritz

Common Stock were issued and outstanding. Each share of Fritz Common Stock is entitled to one vote per share.

     Shareholders of record of Intertrans Common Stock at the close of business on April 10, 1995 (the "Intertrans Record Date") are entitled to notice of and to vote at the Intertrans Annual Meeting. On the Intertrans Record Date, there were approximately 1,106 holders of record of Intertrans Common Stock, and 11,507,243 shares of Intertrans Common Stock were issued and outstanding. Each share of Intertrans Common Stock is entitled to one vote per share.

VOTING PROXIES

     All properly executed proxies that are not revoked will be voted at the Fritz Annual Meeting or the Intertrans Annual Meeting and at any postponements or adjournments thereof in accordance with the instructions contained therein. Forms of proxies for the Annual Meeting of Stockholders of Fritz and the Annual Meeting of Shareholders of Intertrans are set forth at Appendices D and E, respectively. Proxies containing no instructions regarding the proposal specified in the form of proxy will be voted, in the case of the Fritz Annual Meeting, in favor of the Fritz Share Issuance Proposal and in favor of the election of directors named herein, and, in the case of the Intertrans Annual Meeting, in favor of the approval of the Intertrans Merger Proposal and in favor of the election of directors named herein. If any other matters are properly brought before either the Fritz Annual Meeting or the Intertrans Annual Meeting, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Either Annual Meeting may be adjourned, and additional proxies solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of either Annual Meeting will require the affirmative vote of the holders of at least a majority of the shares represented, whether in person or by proxy, at such Annual Meeting (regardless of whether those shares constitute a quorum).

     A Fritz stockholder or an Intertrans shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the Fritz Annual Meeting or the Intertrans Annual Meeting, respectively, by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Fritz or the Secretary of Intertrans, as appropriate, stating that such proxy is revoked, or by attending the Fritz Annual Meeting or the Intertrans Annual Meeting, as the case may be, and voting in person.

FRITZ STOCKHOLDER VOTE REQUIRED

     The approval of the Fritz Share Issuance Proposal requires the affirmative vote of a majority of the shares of Fritz Common Stock represented in person or by proxy at the Fritz Annual Meeting. Lynn C. Fritz, President, Chairman of the Board and Chief Executive Officer of Fritz, holds in the aggregate in excess of 50% of the outstanding shares of Fritz Common Stock and, accordingly, will have the power to cause the Fritz Share Issuance Proposal to be approved. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Fritz Annual Meeting and entitled to vote on the election of directors. The holders of a majority of the outstanding shares of Fritz Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Fritz Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Fritz Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

INTERTRANS SHAREHOLDER VOTE REQUIRED

     Approval of the Intertrans Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Intertrans Common Stock. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Intertrans Annual Meeting and entitled to vote on the election of directors. The holders of a majority of the outstanding shares of Intertrans Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Intertrans Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Intertrans Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES; EXPENSES

     Fritz and Intertrans will each bear their respective costs of solicitation of proxies from their stockholders. Fritz will bear the cost of printing and filing this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part. In addition to solicitation by mail, the directors, officers and employees of Fritz and Intertrans may solicit proxies from stockholders by telephone, telegram or letter or in person for no additional compensation. Brokers, nominees, fiduciaries and other custodians have been requested by Fritz and Intertrans to forward solicitation material to the beneficial owners of Fritz Common Stock and Intertrans Common Stock held of record by them. Such custodians will be reimbursed by Fritz and Intertrans for their expenses.

     Intertrans has retained Corporate Investor Communications, Inc., a proxy solicitation firm ("CIC"), to assist Intertrans in the solicitation of proxies from its shareholders. The base fee, additional solicitation fees and all reimbursable expenses payable to CIC are not expected to exceed in the aggregate $10,000.

     Although it is not presently anticipated, Fritz may retain a proxy solicitation firm to aid in the solicitation of proxies from its stockholders. If such a firm is retained, it would be paid customary fees (which are not expected to exceed $10,000) and reimbursement for out-of-pocket expenses.

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS
              (RELATED TO PROPOSALS FOR BOTH FRITZ AND INTERTRANS)

DESCRIPTION OF MERGER AND PLAN OF REORGANIZATION

     The detailed terms of, and conditions to, the Merger and certain related transactions are contained in the Plan of Reorganization, a copy of which is attached hereto as Appendix A. The statements made in this Joint Proxy Statement/Prospectus with respect to the terms and conditions of the Merger and the transactions related thereto are qualified in their entirety by reference to the more complete information set forth in the Plan of Reorganization.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

     Over the past two years, representatives of Fritz and Intertrans have met informally from time to time to discuss in general terms the potential synergies and compatibilities between Intertrans and Fritz and the possibility of a transaction between their respective companies at some point in the future.

     The most recent series of material discussions between representatives of the two companies was initiated on November 23, 1994, when Carsten S. Andersen, the President of Intertrans, met with Dennis L. Pelino, the Senior Vice President and Chief Operating Officer of Fritz, in San Francisco, California to discuss their respective companies' offices worldwide, information systems and other areas of mutual interest.

     On November 30, 1994, another meeting was held in San Francisco, California among Messrs. Andersen, Pelino and Lynn C. Fritz, the President, Chief Executive Officer and Chairman of the Board of Fritz, to discuss key business issues.

     On December 13, 1994, a meeting was held in San Francisco, California between Mr. Andersen and John H. Johung, the Senior Vice President and Chief Financial Officer of Fritz, to discuss financial aspects of a possible transaction between the companies, with a view toward establishing a basis upon which the Intertrans Common Stock could be valued.

     During the week of December 14, 1994, there were numerous telephone conferences between Messrs. Andersen and Johung concerning the possible transaction.

     On December 19, 1994, Sam N. Wilson, the Chairman of the Board of Directors and Chief Executive Officer of Intertrans, and Messrs. Andersen, Fritz and Johung met in San Francisco, California to review a presentation by Fritz regarding a proposed business combination.

     From January 5, 1995 through January 11, 1995, senior executives of Intertrans and Fritz met several times to discuss various aspects of the proposed transaction. In particular, Messrs. Andersen and Pelino met on January 5, 1995 in San Francisco, California to discuss operational matters.

     On January 10, 1995, Messrs. Andersen and Johung met in San Francisco, California to discuss financial aspects of the proposed transaction. In addition, on January 10, 1995, Messrs. Andersen and Pelino met to discuss operational matters.

     On January 12, 1995, Mr. Fritz transmitted a letter to Mr. Wilson denoting a proposed range of exchange ratios between Intertrans Common Stock and Fritz Common Stock.

     On January 13, 1995, a meeting was held in San Francisco, California between Messrs. Andersen and Pelino at which time they discussed operational matters and exchanged document requests for due diligence purposes.

     Beginning on or around January 14, 1995, documents were exchanged on an ongoing basis between Intertrans and Fritz in response to due diligence requests.

     On January 17, 1995, a meeting was held in San Francisco, California between Messrs. Andersen and Fritz.

     On January 18, 1995, there was a meeting of the Fritz Board of Directors at which the Board was apprised of the discussions of a potential transaction with Intertrans. At the same meeting, the Board approved further negotiations toward a definitive agreement and formally retained Morgan Stanley as its financial advisor in connection with the proposed transaction.

     On January 18, 1995, there was a meeting of the Intertrans Board of Directors at which the Board was apprised of the discussions of a potential transaction with Fritz. At the same meeting, the Board approved further negotiations toward a definitive agreement and selected Scott & Stringfellow as its financial advisor in connection with the proposed transaction.

     On January 18, 1995, Mr. Wilson made a telephone call to Mr. Fritz informing him that the Intertrans Board of Directors had approved further negotiations toward a definitive agreement and that it had selected Scott & Stringfellow as its financial advisor in connection with the proposed transaction.

     From January 18 through January 29, 1995, due diligence meetings were held in San Francisco, California between John R. Witt, the Chief Financial Officer of Intertrans, and Robert Stephens, the Senior Vice President of Intertrans Information Systems, and Mr. Johung, Steve Mattessich, Ron Marcillac, Walter Menezes and Mark Sarago of Fritz.

     On January 20, 1995, a meeting was held in San Francisco, California between Messrs. Andersen and Fritz to discuss the status of the proposed transaction. Messrs. Andersen and Pelino also met to discuss operational matters.

     On January 24, 1995, a meeting was held in Irving, Texas among Messrs. Wilson, Witt and Andersen and representatives from Scott & Stringfellow.

     On January 26, 1995 and January 27, 1995, Mr. Andersen met with Mr. Pelino in San Francisco, California to discuss operational matters.

     On January 31, 1995 and on February 7 and 13, 1995, Messrs. Andersen and Fritz met to discuss Mr. Andersen's proposed employment agreement with Fritz.

     On February 3, 1995, Messrs. Andersen and Pelino met to discuss organizational issues.

     On February 7, 1995, a meeting was held in Irving, Texas among representatives from Scott & Stringfellow and Morgan Stanley followed by subsequent discussions among representatives of Scott & Stringfellow, Morgan Stanley, KPMG Peat Marwick LLP and Mr. Witt.

     On February 8, 1995, a meeting was held in San Francisco, California among Mr. Fritz and representatives of Morgan Stanley and Scott & Stringfellow. Later that same day, a meeting was held in San Francisco, California among representatives from Morgan Stanley and Scott & Stringfellow to discuss valuation issues.

     On February 8, 1995, a meeting was held in Irving, Texas among Mr. Witt and representatives of Morgan Stanley and KPMG Peat Marwick LLP.

     After February 8, 1995, there were numerous telephone conferences among Messrs. Witt, Fritz, Johung, Wilson and Thomas W. Hughes of Winstead Sechrest & Minick P.C., outside legal counsel to Intertrans, and a representative from each of Morgan Stanley and Scott & Stringfellow.

     On February 9, 1995, Messrs. Andersen, Wilson and Johung discussed pricing and transaction accounting issues by telephone conversation. In addition, on February 9, 1995, Messrs. Andersen and Pelino met in San Francisco, California to discuss operational matters.

     On February 10, 1995, a meeting of the Fritz Board of Directors was convened to discuss the status of the negotiations with representatives regarding the proposed transaction. At this meeting, Morgan Stanley presented its financial analysis regarding the transaction. Representatives of Brobeck, Phleger & Harrison, outside legal counsel to Fritz, described to the Board the terms set forth in the draft acquisition agreement. Following these discussions, the Fritz Board of Directors authorized the Fritz officers to continue with their negotiations as to the terms of the Merger.

     Between February 11, 1995 and February 12, 1995, there were numerous telephone conferences among Messrs. Wilson, Witt, Hughes, Fritz and Johung and representatives from each of Morgan Stanley and Scott & Stringfellow.

     On February 13, 1995, the Fritz Board of Directors reconvened for a meeting at which the current status of the negotiations relating to the transaction were reviewed.

     On February 14, 1995, there was a meeting of the Intertrans Board of Directors in Flower Mound, Texas to approve the Initial Plan of Reorganization. Scott & Stringfellow informed the Intertrans Board that, in its opinion and based upon the information then available, the Merger Exchange Ratio contemplated by the Initial Plan of Reorganization was fair from a financial point of view to the holders of Intertrans Common Stock, and responded to various questions raised by members of the Board regarding such opinion. After considering the terms of the proposed transaction and the opinion of Scott & Stringfellow, the Intertrans Board determined that the consideration to be paid to Intertrans' shareholders pursuant to the Initial Plan of Reorganization was fair to Intertrans' shareholders and that the proposed Merger was in the best interests of Intertrans and its shareholders. The Intertrans Board then unanimously adopted and approved the Initial Plan of Reorganization and the Merger contemplated thereby. Following approval by the Board, Intertrans executed and delivered the Initial Plan of Reorganization to Fritz.

     On February 14, 1995, there was a meeting of the Fritz Board of Directors. Morgan Stanley informed the Fritz Board of its opinion that the Merger Exchange Ratio contemplated by the Initial Plan of Reorganization was fair from a financial point of view to Fritz, and responded to various questions raised by members of the Board regarding such opinion. After considering the terms of the proposed transaction and the opinion of Morgan Stanley, the Fritz Board determined that the Initial Plan of Reorganization was fair to Fritz stockholders and that the proposed Merger was in the best interests of Fritz and its stockholders. The Fritz Board then unanimously adopted and approved the Initial Plan of Reorganization and the Merger contemplated thereby. Following approval by the Board, Fritz executed and delivered the Initial Plan of Reorganization to Intertrans.

     On February 14, 1995, Intertrans and Fritz issued a joint press release announcing the execution of the Plan of Reorganization.

     Between the date on which the Initial Plan of Reorganization was executed and the second week of April 1995, the executive officers of Fritz and Intertrans and certain of their respective advisers engaged in various telephone discussions regarding the application of the provisions governing the Merger Exchange Ratio in the event the Average Fritz Trading Price exceeded $55.00.

     On April 11, 1995, Messrs. Fritz, Johung, Wilson and Andersen met in San Francisco, California to discuss the terms of the Merger. At this meeting, the parties agreed, subject to the approval of the respective Boards of Directors of the parties, to amend the Initial Plan of Reorganization to provide that if the Average Fritz Trading Price was calculated to be greater than $55.00, the Merger Exchange Ratio would be fixed at 0.365.

     On April 12, 1995, the Intertrans Board of Directors considered Amendment No. 1 and the manner in which the Merger Exchange Ratio was to be calculated therein. On that date, Scott & Stringfellow advised Intertrans that, in its opinion and based upon the information then available, the Merger Exchange Ratio, as amended, was fair from a financial point of view to the holders of Intertrans Common Stock. After considering the terms of the proposed modification and the opinion of Scott & Stringfellow, the Intertrans Board determined that the proposed modification of the Merger Exchange Ratio was fair to, and in the best interests of, Intertrans and its shareholders. The Intertrans Board adopted and approved Amendment No. 1 to the Initial Plan of Reorganization by unanimous written consent. Following approval by the Board, Intertrans executed and delivered Amendment No. 1 to Fritz.

     On April 12, 1995, there was a meeting of the Fritz Board of Directors to consider the proposed amendment of the manner in which the Merger Exchange Ratio was to be calculated. On that date, Morgan Stanley delivered its opinion that as of such date the Merger Exchange Ratio, as amended, was fair from a financial point of view to Fritz. After considering the terms of the proposed modification and the opinion of Morgan Stanley, the Fritz Board determined that the proposed modification of the Merger Exchange Ratio was fair to, and in the best interests of, Fritz and its stockholders. The Fritz Board then unanimously adopted and approved Amendment No. 1 to the Initial Plan of Reorganization. Following approval by the Board, Fritz executed and delivered Amendment No. 1 to Intertrans.

     On April 13, 1995, Intertrans and Fritz issued a joint press release announcing the execution of Amendment No. 1 to the Initial Plan of Reorganization.

FRITZ REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Fritz Board of Directors believes that the Merger provides benefits to Fritz and its stockholders. In reaching its determination to recommend approval of the Merger and the issuance of shares of Fritz Common Stock in connection therewith, the Fritz Board considered a number of factors, including, but not limited to, the following:

     (i) The terms and conditions of the Plan of Reorganization, a copy of which is attached hereto as Appendix A.

     (ii) The addition of the Intertrans business to its own adds significantly to Fritz's strength in the airfreight forwarding market.

     (iii) The Merger enhances Fritz's position as a freight consolidator through economies of scale in consolidating shipments.

     (iv) The addition of Intertrans' customer base complements Fritz's, thereby creating a larger customer base which will present greater opportunities for marketing products of the combined company.

     (v) Fritz and Intertrans have complementary geographic competencies. The combination strengthens Fritz's geographical presence.

     (vi) A combination with Intertrans enhances the growth prospects of Fritz in a consolidating freight forwarding environment.

     (vii) A combination with Intertrans presents opportunities for further operating leverage by recognizing economies of scale in operating costs, thereby presenting opportunities for increased operating margins.

     (viii) Intertrans has a strong technology base which is under development to enhance its global air freight operations. This technology is highly complementary with the development plans Fritz has undertaken with regard to international information systems.

     (ix) Intertrans has a highly regarded, experienced management team which is complementary to Fritz's management team.

     (x) Fritz's management and Fritz's financial advisor, Morgan Stanley, made presentations regarding the Merger to the Board.

     (xi) Morgan Stanley delivered an opinion, which is attached hereto as Appendix B, that the Merger Exchange Ratio was fair from a financial point of view to Fritz.

     The Fritz Board also considered the following potentially negative factors:
(i) the charges expected to be incurred, primarily in the second quarter of 1995, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger, will have an adverse effect on operating results; and (ii) the risk that benefits sought to be achieved in the Merger will not be realized, which may adversely affect the combined company's prospects, operations and margins. See "Risk Factors -- Uncertainty as to Future Financial Results" and "-- Merger Expenses."

     In reaching its decision, the Fritz Board considered these factors as a whole and did not attempt to assign relative weights to specific factors. AFTER TAKING INTO CONSIDERATION A WIDE VARIETY OF FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF FRITZ, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AND THE TRANSACTIONS RELATED THERETO ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FRITZ. AFTER CAREFUL CONSIDERATION, THE FRITZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FRITZ SHARE ISSUANCE PROPOSAL.

INTERTRANS REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of Intertrans has determined that the Merger is fair to and in the best interests of Intertrans' shareholders. In making such determination, the Intertrans Board considered various factors, including, without limitation, the following:

     (i) The relationship between the price to be paid pursuant to the Plan of Reorganization and the trading history of shares of Intertrans Common Stock, including the fact that the consideration to be received by the shareholders represents a significant premium over the lowest closing price of the shares of Intertrans' Common Stock during the two weeks preceding Intertrans' announcement of the Merger;

     (ii)   The terms and conditions of the Plan of Reorganization;

     (iii) The Intertrans Board's familiarity with the business, assets, earnings, properties, results of operations, financial condition and prospects of Intertrans and Fritz and the nature of the industry in which Intertrans and Fritz compete;

     (iv) The Intertrans Board's perception that a combination with Fritz would enhance Intertrans' position as a freight consolidator through economies of scale in consolidating shipments;

     (v) The Intertrans Board's perception that a combination with Fritz would create a financially strong company able to provide customers worldwide with the full range of transportation logistics and integrated systems solutions;

     (vi) The Intertrans Board's perception of Fritz as a well-managed, competitive and financially strong company, with extensive experience in the air and ocean freight forwarding and transportation logistics industry;

     (vii) The Intertrans Board's perception, based on discussions with Fritz's management, that Fritz has the ability to assist Intertrans in achieving its strategic objectives, including positioning Intertrans for growth in a consolidating freight forwarding environment;

     (viii) The Board's perception that Intertrans and Fritz each use sophisticated information systems that are highly complementary and that will position the combined company as a leader in total logistics and integrated systems solutions;

     (ix) The Intertrans Board's perception that a combination with Fritz presents opportunities for further operating leverage by recognizing economies of scale in operating costs, thus presenting opportunities for increased operating margins;

     (x) The Board's belief that the Plan of Reorganization and the transactions contemplated therein represented the best determinable value for Intertrans;

     (xi) The fact that Intertrans and Fritz have complementary geographic competencies;

     (xii) The presentations of Intertrans' management and Scott & Stringfellow to the Intertrans Board regarding the Merger; and

     (xiii) The oral opinion of Scott & Stringfellow confirmed in writing on February 14, 1995, and updated on April 12, 1995, that the Merger Exchange Ratio was fair, from a financial point of view, to holders of Intertrans Common Stock.

     The Intertrans Board also considered the following potentially negative factors: (i) the charges expected to be incurred, primarily in the second quarter of 1995, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger, will have an adverse effect on operating results; (ii) the risk that benefits sought to be achieved in the Merger will not be realized, which may adversely affect the combined company's prospects, operations and margins; and (iii) the possibility that the Merger might not be consummated and the potential adverse effects of such a result on (a) the market price for Intertrans Common Stock and (b) Intertrans' relationships with key management personnel, its work force generally, its customers and others. In the Intertrans Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed. See "Risk Factors -- Uncertainty as to Future Financial Results" and "-- Merger Expenses."

     As to the possibility that the Merger might foreclose other options that could be viewed as preferable, the Intertrans Board was not aware of any such proposals, and the terms of the Plan of Reorganization are such that legitimate proposals could be considered by the Intertrans Board at any time, subject to certain limitations that were acceptable to the Intertrans Board. See "-- Other Offers."

     In evaluating the fairness of the Merger to the shareholders of Intertrans, the Intertrans Board considered the interests of the shareholders as a whole and did not give special consideration to any individual shareholder or group of shareholders. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Intertrans Board did not find it practicable to assign relative weights to the specific factors considered in reaching its conclusion.

     THE INTERTRANS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF INTERTRANS AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE INTERTRANS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE INTERTRANS MERGER PROPOSAL.

FINANCIAL ADVISORS

     Fritz

     Fritz retained Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with the Merger. Morgan Stanley was selected by the Fritz Board to act as Fritz's financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with Fritz.

     Morgan Stanley has rendered to the Fritz Board its written opinion dated February 14, 1995 (the "Morgan Stanley Opinion") that, as of such date, based upon the various considerations set forth in the opinion, the Merger Exchange Ratio was fair from a financial point of view to Fritz. Morgan Stanley subsequently delivered to the Fritz Board a written opinion dated as of April 12, 1995, which opinion was substantially identical to the written opinion delivered on February 14, 1995 (the "Morgan Stanley Updated Opinion"). No limitations were imposed by the Fritz Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its fairness opinion.

     The full text of the Morgan Stanley Updated Opinion which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Fritz stockholders are urged to read the opinion carefully and in its entirety. The Morgan Stanley Updated Opinion is directed only to the fairness of the Merger Exchange Ratio to Fritz from a financial point of view and does not constitute a recommendation to any stockholder of Fritz as to how such stockholder should vote on the Fritz Share Issuance Proposal. The summary of the Morgan Stanley Updated Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Intertrans; (ii) analyzed certain internal financial statements and other financial and operating data concerning Intertrans prepared by the management of Intertrans; (iii) analyzed certain financial projections prepared by the management of Intertrans; (iv) discussed the past and current operations and financial condition and the prospects of Intertrans with senior executives of Intertrans; (v) analyzed certain publicly available financial statements and other information of Fritz; (vi) analyzed certain internal financial statements and other financial and operating data concerning Fritz prepared by the management of Fritz; (vii) analyzed certain financial projections prepared by the management of Fritz; (viii) discussed the past and current operations and financial condition and the prospects of Fritz with senior executives of Fritz;
(ix) analyzed the pro forma impact of the Merger on Fritz's earnings per share and consolidated capitalization; (x) reviewed the reported prices and trading activity for the Intertrans Common Stock and the Fritz Common Stock; (xi) compared the financial performance of Intertrans and the prices and trading activity of the Intertrans Common Stock with that of certain other comparable publicly-traded companies and their securities; (xii) compared the financial performance of Fritz and the prices and trading activity of the Fritz Common Stock with that of certain other comparable publicly traded companies and their securities; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (xiv) participated in discussions and negotiations among representatives of Intertrans and Fritz and their financial and legal advisors; (xv) reviewed the Initial Plan of Reorganization and Amendment No. 1 thereto; and (xvi) performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for purposes of rendering its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Intertrans and Fritz, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Intertrans or Fritz, nor was it furnished with any such appraisals. The Morgan Stanley Updated Opinion states that it is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of such opinion.

     The following is a brief summary of certain financial analyses performed by Morgan Stanley and reviewed with the Fritz Board in connection with the Morgan Stanley Opinion:

     Comparative Stock Price Performance: As part of its analysis, Morgan Stanley reviewed the recent stock market performance of the Fritz Common Stock and the Intertrans Common Stock and compared such performance to that of a group of freight forwarding companies including Harper Group, Inc., Expeditors International of Washington, Inc. and Air Express International Corporation (the "Freight Forwarding Comparables"). Morgan Stanley observed that over the 12 months preceding February 9, 1995, Fritz outperformed the Freight Forwarding Comparables by 46% and outperformed Intertrans by 46%.

     Exchange Ratio Analysis: Morgan Stanley also reviewed the ratios of the prices of Intertrans Common Stock to Fritz Common Stock over various periods ended February 3, 1995. The ratios of closing stock prices of Intertrans Common Stock and Fritz Common Stock for the various periods ending February 3, 1995 were: 0.389 for the previous 12 months; 0.336 for the previous 6 months; 0.281 for the past 30 days; 0.277 for the past 10 days; and 0.284 for February 3, 1995. Morgan Stanley observed that the Merger Exchange Ratio of
0.380 to 0.390 represented a range of discounts and premia of (2.3)% to 0.3%, 13.2% to 16.2%, 35.1% to 38.7%, 37.3% to 40.9% and 34.0% to 37.6%, respectively, over the aforementioned ratios of Intertrans to Fritz Common Stock prices.

     Peer Group Comparison: Morgan Stanley compared certain financial information of Intertrans to a group of publicly traded companies including the Freight Forwarding Comparables and Fritz. Such financial information included, among other things, market valuation and market value as a multiple of earnings. In particular, such analysis showed that, based on the closing price for the Fritz Common Stock on February 9, 1995, and the closing price for the Intertrans Common Stock on February 3, 1995 (the date before the unusual trading activity in the Intertrans Common Stock), Intertrans traded at 13.5 times forecasted earnings for calendar year 1995 and Fritz traded at 23.3 times forecasted earnings for calendar year 1995 (in each case based on a consensus of research analysts' estimates). Based on closing prices as of February 9, 1995, and research analysts' estimated earnings for calendar year 1995, Harper Group, Inc. traded at 13.8 times, Expeditors International of Washington, Inc. traded at
16.5 times and Air Express International Corporation traded at 14.9 times.

     Contribution Analysis: Morgan Stanley analyzed the pro forma contribution of each of Intertrans and Fritz to the combined company if the Merger were to be consummated. Such analysis was based on financial data provided by the managements of Intertrans and Fritz. Such analysis showed that, for calendar year 1995 adjusting Intertrans' statistics, Intertrans would contribute approximately 23%, 29% and 32% of the net revenues, EBIT (earnings before interest and taxes) and net income of the combined company, respectively. Morgan Stanley observed that the Merger Exchange Ratio of 0.380 to 0.390 would result in a pro forma ownership for Intertrans shareholders in the combined company of 29.0% to 29.5%, respectively.

     Analysis of Selected Precedent Transactions: Morgan Stanley reviewed the following nine stock-for-stock transactions which, it observed, were not directly comparable to the Merger: the mergers of Martin Marietta Corporation with Lockheed Corporation; BISYS Group, Inc. with Concord Holding Corporation; Sybase, Inc. with Powersoft Corporation; CCB Financial Corporation with Security Capital Bancorp; Avid Technology, Inc. with Digidesign, Inc.; Intuit, Inc. with ChipSoft, Inc.; Arrow Electronics, Inc. with Anthem Electronics, Inc.; Wellfleet Communications, Inc. with SynOptics Communications, Inc.; and Adobe Systems, Inc. with Aldus Corporation. The analysis showed transaction exchange ratios resulting, on average, in a premium of approximately 34% over the exchange ratios as calculated over various time periods. Morgan Stanley also noted that, excluding the mergers of Martin Marietta Corporation with Lockheed Corporation, Intuit with ChipSoft and Wellfleet with Synoptics, the average premium increased to 40.3%. Morgan Stanley observed that the Merger Exchange Ratio of 0.380 to
0.390 resulted in average premia of 30.0% to 33.4% over the ratios of Intertrans to Fritz Common Stock prices over various time periods.

     Pro Forma Analysis of the Merger: Morgan Stanley analyzed certain pro forma effects of the Merger on the earnings and capitalization of Fritz. These analyses were based on certain forecasts for calendar year 1995 provided by both Intertrans' and Fritz's senior management and for calendar year 1996 based on Morgan Stanley and consensus research analysts' estimates regarding the financial performance of Intertrans and Fritz, respectively. Based on such analyses, Morgan Stanley computed the resulting pickup to Fritz's earnings per share for the fiscal years ending December 31, 1995 and 1996, pursuant to the Merger before taking into account any cost savings and other synergies that may be achieved if the Merger were consummated and before certain nonrecurring costs. Such analyses showed that the transaction would be additive to Fritz's earnings per share in 1995 and 1996.

     Discounted Cash Flow Analysis: Morgan Stanley performed a discounted cash flow analysis of Intertrans based on certain financial projections prepared by Intertrans' management for the fiscal year ended 1995 and extrapolated to 1999 based on certain Morgan Stanley assumptions. Morgan Stanley discounted the unlevered free cash flows (net income plus depreciation and amortization plus deferred taxes plus after-tax net interest less capital expenditures less investment in working capital) over the forecast period at a range of discount rates of 14% to 15%. The sum of the present values of such free cash flows was then added to the present value of Intertrans' terminal value, computed using a forward multiple range of 1999 earnings of 15 to 17 times, and discounted at the aforementioned range of discount rates. Based on this analysis, Morgan Stanley calculated per share values for Intertrans ranging from approximately $17.75 to $20.04, based on Intertrans' fully diluted shares outstanding.

     In connection with its updated opinion dated as of April 12, 1995, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its February 14, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith, including, but not limited to, a review of Amendment No. 1 to the Initial Plan of Reorganization.

     In connection with its review of the Merger, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The summary of the Morgan Stanley analyses set forth above does not purport to be a complete description of the presentation by Morgan Stanley to the Fritz Board. Morgan Stanley believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by Morgan Stanley in connection with the preparation of its opinion letter. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fritz or Intertrans. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Fritz retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in Fritz Common Stock and may continue to provide investment banking services to Fritz in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of Fritz and Intertrans. Morgan Stanley and its affiliates have provided financial advisory and financing services to Fritz since 1992 and have received customary fees in connection with these services, including the initial public offering of Fritz in October, 1992 and a secondary offering in November, 1994.

     Pursuant to a letter agreement dated as of January 18, 1995 between Fritz and Morgan Stanley, if the Merger is successfully consummated, Fritz will pay Morgan Stanley a transaction fee of $1,750,000. Fritz has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws incurred in connection with its services.

     Intertrans

     Intertrans retained Scott & Stringfellow to act as its financial advisor in connection with a possible merger with Fritz and to render a written opinion to the Intertrans Board as to the fairness, from a financial point of view, of the Merger Exchange Ratio to the holders of Intertrans Common Stock. Scott & Stringfellow rendered to the Intertrans Board a written opinion dated February 14, 1995 and again as of April 12, 1995, that as of such dates the Merger Exchange Ratio was fair from a financial point of view to the holders of Intertrans Common Stock.

     The full text of the opinion rendered by Scott & Stringfellow as of April 12, 1995, which sets forth certain assumptions made, matters considered, and limitations of the review undertaken, attached hereto as Appendix C to this Joint Proxy Statement/Prospectus, is incorporated herein by reference and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the opinion rendered by Scott & Stringfellow as of February 14, 1995, and updated as of April 12, 1995 (as updated, the "Scott & Stringfellow Opinion") set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to such opinion. The Scott & Stringfellow Opinion is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the Merger Exchange Ratio to the holders of Intertrans Common Stock and does not constitute a recommendation to any holders of Intertrans Common Stock as to how such holders of Intertrans Common Stock should vote with respect to the Merger or with respect to any other matter.

     In developing its opinion, Scott & Stringfellow reviewed and analyzed, among other things: (i) the Plan of Reorganization dated February 14, 1995 and Amendment No. 1 thereto; (ii) Intertrans Annual Reports to shareholders for the four years ended October 31, 1993 and Annual Reports on Form 10-K and related audited financial statements for the five years ended October 31, 1994; (iii) Intertrans' Quarterly Report on Form 10-Q and related unaudited financial statements for the period ended January 31, 1995; (iv) Fritz's Annual Reports to shareholders, Annual Reports on Form 10-K and related audited financial statements for the three years ended December 31, 1994 and Fritz's audited financial statements for the two years ended December 31, 1991; (v) Fritz's Quarterly Reports on Form 10-Q and related unaudited financial statements for the periods ended March 31, 1994, June 30, 1994, and September 30, 1994; (vi) certain other internal information, primarily financial in nature, concerning the business and operations of Intertrans furnished to Scott & Stringfellow by Intertrans for purposes of its analysis; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Fritz furnished to Scott & Stringfellow by Fritz for purposes of its analysis; (viii) certain publicly available information concerning the estimates of the future financial performance of Fritz prepared by financial analysts unaffiliated with either Intertrans or Fritz (the "Analysts' Estimates"), (ix) certain publicly available information regarding the trading market for the common stocks of Intertrans and Fritz and the price ranges within which the respective stocks have traded; (x) certain publicly available information with respect to certain other freight forwarding companies and the trading markets for certain of such other companies' securities; and (xi) certain publicly available and other information concerning the nature and terms of certain other transactions that Scott & Stringfellow considered relevant to its inquiry. Scott & Stringfellow also met with certain officers and employees of Intertrans and Fritz to discuss the foregoing as well as other matters Scott & Stringfellow believed relevant to its inquiry. Finally, Scott & Stringfellow conducted such other studies, analyses and investigations and considered such other information as it deemed appropriate.

     In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of information furnished to it by and on behalf of Intertrans and Fritz or publicly available. Scott & Stringfellow has not attempted independently to verify such information, nor has Scott & Stringfellow made any independent appraisal of the assets or liabilities of Intertrans or Fritz. With respect to financial projections, Scott & Stringfellow assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of future financial performance of Intertrans and Fritz. In addition, although Scott & Stringfellow discussed the prospects of Intertrans and Fritz with certain representatives of their respective managements, Scott & Stringfellow was provided with only limited financial projections and other similar analyses prepared by Fritz's management with respect to Fritz. Accordingly, in rendering its opinion, Scott & Stringfellow advised the Intertrans Board that it also relied upon the Analysts' Estimates in lieu of such financial projections or other similar analyses with respect to Fritz. The Scott & Stringfellow Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion and the information made available to Scott & Stringfellow through the date of the opinion. No limitations or instructions were imposed by Intertrans with respect to the investigation made or the procedures followed by Scott & Stringfellow in connection with rendering its opinion.

     In connection with rendering its opinion to the Intertrans Board, Scott & Stringfellow performed a variety of financial analyses. The summary of the analyses, as set forth below, does not purport to be a complete description of such analyses. The preparation of fairness opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods in particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, as of the date of the opinion, of the Merger Exchange Ratio to holders of Intertrans Common Stock was to some extent a subjective one based on the experience and judgment of Scott & Stringfellow and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Scott & Stringfellow and its opinion.

     The ranges of valuations resulting from any particular analysis described below should not be taken to be Scott & Stringfellow's view of the actual value of Intertrans or Fritz. Scott & Stringfellow's analyses involved numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Intertrans or Fritz. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Because such estimates involve complex considerations and are inherently subject to uncertainty, Scott & Stringfellow does not assume responsibility for their accuracy.

     The Scott & Stringfellow Opinion is just one of the factors taken into consideration by the Intertrans Board in determining to approve the Plan of Reorganization. The Scott & Stringfellow Opinion did not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Intertrans, nor did such opinion address the effect of any other business combination in which Intertrans might engage.

     The following is a summary of the analyses performed by Scott & Stringfellow in connection with the delivery of its opinion dated February 14, 1995 to the Intertrans Board.

     Historical Common Stock and Valuation Multiple Data. Scott & Stringfellow reviewed stock price and trading volume data for Intertrans and Fritz for their respective fiscal 1993 and fiscal 1994 years, as well as for their fiscal 1995 years through February 13, 1995. For the 12 months ended February 3, 1995, Intertrans Common Stock's closing prices ranged from $12.00 to $15.50 per share and its average daily trading volume was approximately 42,000 shares. Intertrans Common Stock closed at a price of $13.75 per share on Friday, February 3, 1995. On February 6, 1995, Intertrans Common Stock closed at a price of $15.125 per share on trading volume which was approximately four times the 12 month trailing average daily trading volume. From February 6 to February 10, 1995, Intertrans Common Stock traded from 132,500 to 266,000 shares per day, and its closing stock prices ranged from $15.125 to $16.625 per share. Prior to February 8, 1995, Intertrans Common Stock had never closed at a price higher than $15.50 per share. Accordingly, Scott & Stringfellow used the closing price of Intertrans Common Stock on February 3, 1995, rather than on a subsequent date, as a base for calculating various Intertrans Common Stock prices to be used in calculating premiums and in other analyses.

     Scott & Stringfellow calculated that, from the beginning of Intertrans' 1993 fiscal year through February 3, 1995, Intertrans Common Stock traded within the following valuation multiple ranges: (i) 12.4x to 17.8x current year earnings per share; (ii) 9.4x to 13.3x current year after-tax cash flow per share; (iii) 1.5x to 2.2x current year net revenue per share; and (iv) 1.9x to 2.6x ending stockholders' equity per share. Based on the closing price of Intertrans Common Stock of $13.75 on February 3, 1995, and on fiscal 1995 projections provided by Intertrans, Intertrans Common Stock was trading at multiples of 13.8x earnings per share, 10.5x after-tax cash flow per share, and 1.7x net revenue per share as of that date.

     For the 12 months ended February 13, 1995, Fritz Common Stock's closing prices ranged from $28.25 to $51.00 per share. Scott & Stringfellow calculated that, from the beginning of Fritz's 1993 fiscal year through February 13, 1995, Fritz Common Stock traded within the following valuation multiple ranges: (i) 15.3x to 27.6x current year earnings per share; (ii) 10.7x to 19.3x current year after-tax cash flow per share; (iii) 1.2x to 2.2x current year net revenue per share; and (iv) 3.0x to 8.3x ending stockholders' equity per share. Based on the closing price of Fritz Common Stock of $49.00 on February 13, 1995, and on 1995 projections provided by Fritz, Fritz Common Stock was trading at multiples of 23.3x earnings per share, 16.3x after-tax cash flow per share, and 1.8x net revenue per share as of that date.

     Comparative Growth Records. Scott & Stringfellow analyzed the growth of net revenue, operating income and earnings per share of Intertrans and Fritz from their respective fiscal 1991 to fiscal 1994 years, based on historical data, as well as the projected growth of these income statement items in fiscal 1995 based on the internal budgets of Intertrans and Fritz. In fiscal 1992, fiscal 1993, and fiscal 1994: (i) Intertrans net revenue increased 34%, 7%, and 19%, respectively, versus the prior year; (ii) Intertrans operating income increased 18%, 11%, and 20%, respectively, versus the prior year; and (iii) Intertrans earnings per share increased 10%, 10%, and 16%, respectively, versus the prior year. The compound annual growth rates of Intertrans net revenue, operating income, and earnings per share from fiscal 1991 to fiscal 1994 were 19%, 16%, and 12%, respectively. The anticipated growth rates of Intertrans net revenue, operating income, and earnings per share in fiscal 1995 versus fiscal 1994, based on Intertrans internal budgets, were 15%, 19%, and 15%, respectively.

     In 1992, 1993, and 1994: (i) Fritz net revenue increased 17%, 20%, and 44%, respectively, versus the prior year; (ii) Fritz operating income increased 37%, 24%, and 48%, respectively, versus the prior year; and (iii) Fritz earnings per share increased 66%, 14%, and 29%, respectively, versus the prior year. (Supplemental pro forma earnings per share of $1.16 were used for 1992. Supplemental pro forma earnings per share reflects the issuance of shares to fund the payment of certain undistributed taxable S Corporation earnings to Fritz's former sole stockholder upon the termination of Fritz's status as an S Corporation.) The compound annual growth rates of Fritz net revenue, operating income, and earnings per share from 1991 to 1994 were 27%, 36%, and 34%, respectively. The projected growth rates of Fritz net revenue, operating income, and earnings per share in 1995 versus 1994, based on Fritz projections, were 37%, 41%, and 24%, respectively.

     Exchange Ratio and Premium Analyses. Scott & Stringfellow calculated the nominal value range of Fritz Common Stock to be received for each share of Intertrans Common Stock, based on the Average Fritz Trading Price ranging from $41.00 to $55.00 per share, to be from $15.99 to $20.90. Based on multiplying the closing price of Fritz Common Stock as of February 13, 1994 of $49.00 per share times the resulting Merger Exchange Ratio of 0.380, the implied nominal value (the "Nominal Value") of Fritz Common Stock to be received in exchange for each share of Intertrans Common Stock was $18.62.

     Scott & Stringfellow calculated the premium to holders of Intertrans Common Stock of the Nominal Value to the closing stock prices of Intertrans Common Stock on February 3, 1995 and on the date one month prior thereto, as well as to the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995, and to the high and low closing prices of Intertrans Common Stock during the 12 months ended February 3, 1995. Based upon the Nominal Value, Scott & Stringfellow calculated premiums to holders of Intertrans Common Stock equal to: 35% of the closing stock price of Intertrans Common Stock of $13.75 on February 3, 1995; 47% of the closing stock price of Intertrans Common Stock one month earlier; 40% of the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995; and 20% and 55% of the high and low closing prices, respectively, of Intertrans Common Stock during the 12 months ended February 3, 1995.

     Scott & Stringfellow calculated the premium to holders of Intertrans Common Stock of the "Minimum Nominal Value" (represented by multiplying an Average Fritz Trading Price of $41.00 per share times the resulting Merger Exchange Ratio of 0.390) to the closing stock prices of Intertrans Common Stock on February 3, 1995 and on the date one month prior thereto, as well as to the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995, and to the high and low closing prices of Intertrans Common Stock during the 12 months ended February 3, 1995. Based upon the Minimum Nominal Value, Scott & Stringfellow calculated premiums to holders of Intertrans Common Stock equal to: 16% of the closing stock price of Intertrans Common Stock on February 3, 1995; 27% of the closing stock price of Intertrans Common Stock one month earlier; 20% of the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995; and 3% and 33% of the high and low closing prices, respectively, of Intertrans Common Stock during the 12 months ended February 3, 1995.

     Scott & Stringfellow calculated the premium to holders of Intertrans Common Stock of the "Maximum Nominal Value" (represented by multiplying an Average Fritz Trading Price of $55.00 per share times the resulting Merger Exchange Ratio of 0.380) to the closing stock prices of Intertrans Common Stock on February 3, 1995 and on the date one month prior thereto, as well as to the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995, and to the high and low closing prices of Intertrans Common Stock during the 12 months ended February 3, 1995. Based upon the Maximum Nominal Value, Scott & Stringfellow calculated premiums to holders of Intertrans Common Stock equal to: 52% of the closing stock price of Intertrans Common Stock of $13.75 on February 3, 1995; 66% of the closing stock price of Intertrans Common Stock one month earlier; 57% of the average closing stock price of Intertrans Common Stock during the 12 months ended February 3, 1995; and 31% and 74% of the high and low closing prices, respectively, of Intertrans Common Stock during the 12 months ended February 3, 1995.

     Scott & Stringfellow also calculated multiples of the Nominal Value, the Minimum Nominal Value and the Maximum Nominal Value to Intertrans projected fiscal 1995 earnings per share, after-tax cash flow per share, and net revenue per share, and to Intertrans October 31, 1994 shareholders' equity per share (adjusted for two acquisitions made by Intertrans following October 31, 1994). The results of the calculations were multiples of the Nominal Value, the Minimum Nominal Value, and the maximum Nominal Value to: (i) Intertrans' projected fiscal 1995 earnings per share of 18.6x, 16.0x and 20.9x, respectively; (ii) Intertrans' projected fiscal 1995 after-tax cash flow per share of 14.2x, 12.2x and 16.0x, respectively; (iii) Intertrans' projected fiscal 1995 net revenue per share of 2.3x, 2.0x and 2.6x, respectively; and (iv) Intertrans' October 31, 1994 shareholders' equity per share (adjusted for two acquisitions made by Intertrans following October 31, 1994) of 3.0x, 2.6x, and 3.4x, respectively.

     Analysis of Contribution and Ownership of the Merger. Scott & Stringfellow performed an analysis of Intertrans' and Fritz's respective pro forma contributions to the combined company of net revenue, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), net income and market capitalization, if the Merger were to be consummated. Income statement calculations were based on a projected calendar 1995 income statement provided by Fritz and on a projected fiscal year 1995 income statement (adjusted to a calendar year period) provided by Intertrans. Closing stock prices of Intertrans Common Stock as of February 3, 1995 and Fritz Common Stock as of February 13, 1995, and outstanding shares of Common Stock and options to purchase Common Stock as of December 31, 1994 as provided by Intertrans and Fritz, were used. Neither projected operating synergies and cost savings nor transaction adjustments and nonrecurring costs were taken into account for this analysis. The analysis yielded a pro forma percentage contribution for calendar year 1995 by Intertrans of: (i) 23% of net revenue; (ii) 29% of operating income; (iii) 28% of EBITDA; (iv) 32% of net income (31%, applying Fritz's income tax rate to Intertrans); and (v) 21% of market capitalization. Based on the Merger Exchange Ratio of 0.380 to 0.390, Intertrans shareholders would have approximately 29.0% pro forma, fully-diluted ownership in the combined company.

     Comparison With Selected Publicly Traded Companies. Scott & Stringfellow analyzed certain market, income statement, growth and performance data of Intertrans and Fritz, comparing these statistics to comparable data for three publicly traded freight forwarding companies: Air Express International Corporation, Expeditors International of Washington, Inc., and The Harper Group, Inc. (hereinafter collectively referred to as the "Peer Group"). Using February 13, 1995 closing market prices, available trailing 12 month income statement data, and median First Call earnings per share estimates for 1995, this analysis showed, among other things, that the Peer Group traded at: (i) an average price to 1994 earnings per share multiple of 17.1x; and (ii) an average price to 1995 earnings per share multiple of 14.7x. This analysis showed that, based on closing market prices as of February 3, 1995 for Intertrans and February 13, 1995 for Fritz and members of the Peer Group, the equity market capitalization of Intertrans and Fritz was $156 million and $598 million, respectively, and the equity market capitalization of the Peer Group ranged from $254 million to $404 million and averaged $309 million.

     Scott & Stringfellow analyzed the growth of net revenue, operating income and earnings per share of Intertrans, Fritz, and the Peer Group from their respective fiscal 1991 to fiscal 1994 years, based on historical data, as well as the projected growth of these income statement items in fiscal 1995 based on the projections of Intertrans and Fritz and based on median First Call estimates for the Peer Group. The compound annual growth rates of Intertrans net revenue, operating income, and earnings per share from fiscal 1991 to fiscal 1994 were 19%, 16% and 12%, respectively. The projected growth rate of Intertrans earnings per share in fiscal 1995 versus fiscal 1994, based on Intertrans projections, was 15%. The compound annual growth rates of Fritz net revenue, operating income, and earnings per share from 1991 to 1994 were 27%, 36% and 34%, respectively. The projected growth rate of Fritz earnings per share in 1995 versus 1994, based on Fritz projections, was 24%. The average compound annual growth rates of the Peer Group net revenue, operating income, and earnings per share from 1991 to 1994 were approximately 12%, 10%, and 9%, respectively. The ranges of compound annual growth rates of the Peer Group member net revenue, operating income, and earnings per share from 1991 to 1994 were 0% to 25%, -4% to 19%, and 1% to 18%, respectively. The projected growth rates of the Peer Group member earnings per share in 1995 versus 1994, based on median First Call estimates, ranged from 15% to 17% and averaged 16%.

     Scott & Stringfellow also calculated a 12 month trailing return on average shareholders' equity for Intertrans (17%), Fritz (34%), and the Peer Group (average of 17%; range of 11% to 25%), based on available information).

     Pro Forma Analysis of the Merger. Scott & Stringfellow analyzed certain projected income statement and other data provided by the management of Intertrans and Fritz, and the Analysts' Estimates. For this analysis, Scott & Stringfellow assumed the Merger closed on January 1, 1995 for income statement purposes, and that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. Based on this data and these assumptions, Scott & Stringfellow analyzed certain pro forma effects resulting from the Merger. The pro forma analysis suggested that, including management estimates of operating synergies and cost savings and excluding nonrecurring costs resulting from the Merger, on a pro forma common share equivalent basis, the pro forma combined company's projected calendar 1995 earnings per share would be dilutive and the pro forma combined company's projected calendar 1996 earnings per share may be dilutive versus Intertrans' stand-alone projected earnings per share for the same periods.

     Net Present Value Analysis. Scott & Stringfellow prepared net present value analyses that indicated theoretical value ranges for Intertrans Common Stock and Fritz Common Stock. Scott & Stringfellow used information provided by Intertrans and Fritz, as well as the Analysts' Estimates, to calculate projected future cash flows for each of Intertrans and Fritz. Based on discount rates ranging from 13% to 18%, and terminal value multiples ranging from 12.0x to 15.5x net income for Intertrans and 18.0x to 22.0x net income for Fritz, the sums of future free cash flows and the range of related terminal values were discounted to present values. Based on these calculations, Scott & Stringfellow then derived present values per share ranging from $10.96 to $17.40 for Intertrans Common Stock, and ranging from $45.86 to $69.93 for Fritz Common Stock. Based on multiplying the closing price of Fritz Common Stock as of February 13, 1995 of $49.00 per share times the resulting Merger Exchange Ratio of 0.380, the Nominal Value of Fritz Common Stock to be received in exchange for each share of Intertrans Common Stock was $18.62.

     Analysis of Selected Merger/Acquisition Transactions. Scott & Stringfellow reviewed certain publicly available and other information concerning the nature and terms of selected transactions involving the merger/acquisition of all or part of certain companies in the international logistics services/freight forwarding industry or businesses somewhat similar to companies which operate in the industry. Many of the companies acquired recorded operating losses in the 12 months prior to the respective transactions, some of the reviewed transactions occurred over five years ago, and only incomplete information was available for some transactions. Scott & Stringfellow calculated a range of multiples of price to trailing 12 month revenue and net revenue and a range of multiples of enterprise value (equity market value, plus net debt) to trailing 12 month revenue and net revenue for transactions for which relevant data was available. Based on the Nominal Value of Fritz Common Stock to be received in exchange for each share of Intertrans Common Stock, the comparable price to revenue and net revenue multiples and enterprise value to revenue and net revenue multiples of Intertrans in connection with the Merger were materially greater than the highest comparable multiples calculated in this analysis. Scott & Stringfellow did not consider any of the merger/acquisition transactions reviewed in this analysis to be directly comparable to the Merger and did not consider any of the target companies acquired or merged to be directly comparable to Intertrans.

     Scott & Stringfellow has advised the Intertrans Board that, in connection with rendering its opinion dated April 12, 1995, Scott & Stringfellow considered certain updated publicly available historical financial information and market data in preparing updates to certain of the financial analyses described above. Scott & Stringfellow stated that the updated financial analyses confirmed its opinion as described above.

     Scott & Stringfellow is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Intertrans Board selected Scott & Stringfellow to serve as its financial advisor in connection with a possible merger with Fritz on the basis of Scott & Stringfellow's experience and expertise. Scott & Stringfellow is familiar with the international transportation logistics services/freight forwarding industry in general, and with Intertrans and its business in particular.

     In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time, have a long or short position in, and buy or sell, securities of Intertrans or Fritz for its own account or for the accounts of its customers.

     Intertrans paid Scott & Stringfellow a fee of $10,000 upon the signing of an engagement letter dated January 20, 1995, and a fee of $40,000 upon the delivery of its written opinion of fairness dated February 14, 1995. Intertrans has agreed to pay Scott & Stringfellow an additional fee of $500,000 upon the consummation of the Merger. Intertrans has further agreed to indemnify Scott & Stringfellow, and its affiliates, directors, officers, employees and agents, against certain liabilities, including certain liabilities under the federal securities laws, in connection with Scott & Stringfellow's engagement. In the event the Merger does not close, Intertrans has agreed to reimburse Scott & Stringfellow for its out-of-pocket expenses incurred in connection with the engagement, up to a total of $15,000.

EFFECTIVE TIME

     The Plan of Reorganization provides for the merger of Merger Sub with and into Intertrans. As a result of the Merger, Merger Sub will cease to exist and Intertrans will become a wholly owned subsidiary of Fritz. Intertrans, as the surviving corporation in the Merger, will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Intertrans and Merger Sub.

     Under the Plan of Reorganization, the Merger will become effective when (i) the Intertrans Merger Proposal (which, among other things, includes approval of the Merger and the Plan of Reorganization) has been approved by the shareholders of Intertrans and the Fritz Share Issuance Proposal has been approved by the stockholders of Fritz, (ii) the various other conditions described in the Plan of Reorganization have been satisfied, (iii) Articles of Merger substantially in the form of Exhibit 1.01 to the Plan of Reorganization have been filed in the Office of the Secretary of State of the State of Texas and (iv) all other filings or recordings required by applicable law, including those to be made with the Office of the Secretary of State of the State of California, have been made. See "-- Conditions to the Merger; Waiver." It is anticipated that if the necessary approvals are obtained at the Fritz Annual Meeting and the Intertrans Annual Meeting and all other conditions of the Merger have been satisfied or waived, the Merger will occur as soon as practicable following the conclusion of such meetings.

MANNER AND BASIS OF CONVERTING INTERTRANS SECURITIES

     Conversion of Intertrans Common Stock to Fritz Common Stock. At the Effective Time, each outstanding share of Intertrans Common Stock, except for
(i) shares of Intertrans Common Stock held by Fritz, (ii) any treasury shares and (iii) shares of Intertrans Common Stock as to which dissenters' rights have been perfected (see "-- Dissenters' Rights") will, automatically and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive that fraction of a share of Fritz's Common Stock as is equal to the "Merger Exchange Ratio," which will be determined as follows: (i) if the Average Fritz Trading Price (as defined below) is at least equal to $46.15 but not greater than $47.37, the Merger Exchange Ratio will equal the quotient of (A) $18.00 divided by (B) the Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share; (ii) if the Average Fritz Trading Price is at least equal to $41.00 but less than or equal to $46.15, the Merger Exchange Ratio will equal 0.390; (iii) if the Average Fritz Trading Price is greater than or equal to $47.37 but not greater than $55.00, the Merger Exchange Ratio will equal 0.380; (iv) if the Average Fritz Trading Price is less than $41.00, Intertrans will have the right to terminate the Plan of Reorganization unless Fritz elects to increase the Merger Exchange Ratio to a fraction equal to (A) $16.00 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share; or (v) if the Average Fritz Trading Price is greater than $55.00, the Merger Exchange Ratio will be 0.365.

     As used above, the term "Average Fritz Trading Price" means the arithmetic mean of each of the closing sale prices per share of Fritz's Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the first to occur of the shareholder meetings of Fritz and Intertrans contemplated by this Joint Proxy Statement/Prospectus (the "Determination Date").


     If the Average Fritz Trading Price were to have been calculated based upon the 20-trading day period ending on April 10, 1995, it would have been $63.68125. Under the terms of the Plan of Reorganization, an Average Fritz Trading Price calculated to be $63.68125 would result in a Merger Exchange Ratio equal to 0.365. For additional information regarding the Average Fritz Trading Price, the parties have established a toll-free telephone number (800-475-4427) that interested persons may call. Such information will detail the Average Fritz Trading Price calculated based upon the 20-trading day period preceding the date on which the telephone call is made by such persons and the Merger Exchange Ratio that would result from such Average Fritz Trading Price.


     In the event that Intertrans elects to terminate the Plan of Reorganization because the Average Fritz Trading Price is less than $41.00 and Fritz has not elected to increase the Merger Exchange Ratio to a fraction equal to (A) $16.00 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share, then Intertrans must give notice of termination (the "Termination Notice") to Fritz prior to 12:00 midnight (San Francisco time) on the Determination Date. Such termination will become effective automatically, without the action of either party, at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first to occur of the annual shareholder meetings contemplated by this Joint Proxy Statement/Prospectus unless, prior to such time, Fritz shall deliver notice to Intertrans to the effect that it has elected to increase the Merger Exchange Ratio in the manner contemplated above. If the Average Fritz Trading Price is less than $41.00 and Intertrans does not deliver the Termination Notice to Fritz within the prescribed period, then the Plan of Reorganization will automatically continue in full force and effect and the Merger Exchange Ratio will be fixed at 0.390.

     In the event Intertrans elects to terminate the Plan of Reorganization and if Fritz does not choose to increase the Merger Exchange Ratio as described above or through negotiations with Intertrans, the Plan of Reorganization will terminate automatically without further action of the parties at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first to occur of the annual shareholder meetings contemplated by this Joint Proxy Statement/Prospectus. If Fritz elects to increase the Merger Exchange Ratio in the manner permitted by the Plan of Reorganization, Intertrans' shareholders could receive a substantially larger equity interest in Fritz than would be the case at the previously negotiated Merger Exchange Ratio of 0.390. The following table presents the percentage of equity interest of Fritz stockholders and Intertrans shareholders on a pro forma combined basis as of April 10, 1995 (exclusive of shares issuable upon the exercise of outstanding options to purchase shares of Fritz Common Stock and Intertrans Common Stock), assuming Average Fritz Trading Prices of $40, $35 and $30.

                                                                     $40      $35      $30
                                                                     ----     ----     ----
    Current Fritz stockholders.....................................  72.7%    70.0%    66.7%
    Intertrans shareholders........................................  27.3     30.0     33.3
                                                                     ----     ----     ----
         Total Pro Forma Fritz stockholders........................   100%     100%     100%
                                                                     ====     ====     ====

     In the event that the Intertrans Board of Directors seeks to terminate the Plan of Reorganization and the Plan of Reorganization thereupon terminates in accordance with its terms, Fritz, Intertrans, or both, may be negatively affected due to the perceived loss of benefits associated with the proposed Merger. Among other things, the trading price of Fritz Common Stock, Intertrans Common Stock, or both, may be negatively affected by the termination of the Plan of Reorganization. See "Fritz -- Market Price of Common Stock; Dividends" and "Intertrans -- Market Prices of Common Stock; Dividends."

     THE ELECTION TO TERMINATE THE MERGER AND THE PLAN OF REORGANIZATION PURSUANT TO THE FOREGOING WILL BE MADE IN THE SOLE DISCRETION OF THE INTERTRANS BOARD OF DIRECTORS AND THE ELECTION TO INCREASE THE MERGER EXCHANGE RATIO WILL BE MADE IN THE SOLE DISCRETION OF THE FRITZ BOARD OF DIRECTORS.

     Fractional Shares. No fractional shares of Fritz Common Stock will be issued in connection with the Merger. All shares of Fritz Common Stock to which a holder of shares of Intertrans Common Stock is entitled will be aggregated. If a fractional share of Fritz Common Stock results from such aggregation, in lieu of such fractional share, each holder of Intertrans Common Stock who would otherwise have been entitled to receive a fraction of a share of Fritz Common Stock upon surrender of a stock certificate that, immediately prior to the Effective Time, represented outstanding shares of Intertrans Common Stock (a "Certificate") will be entitled to receive a cash payment from the Exchange Agent (as hereinafter defined) equal to such fraction multiplied by the closing price per share of Fritz Common Stock on the last business day prior to the Effective Date on which Fritz Common Stock traded on the Nasdaq National Market.

     Exchange of Certificates. As soon as practicable after the Effective Date, Fritz's exchange agent (the "Exchange Agent"), will mail to each holder of record of a Certificate whose shares are being converted into Fritz Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Fritz Common Stock. After the Effective Time, the stock transfer books of Intertrans will be closed and there will be no further registration of transfers on the stock transfer books of Intertrans or its transfer agent of the shares of Intertrans Common Stock that were outstanding immediately prior to the Effective Time.

     INTERTRANS SHAREHOLDERS SHOULD NOT SEND IN THEIR INTERTRANS STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS AND TRANSMITTAL FORMS FROM THE EXCHANGE AGENT AFTER COMPLETION OF THE MERGER.

ASSUMPTION OF INTERTRANS OPTIONS

     In December 1983, Intertrans adopted the 1983 Incentive Stock Option Plan (the "1983 ISO Plan"), pursuant to which 693,000 shares of Intertrans Common Stock have been reserved for issuance. In September 1984, Intertrans adopted the 1984 Incentive Stock Option Plan (the "1984 ISO Plan"), pursuant to which 750,000 shares of Intertrans Common Stock have been reserved for issuance. In December 1987, Intertrans adopted the 1987 Flexible Stock Option Plan (the "1987 Flexible Plan"), pursuant to which 750,000 shares of Intertrans Common Stock have been reserved for issuance. In January 1990, Intertrans adopted the 1990 Incentive Stock Option Plan (the "1990 ISO Plan"), pursuant to which 1,500,000 shares of Intertrans Common Stock have been reserved for issuance. In December 1992, Intertrans adopted the 1992 Nonqualified Stock Option Plan (the "1992 Plan"), pursuant to which 1,200,000 shares of Intertrans Common Stock have been reserved for issuance. The 1983 ISO Plan, the 1984 ISO Plan and the 1990 ISO Plan are hereinafter collectively referred to as the "ISO Plans." The ISO Plans, the 1987 Flexible Plan and the 1992 Plan are hereinafter collectively referred to as the "Intertrans Stock Option Plans." The shares of Intertrans Common Stock reserved for issuance under the Intertrans Stock Option Plans have been proportionately adjusted, as necessary, to reflect the three-for-two share dividend effected February 17, 1987, and the two-for-one share dividend effected June 7, 1993. The options granted under the ISO Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code. The 1987 Flexible Plan provides for the issuance of both incentive stock options and nonstatutory stock options. The 1992 Plan provides for the issuance of nonstatutory stock options. For a description of the Intertrans Stock Option Plans, see "Intertrans -- Executive Compensation -- Stock Option Plans."

     As of April 10, 1995, there were options outstanding to purchase 2,132,686 shares of Intertrans Common Stock at exercise prices ranging from $3.125 to $13.875, with a weighted average exercise price of approximately $8.76 per share, which options had been issued under the Intertrans Stock Option Plans.

     Prior to the Effective Time, Intertrans and Fritz will take such action as is necessary to cause each unexpired and unexercised option to purchase shares of Intertrans Common Stock (each an "Intertrans Stock Option"), to be automatically converted at the Effective Time into an option (each a "Fritz Stock Option") to purchase a number of shares of Fritz Common Stock equal to the number of shares of Intertrans Common Stock that could have been purchased under the Intertrans Stock Option immediately prior to the Effective Time multiplied by the Merger Exchange Ratio (with the resulting number of shares of Fritz Common Stock rounded down to the nearest whole share), at a price per share of Fritz Common Stock equal to the option exercise price determined pursuant to the Intertrans Stock Option divided by the Merger Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). For example, with an assumed Merger Exchange Ratio of 0.385, an Intertrans Stock Option to purchase 1,000 shares of Intertrans Common Stock at the weighted average exercise price of $8.76 per share would be converted into a Fritz Stock Option to purchase 385 shares of Fritz Common Stock at an exercise price of $22.75 per share. Other than the shares issuable upon exercise of outstanding Intertrans Stock Options and the exercise prices thereof, all terms and conditions of such options will remain generally the same after the Merger. Each holder of such an assumed Intertrans Stock Option will be issued a written instrument evidencing the assumption and specifying the adjusted number of shares of Fritz Common Stock subject to such option and the adjusted exercise price. Such instrument of assumption will be issued as soon as practicable following the Effective Time. The various Intertrans Stock Option Plans under which the assumed options remain outstanding will be assumed by Fritz in connection with the Merger.

     All employees of Intertrans that have received stock options under the 1992 Plan (1,098,667 shares as of April 10, 1995, including shares subject to options held by Sam N. Wilson, currently the Chief Executive Officer of Intertrans, and Carsten S. Andersen, currently the President of Intertrans) will receive fully vested options to purchase Fritz Common Stock regardless of the vesting status of such options, as contemplated by the 1992 Plan.

     Fritz intends to file a Registration Statement on Form S-8 under the Securities Act covering the shares of Fritz Common Stock issuable upon the exercise of Fritz Stock Options created by the assumption by Fritz of the Intertrans Stock Options and to cause such Registration Statement to become effective on the Effective Date or as soon thereafter as practicable.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Fritz has agreed in the Plan of Reorganization that until the Effective Time it will conduct its business in the ordinary course, and without the prior written consent of Intertrans, will not (i) adopt or propose any change in its charter documents, (ii) take any action that would result in a failure to maintain the trading of Fritz Common Stock on Nasdaq without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on Nasdaq, (iii) issue any Fritz securities, except as provided for in the Plan of Reorganization, (iv) knowingly enter into any transaction that would require this Joint Proxy Statement/Prospectus to be delayed or recirculated under circumstances which would in the reasonable judgment of Intertrans delay the occurrence of the Effective Date beyond July 31, 1995, except as provided for in the Plan of Reorganization, and (v) agree or commit to do any of the foregoing nor permit any of its subsidiaries to agree or commit to do any of the foregoing.

     In addition, Fritz has agreed to (i) give Intertrans access until the Effective Time to its financial and operating information, (ii) use reasonable best efforts to conduct its business in the ordinary course, (iii) comply in all material respects with its obligations, (iv) notify Intertrans of certain events enumerated in the Plan of Reorganization, (v) comply with a confidentiality agreement entered into between Fritz and Intertrans, (vi) take all action necessary to cause Merger Sub to perform its obligations under the Plan of Reorganization and to consummate the Merger on the terms and conditions set forth in the Plan of Reorganization, and (vii) cause to be delivered to each person Fritz believes to be an "affiliate" of Fritz a notice informing such persons of restrictions on transfer resulting from the Merger being accounted for as a pooling of interests, as defined in the Plan of Reorganization.

     The Merger Sub has agreed (i) not to issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Fritz and (ii) not to incur any indebtedness or liabilities of any kind except pursuant to the Plan of Reorganization.

     Intertrans has agreed in the Plan of Reorganization that until the Effective Time it will conduct its business in the ordinary course, and without the prior written consent of Fritz, will (i) not adopt or propose any change to its charter documents, (ii) not enter into or amend any employment agreements or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of January 31, 1995, or increase the compensation payable to any other employees, other than as permitted in the Plan of Reorganization, (iii) not issue any Intertrans securities, except pursuant to the exercise of Intertrans Stock Options, (iv) keep in full force and effect its existing directors' and officers' liability insurance and not modify or reduce the coverage thereunder, (v) other than the payment of dividends in accordance with its existing dividend policy, which policy is consistent with current Intertrans past practice, not pay any dividend or make any other distribution to holders of its capital stock nor will Intertrans or any of its subsidiaries redeem or otherwise acquire any Intertrans securities, (vi) not, directly or indirectly, dispose of or acquire any material properties or assets except in the ordinary course of business, (vii) not incur any additional indebtedness for borrowed money in excess of $100,000 in the aggregate, except pursuant to existing arrangements which have been disclosed to Fritz prior to February 14, 1995, (viii) not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock, other than expressly provided in the Intertrans Stock Option Plans, (ix) not knowingly enter into any transaction that would require this Joint Proxy Statement/Prospectus to be delayed or recirculated under circumstances which would in the reasonable judgment of Fritz delay the occurrence of the Effective Date beyond July 31, 1995, except as permitted in the Plan of Reorganization, and (x) not, and not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

     In addition, Intertrans has agreed (i) to give Fritz access until the Effective Time to its financial and operating information, (ii) use reasonable best efforts to conduct its business in the ordinary course, (iii) comply in all material respects with its obligations, (iv) notify Fritz of certain events enumerated in the Plan of Reorganization, (v) comply with a confidentiality agreement entered into between Fritz and Intertrans, (vi) cause each person who is an "affiliate" of Intertrans to deliver to Fritz on or prior to the Effective Date an Intertrans Affiliates Agreement (see "-- Resale of Fritz Common Stock; Agreements with Intertrans Affiliates").

OTHER OFFERS

     Intertrans has agreed (i) that Intertrans and its subsidiaries will not directly or indirectly take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) or subject to the fiduciary duties of the Intertrans Board of Directors under applicable law as advised by counsel to Intertrans, engage in negotiations with or disclose any nonpublic information relating to Intertrans or any of its subsidiaries to any person or entity that may be considering making or has made an Acquisition Proposal, (ii) that its Board of Directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fritz, the approval or recommendation by such Board of Directors of the Plan of Reorganization, the Merger or other transactions contemplated thereby or approve, recommend or propose to approve or recommend any Acquisition Proposal (other than an Acquisition Proposal made by Fritz), or approve or authorize Intertrans entering into any agreement with respect to any Acquisition Proposal, and (iii) to notify Fritz with respect to certain events concerning Acquisition Proposals and requests for information. Notwithstanding the foregoing, in the event the Board of Directors of Intertrans receives an Acquisition Proposal that, in the exercise of its fiduciary obligations, it determines to be a Superior Proposal (as defined below), the Board of Directors may (subject to the following) withdraw or adversely modify its approval or recommendation of the Plan of Reorganization, the Merger and the other transactions contemplated thereby and approve or recommend any such Superior Proposal, or approve or authorize Intertrans' entering into an agreement with respect to such Superior Proposal, in each case at any time after the fourth business day following notice to Fritz (a "Notice of Superior Proposal"). Intertrans may take any of these actions only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Fritz prior to the expiration of the fourth business day period specified above.

     As defined in the Plan of Reorganization, an "Acquisition Proposal" is any offer or proposal for, or any indication of interest in, a merger or other business combination involving Intertrans or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, Intertrans or any of its subsidiaries, other than the transactions contemplated by the Plan of Reorganization.

     Pursuant to the Plan of Reorganization, a "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, a material equity interest in or a material amount of voting securities or assets of Intertrans or any of its subsidiaries for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of Intertrans determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to Intertrans' shareholders than the transactions contemplated by the Plan of Reorganization (or otherwise proposed by Fritz as contemplated above).

CONDUCT OF BUSINESS FOLLOWING THE MERGER; BOARD OF DIRECTORS AND MANAGEMENT

     It is expected that, upon consummation of the Merger, Intertrans will operate as a wholly owned subsidiary of Fritz.

     Upon consummation of the Merger, the Fritz Board of Directors intends to increase the size of the Fritz Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, a director of Fritz to fill the vacancy created by such action. The Board of Directors of Fritz would then consist of Lynn C. Fritz, Dennis L. Pelino, Ronald A. Marcillac, James Gilleran, and Preston Martin, all of whom are current members of the Board of Directors of Fritz, and Mr. Andersen. Mr. Fritz will continue to serve as Chairman of the Board. See "Election of Fritz Directors" and "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Interests of Certain Persons in the Merger."

     Pursuant to the terms of the Plan of Reorganization, from and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub at the time of the Merger will become directors of Intertrans, and the officers of Intertrans at the time of the Merger will remain the officers of Intertrans. In addition, upon consummation of the Merger, Fritz will cause Sam N. Wilson, Chairman and Chief Executive Officer of Intertrans, to be designated an advisory director to the Board of Directors of Fritz and will appoint Mr. Andersen as Executive Vice President of Fritz and Managing Director of Fritz's air freight operations. For certain information regarding Mr. Andersen, see
"Intertrans -- Management" and "-- Executive Compensation."

CONDITIONS TO THE MERGER; WAIVER

     The respective obligations of Fritz and Intertrans are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived in writing by such parties):

          (i) Fritz's stockholders shall have duly approved the issuance of the Fritz Common Stock in connection with the Merger and Intertrans' shareholders shall have duly approved the Intertrans Merger Proposal (which, among other things, includes approval of the Merger and Plan of Reorganization);

          (ii) The Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or similar proceedings;

          (iii) Fritz and Intertrans shall have received an opinion from KPMG Peat Marwick LLP, independent certified public accountants, in form reasonably satisfactory to Fritz and Intertrans, to the effect that, based upon certain material facts and certain representations and warranties provided by Fritz and Intertrans described in such opinion, the business combination effected by the Merger would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC;

          (iv) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced which prohibits the consummation of the Merger;

          (v) There shall have been obtained any and all governmental authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction or any other governmental body or agency that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws; and

          (vi) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

     The obligations of Fritz and Merger Sub to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived in writing by Fritz):

          (i) The representations and warranties of Intertrans in the Plan of Reorganization (other than representations and warranties regarding certain litigation or certain other legal proceedings connected with the Merger) shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date) and Intertrans shall have provided Fritz with an officers certificate, dated as of the Effective Date, to that effect;

          (ii) Intertrans shall have performed and complied in all material respects with all of its covenants contained in the Plan of Reorganization on or before the Effective Date and Fritz shall receive an Intertrans' officers certificate to that effect;

          (iii) Except as set forth in the Intertrans disclosure schedule, there shall have been no change or development involving a prospective change since October 31, 1994, which would result in a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of Intertrans and its subsidiaries taken as a whole;

          (iv) Fritz shall have received from each person or entity who may be deemed to be an affiliate of Intertrans a duly executed Intertrans Affiliates Agreement (see "-- Resale of Fritz Common Stock; Agreements with Intertrans Affiliates"), and such Intertrans Affiliates Agreement shall remain in full force and effect;

          (v) All written consents, assignments, waivers or authorizations, other than governmental authorizations, that are required as a result of the Merger for the continuation in full force and effect of any material contracts or leases of Intertrans shall have been obtained; and

          (vi) Fritz shall have received from its counsel an opinion to the effect that the Merger will constitute a reorganization within the meaning of the Section 368 of the Code.

     The obligations of Intertrans to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived in writing by Intertrans):

          (i) The representations and warranties of Fritz in the Plan of Reorganization (other than representations and warranties regarding certain litigation or certain other legal proceedings connected with the Merger) shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by the Plan of Reorganization) and Fritz shall have provided Intertrans with an Officers Certificate, dated as of the Effective Date, to that effect;

          (ii) Fritz shall have performed and complied in all material respects with all of its covenants contained in the Plan of Reorganization on or before the Effective Date and Intertrans shall receive Fritz's officers certificate to that effect;

          (iii) Except as set forth in the Fritz disclosure schedule, there shall have been no change or development involving a prospective change since September 30, 1994, which would result in a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of Fritz and its subsidiaries taken as a whole; and

          (iv) Intertrans shall have received from its counsel an opinion to the effect that the Merger will constitute a reorganization within the meaning of the Section 368 of the Code.

TERMINATION OR AMENDMENT OF THE PLAN OF REORGANIZATION

     The Plan of Reorganization may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of Fritz or shareholders of Intertrans:

          (i) By Intertrans, if the Average Fritz Trading Price is less than $41.00 unless Fritz elects to increase the Merger Exchange Ratio to a fraction equal to (A) $16.00 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share;

          (ii) By the mutual consent of the Boards of Directors of Fritz, Merger Sub and Intertrans;

          (iii) By either Fritz or Intertrans, if, at the Intertrans Annual Meeting the requisite vote of Intertrans shareholders on the Intertrans Merger Proposal shall not have been obtained;

          (iv) By either Fritz or Intertrans, respectively, at any time after July 31, 1995; provided that the right to terminate the Plan of Reorganization pursuant to this provision is not available to any party whose failure to fulfill any obligation under the Plan of Reorganization has been the significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

          (v) By Fritz, if it is not in material breach of its obligations under the Plan of Reorganization and if any person or entity other than Fritz or any of Fritz's affiliates purchase 40% or more of the outstanding shares of Intertrans Common Stock;

          (vi) By either Fritz or Intertrans, if, at the Fritz Annual Meeting the requisite vote of Fritz stockholders in favor of the Fritz Share Issuance Proposal shall not have been obtained;

          (vii) By Fritz, if it is not in material breach of its obligations under the Plan of Reorganization and the Board of Directors of Intertrans shall have withdrawn or adversely modified its recommendation of the Merger, or recommended or approved the acceptance by shareholders of any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or an affiliate of Fritz);

          (viii) By either Fritz or Intertrans, respectively, (A) if there has been a breach of any representation and warranty in the Plan of Reorganization by the other party such that a party's conditions to the consummation of the Merger cannot be satisfied, or (B) if there has been a material breach on the part of Intertrans or Fritz or Merger Sub, respectively, of any covenant or agreement contained in the Plan of Reorganization such that a party's conditions to the consummation of the Merger cannot be satisfied, and in the case of both of the foregoing subclauses (A) and (B), such breach has not been promptly cured after notice to the breaching party; or

          (ix) By Intertrans, if the Board of Directors of Intertrans shall have proposed a definitive agreement with respect to a Superior Proposal as defined in, and in compliance with the procedures set forth in, the Plan of Reorganization.

     At any time before or after the approval of the Plan of Reorganization and the Merger by the shareholders of Intertrans and prior to the Effective Time, the Plan of Reorganization may be amended or supplemented by Fritz or Intertrans with respect to any of the terms contained therein, except that following the approval by Intertrans shareholders, no amendment or change to the Merger Exchange Ratio (or any other amendment which by law requires the approval by the shareholders of Intertrans) will be made without the further approval of the shareholders of Intertrans.

ACCOUNTING TREATMENT

     The Merger is expected to be treated as a "pooling of interests" in accordance with the provisions of Accounting Principles Board Opinion No. 16 on business combinations. It is a condition to the consummation of the Merger that, among other things, the parties receive an opinion from KPMG Peat Marwick LLP, independent certified public accountants, to the effect that, based upon certain material facts and certain representations and warranties provided by Fritz and Intertrans described in such opinion, the Merger would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC. See
"-- Conditions to the Merger; Waiver."

     Under the pooling of interests method of accounting, (i) the recorded assets and liabilities of Fritz and Intertrans will be carried forward to the combined companies at their recorded amounts, (ii) income of the combined companies will include income of Fritz and Intertrans for the entire fiscal year in which the Merger occurs, and (iii) the reported income of the separate companies for prior periods will be combined and restated as income of the combined companies. The management of each of Fritz and Intertrans anticipates that all expenses relative to the Merger will be recorded primarily in the quarter in which the Merger is consummated. See "Risk Factors -- Merger Expenses."

     If dissenter's rights were exercised with respect to shares of Intertrans Common Stock which, together with certain shares of Intertrans Common Stock that are disqualified or tainted for "pooling-of-interests" purposes, constitute more than 10% of the shares of Intertrans Common Stock outstanding immediately prior to the Effective Time, the Merger would not qualify as a "pooling-of-interests" for financial accounting purposes. If the number of shares with respect to which dissenters' rights are exercised exceeds the 10% limitation, it is likely that the Merger would not be consummated, unless such condition is waived. See
"-- Dissenter's Rights" and "-- Description of Merger and Plan of
Reorganization -- Conditions to the Merger; Waiver."

RESALE OF FRITZ COMMON STOCK; AGREEMENTS WITH INTERTRANS AFFILIATES

     The shares of Fritz Common Stock to be issued in the Merger will be registered under the Securities Act on a Registration Statement of which this Joint Proxy Statement/Prospectus is a part, thereby allowing such shares of Fritz Common Stock to be traded without restriction by all holders not deemed to be affiliates of Intertrans prior to the consummation of the Merger.

     As a condition to the Merger, prior to the Effective Time, each principal executive officer, each director and each other person who may be deemed to be an affiliate of Intertrans will be required to deliver to Fritz an affiliates agreement ("Intertrans Affiliates Agreement") pursuant to which, among other things, such persons will agree not to sell, transfer or otherwise dispose of any shares of Intertrans Common Stock or Fritz Common Stock during the 30-day period immediately preceding the Effective Time and until such time after the Effective Time as Fritz has publicly released a report including the combined financial results of Fritz and Intertrans for a period of at least 30 days of combined operations of Fritz and Intertrans within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Furthermore, pursuant to the Intertrans Affiliates Agreements, each of such persons will agree to refrain from the sale or transfer of any Fritz Common Stock received in connection with the Merger except in accordance with the provisions of the Securities Act and the general rules and regulations promulgated thereunder. Compliance with Intertrans Affiliates Agreement is an element required for Fritz to account for the Merger as a "pooling-of-interests." Upon consummation of the Merger, based on the number of shares of Intertrans Common Stock outstanding or subject to options exercisable within 60 days of April 10, 1995, the persons who may be deemed to be affiliates of Intertrans are expected to receive an aggregate of 661,734, or 4.0%, of the outstanding shares of Fritz Common Stock (assuming no dissenting shares).

     Affiliates of Fritz will also be subject to certain limitations on their ability to sell, transfer or otherwise dispose of shares of Fritz Common Stock during the period preceding the Merger. Fritz has agreed that it will, at least 30 days prior to the Effective Date, cause to be delivered to each person Fritz believes to be an affiliate of Fritz a notice informing such persons of restrictions on transfer resulting from the Merger being accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Board of Directors and Management. In considering the recommendation of the Board of Directors of Intertrans with respect to the Merger, shareholders should be aware that certain officers and directors of Intertrans have interests in connection with the Merger.

     As of the Intertrans Record Date, members of the Board of Directors and executive officers of Intertrans beneficially owned 1,718,791 shares of Intertrans Common Stock, including shares issuable upon the exercise of stock options. In particular, as of the Intertrans Record Date, Sam N. Wilson, Chairman of the Board and Chief Executive Officer of Intertrans, beneficially owned 643,002 shares, and Carsten S. Andersen, President of Intertrans, beneficially owned 570,538 shares, of Intertrans Common Stock, including shares issuable upon the exercise of stock options. Following the consummation of the Merger and assuming they will own the same number of shares of Intertrans Common Stock at the time of the Merger as they did at the Intertrans Record Date, the officers and members of the Board of Directors of Intertrans immediately prior to the Merger will beneficially own 661,734 shares of Fritz Common Stock including shares issuable upon the exercise of stock options (assuming a Merger Exchange Ratio of 0.385). Of such shares, Mr. Wilson will beneficially own 247,556 and Mr. Andersen will beneficially own 219,657. See "Intertrans -- Stock Ownership of Management and Principal Shareholders."

     The Board of Directors of Intertrans will be reconstituted after the Merger, but the officers of Intertrans immediately prior to the Effective Time will be officers of Intertrans, as a subsidiary of Fritz. See "-- Conduct of Business Following the Merger; Board of Directors and Management."

     Effective August 7, 1992, Intertrans entered into a Services Agreement with Mr. Wilson in which Mr. Wilson agreed to serve as Chief Executive Officer for a three-year period. The Services Agreement also calls for Mr. Wilson to provide consulting services to Intertrans for a ten-year period following the termination of his employment as Chief Executive Officer. Among the benefits accorded to Mr. Wilson under the Services Agreement and a related Option Agreement, is an option to purchase 500,000 shares of Intertrans Common Stock under a Nonqualified Stock Option Agreement pursuant to the 1992 Plan. The vesting of these options will accelerate as a result of the Merger and all unexercised options will become immediately exercisable. If Mr. Wilson terminates his employment as a result of the Merger, as he is entitled to do, he will receive unpaid salary to the date of termination, plus his severance amount, as a lump sum or in equal monthly installments, equal to the sum of the aggregate annual salary for each year a portion thereof which he would have received had his employment not been terminated. In light of the anticipated termination of Mr. Wilson's Services Agreement in August of 1995 pursuant to its terms, such severance amount is not expected to exceed $50,000. Following his tenure as Chief Executive Officer, Mr. Wilson has agreed to provide consulting services to Intertrans for a ten-year period for a compensation of $200,000 per annum. The consulting arrangement with Mr. Wilson will come into effect upon Mr. Wilson's resignation as Chief Executive Officer of Intertrans in connection with the Merger. If Intertrans terminates Mr. Wilson's consulting services or Mr. Wilson voluntarily resigns following the Merger, Mr. Wilson will be entitled to receive unpaid compensation through the date of termination, plus severance amount, as a lump sum or in equal monthly installments, equal to the aggregate annual compensation for each year or portion thereof which he would have received had his consulting services not been terminated. In addition, Mr. Wilson will be entitled to exercise any stock options which are exercisable on the date of termination. If Mr. Wilson's consulting services are terminated by reason of his death, his estate will be entitled to receive any unpaid compensation for services rendered through the date of termination and exercise any stock options which are exercisable on the date of termination. In addition, Mr. Wilson's estate or his beneficiary will be entitled to receive a lump sum payment of $2,000,000 less the sum of all compensation actually paid to Mr. Wilson for his consulting services. This obligation is fully insured by key man life insurance policies maintained by Intertrans. See "Intertrans -- Executive Compensation" below. Notwithstanding any express term of the Services Agreement to the contrary, Mr. Wilson has represented to Fritz that he will not take any action or make any election under the Services Agreement that would (i) for a specified period of time following the Merger, give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code, or (ii) adversely impact the ability of the transactions contemplated by the Plan of Reorganization to qualify as a plan of reorganization in accordance with the provisions of Section 368(a) of the Code. See "Intertrans -- Executive Compensation -- Certain Employment Agreements and Related Arrangements."

     Following the Merger, Mr. Andersen, the current President of Intertrans, will become Executive Vice President of Fritz and Managing Director of Fritz's air freight operations following the Merger and will report directly to Mr. Fritz. Upon consummation of the Merger, the Fritz Board of Directors intends to increase the size of the Fritz Board of Directors from five to six directors and appoint Mr. Andersen a director of Fritz to fill the vacancy created by such action. The parties anticipate that prior to the consummation of the Merger, Fritz and Mr. Andersen will enter into an Employment Agreement setting forth the terms of Mr. Andersen's new employment relationship with Fritz, which agreement will supersede his existing Employment Agreement with Intertrans. See "Intertrans -- Executive Compensation -- Certain Employment Agreements and Related Arrangements."

     Pursuant to the Plan of Reorganization, all outstanding options to purchase Intertrans Common Stock will be assumed by Fritz and converted into options to purchase Fritz Common Stock. All employees of Intertrans that have received stock options under the 1992 Plan (1,098,667 shares as of April 10, 1995, including all options to purchase Intertrans Common Stock held by Messrs. Wilson and Andersen described above) will receive fully vested options to purchase Fritz Common Stock regardless of the vesting status of such options prior to the Merger, as contemplated by the 1992 Plan. See "-- Assumption of Intertrans Options."

     Financial Advisors. Intertrans paid Scott & Stringfellow a fee of $10,000 upon the signing of an engagement letter dated January 20, 1995, and a fee of $40,000 upon the delivery of its written opinion of fairness. Intertrans has agreed to pay Scott & Stringfellow an additional fee of $500,000 upon the consummation of the Merger. Intertrans has further agreed to indemnify Scott & Stringfellow, and its affiliates, directors, officers, employees and agents, against certain liabilities, including certain liabilities under the federal securities laws, in connection with Scott & Stringfellow's engagement. In the event the Merger does not close, Intertrans has agreed to reimburse Scott & Stringfellow for its out-of-pocket expenses incurred in connection with the engagement, up to a total of $15,000. See "-- Financial Advisors."

     Pursuant to a letter agreement dated as of January 18, 1995 between Fritz and Morgan Stanley, if the Merger is successfully consummated, Fritz will pay Morgan Stanley a transaction fee of $1,750,000. Fritz has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws in connection with its services. Morgan Stanley and its affiliates have provided financial advisory and financing services to Fritz since 1992 and have received customary fees in connection with these services, including the initial public offering of Fritz in October, 1992 and a secondary offering in November, 1994. See "-- Financial Advisors."

FEES AND EXPENSES

     Except as set forth in the following paragraphs, both Intertrans and Fritz have agreed to bear their own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by each party, in connection with the transaction contemplated by the Plan of Reorganization.

     If (i) the Plan of Reorganization is terminated by either Fritz or Intertrans because the requisite vote of the Intertrans shareholders at the Intertrans Annual Meeting is not obtained, and (ii) prior to the Intertrans Annual Meeting an Acquisition Proposal is received by Intertrans, then, at the time of such termination, Intertrans shall pay to Fritz an amount equal to $3,000,000. Furthermore, if following such termination the principal transaction contemplated by any Acquisition Proposal is consummated within 12 months of such termination, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz an additional amount of $4,500,000.

     If (i) the Plan of Reorganization is terminated by either Fritz or Intertrans because the requisite vote of the Intertrans shareholders at the Intertrans Annual Meeting is not obtained, and (ii) prior to the Intertrans Annual Meeting no Acquisition Proposal is received by Intertrans, and following such termination (iii) a definitive agreement relating to any Acquisition Proposal is entered into by Intertrans or one of its affiliates within six months of such termination, and (iv) the principal transaction contemplated by such definitive agreement is consummated within 12 months of the termination, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz an amount equal to $7,500,000.

     If (i) the Plan of Reorganization is terminated (A) by Fritz or Intertrans because the Effective Date has not occurred on or before July 31, 1995, or (B) by Fritz, provided that Fritz is not in material breach of any of its obligations under the Plan of Reorganization, because any person or entity has purchased 40% or more of the outstanding shares of Intertrans Common Stock, or because Intertrans has breached its representations, warranties or covenants without promptly curing such breach after receiving notice of such breach, and
(ii) the principal transaction contemplated by any Acquisition Proposal is consummated within nine months of any termination described in (A) or (B), regardless of whether the Acquisition Proposal had been received by Intertrans at the time of termination, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz an amount equal to $7,500,000.

     If the Plan of Reorganization is terminated (i) by Fritz, provided that Fritz is not in material breach of any of its obligations under the Plan of Reorganization, because the Board of Directors of Intertrans withdraws or adversely modifies its recommendation of the Merger or recommends or approves any acceptance by Intertrans' shareholders of any Acquisition Proposal, or (ii) by Intertrans because its Board of Directors enters into a definitive agreement with respect to a Superior Proposal as defined in, and in compliance with, the Plan of Reorganization, then, at the time any termination described in (i) or
(ii), Intertrans shall pay to Fritz an amount equal to $3,000,000. Furthermore, if following any termination described in (i) or (ii), the principal transaction contemplated by any Acquisition Proposal is consummated within 12 months of the termination, regardless of whether such Acquisition Proposal was received by Intertrans at the time of termination, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz an amount equal to $4,500,000.

     If the Plan of Reorganization is terminated by Fritz or Intertrans because the requisite vote of the Fritz stockholders at the Fritz Annual Meeting is not obtained with respect to the Fritz Share Issuance Proposal, and at the time of such termination (i) Intertrans is not in material breach of any of its obligations under the Plan of Reorganization, and (ii) the Board of Directors of Intertrans shall not have (x) withdrawn or adversely modified its recommendation of Merger or (y) recommended or approved any acceptance by Intertrans' shareholders of any Acquisition Proposal, then, at the time of such termination, Fritz shall pay to Intertrans an amount equal to $2,500,000.

GOVERNMENTAL AND REGULATORY APPROVALS

     To the knowledge of Fritz and Intertrans, no governmental or regulatory approvals are required for consummation of the Merger, other than compliance with the provisions of applicable securities and "blue sky" laws of various jurisdictions and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On March 17, 1995, Fritz and Intertrans, respectively, filed Pre-Merger Notifications under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. Early termination of the waiting period applicable to the consummation of the Merger was granted on April 3, 1995 under the HSR Act.

     Federal and state antitrust enforcement authorities are entitled to scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under antitrust laws that it deems necessary or desirable in the public interest. Such action could include seeking divesture of businesses acquired as a result of the Merger. Private parties may also bring legal actions under antitrust laws under certain circumstances.

INDEMNIFICATION

     The Restated Certificate of Incorporation and Restated Bylaws of Fritz and the Restated Articles of Incorporation, as amended, and Restated Bylaws of Intertrans provide for the indemnification of each respective company's directors and officers against liabilities arising in the course of performance of their duties to Fritz and Intertrans, respectively, subject to certain limitations imposed by law. In the Plan of Reorganization, Fritz and Intertrans have agreed that, until the occurrence of the earlier of the Effective Time or termination of the Plan of Reorganization, they would not adopt or propose any changes to their respective charter documents. Fritz has also entered into indemnification agreements with its directors and all of its executive officers. These indemnification agreements provide indemnification rights that are substantially similar to those found in Fritz's Restated Certificate of Incorporation and Restated Bylaws.

     In the Plan of Reorganization, Intertrans has agreed that until the occurrence of the earlier of the Effective Time or termination of the Plan of Reorganization, it will keep in full force and effect its existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain of the principal federal income tax considerations associated with the Merger under the Code. As it is not feasible to describe all of the tax consequences associated with the Merger, each stockholder should consult his or her tax advisor with respect to the tax consequences of the Merger applicable to his or her specific circumstances. In particular, the following discussion does not address the potential tax consequences applicable to Intertrans shareholders who are dealers in securities, who acquired their Intertrans Common Stock through stock option or stock purchase programs or other employee plans, or who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, nonresident alien individuals or foreign entities), nor any potential tax consequences applicable to the holders of Intertrans Stock Options assumed by Fritz in the Merger. The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Intertrans, Fritz and their respective stockholders. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Merger or other transactions described in this Joint Proxy Statement/Prospectus.

     Neither Fritz nor Intertrans has requested a ruling from the Internal Revenue Service in connection with the Merger. However, the Merger has been structured with the intention that it qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. It is a condition to the respective obligations of Fritz and Intertrans to consummate the Merger that counsel to each of Fritz and Intertrans deliver an opinion to Fritz and Intertrans, respectively, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such tax opinions will be subject to certain assumptions and qualifications and will be based on (i) various representations of the management of Intertrans and Fritz and certain Intertrans shareholders, including representations from Intertrans and certain of Intertrans' shareholders to the effect that as of the Effective Time there will be no plan or intention on the part of Intertrans shareholders to sell or otherwise dispose of a number of shares of Fritz Common Stock received in the Merger so as to jeopardize the qualification of the Merger as a reorganization for federal income tax purposes and (ii) the assumption that the Merger will be consummated as described in the Plan of Reorganization and this Joint Proxy

Statement/Prospectus. Such opinions will neither be binding on the Internal Revenue Service nor preclude it from adopting a contrary position.

     Qualification of the Merger as a reorganization depends on compliance with certain technical requirements of federal income tax law, including, among others, the requirement that a continuity of proprietary interest be maintained by the shareholders of the merged corporation. In order for this requirement to be satisfied, the shareholders of Intertrans must not, pursuant to a plan or intention existing at or prior to the Merger, dispose of so much of either (A) their shares of Intertrans Common Stock in anticipation of the Merger or (B) the Fritz Common Stock received pursuant to the Merger such that the holders of shares of Intertrans Common Stock, as a group, would no longer have a significant equity interest in the Intertrans business being conducted by the combined companies after the Merger. It is the position of the Internal Revenue Service that the continuity of interest requirement generally will be considered satisfied if the shareholders of the merged corporation receive in the aggregate (and have no plan to dispose of) stock of the acquiring corporation equal in value to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the effective date of the reorganization, and a decision of the United States Supreme Court indicates that continuity of interest in the range of 40% is sufficient.

     With the exception of cash paid in lieu of fractional shares and cash paid to dissenting shareholders, the Plan of Reorganization provides that all of the consideration paid by Fritz to Intertrans' shareholders in exchange for their Intertrans Common Stock pursuant to the Merger will consist of Fritz Common Stock. Furthermore, Intertrans, pursuant to the Plan of Reorganization, is obligated to obtain from each of its affiliates a representation that such affiliate has no plan to sell, transfer or otherwise dispose of or convey more than 50% of the Fritz Common Stock received by them pursuant to the Merger. See "-- Resale of Fritz Common Stock; Agreements with Intertrans Affiliates." Satisfaction of the continuity of interest requirement, however, depends in part on actions that may be taken by Intertrans' shareholders either before or after the consummation of the Merger over which neither Intertrans nor Fritz had any control. Accordingly, there can be no assurance that the continuity of interest requirement will be satisfied with respect to the Merger. If the continuity of interest requirement (or any other requirement for reorganization treatment under the Code) is not satisfied, the Merger will not be treated as a reorganization and material adverse tax consequences will result to Intertrans, Fritz and some or all of the holders of Intertrans Common Stock.

     Tax Consequences to Intertrans Shareholders. Assuming the Merger is treated as a reorganization under the Code, the following federal income tax consequences, among others, generally will apply to Intertrans' shareholders:

          (i) No gain or loss will be recognized by the holders of Intertrans' Common Stock with respect to the receipt of Fritz Common Stock in exchange for such Intertrans Common Stock pursuant to the Merger (except with respect to any cash or other property received, including, without limitation, cash received in lieu of fractional shares of Fritz Common Stock).

          (ii) The aggregate tax basis of the Fritz Common Stock received by Intertrans shareholders will be the same as the aggregate tax basis of the Intertrans Common Stock surrendered in the Merger, decreased by the amount of any tax basis allocable to fractional shares of Fritz Common Stock in lieu of which cash will be paid.

          (iii) The holding period of the Fritz Common Stock received by each Intertrans shareholder will include the period for which the Intertrans Common Stock surrendered in exchange therefor was considered to be held, provided the Intertrans Common Stock so surrendered is held as a capital asset at the Effective Time.

          (iv) Payment received by holders of Intertrans Common Stock in lieu of fractional shares of Fritz Common Stock will be treated as payment in redemption of such fractional shares and, provided that the redeemed interest is held as a capital asset at the Effective Time, will generally result in the recognition of capital gain or loss by such holders measured by the difference between the amount received and the tax basis allocable to such fractional shares.

          (v) A holder of shares of Intertrans Common Stock who exercises dissenters' rights with respect to such shares and receives payment for such shares in cash generally will recognize capital gain or loss measured by the difference between the amount of cash received and such holder's basis in the Dissenting Shares (as defined below), provided that the shares are held as a capital asset at the Effective Time. However, different tax consequences, including treatment of the payment as the equivalent of a dividend distribution or the treatment of all or a portion of any such gain as ordinary income, could apply depending upon the shareholder's particular circumstances, such as whether the shareholder exercises dissenters' rights with respect to all or only a portion of the shareholder's Intertrans Common Stock, whether the shareholder is deemed under applicable attribution rules to own Intertrans Common Stock held by related parties and whether any of the shares with respect to which the shareholder exercises dissenters rights were acquired pursuant to an incentive stock option within the meaning of Section 422 of the Code. Accordingly, Intertrans shareholders should consult their tax advisors with respect to the income tax consequences of exercising dissenters' rights under their particular circumstances.

     Irrespective of the reorganization status of the Merger, a recipient of shares of Fritz Common Stock will recognize gain if and to the extent any such shares are considered to be received in exchange for services or property (other than Intertrans Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain also will be recognized if and to the extent an Intertrans shareholder is treated as receiving (directly or indirectly) consideration other than Fritz Common Stock in exchange for his or her Intertrans Common Stock.

     Tax Consequences to Fritz and Intertrans. Assuming the Merger is treated as a reorganization under the Code, generally no gain or loss will be recognized by Fritz or Intertrans as a result of the Merger. The Merger will not have any tax consequences for Fritz stockholders.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX CONSEQUENCES WHICH MAY OCCUR AS A RESULT OF THE MERGER. STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL TAX CONSEQUENCES OF THE MERGER, THE HOLDING AND DISPOSING OF FRITZ COMMON STOCK RECEIVED IN THE MERGER, THE EXERCISE OF ANY OPTIONS TO PURCHASE FRITZ COMMON STOCK ASSUMED IN THE MERGER AND THE TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER JURISDICTION.

DISSENTERS' RIGHTS

     Holders of Intertrans Common Stock may dissent from approval of the Intertrans Merger Proposal under Article 5 (Sections 5.11-5.13) of the Texas Business Corporation Act ("Article 5") and require Intertrans to purchase for cash the shares of Intertrans Common Stock owned by such holder at their fair market value. If any holder of Intertrans Common Stock elects to exercise such dissenters' rights and properly follows the procedures set forth in Article 5, such holder will not be entitled to receive any of the consideration to which such holder would otherwise have been entitled in respect of such shares under the terms of the Plan of Reorganization.

     The following summary of the provisions of Article 5 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of sections of Article 5 dealing with dissenters' rights, which are reproduced in full as Appendix F to this Joint Proxy Statement/Prospectus.

     If the Merger is approved by the required vote of Intertrans' shareholders and is not abandoned or terminated, each holder of shares of Intertrans Common Stock who votes against approval and adoption of the Plan of Reorganization, and who follows the procedures set forth in Article 5 and whose shares constitute Dissenting Shares (as defined below) will be entitled to have his or her shares of Intertrans Common Stock purchased by Intertrans for cash at their fair market value. The fair market value of shares of Intertrans Common Stock will be determined as of the day before the Intertrans Annual Meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In this Joint Proxy Statement/Prospectus, "Dissenting Shares" shall refer to those shares of Intertrans Common Stock with respect to which the holders thereof have voted against the approval of the Plan of Reorganization and Merger and perfected their purchase demand in accordance with Article 5 and have not effectively withdrawn or lost such rights.

     A shareholder of Intertrans wishing to exercise dissenters' rights must file with Intertrans, prior to the Intertrans Annual Meeting, a written objection to the Merger, setting out that the shareholder's right to dissent will be exercised if the Merger is effective and giving the shareholder's address, to which notice thereof will be delivered or mailed in that event. The demand is not effective for any purpose unless it is received by Intertrans or its transfer agent not later than the date of the Intertrans Annual Meeting. A holder who wishes to exercise dissenters' rights should mail or deliver his or her written demand to Intertrans at 125 E. John Carpenter Freeway, Suite 900, Irving, Texas 75062, directed to the attention of Intertrans' General Counsel. The demand should specify the holder's name and mailing address and state that such holder will exercise his or her right to dissent in the event that the Merger is effected. Only a holder of record shares of Intertrans Common Stock at April 4, 1995 (or his or her duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder's name.

     Within 10 days after the Merger is effected, Intertrans will deliver or mail to the shareholder written notice (the "Approval Notice") that the Merger has been effected, and the shareholder may, within 10 days from the delivery or mailing of the Approval Notice, make written demand on Intertrans for payment of the fair value of the shareholder's shares. The demand must state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the 10-day period will be bound by the Merger and thereupon will be entitled to receive only such consideration as provided for in the Plan of Reorganization.

     Within 20 days after receipt by Intertrans of a demand for payment made by a dissenting shareholder in accordance with the preceding paragraph, Intertrans will deliver or mail to the shareholder a written notice that will either (i) set out that Intertrans accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the date on which the Merger was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or (ii) contain an estimate by Intertrans of the fair value of the shares, together with an offer to pay the amount of that estimate within 90 days after the date on which the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed.

     If Intertrans and the shareholder fail to agree upon the fair market value of such shareholder's Dissenting Shares within 60 days after the Merger is effected, then within 60 days after the expiration of the 60-day period, Intertrans or any shareholder who has made a valid written purchase demand may file a petition in a court of competent jurisdiction in Dallas County, Texas, requesting a determination as to the fair market value of such Dissenting Shares. The court will determine whether the shareholder has complied with the provisions of Article 5 and has therefore become entitled to the valuation of and payment for his shares. If a valuation procedure is called for, the court will appoint qualified appraisers to determine the value. Court costs will be allocated between the parties in such manner as the court determines.

     Any holder of Dissenting Shares who has duly demanded the purchase of his or her shares under Article 5 will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to Article 5 and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent.

     If any holder of shares of Intertrans Common Stock who demands the purchase of his or her shares under Article 5 fails to perfect, or effectively withdraws or loses his or her right to such purchase, the shares of such holder will be converted into a right to receive that number of shares of Fritz Common Stock equal to the Merger Exchange Ratio multiplied by the number of shares of Intertrans Common Stock held by such person, in accordance with the Plan of Reorganization.

     If holders of more than an insignificant number of shares of Intertrans Common Stock elect to exercise their dissenters' rights, such action could adversely impact the ability of Fritz to account for the business combination contemplated by the Merger as a "pooling of interests" under generally accepted accounting principles.

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements assume a business combination between Fritz and Intertrans accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma combined condensed balance sheet combines Fritz's December 31, 1994 consolidated balance sheet with Intertrans' October 31, 1994 consolidated balance sheet, giving effect to the Merger as if it occurred on December 31, 1994. The pro forma combined condensed statements of income combines Fritz's historical consolidated statements of income for each of the three fiscal years ended December 31, 1994, 1993 and 1992, respectively, with the corresponding Intertrans historical consolidated statements of income for each of the three fiscal years ended October 31, 1994, 1993 and 1992, respectively.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position. The unaudited pro forma combined condensed financial statements do not incorporate any benefits from cost savings or synergies of operations of the combined company.

     These pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Fritz and Intertrans incorporated by reference herein. See "Incorporation of Certain Information by Reference."

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           (IN THOUSANDS, UNAUDITED)

                                            FRITZ AS OF      INTERTRANS AS OF    PRO FORMA        PRO FORMA
                                         DECEMBER 31, 1994   OCTOBER 31, 1994   ADJUSTMENTS       COMBINED
                                         -----------------   ----------------   ------------      ---------
ASSETS
  CURRENT ASSETS:
  Cash and other current assets........      $  45,968           $ 23,236         $     --        $  69,204
  Accounts receivable, net.............        245,381             74,650               --          320,031
                                         -----------------   ----------------   ------------      ---------
          Total current assets.........        291,349             97,886               --          389,235
  PROPERTY AND EQUIPMENT -- NET........         62,284             14,811           (5,000)(3)       72,095
  INTANGIBLES AND OTHER ASSETS.........         46,070             16,691               --           62,761
                                         -----------------   ----------------   ------------      ---------
          TOTAL ASSETS.................      $ 399,703           $129,388         $ (5,000)       $ 524,091
                                         =============       ============        =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
  Current portion of long-term
     obligations.......................      $   7,219           $     --         $               $   7,219
  Accounts payable and accrued
     expenses..........................        240,594             58,140           20,500(3)       319,234
  Income tax payable...................          4,493              2,207           (7,175)(3)           22
                                                                                       497(5)
                                         -----------------   ----------------   ------------      ---------
          Total current liabilities....        252,306             60,347           13,822          326,475
  LONG-TERM OBLIGATIONS................         33,048                 --               --           33,048
  DEFERRED INCOME TAXES................          2,989                303           (1,750)(3)        1,542
  OTHER LIABILITIES....................          3,901                 --               --            3,901
                                         -----------------   ----------------   ------------      ---------
          TOTAL LIABILITIES............        292,244             60,650           12,072          364,966
                                         -----------------   ----------------   ------------      ---------
  STOCKHOLDERS' EQUITY:
  Preferred stock......................             --                 --               --
  Common stock.........................            275             26,310               --           26,585
  Additional paid-in capital...........         94,394                 25               --           94,419
  Retained earnings....................         47,597             47,730          (16,575)(3)       78,255
                                                                                      (497)(5)
  Treasury stock -- at cost............        (35,000)            (6,386)              --          (41,386)
  Cumulative foreign currency
     translation adjustment............            193              1,059               --            1,252
                                         -----------------   ----------------   ------------      ---------
          Total stockholders' equity...        107,459             68,738          (17,072)         159,125
                                         -----------------   ----------------   ------------      ---------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY.......      $ 399,703           $129,388         $ (5,000)       $ 524,091
                                         =============       ============        =========         ========

        See notes to pro forma combined condensed financial statements.

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           FRITZ              INTERTRANS
                                        YEAR ENDED            YEAR ENDED        PRO FORMA      PRO FORMA
                                     DECEMBER 31, 1994     OCTOBER 31, 1994     ADJUSTMENTS     COMBINED
                                     -----------------     ----------------     ---------      ----------
REVENUE..............................     $ 515,969            $452,156         $(194,736)(4)   $773,389
FREIGHT CONSOLIDATION COSTS..........       270,521             194,736           (24,451)(4)    440,806
                                     -----------------     ----------------     ---------      ----------
NET REVENUE..........................       245,448             257,420          (170,285)       332,583
                                     -----------------     ----------------     ---------      ----------
OPERATING EXPENSES:
  Direct transportation costs........            --             170,285          (170,285)(4)         --
  Salaries and related costs.........       139,102                  --            44,252(4)     183,354
  General and administrative and
     other...........................        74,974              72,298           (44,252)(4)    103,020
                                     -----------------     ----------------     ---------      ----------
          Total Operating Expenses...       214,076             242,583          (170,285)       286,374
                                     -----------------     ----------------     ---------      ----------
INCOME FROM OPERATIONS...............        31,372              14,837                --         46,209
OTHER INCOME (EXPENSES) -- NET.......        (1,263)                576                --           (687)
                                     -----------------     ----------------     ---------      ----------
INCOME BEFORE TAXES ON INCOME........        30,109              15,413                --         45,522
TAXES ON INCOME......................        10,538               4,851               544(5)      15,933
                                     -----------------     ----------------     ---------      ----------
NET INCOME...........................     $  19,571            $ 10,562         $    (544)      $ 29,589
                                     =============         ============         =========      =========
  Net income per share -- primary....     $    1.73            $   0.87                         $   1.85
                                     =============         ============                        =========
  Weighted average shares
     outstanding.....................        11,337              12,161                           16,019
                                     =============         ============                        =========
  Net income per share -- fully
     diluted.........................     $    1.70            $   0.87                         $   1.82
                                     =============         ============                        =========
  Weighted average shares
     outstanding.....................        11,519              12,206                           16,218
                                     =============         ============                        =========

        See notes to pro forma combined condensed financial statements.

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               FRITZ            INTERTRANS
                                            YEAR ENDED          YEAR ENDED       PRO FORMA        PRO FORMA
                                         DECEMBER 31, 1993   OCTOBER 31, 1993   ADJUSTMENTS       COMBINED
                                         -----------------   ----------------   -----------       ---------
REVENUE..................................     $ 341,758          $376,762        $(169,494)(4)    $ 549,026
FREIGHT CONSOLIDATION COSTS..............       171,817           169,494          (35,327)(4)      305,984
                                         -----------------   ----------------   -----------       ---------
NET REVENUE..............................       169,941           207,268         (134,167)         243,042
                                         -----------------   ----------------   -----------       ---------
OPERATING EXPENSES:
  Direct transportation costs............            --           134,167          134,167(4)            --
  Salaries and related costs.............        97,879                --           38,409(4)       136,288
  General and administrative and other...        50,957            60,760          (38,409)(4)       73,308
                                         -----------------   ----------------   -----------       ---------
          Total Operating Expenses.......       148,836           194,927         (134,167)         209,596
                                         -----------------   ----------------   -----------       ---------
INCOME FROM OPERATIONS...................        21,105            12,341                            33,446
OTHER INCOME (EXPENSES) -- NET...........           471               858                             1,329
                                         -----------------   ----------------   -----------       ---------
INCOME BEFORE TAXES ON INCOME............        21,576            13,199                            34,775
TAXES ON INCOME..........................         7,552             4,509              111(5)        12,172
                                         -----------------   ----------------   -----------       ---------
NET INCOME...............................     $  14,024          $  8,690        $    (111)          22,603
                                         =============       ============        =========         ========
  Net income per share -- primary........     $    1.30          $   0.75                         $    1.48
                                         =============       ============                          ========
  Weighted average shares outstanding....        10,819            11,577                            15,276
                                         =============       ============                          ========
  Net income per share -- fully
     diluted.............................     $    1.30          $   0.74                         $    1.48
                                         =============       ============                          ========
  Weighted average shares outstanding....        10,820            11,684                            15,318
                                         =============       ============                          ========

        See notes to pro forma combined condensed financial statements.

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FRITZ            INTERTRANS
                                             YEAR ENDED          YEAR ENDED       PRO FORMA       PRO FORMA
                                          DECEMBER 31, 1992   OCTOBER 31, 1992   ADJUSTMENTS      COMBINED
                                          -----------------   ----------------   -----------      ---------
REVENUE.................................      $ 248,766           $366,844        $(160,513)(4)   $ 455,097
FREIGHT CONSOLIDATION COSTS.............        107,193            160,513          (22,620)(4)     245,086
                                          -----------------   ----------------   -----------      ---------
NET REVENUE.............................        141,573            206,331         (137,893)        210,011
                                          -----------------   ----------------   -----------      ---------
OPERATING EXPENSES:
  Direct transportation costs...........             --            137,893         (137,893)(4)          --
  Salaries and related costs............         82,456                 --           35,416(4)      117,872
  General and administrative and
     other..............................         42,126             57,316          (35,416)(4)      64,026
                                          -----------------   ----------------   -----------      ---------
          Total Operating Expenses......        124,582            195,209         (137,893)        181,898
                                          -----------------   ----------------   -----------      ---------
INCOME FROM OPERATIONS..................         16,991             11,122               --          28,113
OTHER INCOME (EXPENSES) -- NET..........         (1,543)             1,043               --            (500)
                                          -----------------   ----------------   -----------      ---------
INCOME BEFORE TAXES ON INCOME...........         15,448             12,165               --          27,613
TAXES ON INCOME.........................          2,331              4,416             (158)(5)       6,589
                                          -----------------   ----------------   -----------      ---------
NET INCOME..............................      $  13,117           $  7,749        $     158       $  21,024
                                          =============       ============        =========        ========
PRO FORMA(a):
  Historical income before taxes on
     income.............................      $  15,448           $ 12,165               --       $  27,613
  Pro forma adjustment for acquisition
     of minority interest...............            733                 --               --             733
                                          -----------------   ----------------   -----------      ---------
  Pro forma income before taxes on
     income.............................         16,181             12,165                           28,346
  Pro forma taxes on income.............          5,662              4,416             (158)(5)       9,920
                                          -----------------   ----------------   -----------      ---------
  Pro forma net income..................      $  10,519           $  7,749        $     158       $  18,426
                                          =============       ============        =========        ========
  Pro forma net income per share --
     primary............................      $    1.28           $   0.68                        $    1.45
                                          =============       ============                         ========
  Weighted average shares outstanding...          8,299             11,481                           12,719
                                          =============       ============                         ========
  Pro forma net income per share --
     fully diluted......................      $    1.28           $   0.67                        $    1.45
                                          =============       ============                         ========
  Weighted average shares outstanding...          8,299             11,512                           12,731
                                          =============       ============                         ========

- ---------------
(a) The pro forma data for Fritz reflects adjustments assuming Fritz had not elected S Corporation status for income tax purposes in 1992. For additional discussion, see Note 6 of the Notes to Pro Forma Combined Condensed Financial Statements. Intertrans pro forma data have not been adjusted.

        See notes to pro forma combined condensed financial statements.

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  PERIODS COMBINED

     The Fritz statements of income for each of the years in the three-year period ended December 31, 1994 have been combined with the Intertrans statements of income for each of the years in the three-year period ended October 31, 1994.

     The Fritz consolidated balance sheet as of December 31, 1994 has been combined with the Intertrans consolidated balance sheet as of October 31, 1994.

NOTE 2.  PRO FORMA EARNINGS PER SHARE

     The pro forma combined condensed statement of income for Fritz and Intertrans has been prepared as if the Merger was completed at the beginning of the periods presented. The pro forma combined net income per share is based on combined weighted average number of common and common equivalent shares of Fritz and Intertrans Common Stock for each period, based on an assumed exchange ratio of 0.385 share, of Fritz Common Stock for each share of Intertrans Common Stock.

NOTE 3.  BASIS OF PRESENTATION

  Pro forma basis of presentation

     The pro forma combined condensed financial statements reflect the issuance of 4,379,151 shares of Fritz Common Stock in exchange for an aggregate of 11,374,417 shares of Intertrans Common Stock in connection with the Merger based on an assumed exchange ratio of 0.385 shares of Fritz Common Stock for each share of Intertrans Common Stock outstanding on October 31, 1994.

     The following table provides the pro forma share issuances in connection with the Merger:

        Intertrans Common Stock outstanding at October 31, 1994..........  11,374,417
        Exchange Ratio...................................................       0.385
                                                                           ----------
        Number of shares of Fritz Common Stock exchanged.................   4,379,151
        Number of shares of Fritz Common Stock outstanding at
          December 31, 1994..............................................  12,195,075
                                                                           ----------
        Number of shares of Fritz Common Stock outstanding after
          completion of the Merger.......................................  16,574,226
                                                                            =========

     The actual number of shares of Fritz Common Stock to be issued will be determined at the Effective Time based on the number of shares of Intertrans Common Stock outstanding at such time.

  Transaction costs and restructuring expenses

     Fritz and Intertrans estimate they will incur direct transaction costs of approximately $3 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. The pro forma combined condensed balance sheet gives effect to such expenses as if they had been incurred as of December 31, 1994, but effects of these costs have not been reflected in the pro forma combined condensed statement of income.

     In addition, it is expected that, as a result of the Merger, the combined company will incur significant restructuring expenses estimated to be between $20 million and $25 million. The restructuring expenses will include:

     -  severance and outplacement;

     - elimination of duplicate management information systems and facilities, including cancellation of leases;

                             FRITZ COMPANIES, INC.
                           AND INTERTRANS CORPORATION

     NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     -  cancellation and continuation of certain contractual obligations; and

     -  costs associated with the integration of the merged companies.

     The income tax effect of these expenses has also been reflected as a pro forma adjustment. The restructuring expenses are reflected in the pro forma combined condensed balance sheet and are not reflected in the pro forma combined condensed statement of income.

NOTE 4.  CONFORMING ADJUSTMENTS

     In order to conform to the accounting policies of Fritz, the revenue and freight consolidation costs for Intertrans were reduced so that pass-through amounts paid as agent for ocean freight, foreign collect freight, and customs duty, and other services are not included in the pro forma combined condensed statements of income.

     In addition, certain amounts for Intertrans have been reclassified to conform to the financial statement classification followed by Fritz.

NOTE 5.  PROVISION FOR INCOME TAXES

     The provision for income taxes has been adjusted to reflect the effect of applying Fritz's effective income tax rate of 35% to the results of operations of Intertrans after applying the pro forma adjustments.

NOTE 6.  PRO FORMA ADJUSTMENTS

     During the period January 1, 1992 to October 22, 1992 (Fritz's initial public offering -- "Termination Date"), Fritz operated as an S Corporation for federal and certain state income tax purposes. As a result, Fritz's 1992 earnings through the Termination Date were taxed, with certain exceptions, for federal and certain state income tax purposes directly to the majority stockholder. The pro forma income statement data for 1992 reflects adjustments to the historical income statement data assuming Fritz had not elected S Corporation status for income tax purposes, including the repurchase of the minority interest in its subsidiaries sold to the sole stockholder to qualify for S Corporation Status. The provisions for federal and state income taxes assume an effective tax rate of 35% for 1992.

                          ELECTION OF FRITZ DIRECTORS
                          (PROPOSAL FOR FRITZ MEETING)

     The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees constitute the present Board of Directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Fritz Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                              PRINCIPAL OCCUPATION OR                  SERVED AS
NOMINEES FOR DIRECTOR    AGE                  POSITION HELD WITH FRITZ               DIRECTOR SINCE
- ---------------------    ---     --------------------------------------------------  --------------
Lynn C. Fritz            52      Chairman of the Board, Chief Executive Officer and       1977
                                 President
Dennis L. Pelino         47      Chief Operating Officer and Senior Vice President        1991
Ronald A. Marcillac      54      Senior Vice President                                    1988
James Gilleran           61      Chairman of the Board and Chief Executive Officer        1992
                                 of The Bank of San Francisco and its parent, The
                                 San Francisco Company
Preston Martin           71      Chairman, President and CEO of Martin Holdings,          1992
                                 Inc. (bank asset holding company), Chairman of
                                 Martin Associates (consulting firm) and Chairman
                                 of LINC Group, Inc. (insurance agency)

     For certain biographical information regarding the directors of Fritz and certain information regarding committees of the Board of Directors and director compensation, see "Fritz -- Management."

     Following the approval and consummation of the Merger and related transactions, the Fritz Board of Directors intends to increase the size of the Board from five to six directors and appoint Carsten S. Andersen, the current President of Intertrans, to fill the vacancy created by such action. For certain biographical information regarding Mr. Andersen, see "Intertrans -- Management."

                        ELECTION OF INTERTRANS DIRECTORS
                       (PROPOSAL FOR INTERTRANS MEETING)

     The persons named below are nominees for director to serve until the earlier of (i) the next annual meeting of Intertrans shareholders and until their successors shall have been elected or (ii) the consummation of the Merger. The nominees constitute the present Board of Directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Intertrans Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                              PRINCIPAL OCCUPATION OR                  SERVED AS
NOMINEES FOR DIRECTOR    AGE               POSITION HELD WITH INTERTRANS             DIRECTOR SINCE
- ---------------------    ---     --------------------------------------------------  --------------
Sam N. Wilson            59      Chairman of the Board and Chief Executive Officer        1978
Carsten S. Andersen      51      President                                                1987
W. Ted Minick            54      Director and Shareholder of Winstead Sechrest &          1981
                                 Minick P.C. (law firm)
Sheldon Frankel          58      Certified public accountant with Fox, Byrd, Golden       1980
                                 & Frankel (accounting firm)
Cesareo Llano            55      Chairman of the Board of Stair Cargo Services,           1992
                                 Inc., a division of Intertrans

     For certain biographical information regarding the directors of Intertrans and certain information regarding committees of the Board of Directors and director compensation, see "Intertrans -- Management."

                                     FRITZ
BUSINESS

GENERAL

     Fritz Companies, Inc. ("Fritz") is a leader in global transportation logistics and related information services for importers and exporters worldwide. Fritz's principal logistics services include logistics management, customs brokerage, international air and ocean freight consolidations and forwarding, warehousing and distribution services, and other value-added services for the international and domestic movement of goods and logistics information. Fritz provides these logistics services as an integrated unit which allows domestic and multinational corporations to outsource or partner the entire or certain segments of their process in global sourcing and distribution from the point of purchase order to final delivery. A key component of Fritz's integrated logistics programs is its information systems, in which Fritz has invested substantial management and financial resources.

     Fritz believes that its integrated logistics programs reduce customers' inventory costs and improve customers' profitability through more effective management of customers' global supply and distribution channels. Fritz is increasingly providing its customers with customized global transportation logistics programs which integrate some or all of Fritz's services. As part of such programs, Fritz's information systems are often integrated with those of its customers and, in some cases, Fritz's personnel are stationed at the customers' offices. Fritz's goal is to become the primary or exclusive supplier of global logistics services to its major customers.

     Fritz's diverse customer base includes many of the Fortune 1,000 multinational corporations which source or distribute products globally. Fritz currently provides its services to approximately 20,000 customers worldwide and is the largest customs broker in the United States according to the United States Customs Service. Fritz does not own or operate ships or aircraft.

     Fritz was incorporated in Delaware in August 1988 and is a successor to a company incorporated in California in 1933. Internationally, Fritz operates a number of subsidiaries under the names "Fritz Transportation International," "Fritz Air Freight," "Starber International," "Fritz-Fliway" and "Fritz Companies," among others.

BUSINESS STRATEGY

     Fritz's business strategy includes the following principal elements:

     Emphasize Integrated Transportation Logistics. Fritz believes that by being a leader in integrated transportation logistics, it will continue to be able to provide superior service to its customers and to differentiate itself from its competitors. While Fritz has offered multiple services for many years, it is increasingly providing integrated logistics programs for a number of major customers in which Fritz manages the customers' transportation, customs clearance and warehousing and distribution activities. These programs are specifically tailored to meet each customer's sourcing and distribution requirements. The implementation of these programs often includes the integration of Fritz's information systems with those of its customers, and, in some cases, the stationing of Company personnel at the customers' offices.

     Maintain and Enhance Technological Leadership Position. Fritz believes that it is a leader in information processing for integrated transportation logistics and that maintaining and strengthening such leadership position will be critical to its continued success. Since 1971, Fritz has invested substantial management and financial resources in the development of its information systems. Fritz's on-line, interactive, nationwide brokerage system was one of the first to link with the United States Customs Service through the Automated Broker Interface. In late 1991, Fritz introduced the first module of Fritz Logistics Expediting System ("FLEX"), an advanced information system designed to manage, process and track international freight transactions. FLEX is an ongoing information research and development project of Fritz, and Fritz believes that it is the most comprehensive source of information for importers and exporters worldwide for managing the logistics of their global sourcing and distribution activities. Specifically, the system permits Fritz and its customers to track the flow of particular goods from the point of purchase order through vendor compliance, the transportation selection and customs clearance processes to the point of delivery. Fritz continues to seek to develop new products and services which take advantage of advancements in information technology. For example, Fritz recently introduced a Supplier Hub Module, which manages just-in-time inventory sourcing from multiple vendors in the manufacturing process.

     Increase Penetration of Existing Customers. The broad range of services offered by Fritz and Fritz's efforts to develop integrated transportation logistics programs have enabled Fritz to expand its sales and services to existing customers. Specialized teams of marketing and operational personnel who focus on specific industries enable Fritz to better analyze its customers' transportation logistics requirements. In addition, its dedicated marketing staff for major accounts and its Shippers Council enable Fritz to maintain close contact with its major customers on an ongoing basis. Fritz believes it has the opportunity to expand its business significantly within its existing customer base.

     Strengthen Fritz's Global Network. Fritz has increased the number of offices and logistics centers it operates worldwide. Fritz intends to continue to strengthen its global network of Fritz-owned offices by opening new offices and making selective acquisitions. Such expansion is expected to occur in major commercial centers both in the United States and abroad. Fritz believes that such expansion will enhance its ability to offer uniform services on a worldwide basis, thereby enabling it to earn increased revenue from existing and new customers, particularly with respect to shipments originating in countries other than the United States. See "Risk Factors -- Dependence on International Trade."

     Pursue Strategic Acquisitions. Fritz has selectively used strategic acquisitions to augment its global expansion and internal growth. In the year ended December 31, 1994, Fritz completed 18 acquisitions of interests in companies. Fritz continues to evaluate and make acquisitions which enhance its position as a logistics provider and which extend its presence as a major freight forwarder and customs broker into new geographic regions of the United States and the world. See "Risk Factors -- Role of Acquisitions."

     Expand Customer Base. Fritz intends to increase the number of major corporations worldwide for which it provides transportation logistics services. Fritz has developed marketing programs directed at large, complex users of such services, which have enabled it to add such companies to its customer base. In addition, Fritz believes that its efforts to strengthen its international office network will enhance its ability to add major customers throughout the world. Fritz intends to continue to pursue acquisition opportunities, which would enable it to gain access to additional customers in specific markets within and outside the United States. See "Risk Factors -- Role of Acquisitions."

     Expand Presence in Niche Markets. Fritz believes that its focus on industry specialization will enhance its product growth in niche markets. Fritz believes that it is a leader in project logistics management and forwarding services involving large scale government and commercial projects. Fritz's project logistics services include multiple-origin transportation planning and evaluation, vendor compliance, risk/opportunity assessment, performance measurement, procedure documentation, and forwarding of heavy material and equipment and its attendant logistics information from multiple origins to project locations. Recently, through internal development and an acquisition, Fritz has expanded its project logistics services significantly for its customers in the fields of petrochemical/energy development and exploration, power plant construction, shipbuilding, construction of manufacturing/assembly facilities, civil infrastructure building and foreign military sales by the United States.

     Fritz believes that it is one of the largest customs duty-drawback specialists in the United States. The duty-drawback services involve recovery of customs duties paid by importers when imported goods are partially or entirely re-exported. Fritz has developed a comprehensive, proprietary, interactive, on-line system which integrates the duty claims for its customers' import and export activities. With certain recent acquisitions, Fritz has expanded its logistics services for sourcing and distribution of high fashion merchandise from Europe to North America and Asia and intra-Europe.

     Penetrate New Regions. As more countries with closed or highly controlled economies have moved toward free market systems, the opportunity for international trade with these emerging growth regions has improved significantly. Since its initial public offering in October 1992, Fritz has significantly expanded its overseas and domestic expansion. See "-- Acquisition Overview." See "Risk Factors -- Dependence on International Trade."

     Focus on Quality. Fritz believes that providing quality services has been a critical factor in its past success. Accuracy and completeness of documentation, on-time delivery and availability of logistics information are important measures of the quality of Fritz's services. In order to enhance the quality and effectiveness of its services, Fritz analyzes statistical measures of performance and solicits customer participation in this process. Fritz is a past recipient of the President's "E" Certificate For Export Service awarded by the United States Department of Commerce.

CUSTOMS BROKERAGE

     Fritz is the largest customs broker in the United States according to the United States Customs Service. Fritz's customs brokerage operations for air and ocean imports cover approximately 190 ports of entry in the United States and Fritz believes it employs more individually licensed customs brokers in the United States than any other firm. Fritz believes that its customs brokerage operation is among the most sophisticated in the United States as a result of its size, technology and integration with other transportation logistics services provided to customers by Fritz. In addition, Fritz provides customs brokerage services in selected ports overseas. Customs brokerage activities accounted for 41%, 42.5% and 46.5% of Fritz's net revenue in 1994, 1993 and 1992, respectively.

     As a customs broker in the United States, Fritz is engaged by importers for the purpose of preparing all documentation required for entry of merchandise into the United States. In this capacity, Fritz is responsible for coordinating all events and communicating the status of shipments from the time of shipment arrival through customs clearance. Fritz receives commercial and transportation documentation, reviews it for completeness and accuracy, prepares and files all documents necessary to clear customs, obtains customs bonds, assists the importer in obtaining the appropriate commodity classification and arranges for payment of collect freight charges. In most cases, Fritz also deposits import duties with the United States Customs Service on behalf of the importer. In addition, Fritz provides ancillary customs brokerage services to its customers, including placement of surety bonds, duty reduction programs and duty-drawback (recovery of duties paid when imported merchandise is re-exported). Fritz also provides bonded warehouse services which enable importers to defer payment of customs duty until release of the cargo in conjunction with their production or distribution schedules. See "-- Warehousing and Distribution Services."

     In providing customs brokerage services, Fritz has access to information concerning a shipment's origin, destination and mode of transportation. As a result, Fritz has been able to obtain additional business by identifying opportunities where service to a customer can be improved or expenses reduced through greater utilization of Fritz's other services, including cost-effective cargo consolidations, routing from overseas origin to ports of entry, cargo insurance, container unloading, inventory warehousing and arranging for the domestic delivery of cleared cargo to its final destination.

     Fritz believes it has been a leader in the use of computer technology for customs brokerage activities on behalf of its clients. Fritz was one of the first customs brokerage operations to link with the United States Customs Service through the Automated Broker Interface information system and to develop a comprehensive, proprietary, on-line, interactive customs brokerage system which permits customers to monitor the status of a shipment as it passes through the government clearance process. Fritz's information systems enable Fritz to electronically prepare documents, transmit information necessary for cargo pre-clearance through customs, expedite cargo release and provide nationwide control of customs clearance at multiple ports of entry for its customers. See "-- Information Systems."

     Fritz's customs brokerage services are provided by Fritz's licensed customs brokers and support staff who have substantial knowledge of the complex tariff and government regulations with respect to the payment of custom duties and other fees, commodity classification, valuation and import restrictions. In addition, Fritz has concentrated on developing substantial customs brokerage expertise within particular client industries. Fritz believes that its focus on industry specialization is unique among its competitors and enables Fritz to provide high levels of service to customers in these industries. Fritz provides ongoing training programs, which include preparation for the United States customs broker license examination, to employees as well as customers. Fritz filed 1,610,000, 1,399,000 and 1,281,000 entries to the United States Customs Service during 1994, 1993 and 1992, respectively.

     As a customs broker operating in the United States, Fritz is licensed by the United States Department of the Treasury and regulated by the United States Customs Service. Fritz's fees for customs brokerage services are not regulated and Fritz does not have a fixed fee schedule for such services. Instead, customs brokerage fees are based upon the complexity of the transaction and the type of services required and are generally not related to the value of its customers' goods. In addition to its fees, Fritz bills the importer for amounts which Fritz pays on the importer's behalf, including duties, collect freight charges and similar payments.

     Fritz offers its customs brokerage services to all shippers, not exclusively to its ocean or airfreight forwarding customers. Fritz's largest customs brokerage customer in 1994 and 1993 accounted for 19.8% and 25.7%, respectively, of Fritz's customs brokerage revenue, and 3.9% and 5.4% of Fritz's revenue in 1994 and 1993. Fritz's contracts with such customer expire in March 1996 and February 1997. No other customer accounted for more than 5.0% of Fritz's revenue in 1994.

INTERNATIONAL OCEAN AND AIRFREIGHT FORWARDING

     Fritz believes that it is one of the largest forwarders of international ocean and airfreight in the United States. Fritz's revenue from international ocean freight forwarding is derived from logistics service both as an indirect ocean carrier (a "Non-Vessel Operating Common Carrier" or "NVOCC") and as an authorized agent for shippers and importers. Fritz's revenue from international airfreight forwarding is derived from logistics service both as an indirect air carrier and as an authorized cargo sales agent of various airlines.

     Fritz also provides ancillary logistics services including inland transportation of freight from point of origin to distribution center or the carrier's cargo terminal, warehousing, cargo assembly, protective packing and consolidation, document preparation and electronic transmittal, electronic purchase order/shipment tracking, inventory management, expedited document delivery for customs clearance and priority notification to consignee of cargo arrival. Fritz serves a broad range of freight forwarding customers. Fritz's principal ocean freight forwarding customers are retailers, as well as industrial companies shipping automobiles and related parts, heavy equipment, steel, chemicals, forest products and produce. In general, airfreight has a high value relative to its weight and the cost of shipment is only a small portion of its value. The principal customers for airfreight are shippers of medical equipment and parts, drugs and pharmaceuticals, computer and high technology equipment and parts, aircraft and automotive parts, electrical equipment, machinery and machine parts, chemicals, high fashion apparel, measuring and testing instruments.

     As an indirect ocean carrier (NVOCC) and an indirect air carrier, Fritz procures customer shipments, consolidates shipments bound for a particular destination, determines the routing over which the consolidated shipments will move, selects the direct carrier or charters a ship or aircraft, and tenders each consolidated lot as a single shipment to the direct carrier for transportation to a distribution point. Fritz's rates are based on the shipment weight (airfreight) or volume (ocean freight) and generally decrease as the weight or volume of the shipment increases. Fritz ordinarily charges the shipper a rate less than the rate which the shipper would be charged by a steamship line or an airline. As a result of its consolidation of customers' shipments, Fritz is able to obtain lower rates from steamship lines or airlines than the rates Fritz charges to its customers for individual shipments. In addition, in certain tradelanes, due to the high volume of freight controlled by Fritz, Fritz is able to obtain lower contracted rates from certain carriers. This rate differential is the primary source of Fritz's net ocean and airfreight forwarding revenue as an indirect carrier.

     By accepting goods for ocean or air shipment as an indirect carrier, Fritz assumes the role of a carrier and becomes responsible to the shipper for the safe delivery of the shipments subject to a legal limitation on liability of $500 per ordinary shipping unit in the case of ocean freight and $20.00 per kilogram in the case of airfreight. Because Fritz's relationship to the steamship line or airline is also that of a shipper to a carrier, the steamship line or airline generally assumes the same responsibility to Fritz as Fritz assumes to its clients.

     As an authorized agent for shippers and importers, and as an authorized cargo agent of various airlines, Fritz arranges for the transportation of individual shipments and receives a commission from the direct carrier for arranging the shipments. When acting as such an agent, Fritz does not consolidate shipments or have responsibility for shipments once they have been tendered to the direct carrier.

     As part of Fritz's freight forwarding activities, Fritz provides project forwarding and logistics services involving governmental and commercial projects, including foreign military sales, power plant construction, shipbuilding, construction of manufacturing assembly facilities, civil infrastructures and other large scale installations. Fritz's project forwarding services provide integrated logistics for conveying heavy materials and equipment from multiple origins to project sites. Such services include managing the customer's transportation, customs clearance and warehousing and distribution activities in connection with these projects. Most of such shipments are transported by ocean carrier. The government portion of Fritz's project forwarding business requires a United States Government security clearance of Fritz's management team and employees assigned to the project and security cleared warehouses where the cargo is received and stored according to the forwarding schedule.

     In addition to its ocean and airfreight forwarding services, Fritz provides forwarding services and cross marketing in the United States for a number of its foreign agents. Fritz is compensated by sharing in the agents' profits on their consolidation shipments.

     Fritz is licensed by the Federal Maritime Commission of the United States (the "FMC") and is a member of the International Air Transport Association.

WAREHOUSING AND DISTRIBUTION SERVICES

     As part of its integrated global logistics services, Fritz provides an array of warehousing and distribution services to its import and export customers.

     Warehousing. Warehousing services are available for Fritz's customers in certain of its facilities, as well as in space leased from others. Fritz maintains approximately 2.1 million square feet of its own and leased warehouse space. Fritz's warehousing services include receiving, deconsolidation and decontainerization, cargo loading and unloading, assembly of freight, customer inventory management, protective packing and storage. For import shipments, Fritz provides bonded warehouse services to importers to enable them to defer payment of customs duties and to coordinate cargo releases with the customer's production or distribution schedules. The goods stored in the bonded warehouses are supervised by customs officials until the importer is ready to withdraw or re-export them. Fritz receives storage charges for use of its warehouses and fees for other services.

     Distribution. Fritz provides surface transportation and domestic distribution services involving the movement of shipments for local and long-haul delivery to and from customers' doors. In this capacity, Fritz procures shipments from its customers, consolidates less than truckload quantities, determines the routing, selects the carrier and tenders each shipment to such carrier for transportation. Fritz provides this service both as an indirect carrier and as an agent. Fritz also provides logistics services by coordinating the most efficient and cost-effective mode of long-haul surface transportation to its customers.

INFORMATION SYSTEMS

     A primary component of Fritz's overall business strategy is the continued development of advanced information systems. Fritz believes that it is a leader in information processing for integrated transportation logistics, as a result of its efforts to utilize improving technology and responding to customer needs. Since 1971, Fritz has invested substantial management and financial resources in the development of its information systems. The basis for Fritz's information systems is the concept that an international freight transaction is a single integrated unit of events rather than a series of separate, unrelated transactions.

     Fritz Automated Systems for Transportation ("FAST"), Fritz's on-line, interactive, nationwide customs brokerage system, was one of the first to link with the United States Customs Service information systems. Using FAST, Fritz's customers are able to monitor the status of a shipment as it passes through the customs process.

     FLEX, which first became operational for certain functions in late 1991, is under continuing development. Fritz believes that FLEX is the most comprehensive source of information for importers and exporters worldwide to manage their international sourcing and distribution activities. FLEX currently permits Fritz and its customers to track the flow of particular goods from a foreign point of origin through the transportation process and United States customs clearance to its point of delivery. At any time, a participating customer can input an inquiry to FLEX and receive the current status of its shipment, which facilitates management of the customer's sourcing process. Most of the current users of FLEX are multinational corporations which utilize large numbers of foreign suppliers. Several of such customers utilize the FLEX system to generate special reports on supplier compliance with purchase order requirements in order to enhance the effectiveness of their merchandising programs. Fritz's objective is to expand the use of the FLEX system by its customers. Management believes that expanded use of FLEX will be an important tool in achieving its business strategy in the future. In certain cases, Fritz deploys its personnel and computers in the offices of its on-line customers in order to assist them in the logistics management and tracking process.

     As part of its ongoing research and development program, Fritz has linked FAST and FLEX to monitor the status of its shipments as they pass through the customs clearance process. Fritz believes that as development continues, the vast majority of Fritz's major customers ultimately will elect to utilize FLEX.

     Fritz continues to seek to develop new products and services which take advantage of advancements in information technology.

MARKETING

     An important part of Fritz's business strategy is its customer-oriented marketing approach. Fritz's marketing efforts focus on senior transportation executives, financial officers and purchasing directors of large complex users of international transportation logistics services. In connection with Fritz's emphasis on developing and maintaining long-term relationships with such customers, Fritz has developed several special marketing programs, including the national accounts program, the Shippers Council and the National Advisory Board.

     The national accounts program was established in 1971 in order to increase the visibility of Fritz's services to large complex users of international transportation logistics services. Fritz's Senior Director Integrated Logistics supervises the marketing efforts of a team of national account sales executives who are responsible for securing new business from such major companies and assisting in maintaining customer relationships with such companies.

     The Shippers Council program was formed by Fritz in 1984 as a forum for major importers and exporters, some of which are not currently customers of Fritz, to discuss their transportation logistics requirements, views of global trade and other related topics. Shippers Council meetings are generally held three times a year, and representatives of approximately 20 to 30 companies participate in each meeting. Participants in the Shippers Council are invited to participate on an ongoing basis in Fritz's National Advisory Board. The National Advisory Board assists Fritz in formulating strategies designed to better serve the needs of Fritz's customers. The Shippers Council and the National Advisory Board help Fritz to maintain close contact with its customers and the global trade community on a continuing basis.

     In addition to these major marketing programs, Fritz has employees working on regional accounts and providing support to national accounts located in their region. Fritz has regional sales teams responsible for obtaining new business from local and regional customers in their areas. Managers at each office are responsible for customer service and coordinate the reporting of customers' requirements and expectations with the Chief Operating Officer and the regional directors.

ACQUISITION OVERVIEW

     Management believes that the number of logistics services industry participants will continue to consolidate over the next few years. Fritz has selectively used acquisitions to augment its internal growth. Acquisitions completed to date have provided Fritz with broader geographic coverage and expanded customer penetration. Management anticipates that it will continue to make selective acquisitions in the future. See

"Risk Factors "Intertrans -- Role of Acquisitions." Information regarding major acquisitions completed in 1993, 1994 and in 1995 through April 10, 1995 is as follows:

                                       PRINCIPAL      ACQUISITION
        ACQUIRED COMPANY               LOCATION          DATE                  PRINCIPAL BUSINESS
- ---------------------------------  -----------------  ----------   -------------------------------------------
                           FOR THE PERIOD JANUARY 1, 1993 THROUGH DECEMBER 31, 1993
DOMESTIC:
  Anchor International             Baltimore, MD        01/29/93   International Freight Forwarder/Customs
    Corporation                                                    Broker
  Watkins Customs Brokers, Inc.    Jacksonville, FL     06/30/93   International Freight Forwarder/Customs
                                                                   Broker
  C&S International Corporation    Philadelphia, PA     07/31/93   International Freight Forwarder/Customs
                                                                   Broker
  Fermin Morales, Inc.             San Juan, PR         08/31/93   International Freight Forwarder/Customs
                                                                   Broker
  Ja-Mar Forwarding, Inc./Globe    NJ & NY              10/01/93   International Freight Forwarder/Customs
    Shipping Co., Inc.                                             Broker
  Americana Brokers, Inc.          Sweetgrass, MT       12/31/93   Customs Broker
INTERNATIONAL:
  Masters Airfreight Pte. Ltd.     Singapore            08/30/93   Intra-Asia Freight Forwarding, Logistics
                                                                   Services
                           FOR THE PERIOD JANUARY 1, 1994 THROUGH DECEMBER 31, 1994
DOMESTIC:
  T.G. International, Inc.         Houston, TX          03/01/94   International Project Logistics
  FNC International, Inc.          San Francisco, CA    07/01/94   Ocean Freight/Third Party Logistics
  FCI Logistics, Inc.              Tulsa, OK            07/01/94   Domestic Logistics Management
  Unlimited Warehousing,           Chicago, IL          07/18/94   Warehousing and Domestic Distribution
    Inc./Unlimited National, Inc.
  Superior Packing, Inc.           Houston, TX          09/30/94   Crating and Packing
  Milton Snedeker Corporation      NY                   10/01/94   International Freight Forwarder/Customs
                                                                   Broker
  Global Crating, Inc.             Tulsa, OK            11/10/94   Packing and Crating
  M.J. & Shea-Company, Inc.        Charlotte, NC        11/15/94   Customs Broker
  Air Compak International, Inc.   Rochester, NY        11/18/94   International Freight Forwarder/Customs
                                                                   Broker
INTERNATIONAL:
  Cargo World (Bristol) Limited    Bristol, U.K.        01/31/94   International Freight Forwarder/Customs
                                                                   Broker
  D.H. Ward (Shipping) Limited     Birmingham, U.K.     01/31/94   International Freight Forwarder/Customs
                                                                   Broker
  I-Dika Milano S.R.L.             Italy                03/20/94   International Freight Forwarder High
                                                                   Fashion Logistics
  Trace S.A. & Seatrace S.A.       France               03/31/94   International Freight Forwarder
  Union Transport (Private)        Sri Lanka            04/01/94   International Freight Forwarder
    Limited
  Fong Ching Air Freight Co. Ltd.  Taiwan               04/01/94   International Freight Forwarder
  Starber International Inc.       Canada               05/01/94   International Freight Forwarder/Customs
                                                                   Broker
  Fliway AFA International         Australia            07/01/94   International Freight Forwarder/Customs
                                                                   Broker
  Trans-Shoes Agenciam. Transp.    Brazil               07/01/94   Export Logistics Management
                            FOR THE PERIOD JANUARY 1, 1995 THROUGH APRIL 10, 1995
DOMESTIC:
  Lin Warehousing Group, Inc.      NJ                   01/01/95   Warehouse and Distribution

COMPETITION AND BUSINESS CONDITIONS

     Fritz's principal businesses are directly related to the volume of international trade, particularly trade between the United States and foreign nations. The extent of such trade is influenced by many factors, including economic and political conditions in the United States and abroad, major work stoppages, exchange controls, currency fluctuations, wars and other armed conflicts and United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation. Fritz encounters competition from a large number of firms with respect to the services provided by Fritz. Much of such competition comes from local or regional firms which have only one or a small number of offices and do not offer the breadth of services and integrated approach offered by Fritz. However, some of such competition comes from major United States and foreign-owned firms which have networks of offices and offer a wide variety of services. Fritz believes that quality of service, including information systems capability, global network capacity, reliability, responsiveness, expertise and convenience, scope of operations and price are the most important competitive factors in its industry.

     As a customs broker, Fritz encounters strong competition in every port in which it does business. Fritz has customs brokerage offices in most major ports in the United States, Canada, Europe and other selected foreign ports, and although it competes with several large United States and foreign firms, its principal competition comes from local and regional firms. According to the United States Customs Service, Fritz is the largest customs broker in the United States. As an ocean freight forwarder, Fritz encounters strong competition in every port in which it does business. This includes competition from steamship companies and both large forwarders with multiple offices and local and regional forwarders with one or a small number of offices. As an airfreight forwarder, in addition to competition from other airfreight forwarders, Fritz encounters competition from air carriers which actively solicit freight from shippers. In recent years, there has been a trend towards consolidation in the airfreight industry which could lead to intensified competition. Fritz's warehousing and distribution services are generally an extension of its other businesses. Accordingly, Fritz does not experience intense competition in this area of its business. See "Risk Factors -- Competition."

REGULATION AND INTERNATIONAL TRADE

     As a customs broker operating in the United States, Fritz is licensed by the United States Department of the Treasury and regulated by the United States Customs Service. Fritz's fees for acting as a customs broker are not regulated. Fritz's airfreight forwarding business is subject to regulation, as an indirect air cargo carrier, under the Federal Aviation Act by the Department of Transportation (the "DOT"), the successor to the Civil Aeronautics Board, although Part 296 of the DOT's Economic Aviation Regulations exempts airfreight forwarders from most of such act's requirements. In its ocean freight forwarding business, Fritz is licensed as an ocean freight forwarder by the FMC. The FMC does not regulate Fritz's fees in any material respect. Fritz's ocean freight NVOCC business is subject to regulation, as an indirect ocean cargo carrier, under the FMC tariff filing and surety bond requirements, and under the Shipping Act of 1984, particularly those terms proscribing rebating practices. Fritz is regulated as a direct and an indirect truck cargo carrier by the Interstate Commerce Commission for which Fritz has ICC licenses as both a common carrier and a property broker. For dispatch purposes, Fritz also holds an FCC Radio License. Fritz's marine cargo insurance brokerage business is licensed by the California Insurance Department. Fritz's offshore operations are subject to similar regulation by the regulatory authorities of the respective foreign jurisdictions.

     Fritz's principal businesses are directly related to, and their future performance is dependent upon, the volume of international trade, particularly trade between the United States and foreign nations. Such trade is influenced by many factors, including economic and political conditions in the United States and abroad, major work stoppages, exchange controls, currency fluctuations, wars and other armed conflicts and United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation. See "Risk
Factors -- Dependence on International Trade."

SERVICE MARKS

     Fritz holds registered service marks in the United States and numerous foreign countries for "Fritz Companies" and certain related names and intends to maintain these service marks.

EMPLOYEES

     As of December 31, 1994, Fritz had 4,968 employees. Fritz is not party to any collective bargaining agreement, and Fritz considers its relationship with its employees to be satisfactory.

LEGAL PROCEEDINGS

     Fritz is party to routine litigation incident to its business, primarily claims for goods lost or damaged in transit or improperly shipped. Some of the lawsuits to which Fritz is party are covered by insurance and are being defended by Fritz's insurance carriers. Fritz has established reserves which management believes are adequate to cover any other litigation losses which may occur.

PROPERTY

     Fritz operates 234 offices and logistics centers worldwide, including its headquarters in San Francisco, California. Fritz also operates approximately 40 warehousing and distribution centers, which range in size from approximately 3,000 square feet to approximately 670,000 square feet. The warehousing and distribution centers totaled approximately 2.1 million square feet as of December 31, 1994, of which Fritz owns approximately 744,000 square feet, and leases the balance. The leases for Fritz's principal properties generally have terms of three years or more and often include options to renew. While some of Fritz's leases are month-to-month and others expire in the near term, Fritz does not believe that the expiration of any of its leases will have a material adverse effect on its operations.

SELECTED FINANCIAL INFORMATION

     The following selected financial information of Fritz has been derived from historical financial statements and should be read in conjunction with such financial statements and notes thereto incorporated herein by reference. Historical information for income statement data for periods prior to January 1, 1992, and for balance sheet data prior to December 31, 1993, are derived from financial statements not incorporated herein by reference.

                                                          FISCAL YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------
                                               1990        1991        1992        1993        1994
                                             --------    --------    --------    --------    --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue(1)
  Customs brokerage........................  $ 55,677    $ 59,930    $ 65,896    $ 72,322    $100,511
  Ocean freight forwarding.................    52,727      62,390      78,153     124,957     174,448
  Airfreight forwarding....................    37,601      64,198      84,920     117,343     193,022
  Warehousing and distribution.............    15,576      15,235      19,797      27,136      47,988
                                             --------    --------    --------    --------    --------
     Total.................................   161,581     201,753     248,766     341,758     515,969
                                             --------    --------    --------    --------    --------
Net revenue(1)
  Customs brokerage........................    55,677      59,930      65,896      72,322     100,511
  Ocean freight forwarding.................    25,527      27,405      32,774      41,647      57,436
  Airfreight forwarding....................    13,966      19,648      24,740      33,238      49,110
  Warehousing and distribution.............    13,042      14,211      18,163      22,734      38,391
                                             --------    --------    --------    --------    --------
     Total.................................   108,212     121,194     141,573     169,941     245,448
                                             --------    --------    --------    --------    --------
Operating expenses
  Salaries and related costs...............    63,313      71,739      82,456      97,879     139,102
  General and administrative...............    34,741      37,028      42,126      50,957      74,974
                                             --------    --------    --------    --------    --------
     Total.................................    98,054     108,767     124,582     148,836     214,076
                                             --------    --------    --------    --------    --------
Income from operations.....................    10,158      12,427      16,991      21,105      31,372
Other income (expense) -- net(2)...........    (2,784)     (3,697)     (1,543)        471      (1,263)
                                             --------    --------    --------    --------    --------
Income before taxes on income..............     7,374       8,730      15,448      21,576      30,109
Taxes on income(3).........................       372         830       2,331       7,552      10,538
                                             --------    --------    --------    --------    --------
Net income.................................  $  7,002    $  7,900    $ 13,117    $ 14,024    $ 19,571
                                             ========    ========    ========    ========    ========
Net income per share-primary...............                                      $   1.30    $   1.73
                                                                                 ========    ========
Net income per share -- fully diluted......                                      $   1.30    $   1.70
                                                                                 ========    ========
PRO FORMA INCOME STATEMENT DATA(3):
Income before taxes on income..............  $  7,476    $  9,058    $ 16,181
Taxes on income............................     2,990       3,623       5,662
                                             --------    --------    --------
Net income.................................  $  4,486    $  5,435    $ 10,519
                                             ========    ========    ========
Net income per share -- primary and fully
  diluted..................................  $   0.58    $   0.70    $   1.28
                                             ========    ========    ========
Weighted average shares outstanding
  (in thousands):
     Primary...............................     7,731       7,731       8,299      10,819      11,337
     Fully diluted.........................     7,731       7,731       8,299      10,820      11,519
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)..................  $ (7,038)   $(10,245)   $  4,534    $  8,763    $ 39,043
Total assets...............................   114,042     135,542     156,788     190,888     399,703
Long-term obligations, net of current
  portion..................................    19,735      17,328          --       2,220      33,048
Stockholders' equity (deficit)(4)..........   (19,553)    (17,376)     21,078      39,129     107,459
Number of employees........................     2,022       2,170       2,527       3,140       4,968

- ---------------

(1) Management believes that net revenue, determined by deducting freight consolidation costs from freight forwarding revenue, is a better measure than total revenue of the relative importance of Fritz's principal services to its results of operations.

(2) Includes interest expense of $2,583,000, $3,171,000 and $911,000 for the years ended December 31, 1990, 1991 and 1992, respectively, on borrowings of $35,000,000 in 1988 in connection with a reorganization.

(3) From January 1, 1990 until immediately prior to Fritz's initial public offering in October 1992 (the "Termination Date"), Fritz had operated as an S Corporation for federal and certain state income tax purposes. As a result, Fritz's 1990, 1991 and 1992 earnings through the Termination Date were taxed, with certain exceptions, for federal and certain state income tax purposes directly to Lynn C. Fritz. The pro forma income statement data for 1990 through 1992 reflects adjustments to the historical income statement data assuming Fritz had not elected S Corporation status for income tax purposes, including the repurchase of the minority interest in its subsidiaries sold to the sole stockholder to qualify for S Corporation status. The provisions for federal and state income taxes assume effective tax rates of 40% for each of 1990 and 1991 and 35% for 1992. The lower effective tax rate beginning in 1992 was principally due to Fritz's expanded operations in foreign countries which had lower income tax rates.

(4) In October 1992, Fritz sold 2,932,500 shares of newly issued Fritz Common Stock in an initial public offering for net proceeds of approximately $40,289,000. In November 1994, Fritz sold 1,150,000 shares of newly issued Fritz Common Stock in a secondary public offering for net proceeds of approximately $42,160,000.

MARKET PRICES OF COMMON STOCK; DIVIDENDS

     Fritz Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "FRTZ." The following table sets forth the high and low closing sale prices during the periods indicated as reported by Nasdaq.

                              QUARTER ENDED                         HIGH         LOW
        ---------------------------------------------------------  -------     -------
        1993:
          March 31, 1993.........................................  $27.25      $22.00
          June 30, 1993..........................................  $27.00      $21.25
          September 30, 1993.....................................  $30.25      $25.75
          December 31, 1993......................................  $30.50      $25.875
        1994:
          March 31, 1994.........................................  $31.875     $26.00
          June 30, 1994..........................................  $31.50      $28.25
          September 30, 1994.....................................  $35.50      $30.50
          December 31, 1994......................................  $47.00      $35.00
        1995:
          March 31, 1995.........................................  $65.50      $45.75
          June 30, 1995 (through April 10, 1995).................  $65.25      $63.375

     On February 14, 1995, the last trading day immediately prior to the time which Fritz and Intertrans first publicly announced their intent to undertake the Merger, the closing sale price of Fritz Common Stock as reported by Nasdaq was $48.50 per share. On April 10, 1995, the latest practicable trading day for which quotations were available before printing this Joint Proxy Statement/Prospectus, the closing sale price of Fritz Common Stock as reported by Nasdaq was $63.375 per share.

     No cash dividends have been paid on the Fritz Common Stock since Fritz's initial public offering. Fritz does not anticipate paying cash dividends in the foreseeable future.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Fritz as of April 10, 1995, and certain information about them, are set forth below:

         NAME              AGE              POSITION HELD WITH FRITZ
- -----------------------    ----    -------------------------------------------
Lynn C. Fritz               52     Chairman of the Board, President and Chief
                                   Executive Officer
Dennis L. Pelino            47     Chief Operating Officer, Senior Vice
                                   President and Director
Ronald A. Marcillac         54     Senior Vice President and Director
James Gilleran              61     Director
Preston Martin              71     Director
John H. Johung              50     Senior Vice President and Chief Financial
                                   Officer
Jan H. Raymond              45     Senior Vice President, Secretary and
                                   General Counsel
Stephen M. Mattessich       40     Vice President and Corporate Controller

     All executive officers are elected annually by Fritz and serve at the discretion of the Board of Directors.

     Lynn C. Fritz became Chief Executive Officer of Fritz in 1986 after serving in numerous positions since joining Fritz on a full-time basis in 1965. Mr. Fritz received his B.A. degree from Georgetown University and his J.D. degree from Lincoln University School of Law. Mr. Fritz was honored with the "Marketing Executive of the Year -- 1991" award by the National Account Marketing Association.

     Dennis L. Pelino, who joined Fritz in 1986 as Director of Sales and Marketing, became a director of Fritz in 1991 and was appointed Chief Operating Officer, a new position within Fritz, in October 1993. Since 1988, Mr. Pelino has been responsible for all company-owned international operations, as well as Fritz's transportation services as an indirect carrier and key warehousing distribution services. Mr. Pelino is also responsible for Fritz's independent agent network and national account marketing and sales programs. Since his appointment as Chief Operating Officer, Mr. Pelino has also been responsible for all domestic operations.

     Ronald A. Marcillac joined Fritz in 1963 and served Fritz in numerous positions since that time, most recently as Senior Vice President since August 1992. He became a director of Fritz in 1988. Mr. Marcillac is currently responsible for Fritz's Information Systems and insurance brokerage operations. He is a graduate of the University of San Francisco with a B.S. degree in economics and has a customs broker's license from the Department of the Treasury.

     James Gilleran has been the Chairman of the Board and Chief Executive Officer of The Bank of San Francisco and its parent, The San Francisco Company since November 1994. Mr. Gilleran was Superintendent of the California State Banking Department from 1989 until November 1994. From 1987 to 1989 Mr. Gilleran was president of the Commonwealth Group, an investment banking firm. Mr. Gilleran was previously managing partner of the San Francisco office of KPMG Peat Marwick LLP, independent certified public accountants. Mr. Gilleran is a director of Cooper Development Company.

     Preston Martin is Chairman, President and Chief Executive Officer of Martin Holdings, Inc., a bank asset holding company, Chairman of Martin Associates, a consulting firm, and Chairman of LINC Group, Inc., an insurance agency. Mr. Martin is a director of SoCal Savings, a financial institution holding company, and Inco Homes Corporation, a home builder. Mr. Martin was previously Vice Chairman of the Board of Governors of the Federal Reserve Board.

     John H. Johung has been the Vice President, Chief Financial Officer of Fritz since August 1992 and was appointed Senior Vice President in November 1994. He served as Corporate Controller -- Principal Accounting Officer of Fritz from 1970 to 1982. He left Fritz in 1983 to pursue a consulting career in taxation and financial planning, and rejoined Fritz in March 1990 as Director of Financial Planning.

     Jan H. Raymond has been General Counsel of Fritz since 1985 and was appointed Senior Vice President in 1993. Prior to joining Fritz, Mr. Raymond was an associate with the law firm of Brobeck, Phleger & Harrison. Mr. Raymond, who is a licensed customs broker, holds a B.S. degree from Cornell University with a J.D. degree from the University of California at Berkeley's Boalt Hall School of Law.

     Stephen M. Mattessich was appointed Vice President of Fritz in November 1994. Since April 1993, Mr. Mattessich has served as Fritz's Corporate Controller and Principal Accounting Officer. Mr. Mattessich served as Regional Controller from May 1992 to March 1993. Prior to joining Fritz, Mr. Mattessich served as Manager of Administrative Services for Crawford & Co., an insurance company, from September 1991 to May 1992 and served as a retail broker for PaineWebber Incorporated from December 1989 to January 1991. Prior to January 1991, Mr. Mattessich served as Treasurer/Controller for Lep International, Inc. (U.S. Operations) for six years and as a manager at Ernst & Young LLP.

BOARD MEETINGS AND COMMITTEES

     During 1994, the Board of Directors held five meetings and acted by unanimous written consent on a number of occasions. Fritz has an Audit and Compensation Committee, but does not have a nominating committee.

     The members of the Audit and Compensation Committee are James Gilleran and Preston Martin. Among the functions performed by this committee in its capacity as an Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review Fritz's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. Among the functions performed by this committee in its capacity as a Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of Fritz and to administer Fritz's equity incentive plan. During 1994, the Audit and Compensation Committee held three meetings.

     During 1994, there were no members of the Board of Directors who attended fewer than 75% of the meetings of the Board of Directors or fewer than 75% of the meetings of committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     Directors who are not employees of Fritz are paid directors fees consisting of $24,000 per year and $1,000 for each Board meeting attended. Directors who attend meetings of the Audit and Compensation Committee receive an additional $1,000 for each meeting not held on the same day as a Board meeting. Of the $24,000 annual retainer paid to nonemployee directors, 60% is paid in Fritz Common Stock pursuant to the Nonemployee Director Restricted Stock Plan. The cash portion of directors' fees can be deferred under Fritz's Deferred Compensation Plan.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The compensation paid to Fritz's Chief Executive Officer and four other most highly compensated executive officers (the "Named Fritz Officers") for services rendered in all capacities to Fritz and its subsidiaries during the years indicated is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                    ANNUAL COMPENSATION              -------------------------
                                         -----------------------------------------   RESTRICTED    SECURITIES
                                                                     OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
                                                                     COMPENSATION     AWARD(S)      OPTIONS/     COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)(1)       ($)(2)         ($)(3)        SARS(#)        ($)(4)
- --------------------------------  -----  ----------   ------------   -------------   -----------   -----------   -------------
Lynn C. Fritz                     1994    $500,000      $     --        $18,000       $      --       30,000        $ 8,040
  President and Chief             1993     500,000            --         18,000              --           --          8,040
  Executive Officer               1992     500,000        70,000         18,000              --           --         10,609
Dennis L. Pelino                  1994    $268,752      $275,000        $10,899       $ 267,500      215,000             --
  Senior Vice President and       1993     250,000            --          6,000          49,000           --             --
  Chief Operating Officer         1992     250,000        65,000          6,000              --       28,000             --
Ronald A. Marcillac               1994    $249,996      $ 30,000        $ 6,000       $      --        5,000             --
  Senior Vice President           1993     250,000            --          6,000          49,000        2,800             --
                                  1992     225,000        30,000          6,000              --       28,000             --
John H. Johung                    1994    $175,002      $ 60,000        $ 6,000       $      --       10,000             --
  Senior Vice President,          1993     160,000        20,000          6,000          24,500        2,900             --
  Chief Financial Officer         1992     135,000        17,500          6,000              --       14,000             --
Jan H. Raymond                    1994    $127,497      $ 22,000        $ 6,000       $      --        3,000             --
  Senior Vice President,          1993     120,000        15,000          6,000          25,250        2,000             --
  Secretary and General           1992     115,000        18,000          6,000              --       12,000             --
  Counsel

- ---------------

(1) Pursuant to a newly adopted deferred compensation plan, receipt of all or parts of such bonuses may have been deferred.

(2) While the Named Fritz Officers enjoy certain perquisites, for fiscal years 1992, 1993 and 1994, these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(3) The fair market value of these shares on the grant dates was $26.75 for Mr. Pelino's 1994 grant and $24.50 for Mr. Pelino's 1993 grant, $24.50 for Mr. Marcillac, $24.50 for Mr. Johung and $24.50-26.00 for Mr. Raymond. The fair market value on the grant date, however, is not necessarily indicative of the restricted stock's real value, which is impossible to determine until the vesting date; it is at this point that executives recognize income on the stock and must pay taxes on it. As of the end of fiscal 1994, the aggregate restricted stock holdings for the Named Fritz Officers consisted of 16,000 shares worth $752,000 at the then-current fair market value (as represented by the closing price of Fritz's Common Stock on December 30,
    1994), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount included $564,000 for Mr. Pelino (12,000 shares), $94,000 for Mr. Marcillac (2,000 shares), $47,000 for Mr.
    Johung (1,000 shares) and $47,000 for Mr. Raymond (1,000 shares). Dividends are paid on the restricted shares to the extent payable on Fritz Common Stock generally. No shares granted to the Named Fritz Officers vest in less than three years from the date of grant.

(4) The amounts shown consist of the premium benefits to Mr. Fritz in connection with his participation in Fritz's executive medical plan and, for 1992 only, include the benefits of certain split dollar insurance policies on Mr. Fritz for which Fritz is not the beneficiary. Premiums on these policies after 1992 were paid by Mr. Fritz.

STOCK OPTION GRANTS TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1994 to the Named Fritz Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 0%, 5% and 10% over the life of the options which are set at a maximum of 10 years.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                  ------------------------------------------------------------------------       POTENTIAL REALIZABLE VALUE
                    NUMBER OF       PERCENT OF                                                   AT ASSUMED ANNUAL RATES OF
                   SECURITIES     TOTAL OPTIONS/                                                STOCK PRICE APPRECIATION FOR
                   UNDERLYING      SARS GRANTED    EXERCISE OF   MARKET PRICE                          OPTION TERM(4)
                  OPTIONS/SARS     TO EMPLOYEES    BASE PRICE     ON DATE OF    EXPIRATION   ----------------------------------
      NAME        GRANTED(#)(1)   IN FISCAL YEAR    ($/SH)(2)      GRANT(2)      DATE(3)      0%($)       5%($)        10%($)
- ----------------  -------------   --------------   -----------   ------------   ----------   --------   ----------   ----------
Lynn C. Fritz...      30,000            5.9%        $   30.00       $30.00         2004            --   $  566,005   $1,434,368
Dennis L.
  Pelino........      15,000            3.0         $   30.00       $30.00         2004            --   $  283,003   $  717,184
                     200,000           39.4         $   24.075      $26.75         2004      $535,000   $3,899,586   $9,061,522
Ronald A.
  Marcillac.....       5,000            1.0         $   30.00       $30.00         2004            --   $   94,334   $  239,061
John H.
  Johung........      10,000            2.0         $   30.00       $30.00         2004            --   $  188,668   $  478,123
Jan H. Raymond..       3,000            0.6         $   30.00       $30.00         2004            --   $   56,601   $  143,437

- ---------------

(1) With the exception of Mr. Pelino's grant of options to purchase 200,000 shares, all such options were granted in March 1994 and become exercisable
    (a) as to one-third (33.3%) of the shares on the day after the first anniversary of the grant, (b) as to an additional one-third (33.3%) of the shares on the day after the second anniversary of the grant, and (c) as to the remaining one-third (33.3%) of the shares on the day after the third anniversary of the grant. Mr. Pelino's grant of options to purchase 200,000 shares was made in January 1994 and such options become exercisable on January 1, 1998. Under the terms of Fritz's Stock Option Plan, the Audit and Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value except for 200,000 of Mr. Pelino's options which were granted at 90% of the market value on the date of grant.

(3) All options granted in fiscal 1994 were granted for a term of 10 years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of Fritz's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to exercises of stock options during 1994 by the Named Fritz Officers and with respect to stock options held by each of the Named Fritz Officers officers as of December 31, 1994.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                        OPTIONS/SARS AT              IN-THE-MONEY OPTIONS/
                                                                           FY-END(#)                   SARS AT FY-END($)
                                 SHARES ACQUIRED      VALUE      -----------------------------   -----------------------------
             NAME                ON EXERCISE(#)    REALIZED($)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- -------------------------------  ---------------   -----------   -----------     -------------   -----------     -------------
Lynn C. Fritz                             --               --            0           30,000       $       0       $   510,000
Dennis L. Pelino                       9,333        $ 144,712        9,333          224,334       $ 298,656       $ 5,101,352
Ronald A. Marcillac                   12,000        $ 169,450        9,466           14,334       $ 302,912       $   346,352
John M. Johung                            --               --       11,233           15,667       $ 346,156       $   344,344
Jan H. Raymond                         4,000        $  63,050        5,000            8,000       $ 153,000       $   204,000

EMPLOYMENT CONTRACTS

     Effective January 1, 1994, Fritz entered into a four-year employment agreement with Dennis Pelino which provides for a base salary of $275,000 commencing in 1994, subject to annual review by the Audit and Compensation Committee. The employment agreement also provides for an annual bonus of up to 100% of base salary and requires the Audit and Compensation Committee to consider making a supplemental payment in 1998 if Fritz's performance meets certain predetermined objectives, as determined by the Audit and Compensation Committee.

CERTAIN TRANSACTIONS WITH FRITZ

     For many years, Fritz leased certain of its facilities from Sanjaylyn Company, a California partnership (the "Partnership"). Lynn C. Fritz and his sister and brother each owned a one third interest in the Partnership until March 31, 1993, when Lynn C. Fritz withdrew as a partner of the Partnership. As part of such withdrawal, a distribution of real property (including properties in Blaine, Washington, Dallas, Texas, and San Francisco, California (two) leased by Fritz), cash and debt was made from the Partnership to Mr. Fritz. Fritz paid $550,000 to Mr. Fritz in 1994 in connection with the leasing of such properties from Mr. Fritz. Fritz believes that all of such leases with Mr. Fritz are on terms which are no less favorable to Fritz than those which could have been obtained from independent third parties.

     In 1994, Mr. Fritz paid off an unsecured note and an advance from Fritz in the aggregate amount of $470,000. In addition, Fritz paid $400,000 to Mr. Fritz for the purchase of the land on which the Blaine facility is located.

     In connection with Fritz's U.S. customs brokerage operations, Fritz's customers are required to obtain surety bonds. Fritz places such customs bonds with Intercargo Corporation ("Intercargo") and other underwriters of customs bonds. Mr. Fritz owns approximately 3.49% of the outstanding common stock of Intercargo. During 1994, Fritz placed approximately $597,885 of insurance business with Intercargo and received $71,923 in insurance commissions and fees from Intercargo. Fritz believes that the amounts received are substantially the same as Fritz would have received from other third parties.

AUDIT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     To the Board of Directors:

          As members of the Audit and Compensation Committee, it is our duty to evaluate and determine the appropriate levels of compensation for officers and directors and to administer Fritz's 1992 Omnibus Equity Incentive Plan. Our general policy is to discharge these responsibilities in a manner which links executive performance to long term stockholder value. Our specific objectives are to enhance the long term performance of Fritz, enable Fritz to attract and retain outstanding executives and employees and provide meaningful incentives, without subjecting Fritz to excessive cost.

          Generally, base salary for senior officers, including the officers named in the Summary Compensation Table, is set by reviewing the average salary for positions of similar level of responsibility in the peer group. Our peer group, for compensation purposes, is comprised of a group of companies whose growth and financial profiles are similar to our own. These companies, in general, are applied technology and service-driven growth companies and they include among them the industry peer group set forth in the corporate performance graph elsewhere in this proxy statement.

          We review the base pay of our senior executives and adjust it up or down based on the competitive peer group level, the strategic importance of the position at Fritz and the skill of the executive as demonstrated by past performance. We also periodically review base pay and adjust as warranted in situations where responsibilities are enhanced.

          The cash bonus provides an annual reward for exceptional performance which exceeds expectations. Bonus awards are subject to significant variability depending on the annual performance of Fritz and the individual executive. In the case of most executive officers, bonus compensation is based on a combination of the performance of the executive and the performance of Fritz. The bonuses for the CEO and COO are based solely on the performance of Fritz.

          The key performance criteria used to determine bonus compensation are Fritz's annual return to its stockholders as measured by return on equity, its overall performance relative to the peer group as measured by revenue growth and profitability, and the effectiveness of the executive's leadership, vision and management skills.

          Stock based incentives are used as a means of rewarding executives for making decisions which lead to substantial growth in stockholder value and for the perceived long term value of the executive to Fritz. No specific minimum holdings of Fritz stock are required formally; however, executives are encouraged to hold significant stock in Fritz. We believe that management rewards should be at risk just as stockholders' gains are at risk. Mr. Fritz holds stock in Fritz Companies and currently holds 6,478,520 shares or 53% of Fritz's outstanding Common Stock.

          Stock options are the primary long term incentive award for executives. We believe that stock options focus attention on managing Fritz from the perspective of an owner with an equity stake in the business. Fritz uses both restricted stock and nonqualified stock options. Restricted stock is issued primarily as a retention device and nonqualified options as a means of providing ongoing long term incentives.

          As a matter of policy, Fritz believes it is important to retain the flexibility to maximize Fritz's tax deductions. Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. It will be the policy of this Committee to consider the impact, if any, of Section 162(m) on Fritz and to document as necessary specific performance goals in order to seek to preserve Fritz's tax deductions.

          During 1994, Fritz performed at an exceptional level as measured by its revenue growth, net income, earnings per share and return on equity.

          Mr. Fritz's total cash compensation has remained constant for the past three years. We reviewed his total compensation against the average of the peer group companies and believe it continues to be competitive at the current level. Therefore, in spite of excellent corporate performance, no increase in his total cash compensation is recommended. Mr. Fritz has contributed significantly to the tremendous results achieved on behalf of stockholders. As a result of his long term importance to Fritz, we have approved a nonqualified option grant of 40,000 shares to Mr. Fritz.

          Mr. Pelino did not receive a bonus for 1993 performance and we feel, given his total cash compensation and the performance of Fritz, that one is highly deserved. We have approved a bonus for him of $275,000.

          As indicated in our 1993 Report on Audit and Compensation, we are firmly committed to a goal oriented compensation system based on how Fritz performs. In years when Fritz meets in all respects its aggressive business plan, we intend to recognize this achievement with substantial bonus awards.

                                          Compensation Committee

                                          James E. Gilleran
                                          Preston Martin

     March 1, 1995

PERFORMANCE GRAPH

     The following graph compares the percentage change in Fritz's cumulative total stockholder return on its Common Stock for the period from Fritz's initial public offering on October 16, 1992 to December 31, 1994 with the cumulative total return of the Nasdaq Market Index and a peer group index consisting of The Harper Group, Inc., Expeditors International of Washington, Inc., Intertrans Corporation and Air Express International Corporation.

              COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS AMONG
        FRITZ COMPANIES, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

  MEASUREMENT PERIOD       FRITZ COMPANIES,      NASDAQ MARKET
(FISCAL YEAR COVERED)            INC.                INDEX         PEER GROUP*
         12                     100.00               100.00          100.00
         14.5                   144.93               108.02          100.27
         26.5                   154.35               129.57           97.07
         38.5                   272.46               136.03          115.95

*The Peer Group is made up of the following securities:
   Air Express International Corporation            The Harper Group, Inc.
   Expeditors International of Washington, Inc.     Intertrans Corporation

Notes:
   A. Assumes $100 invested on October 16, 1992 (the date of Fritz's initial public offering).
   B.  Assumes dividends reinvested.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Fritz Common Stock as of April 10, 1995 and as of the consummation of the Merger by (i) each person who is known by Fritz to own beneficially more than 5% of the outstanding Fritz Common Stock, (ii) each Fritz director, (iii) each Named Fritz Officer and (iv) all of Fritz's directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except as otherwise indicated.

                                                 COMMON STOCK
                                              BENEFICIALLY OWNED
                                             AS OF APRIL 10, 1995       PERCENT OF COMMON STOCK
                                            -----------------------   ---------------------------
             NAME OF BENEFICIAL OWNER          NUMBER OF SHARES       PRE-MERGER   POST-MERGER(1)
        ----------------------------------  -----------------------   ----------   --------------
        Lynn C. Fritz (2).................         6,488,520(3)          52.9%          38.8%
        Dennis L. Pelino..................            26,333(4)             *              *
        Ronald A. Marcillac...............            13,132(5)             *              *
        John H. Johung....................            16,066(6)             *              *
        Jan H. Raymond....................             7,500(7)             *              *
        James Gilleran....................             2,541                *              *
        Preston Martin....................             3,041                *              *
        Stephen M. Mattessich.............             1,338(8)             *              *
        All directors and executive
          officers as a group (eight
          persons)........................         6,558,471(9)          53.2           39.1

- ---------------
  * Less than one percent

(1) Gives effect to the issuance of 4,430,288 shares of Fritz Common Stock in connection with the Merger, based on the number of shares of Intertrans Common Stock outstanding on April 10, 1995, assumes a Merger Exchange Ratio of 0.385 and assumes no dissenters' rights are exercised.

(2) The address of Mr. Fritz is 706 Mission Street, San Francisco, California 94103. Mr. Fritz may be deemed to be a "control person" of Fritz within the meaning of the rules and regulations of the SEC by reason of his stock ownership and positions with Fritz. Mr. Fritz is the only stockholder who was known by Fritz to own beneficially more than 5% of Fritz's common Stock on December 31, 1994.

(3) Includes employee stock options exercisable within 60 days to purchase 10,000 shares.

(4) Includes employee stock options exercisable within 60 days to purchase 14,333 shares.

(5) Includes employee stock options exercisable within 60 days to purchase 11,132 shares.

(6) Includes employee stock options exercisable within 60 days to purchase 15,066 shares.

(7) Includes employee stock options exercisable within 60 days to purchase 6,500 shares.

(8) Includes employee stock options exercisable within 60 days to purchase 1,338 shares.

(9) Includes shares which the directors and executive officers have the option to purchase within 60 days.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires Fritz's executive officers and directors, and persons who own more than ten percent of a registered class of Fritz's equity securities, to file with the SEC reports of ownership and changes in ownership of Fritz's Common Stock and other equity securities of Fritz. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Fritz with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, Fritz believes that there was compliance for the period from January 1, 1994 to December 31, 1994 with all Section 16 filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners.

                                   INTERTRANS
BUSINESS

GENERAL

     Intertrans, a Texas corporation incorporated in 1978, provides international air freight forwarding, international ocean freight forwarding, customs brokerage, consulting and ancillary packing, crating, and other logistics and transport services.

     In the various phases of its air and ocean freight forwarding business, Intertrans plans and implements the shipment of freight by commercial air and ocean carriers from point of origin to destination. This involves identification of shipping alternatives for customers in terms of timeliness and cost, negotiation of rates with carriers, monitoring shipments until delivery, advising with respect to new or updated import/export regulations or restrictions and arranging passage of goods through customs. The freight forwarding and customs brokerage industry is highly fragmented and competitive with a significant volume of business being conducted by independent local agents and brokers. Intertrans believes that price and quality of service are the most important competitive factors in the industry. See "-- Competition, Markets and Significant Customers."

     The majority of Intertrans' business is related to international freight forwarding from the United States to overseas destinations. Intertrans' domestic freight forwarding activities are generally incidental to international trade. The fees for most of Intertrans' services are denominated in United States dollars and are payable in the United States.

     In addition to seeking increased market share in areas served by existing offices, Intertrans expands by opening new offices or acquiring existing freight forwarding or customs brokerage businesses in locations where it perceives a demand for its services. The availability of experienced local personnel is also a factor in identifying new markets for expansion. Although Intertrans continues to evaluate opportunities to acquire freight forwarding and customs brokerage businesses in both foreign and domestic markets, it does not currently have binding commitments for any such acquisitions.

     Intertrans has 25 foreign offices in eleven countries, excluding administrative offices and unconsolidated joint ventures. These figures include six offices in two countries relating to companies acquired subsequent to October 31, 1994, and one office opened in November 1994 by Intertrans' subsidiary in the United Kingdom, Freight Intertrans U.K. Such offices were established to support United States operations and to increase export activities from those countries to worldwide destinations. In addition, Intertrans currently utilizes local independent freight forwarders as agents to service foreign points of origination and destination in which Intertrans does not have offices.

AIR FREIGHT FORWARDING

     In its air freight forwarding operations, Intertrans prepares air waybills, collects through charges, provides handling services, routes and traces shipments, investigates and settles claims, arranges for and performs transfer services, provides shipping advice, prepares shipping and customs documentation and furnishes various other incidental services. The types of items shipped in the air freight forwarding portion of Intertrans' business are typically of a relatively small size and require rapid delivery. Intertrans does not own or operate any aircraft.

     In connection with shipments between locations for which Intertrans has a significant amount of business, Intertrans will often consolidate consignments into a single shipment. The amount which Intertrans charges its customers is based upon the weight or cubic displacement of the item to be shipped. Typically, as the weight of a shipment increases, the shipping cost per pound charged by commercial air carriers to Intertrans and by Intertrans to its customers decreases. As a result, by consolidating the shipments of its customers and presenting them to a commercial air carrier as a single shipment, Intertrans is normally able to offer its customers a lower rate than they could individually obtain, and as a general rule, realizes a higher gross profit margin on consolidated shipments than on unconsolidated shipments. The differential between the rate charged to Intertrans by an air carrier and the rate which Intertrans charges to its customers, plus fees for incidental services and a commission paid to Intertrans by the commercial air carrier for utilizing its services, represents the gross profit made by Intertrans in connection with such shipments. In the case of unconsolidated shipments, Intertrans derives its income primarily from commissions paid by the air carrier. Intertrans monitors the rates charged by commercial air carriers in the markets serviced by Intertrans and adjusts, as it deems appropriate and to the extent competitive factors allow, the rates it charges its customers to reflect changes in such rates.

     In a typical international consolidated air shipment, Intertrans' customers or common carriers deliver to one of Intertrans' offices the articles to be exported. At such office, the shipments are consolidated and are delivered to a commercial air carrier for shipment. Upon arrival at the air carrier's foreign destination, a local independent freight forwarder acting as an agent for Intertrans takes delivery of the consolidated shipment and breaks it down into its various components. These separate components are then either picked up by the consignee or delivered by an independent carrier to their final destination at the consignee's expense.

     Charges for ancillary services such as preparation of shipping documentation, investigating and settling claims, performing transfer services, providing specialized consulting services, providing packing and crating services, and acting as a charter broker are billed directly to the customer.

     Intertrans' liability to its customers for lost or damaged goods in consolidated shipments is limited contractually to a maximum of $9.07 per pound unless the shipper specifically requires excess valuation coverage or insurance for the goods being shipped. In that event, Intertrans obtains insurance in the amount by which the value of such goods exceeds such contractual limitation. The air carriers utilized by Intertrans to make the actual shipment are liable to Intertrans for a maximum of $9.07 per pound by international treaty. Intertrans, when acting as agent for an air carrier in connection with unconsolidated shipments, generally does not have any contractual liability for lost or damaged goods following delivery thereof to the air carrier. Intertrans maintains insurance coverage which it believes is adequate to protect itself against losses attributable to lost or damaged shipments. Under Texas and other applicable law, contractual limitations on Intertrans' liability may not be effective with respect to representations, oral or written, made by Intertrans or its authorized employees and agents. To date, no material claims in excess of the aforementioned contractual limitations have been made against Intertrans.

OCEAN FREIGHT FORWARDING

     In its ocean freight forwarding operations, Intertrans acts as consultant to shippers, prepares required shipping and customs documentation, obtains cargo space, coordinates delivery of shipments to ocean carriers and furnishes other miscellaneous services required by the customer, such as packing, crating and warehousing. The majority of Intertrans' ocean freight forwarding business relates to shipments with points of origin in the United States. In contrast to air freight forwarding, the types of articles shipped in the ocean freight forwarding industry are typically bulky items not requiring rapid delivery. Intertrans does not own or operate any ships.

     As an ocean freight forwarder, Intertrans derives revenues primarily from consolidated ocean shipments, commissions earned as agent for procuring shipments to be carried by ocean carriers and from fees charged to customers for additional services provided by Intertrans, such as preparation of documentation, procuring insurance, packing, crating and consultation. The commissions paid to Intertrans by shipping lines for utilizing their services are established by the carrier or by shipping conferences of which the carrier is a member. The fees charged by Intertrans to its customers for additional services are determined by negotiation between Intertrans and such customers.

CUSTOMS BROKERAGE

     Intertrans acts as a customs broker for goods being imported into the United States and other countries where it has offices. In connection with such activity, Intertrans prepares all customs documentation necessary for imported items to clear customs and arranges for payment of any required customs fees.

     Intertrans' revenues from acting as a customs broker are derived mostly from fees for such services paid to it by its customers. Intertrans does not have a fixed fee schedule for such services. Customs brokerage fees are based upon the complexity of the transaction, the nature of the shipment, the value of the articles comprising the shipment and the type of services required.

     Intertrans offers its customs brokerage services to all customers and not merely those using its air and ocean freight forwarding services.

CRATING, PACKING, WAREHOUSING, DISTRIBUTION AND ANCILLARY SERVICES

     Intertrans offers a broad range of logistical services, including routine and custom crating, packing, warehousing and distribution, invoicing and other services both in connection with its air and ocean freight forwarding business and independently of such activities. Most crating, packing, warehousing and distribution is performed in connection with Intertrans' freight forwarding business. Rates for routine crating and packing are based upon the number of items to be crated or packed and the type of crating or packing required. Fees charged in connection with custom crating and packing are determined by negotiation between Intertrans and its customers. Rates for warehousing and distribution services are determined by negotiation between Intertrans and its customers and are dependent on length of time of storage, required space, type of commodity and complexity of distribution services.

     Intertrans also charges various fees for services ancillary to its freight forwarding activities, such as preparing shipping documentation, investigating and settling claims, performing transfer services, providing consulting services and acting as a charter broker. Fees for ancillary services are determined by negotiation or are set by Intertrans prior to the time such services are provided.

COMPETITION, MARKETS AND SIGNIFICANT CUSTOMERS

     Intertrans' business is directly related to international trade. As a result, Intertrans' business could be influenced by many economic and political factors such as domestic or international trade barriers, tariffs or taxes imposed by the United States or foreign nations, civil or international unrest and fluctuations in currency exchange rates. Intertrans cannot forecast the occurrence of these events and the effects, if any, on Intertrans' operations as a result of these conditions. Intertrans competes with a large number of freight forwarding concerns, some of which have greater financial resources than those of Intertrans, in an industry which is highly fragmented and in which Intertrans believes no competitor controls a significant share of the market. Primary competitors include other independent freight forwarders, as well as commercial air and ocean carriers, integrated transportation companies and cargo sales agents and brokers.

     Intertrans believes that quality of service, including reliability, responsiveness, expertise, convenience, scope of operations and price are the most important competitive factors in the freight forwarding industry. Intertrans believes that the quality of its services and the prices it charges are competitive with its industry.

     Intertrans' growth in recent years has resulted in diversification of its customer base. No single customer accounted for more than 6% of Intertrans' gross revenues in fiscal 1994.

     Intertrans has full service operations, excluding administrative offices and unconsolidated joint ventures, in over forty cities within the United States as well as in Japan, Singapore, Hong Kong, Mexico, Puerto Rico, Belgium, nine cities within the United Kingdom, four cities in Germany, four cities in Sweden and two cities in The Netherlands. Additionally, Intertrans is party to a long-term agreement whereby it can provide its customers freight forwarding services throughout the Confederation of Independent States (formerly the Soviet Union).

EMPLOYEES

     As of October 31, 1994, Intertrans had 1,276 employees, 269 of whom were engaged in sales, marketing and management activities and 1,007 of whom were engaged in operations. In addition, Intertrans gained over seventy-five employees with the acquisitions of Jet Air AB and Airtex International B.V. subsequent to October 31, 1994. Intertrans considers its relationship with its employees to be satisfactory.

REGULATION

     Intertrans' air freight forwarding business is subject to regulation, as an indirect air cargo carrier, under the Federal Aviation Act by the Department of Transportation (the "DOT"), the successor to the Civil Aeronautics Board. Part 296 of the DOT's Economic Aviation Regulations exempts air freight forwarders from most, but not all, of such act's requirements. The major provisions of the act that remain applicable to

Intertrans are the following: subsection 403(b)(2), which forbids solicitation of certain rebates; Section 404(a), which requires Intertrans to provide safe service, equipment and facilities; Section 404(b), which prohibits discrimination with respect to foreign air cargo transportation; Section 407(a), which requires the keeping of certain accounts; Section 411, which prohibits unfair or deceptive practices; and Section 415, which authorizes the DOT to inquire into Intertrans' management for certain purposes.

     In its ocean freight forwarding business, Intertrans is licensed as an ocean freight forwarder by the Federal Maritime Commission (the "FMC") and is also licensed by the FMC as a Non-Vessel Operating Common Carrier. The FMC also prescribes qualifications for acting as a shipping agent, including certain surety bonding requirements.

     Intertrans is licensed as a customs broker by the U.S. Customs Service, Department of the Treasury. All customs brokers are required to maintain prescribed records and are subject to periodic inspections by the U.S. Customs Service. As a customs broker, Intertrans is also required to maintain within each U.S. customs district, where it performs customs brokerage services, an individual who is a licensed customs broker. Intertrans may operate more than one office location within any one U.S. customs district. In addition, offices located in foreign countries are required to meet similar regulatory requirements.

     In certain foreign markets in which Intertrans operates, the air freight forwarding business is subject to rate schedules and other restrictions which in the first instance are agreed to by the International Air Transport Association and subsequently approved by the governments concerned. Intertrans also is subject to certain foreign regulations and is a member of various trade associations which impose certain standards on Intertrans' method of conducting business.

     Intertrans monitors compliance with the regulatory standards applicable to its business principally through a policy of periodic office visits by Intertrans' personnel. However, such regulations are sometimes vague, generally complex and always subject to change, and therefore there can be no assurance that Intertrans' operations will at all times be conducted wholly in compliance with all applicable regulations or that any failure to maintain such compliance will not result in loss or liability to Intertrans. To date, Intertrans has not experienced any material loss or liability by reason of such regulations.

     Intertrans does not believe that current regulation of its activities imposes significant economic restraints upon its operations or upon the entry of new competitors into the industry in general or into the markets that are served by Intertrans in particular.

INSURANCE

     Intertrans maintains liability and casualty insurance in amounts it believes are appropriate for its business. Due to the decentralized nature of Intertrans' operations, management believes that any interruption of its business would be isolated to one or a few locations at a given time and that any such loss would not materially effect Intertrans as a whole. Therefore, Intertrans does not maintain business interruption insurance.

SELECTED FINANCIAL INFORMATION

     The following selected financial information of Intertrans has been derived from historical financial statements and should be read in conjunction with such financial statements and notes thereto incorporated herein by reference. Historical information for income statement data for periods prior to November 1, 1991, and for balance sheet data prior to October 31, 1993, for balance sheet data are derived from financial statements not incorporated herein by reference.

                                                                                            THREE MONTHS ENDED
                                                FISCAL YEARS ENDED OCTOBER 31,                  JANUARY 31,
                                     ----------------------------------------------------   -------------------
                                       1990       1991       1992       1993       1994       1994       1995
                                     --------   --------   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Gross revenues(1)..................  $205,881   $276,677   $366,844   $376,762   $452,156   $104,740   $125,443
Net revenues(1)....................   126,375    161,784    206,331    207,268    257,420     59,057     76,401
Direct transportation costs........    87,946    110,510    137,893    134,167    170,285     38,685     53,315
Selling, general and administrative
  expenses.........................    29,338     40,312     56,041     59,141     70,742     17,020     19,015
Other expenses.....................     1,939      1,521      1,275      1,619      1,556        356        436
Operating earnings.................     7,152      9,441     11,122     12,341     14,837      2,996      3,635
Net earnings.......................     5,645      6,771      7,749      8,690     10,562      2,139      2,520
Net earnings per common share --
  primary(2).......................      0.55       0.62       0.68       0.75       0.87       0.18       0.21
Net earnings per common
  share -- fully diluted(2)........      0.55       0.62       0.67       0.74       0.87       0.18       0.21
Weighted average number of common
    shares and common share
    equivalents(2):
  Primary..........................    10,297     10,874     11,481     11,577     12,161     12,059     12,156
  Fully diluted....................    10,297     10,919     11,512     11,684     12,206     12,153     12,210
BALANCE SHEET DATA:
Working capital....................  $ 19,803   $ 21,308   $ 24,876   $ 30,151   $ 37,539                31,672
Total assets.......................    60,803     88,323     89,168    107,086    129,388               142,070
Total debt.........................        --         --         --         --         --                 1,066
Total shareholders' equity.........    29,961     42,879     46,847     56,925     68,739                69,292
Book value per share...............      3.07       4.05       4.44       5.17       6.04                  6.09

- ---------------

(1) Intertrans revenue includes amounts that were received as an agent for ocean freight, foreign collect freight, and customs duty, and other services (i.e., pass-through charges). Net revenue is calculated by deducting such pass-through charges. Direct transportation costs, which are the costs associated with the Intertrans activity as an indirect carrier, are classified as operating expense.

    In order to conform to the Fritz financial reporting practices, the pass-through charges would be deducted to arrive at revenue, and direct transportation costs would be deducted to arrive at net revenue. Should these adjustments be made, Intertrans revenue would be $126,375,000, $161,784,000, $206,332,000, $207,278,000 and $257,420,000 for the years ended 1990, 1991, 1992, 1993 and 1994, respectively, and $59,057,000 and
    $76,401,000 for the three months ended January 31, 1994 and 1995, respectively, and Intertrans net revenue would be $38,428,000, $51,275,000, $68,438,000, $73,101,000 and $87,135,000, for the years ended 1990, 1991,
    1992, 1993 and 1994, respectively, and $20,372,000 and $23,086,000 for the three months ended January 31, 1994 and 1995, respectively.

(2) Net earnings per common share, weighted average number of common shares and common share equivalents, and book value per share have been adjusted to reflect a two-for-one Intertrans Common Stock split on June 7, 1993.

MARKET PRICES OF COMMON STOCK; DIVIDENDS

     Intertrans Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "ITRN." The following table sets forth the high and low closing sale prices during the periods indicated as reported by Nasdaq.

                              QUARTER ENDED                         HIGH         LOW
        ---------------------------------------------------------  -------     -------
        1993:
          January 31, 1993.......................................  $12.25      $ 9.625
          April 30, 1993.........................................  $12.75      $10.125
          July 31, 1993..........................................  $12.625     $ 9.75
          October 31, 1993.......................................  $12.25      $11.00
        1994:
          January 31, 1994.......................................  $14.375     $11.50
          April 30, 1994.........................................  $15.50      $13.00
          July 31, 1994..........................................  $14.25      $12.125
          October 31, 1994.......................................  $14.25      $12.00
        1995:
          January 31, 1995.......................................  $13.875     $12.375
          April 30, 1995 (through April 10, 1995)................  $20.375     $13.50

     On February 14, 1995, the last trading day immediately prior to the time which Fritz and Intertrans first publicly announced their intent to undertake the Merger, the closing sale price of Intertrans Common Stock as reported by Nasdaq was $16.625 per share. On April 10, 1995, the latest practicable trading day for which quotations were available before printing this Joint Proxy Statement/Prospectus, the closing sale price of Intertrans Common Stock as reported by Nasdaq was $20.375 per share.

     Cash dividends were paid to holders of Intertrans Common Stock during the fiscal year ended October 31, 1994, at the rate of $0.20 per common share. Cash dividends were paid to holders of Intertrans Common Stock during the fiscal year ended October 31, 1993, at the rate of $0.025 per common share for each of the first three quarters and $0.05 per common share during the fourth quarter. On December 1, 1994, the Board of Directors of Intertrans declared a quarterly cash dividend of $0.05 per share on the Intertrans Common Stock payable on January 3, 1995, to all shareholders of record as of December 15, 1994. It is the intention of Intertrans to pay future cash dividends quarterly on Intertrans Common Stock if the Merger is not consummated.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Intertrans as of April 10, 1995, and certain information about them, are set forth below:

                NAME           AGE                POSITION HELD WITH INTERTRANS
        ---------------------  ---     ---------------------------------------------------
        Sam N. Wilson          59      Chairman of the Board and Chief Executive Officer
        Carsten S. Andersen    51      President and Director
        W. Ted Minick          54      Director
        Sheldon Frankel        58      Director
        Cesareo Llano          55      Director
        David R. Pulk          47      Senior Vice President
        John R. Witt           44      Chief Financial Officer

     All directors hold office until the next annual meeting of shareholders following their election and until their successors are duly elected and qualified. All officers serve at the discretion of the Board of Directors.

     Sam N. Wilson, a founder of Intertrans, has been Chairman of the Board since its incorporation in 1978 and resumed duties as Chief Executive Officer of Intertrans in August 1992, at the request of the Board of Directors. Mr. Wilson has served Intertrans in various senior management positions at different times, including President. From May 1975 to September 1980, Mr. Wilson served as Vice President of Circle Airfreight Corporation, a large international freight forwarding concern and a subsidiary of The Harper

Group, Inc. For more than seventeen years prior thereto, Mr. Wilson served in various managerial capacities with Texas Instruments, Inc., including five years as an International Distribution Manager.

     Carsten S. Andersen has served as President of Intertrans since August 1992 and has been a director since March 1987. Mr. Andersen has also served in other senior management positions at various times, including Executive Vice President from June 1989 to August 1992 and President and Chief Operating Officer from February 1987 to June 1989. From September 1983 to February 1987, Mr. Andersen served as Vice President of Intertrans. From September 1981 to September 1983, he was President of Time Manager U.S.A., Inc., a consulting firm specializing in productivity and personnel planning. From June 1976 to August 1981, Mr. Andersen was with The Harper Group, Inc., with duties including Director of Financial Planning, Director of North America Operations and Senior Vice President of Operations of Circle Airfreight Corporation.

     W. Ted Minick has been a director of Intertrans since January 1981. From 1976 to the present time, Mr. Minick has been a director and shareholder of the law firm of Winstead Sechrest & Minick P.C., Houston, Texas, which law firm serves as independent legal counsel to Intertrans.

     Sheldon Frankel has been a director of Intertrans since December 1980. From 1966 to the present time, Mr. Frankel has been a certified public accountant with the accounting firm of Fox, Byrd, Golden & Frankel (and its predecessors), Dallas, Texas, which accounting firm provides certain accounting services to Intertrans.

     Cesareo Llano has been a director of Intertrans since March 1992, with special responsibility for Intertrans' Latin American operations conducted primarily through its Stair Cargo Services division, headquartered in Miami, Florida. Mr. Llano has also served as Chairman of the Board of Stair Cargo Services, Inc. since its incorporation in 1977 and as President from January 1977 to March 1993. Stair Cargo Services, Inc. was acquired by Intertrans on June 14, 1991, and was merged into Intertrans on January 7, 1994. From 1961 to 1976, Mr. Llano was Executive Vice President of Frontier Freight Forwarders, Inc. and was a Director of Terrabank, N.A. from 1985 to 1990. He was also past President of the Florida Customs Brokers & Forwarders Association, Director of the International Air Freight Forwarders Association and a member of the Advisory Board of the National Customs Brokers & Forwarders Association.

     David R. Pulk has served as Senior Vice President of Intertrans since February 1987. From December 1983 to February 1987, Mr. Pulk served as Vice President of Intertrans. From August 1981 to December 1983, Mr. Pulk was a Vice President of Air Express International, Inc. and was responsible for development of new services and marketing. From June 1970 to August 1981, Mr. Pulk was employed by Circle Airfreight Corporation in various capacities. In 1978, Mr. Pulk was elected Vice President of Circle Airfreight Corporation and in 1980, he was elected Senior Vice President in charge of sales and marketing within the United States. When he terminated his employment with Circle Airfreight Corporation in 1981, Mr. Pulk was also Director of Overseas Operations.

     John R. Witt, Chief Financial Officer, joined Intertrans in March 1992. From 1988 to 1992, Mr. Witt held the position of Executive Vice President and Chief Financial Officer of Mr. Gatti, Inc., a 300-unit restaurant chain. From 1983 to 1988, he was Executive Vice President of Dalcor Financial, Inc., a Dallas-based real estate and venture capital investment firm. Prior to 1983, Mr. Witt was a manager with the accounting firm of KPMG Peat Marwick LLP.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1994, the Board of Directors met three times. Except for Carsten S. Andersen, who missed only one meeting of the Board of Directors in fiscal 1994, no director attended less than 75% of such Board of Directors meetings.

     The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee.

     The Compensation Committee, composed of Sam N. Wilson, W. Ted Minick and Sheldon Frankel, met three times during the fiscal year ended October 31, 1994. The function of the Compensation Committee is to make recommendations to the Board of Directors with respect to compensation and benefit programs for executive officers of Intertrans.

     The Audit Committee, composed of W. Ted Minick and Sheldon Frankel, met three times during the fiscal year ended October 31, 1994. The function of the Audit Committee is to (i) recommend each year to the Board of Directors independent auditors to audit the financial statements of Intertrans and its consolidated subsidiaries, (ii) review the scope of the audit plan, (iii) discuss with the auditors the results of Intertrans' annual audit and any related matters, and (iv) review transactions posing a potential conflict of interest among Intertrans and its directors, officers and affiliates.

COMPENSATION OF DIRECTORS

     In accordance with the terms of the Intertrans Corporation 1992 Nonqualified Stock Option Plan adopted by the Board of Directors on December 11, 1992, and approved by the shareholders on March 30, 1993, directors of Intertrans who are not employed by Intertrans (or any affiliate of Intertrans) are eligible to receive nonqualified stock options to purchase shares of Intertrans Common Stock based on the number of meetings attended during the year, up to a maximum of 6,000 shares per year. The exercise price of any options granted to nonemployee directors may not be less than the fair market value of the Intertrans Common Stock on the date of grant of the option.

     Intertrans reimburses all directors for their expenses incurred in attending meetings as well as other expenses incurred in connection with their service as directors of Intertrans.

EXECUTIVE COMPENSATION

ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth certain information with respect to annual and long term compensation for services in all capacities for the years ended October 31, 1994, 1993, and 1992, paid to the Chief Executive Officer and the other executive officers of Intertrans who received in excess of $100,000 in total annual salary and bonus for fiscal 1994 (the "Named Intertrans Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION          -----------------------
                                   ---------------------------------   RESTRICTED   SECURITIES
                                                        OTHER ANNUAL     STOCK      UNDERLYING
    NAME AND PRINCIPAL                                  COMPENSATION    AWARD(S)     OPTIONS      ALL OTHER
         POSITION           YEAR    SALARY     BONUS        (1)           (2)        GRANTED     COMPENSATION
- --------------------------  ----   --------   -------   ------------   ----------   ----------   ------------
Sam N. Wilson               1994   $200,000   $     0        --            --               0         --
  Chairman and Chief        1993    200,000         0        --            --               0         --
  Executive Officer         1992    136,600         0        --            --         500,000         --
Carsten S. Andersen         1994   $200,000   $     0        --            --               0         --
  President                 1993    200,000         0        --            --               0         --
                            1992    183,294         0        --            --         300,000         --
David R. Pulk               1994   $175,000   $15,000        --            --               0         --
  Senior Vice President     1993    175,000         0        --            --          25,000         --
                            1992    167,679     4,992        --            --               0         --
John R. Witt                1994   $106,104   $12,500        --            --           5,000         --
  Chief Financial Officer   1993    103,000    12,500        --            --          25,000         --
                            1992     65,897         0        --            --          46,000         --

- ---------------

(1) The value of the perquisites and other personal property for the listed officers did not exceed the lesser of either (a) $50,000 or (b) 10% of the total annual salary and bonus of such officers. Therefore, no such amounts are reported.

(2) Share amounts have been adjusted to reflect a two-for-one share dividend which was issued to all holders of record of Intertrans Common Stock as of June 7, 1993. Intertrans has not issued stock appreciation rights or restricted stock awards.

OPTION GRANTS

     The following table sets forth certain information regarding options granted to the Named Intertrans Officers during the fiscal year ended October 31, 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                INDIVIDUAL GRANTS                           REALIZABLE VALUE AT
                          -------------------------------------------------------------       ASSUMED ANNUAL
                                                 PERCENT OF                                   RATES OF STOCK
                              NUMBER OF             TOTAL                                   PRICE APPRECIATION
                              SECURITIES       OPTIONS GRANTED   EXERCISE                   FOR OPTION TERM(2)
                              UNDERLYING       TO EMPLOYEES IN   PRICE PER   EXPIRATION     -------------------
          NAME            OPTIONS GRANTED(1)     FISCAL YEAR       SHARE        DATE          5%          10%
- ------------------------  ------------------   ---------------   ---------   ----------     -------     -------
John R. Witt............         5,000               2.6%         $ 12.125     10/6/04      $38,127     $96,621

- ---------------

(1) The stock options granted to Mr. Witt vest over a three (3) year period in equal amounts beginning one year after the date of grant and have a term equal to ten (10) years from the date of grant. The exercise price of the options granted to Mr. Witt was equal to the fair market value of the Intertrans Common Stock on the date of grant.

(2) The amounts set forth under "Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" reflect required disclosures pursuant to regulations of the SEC. The actual value realized, if any, could be more or less than the assumed values depending upon the performance of the stock. The values disclosed are not intended to be, and should not be interpreted by investors as, representations or projections of future value or price of the Intertrans Common Stock. APB Opinion No. 25 states that no compensation is received by an employee upon grant of a stock option where the option price is equal to or higher than the quoted market price on the date of grant. Accordingly, Intertrans has recorded no compensation expense related to the grant of these stock options.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to options exercised during the fiscal year ended October 31, 1994, by the Named Intertrans Officers and the value of unexercised options held by the Named Intertrans Officers at October 31, 1994:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                           OPTIONS EXERCISED             NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                             IN FISCAL 1994                   OPTIONS AT                 IN-THE-MONEY OPTIONS
                       --------------------------          OCTOBER 31, 1994             AT OCTOBER 31, 1994(1)
                       SHARES ACQUIRED    VALUE       ---------------------------     ---------------------------
         NAME            ON EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- ---------------------- ---------------   --------     -----------   -------------     -----------   -------------
Sam N. Wilson.........           0       $      0       333,333        166,667        $ 1,562,498     $ 781,252
Carsten S. Andersen...      42,105        426,313       276,845        100,000          1,657,401        46,875
David R. Pulk.........      30,000        236,250        37,167         16,667            242,171        54,168
John R. Witt..........       8,000         52,000        30,999         37,001            168,745       156,880

- ---------------

(1) The value is based on the closing price on the Nasdaq National Market of Intertrans Common Stock on that date.

STOCK OPTION PLANS

     In December 1983, Intertrans adopted the 1983 Incentive Stock Option Plan (the "1983 ISO Plan"), pursuant to which 693,000 shares of Intertrans Common Stock have been reserved for issuance. In September 1984, Intertrans adopted the 1984 Incentive Stock Option Plan (the "1984 ISO Plan"), pursuant to which 750,000 shares of Intertrans Common Stock have been reserved for issuance. In December 1987, Intertrans adopted the 1987 Flexible Stock Option Plan (the "1987 Flexible Plan"), pursuant to which 750,000 shares of Intertrans Common Stock have been reserved for issuance. In January 1990, Intertrans adopted the 1990 Incentive Stock Option Plan (the "1990 ISO Plan"), pursuant to which 1,500,000 shares of Intertrans

Common Stock have been reserved for issuance. In December 1992, Intertrans adopted the 1992 Nonqualified Stock Option Plan (the "1992 Plan"), pursuant to which 1,200,000 shares of Intertrans Common Stock have been reserved for issuance. The 1983 ISO Plan, the 1984 ISO Plan and the 1990 ISO Plan are hereinafter collectively referred to as the "ISO Plans." The ISO Plans, the 1987 Flexible Plan and the 1992 Plan are hereinafter collectively referred to as the "Intertrans Stock Option Plans." The shares of Intertrans Common Stock reserved for issuance under the Intertrans Stock Option Plans have been proportionately adjusted, as necessary, to reflect the three-for-two share dividend effected February 17, 1987, and the two-for-one share dividend effected June 7, 1993. The options granted under the ISO Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code. The 1987 Flexible Plan provides for the issuance of both incentive stock options and nonstatutory stock options. The 1992 Plan provides for the issuance of nonstatutory stock options.

     Incentive stock options may be granted under the ISO Plans and the 1987 Flexible Plan to key employees of Intertrans, including officers and directors who are employees of Intertrans. Stock options may be granted under the 1992 Plan to directors who are not employees and to officers of Intertrans. Under the 1992 Plan, nonemployee directors receive an option to purchase 6,000 shares of Intertrans Common Stock each year on November 1, subject to reduction to the extent such director was unable to attend scheduled director meetings.

     The ISO Plans, the 1987 Flexible Plan and the 1992 Plan may be administered by the Board of Directors, a majority of whom are disinterested persons, or a committee appointed by the Board of Directors composed of no less than three directors who are disinterested persons. A committee comprised of Sheldon Frankel and W. Ted Minick currently administers the ISO Plans, the 1987 Flexible Plan and the 1992 Plan. The Board of Directors or the committee administering the plans designates the optionees, the date of grants and the exercise prices.

     The exercise price of any incentive stock options granted may not be less than the fair market value of the Intertrans Common Stock on the date of grant of the option. The exercise price of any nonstatutory stock option granted to nonemployee directors under the 1992 Plan may not be less than the fair market value of the Intertrans Common Stock on the date of grant of the option. The exercise price of any nonstatutory stock options granted under the 1987 Flexible Plan and the 1992 Plan (except with respect to nonemployee directors) shall be determined from time to time in the sole discretion of the Board of Directors or the committee administering such plan. Under the ISO Plans, options may not be granted to any person who owns shares representing in excess of 10% of the total combined voting power of all classes of stock of Intertrans on the date of grant of the options. With respect to the 1987 Flexible Plan, no options may be granted to any person who owns shares representing in excess of 5% of the total combined voting power of all classes of stock of Intertrans as of the date of grant of the options.

     Options granted under ISO Plans become exercisable with respect to one-third of the shares subject to such options on the date one year subsequent to the date of grant of such options. Thereafter, options become exercisable with respect to an additional one-third of such shares on each of the dates two years and three years, respectively, following the date of grant of such options. Options granted under the ISO Plans remain exercisable until exercise or termination. All options granted pursuant to the 1983 ISO Plan and the 1984 ISO Plan terminate on the eighth anniversary of the date of grant and options granted pursuant to the 1990 ISO Plan terminate on the tenth anniversary of the date of grant.

     Options granted under the 1987 Flexible Plan become fully exercisable beginning on the second anniversary date of the date upon which such options are granted. Options granted under the 1987 Flexible Plan remain exercisable until exercise or termination. All options granted under the 1987 Flexible Plan terminate on the tenth anniversary of the date of grant.

     Options granted under the 1992 Plan to nonemployee directors become exercisable immediately on grant. Except in the case of termination or a change in control, options granted to officers under the 1992 Plan become exercisable as set forth in the option agreement entered into with each option recipient. In the event of a termination or change in control of Intertrans, a holder of an option will be entitled to (a) all or a portion of the full number of shares not previously exercised, without regard to the period of exercisability, or (b) retain the option or accept in substitution for a new option covering the appropriate number of shares of the successor corporation or entity to the extent the holder of such option has elected not to exercise the option. All options granted under the 1992 Plan terminate on the tenth anniversary of the date of grant or, with respect to options granted to officers, such earlier date as the committee administering such options may determine.

     For a discussion of the assumption by Fritz in the Merger of the Intertrans Stock Options, together with the underlying stock options, see "The Proposed Merger and Related Transactions -- Description of Merger and Plan of Reorganization -- Assumption of Intertrans Options."

CERTAIN EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS

     Chief Executive Officer -- Services Agreement and Option
Arrangements. Effective on August 7, 1992, Intertrans entered into a Services Agreement with Sam N. Wilson pursuant to which Mr. Wilson has agreed to serve as Chief Executive Officer for a three-year period, subject to a two-year extension if deemed appropriate by Mr. Wilson and Intertrans. The Services Agreement also calls for Mr. Wilson to provide consulting services to Intertrans for a ten-year period following the termination of his employment as Chief Executive Officer.

     As compensation for his services as Chief Executive Officer, Mr. Wilson will receive $200,000 per annum in salary, plus benefits and incentives. Among the benefits accorded to Mr. Wilson is an option to purchase 250,000 shares of Intertrans Common Stock (now 500,000 shares as a result of the two-for-one share dividend which was issued to all holders of record of Intertrans Common Stock as of June 21, 1993) under a Nonqualified Stock Option Agreement. These option shares have an exercise price equal to the fair market value on the date of grant and vest over a three-year period in equal amounts beginning one year after the August 7, 1992, date of grant. The vesting of these options will accelerate in the event of a change in control of Intertrans at which time all unexercised options become immediately exercisable. If Mr. Wilson's employment terminates by reason of his death, disability or resignation without Good Reason (as defined below), or if Intertrans terminates his employment for cause, Mr.Wilson (or his estate) will be entitled to receive any unpaid salary through the date of termination and exercise any stock options which are exercisable on the date of termination. In addition, if Mr. Wilson's employment terminates by reason of death, his estate or beneficiary will be entitled to receive a lump sum from Intertrans (discussed below). If Mr. Wilson terminates his employment for Good Reason, he will be entitled to receive unpaid salary through the date of termination, plus a severance amount equal to the sum of the aggregate annual salary for each year or portion thereof which he would have received had his employment not been terminated. In addition, Mr. Wilson will be entitled to exercise any stock options which are exercisable on the date of termination. "Good Reason" will be considered to exist with respect to any termination if there has been a material nonconsensual reduction in Mr. Wilson's duties and responsibilities, any reduction in Mr. Wilson's salary or other benefits or the occurrence of a change in control of Intertrans.

     Following his tenure as Chief Executive Officer, Mr. Wilson has agreed to provide consulting services to Intertrans for a ten-year period for $200,000 per annum. The consulting arrangement with Mr. Wilson will not come into effect, however, if Mr. Wilson's employment as Chief Executive Officer is terminated by Intertrans for cause or by Mr. Wilson without Good Reason. If Intertrans terminates Mr. Wilson's consulting services or Mr. Wilson voluntarily resigns following a change in control of Intertrans, Mr. Wilson will be entitled to receive unpaid compensation through the date of termination, plus a severance amount equal to the sum of the aggregate annual compensation for each year or portion thereof which he would have received had his consulting services not been terminated. In addition, Mr. Wilson will be entitled to exercise any stock options which are exercisable on the date of termination. If Mr. Wilson's consulting services are terminated by reason of his death, his estate will be entitled to receive any unpaid compensation for services rendered through the date of termination and exercise any stock options which are exercisable on the date of termination. In addition, Mr. Wilson's estate or beneficiary will be entitled to receive a lump sum payment of $2,000,000, less the sum of all compensation actually paid to Mr. Wilson for his consulting services. This obligation is fully insured by key man life insurance policies maintained by Intertrans.

     President -- Employment Agreement and Option Agreement. Effective on August 1, 1992, Intertrans entered into an Employment Agreement with Carsten S. Andersen in which Mr. Andersen has agreed to serve as President for a five-year period for a salary of $200,000 per annum, plus benefits and incentives. Among the benefits accorded to Mr. Andersen is an option to purchase 150,000 shares of Intertrans Common Stock (now 300,000 shares as a result of the two-for-one share dividend which was issued to all holders of record of Intertrans Common Stock as of June 7, 1993) under a Nonqualified Stock Option Agreement pursuant to the 1992 Plan. These option shares have an exercise price equal to the fair market value on the date of grant and vest over a three-year period in equal amounts beginning one year after the August 1, 1992, date of grant. The vesting of these options will accelerate in the event of a change in control of Intertrans at which time all unexercised options become immediately exercisable. For a two-year period following the expiration of the Employment Agreement, Mr. Andersen may be entitled to receive payments totalling $200,000 per annum in respect of an agreement not to compete with Intertrans in certain geographical areas during that period. However, the noncompetition covenant and the obligation to pay amounts to Mr. Andersen in respect thereof may be waived by Intertrans. If Intertrans terminates Mr. Andersen's employment for cause or Mr. Andersen voluntarily terminates his employment, Mr. Andersen will be entitled to receive unpaid salary through the date of termination and exercise any stock options which are exercisable on the date of termination. In addition, for a two-year period following termination, Mr. Andersen may be entitled to receive payments totalling $100,000 per annum in respect of an agreement not to compete with Intertrans in certain geographical areas during that period. Again, the noncompetition covenant and the obligation to pay amounts to Mr. Andersen in respect thereof may be waived by Intertrans. If Mr. Andersen's employment is terminated without cause, Mr. Andersen will be entitled to receive unpaid salary through the date of termination, plus a severance amount equal to the sum of the aggregate annual salary for each year or portion thereof which he would have received had his employment not been terminated. In addition, Mr. Andersen will be entitled to exercise any options which are exercisable on the date of termination and may be entitled to receive payments of $16,667 per month for each full month after August 1, 1997, up to a possible 24 months, during which he is precluded from competing with Intertrans. The noncompetition covenant and the obligation to pay amounts to Mr. Andersen in respect thereof may be waived by Intertrans. If Mr. Andersen's employment terminates by reason of death or disability, Mr. Andersen (or his estate) will be entitled to receive unpaid salary through the date of termination and exercise any stock options which are exercisable on the date of termination.

CERTAIN BUSINESS RELATIONSHIPS

     W. Ted Minick, a member of Intertrans' Board of Directors, is a director and shareholder of Winstead Sechrest & Minick P.C., a law firm that was retained during the last fiscal year and currently serves as independent legal counsel to Intertrans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

          Intertrans has continued its policy of structuring executive officer compensation to provide competitive annual base salaries and benefits, supplemented with incentives in the form of awards of stock options and, to a lesser extent, cash bonuses. As previously reported, the emphasis on stock options as a reward for performance and as an incentive for future performance, in preference to cash bonuses and other immediate compensatory benefits, tends to align the interests of the executives and Intertrans' shareholders, an important goal of Intertrans' compensation strategy. Such a strategy provides executive officers with a "personal stake" in the financial and operating performance of Intertrans, and they are thus encouraged to enhance productivity and efficiencies in their respective areas of responsibility. Further, grants of stock options which are not immediately exercisable in full, but which become exercisable over time (typically three years), encourage executives to remain with Intertrans and to associate their personal financial well being with the financial and operating performance of Intertrans. The Committee considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

          In 1992, the Compensation Committee negotiated and structured multi-year compensation arrangements with Carsten S. Andersen, the President of Intertrans, and (acting without the participation of Mr. Wilson) Sam N. Wilson, the Chief Executive Officer of Intertrans. Messrs. Andersen and Wilson remain subject to the employment agreements negotiated in 1992, and their compensation has remained unchanged.

          In the early part of each fiscal year, the Committee reviews and approves, with any modifications it deems appropriate, an annual salary plan for Intertrans' senior executives, including the Chief Executive Officer. The salary plan is developed under the direction of the Chief Executive Officer based on performance judgments as to past and expected future contributions of the individual executives. In addition, the Committee considers information on compensation paid by competitors, to the extent available. Although the Chief Executive Officer's compensation is currently set in a three-year employment contract, it remains the Committee's responsibility (acting without the participation of Mr. Wilson) to review and fix the base salary of the Chief Executive Officer based upon competitive compensation data and the Committee's assessment of his performance and its expectation as to his future contributions in leading Intertrans. Inasmuch as stock options are a significant component of the Chief Executive Officer's compensation arrangement, no adjustment was made in 1994.

          All senior executives participate in Intertrans' stock option plans, under which granted options typically vest over three years. Intertrans has employed stock options as a means to reward and provide incentives for key employees since 1983. Intertrans believes the stock options are a highly effective means of compensating and motivating employees, as evidenced by Intertrans' historically strong financial and operating performance. During fiscal 1994, stock option committees comprised of disinterested directors considered stock option grants to various key employees and approved grants of options to a number of employees. No additional options were granted to the Chief Executive Officer or the President.

                                          Members of the Compensation Committee

                                                  Sam N. Wilson
                                                  W. Ted Minick
                                                 Sheldon Frankel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Sam N. Wilson, a member of the Compensation Committee, served as Chief Executive Officer and Chairman of the Board of Intertrans during the last fiscal year.

     W. Ted Minick, a member of the Compensation Committee, is a director and shareholder of Winstead Sechrest & Minick P.C., a law firm that was retained during the last fiscal year and currently serves as independent legal counsel to Intertrans.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative returns for Intertrans, the Nasdaq Stock Market (U.S. and Foreign) and Nasdaq Trucking and Transportation Stocks Index. The total cumulative return on investment (change in month-end stock price plus reinvested dividends) for each of the periods for Intertrans, the Nasdaq Stock Market (U.S. and Foreign) and the Nasdaq Trucking and Transportation Index is based on the stock price or index at the end of fiscal 1988.

     The graph shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any documents so filed.

              COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS AMONG
                  INTERTRANS CORPORATION, NASDAQ STOCK MARKET
                  AND NASDAQ TRUCKING & TRANSPORTATION STOCKS

                                                                    NASDAQ
                                                                  TRUCKING &
      MEASUREMENT PERIOD          INTERTRANS     NASDAQ STOCK    TRANSPORTA-
    (FISCAL YEAR COVERED)         CORPORATION       MARKET       TION STOCKS
          10/31/89                   100.0          100.0           100.0
          10/31/90                    86.3           75.2            70.9
          10/31/91                   154.1          126.0           109.4
          10/30/92                   138.3          141.1           127.0
          10/29/93                   171.3          182.3           164.0
          10/31/94                   191.5          182.4           160.0

Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends (plotted only at the end of each fiscal year).
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is a trading day, the preceding trading day is used.
    D.  The index level for all series was set to $100.00 on 10/31/89.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information as of February 9, 1995, as to the ownership of Intertrans Common Stock by each person known by Intertrans to be the beneficial owner of 5% or more of the Intertrans Common Stock:

                                                         AMOUNT AND NATURE OF
                                                              BENEFICIAL          PERCENT OF
             NAME AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP(1)           CLASS
        -----------------------------------------------  --------------------     ----------
        Luther King Capital Management Corporation.....         791,950              6.9%
          301 Commerce Street, Suite 1600
          Fort Worth, Texas 76102

- ---------------

(1) Except as otherwise indicated, (a) none of the shares shown in this table or referred to in the notes hereto are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act, and (b) each person named in this table possesses sole voting and investment power with respect to the shares shown as owned by such person.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of outstanding shares of Intertrans beneficially owned by (i) each director, (ii) each Named Intertrans Officer and (iii) all directors and executive officers as a group as of April 10, 1995:

                                                     AMOUNT AND NATURE OF
                                                          BENEFICIAL
                         MANAGEMENT                      OWNERSHIP(1)         PERCENT OF CLASS
        -------------------------------------------- --------------------     ----------------
        Sam N. Wilson...............................         643,002(2)              5.4
        Carsten S. Andersen.........................         570,538(3)              4.8
        Cesareo Llano...............................         222,589                 1.9
        David R. Pulk...............................         128,684(4)              1.1
        Sheldon Frankel.............................          57,500(5)           *
        W. Ted Minick...............................          43,800(6)           *
        John R. Witt................................          52,678(7)           *
        All directors and executive officers as a
          group (seven (7) persons).................       1,718,791(8)             13.7

- ---------------
(1) Except as otherwise indicated, (a) none of the shares shown in this table or referred to in the notes hereto are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act, and (b) each person named in this table possesses sole voting and investment power with respect to the shares shown as owned by such person.

(2) Includes 500,000 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(3) Includes 990 shares owned by Mr. Andersen's spouse and 340,000 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(4) Includes 150 shares owned by an adult child of Mr. Pulk who currently resides at Mr. Pulk's home and 53,834 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(5) Includes 4,000 shares held in trust for the benefit of Mr. Frankel's adult children and 24,000 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(6) Includes 26,000 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(7) Includes 52,666 shares subject to options which are exercisable or will become exercisable within 60 days of the date hereof.

(8) Includes an aggregate of 996,500 shares subject to options held by officers and directors which are exercisable or will become exercisable within 60 days of the date hereof.

 * Represents less than 1% of the Intertrans Common Stock issued and outstanding.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires Intertrans' directors and executive officers, and persons who own more than 10% of a registered class of Intertrans' equity securities, to file reports of ownership and changes on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish Intertrans with copies of all Forms 3, 4 and 5 they file.

     Based solely on Intertrans' review of the copies of such forms it has received and representations that no other reports were required, Intertrans believes that all of its directors, executive officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 1994, except that Brent R. Burns inadvertently failed to file one Form 4 reporting a gift in a timely manner and Sheldon Frankel, W. Ted Minick, Charles F. Schroeder III and John R. Witt each inadvertently failed to file one Form 5 in a timely manner.

                       DESCRIPTION OF FRITZ CAPITAL STOCK

     The authorized capital stock of Fritz consists of 60,000,000 shares of Fritz Common Stock and 1,000,000 shares of Preferred Stock ("Preferred Stock"). As of April 10, 1995, there were 12,266,422 shares of Fritz Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

     Holders of shares of Fritz Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the preferences that may be applicable to any outstanding Preferred Stock, holders of Fritz Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Fritz, holders of Fritz Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Fritz Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Fritz Common Stock are, and the Fritz Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to cause Fritz to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Fritz without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Fritz Common Stock. In certain circumstances, this could have the effect of decreasing the market price of the Fritz Common Stock. Fritz has no present plans to issue any shares of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Fritz is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (Fritz has not made such an election), (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). "Interested stockholder" is a person who, together with affiliates and associates, owns (or, if such person is an affiliate or associate of the corporation, any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset-based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     Mellon Securities Transfer Services serves as the transfer agent and registrar for the Fritz Common Stock.

                    COMPARISON OF RIGHTS OF HOLDERS OF FRITZ
              COMMON STOCK AND HOLDERS OF INTERTRANS COMMON STOCK

     As a result of the Merger, holders of Intertrans Common Stock will be exchanging their shares of a Texas corporation which is governed by the Texas Business Corporation Act (the "TBCA") and Intertrans' Restated Articles of Incorporation, as amended, and Restated Bylaws, for shares of the common stock of Fritz, a Delaware corporation which is governed by the Delaware General Corporation Law (the "DGCL") and Fritz's Restated Certificate of Incorporation and Restated Bylaws. The following is a summary of certain of the more significant differences affecting the rights of Intertrans shareholders and certain similarities.

     Mergers and Consolidations. The TBCA requires the approval of the holders of two-thirds of the outstanding Intertrans Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Intertrans' property and assets, if not made in the usual and regular course of business. The TBCA would permit Intertrans to merge with another corporation without obtaining the approval of Intertrans' shareholders if: (i) Intertrans is the sole surviving corporation of the merger; (ii) Intertrans' Restated Articles of Incorporation, as amended, would not change;
(iii) each shareholder of Intertrans immediately prior to the effective time of the merger will hold identical shares of Intertrans Common Stock immediately after the merger; (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), will not exceed by more than 20% the voting power of the total number of voting shares of the corporation outstanding immediately before the merger; (v) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the resolution approving the plan of merger.

     The DGCL requires the approval of the Board of Directors and the holders of a majority of the outstanding Fritz Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Fritz's property and assets. The DGCL would permit Fritz to merge with another corporation without obtaining the approval of Fritz's stockholders if:
(i) Fritz is the surviving corporation of the merger; (ii) the merger agreement does not amend Fritz's Restated Certificate of Incorporation; (iii) each share of Fritz Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Fritz Common Stock after the merger; and (iv) any authorized but unissued shares or treasury shares of Fritz Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Fritz Common Stock outstanding immediately prior to the effective date of the merger.

     Anti-Takeover Provisions. The TBCA contains no specific provision designed as an anti-takeover measure. Fritz, however, is subject to the provisions of
Section 203 of the DCGL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Fritz or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of Fritz Common Stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by Fritz's Board of Directors,
(ii) upon consummation of the transaction in which he became an interested stockholder, the interested stockholder holds at least 85% of the Fritz Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) the business combination is approved by Fritz's Board of Directors and by the holders of at least two-thirds of the outstanding Fritz Common Stock, excluding shares owned by the interested stockholder.

     Appraisal Rights. The rights of appraisal of dissenting shareholders of Intertrans are governed by the TBCA. Pursuant thereto, any shareholder has the right to dissent from any merger or consolidation, except as described below, of which Intertrans is a constituent corporation. No such appraisal rights are available for the shares of any class or series of Intertrans Common Stock if
(i) as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or held of record by more than 2,000 shareholders, and (ii) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or authorized for listing upon official notice of issuance, on a national securities exchange, or held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. Intertrans shareholders may dissent from the merger and receive the right to an appraisal of such shareholder's shares. See "The Proposed Merger and Related Transactions -- Dissenters' Rights."

     Under Delaware law, stockholders are entitled to certain limited rights of appraisal. No appraisal rights shall be available, however, for the holders of any shares of a stock of a constituent Delaware corporation to a merger if that corporation survives the merger and the merger did not require for its approval the vote of the stockholders of such constituent Delaware corporation. Moreover, under Delaware law, no appraisal rights are available to stockholders of a Delaware constituent corporation to a merger for any shares of stock which, at the record date for the vote on such merger, were either (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders. Appraisal rights are available to Delaware stockholders in any event if such stockholders are required by the terms of an agreement of merger or consolidation to accept for such stock of the constituent corporation anything except (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in clauses (a) and (b) above, or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a), (b) and (c) above.

     Charter Amendments. Under Texas law an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote thereon, unless a specified portion, but not less than a majority, of the outstanding shares is provided for in the corporation's articles of incorporation. Delaware law provides that amendments to the certificate of incorporation require the approval of holders of a majority of the outstanding shares of stock of the corporation entitled to vote thereon, unless the certificate of incorporation provides for a greater vote. The Restated Certificate of Incorporation of Fritz makes no such provision.

     Special Meetings. A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of the votes at the meeting. Stockholders of a Delaware corporation do not have a right to call special meetings unless it is conferred in the corporation's certificate of incorporation or by laws. The Restated Bylaws of Fritz allow special meetings to be called at any time by the president, any two of the directors, or the holders of not less than one-tenth of all the shares having voting power at such meeting.

     Actions Without a Meeting. The TBCA permits shareholders of a corporation to act without a meeting if a consent in writing to such action is signed by all shareholders or, if permitted by the articles of incorporation, by a consent in writing to such action signed by the holders of the number of shares required to approve the proposed action. Intertrans' Restated Articles of Incorporation, as amended, does not permit shareholders to take action by a written consent of less than all shareholders. Delaware law provides that stockholders may take action without a meeting if a consent in writing to such action is signed by the requisite number of stockholders necessary to approve the action.

     Dividends. A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus, subject to any restrictions contained in the certificate of incorporation. Fritz's Restated Certificate of Incorporation contains no restrictions on dividend payments. A Texas corporation may make distributions only out of surplus.

     Limitation of Liability and Indemnification. Both the TBCA and the DGCL permit a corporation to indemnify directors against expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred. The determination of indemnification is made by the board of directors, special independent legal counsel, or by the stockholders or shareholders. A corporation must indemnify expenses, including attorney's fees, for a director who is wholly successful, on the merits or otherwise, in defense of a proceeding in which he is a named defendant. A Texas corporation may restrict the circumstances where indemnification is required or permitted by the TBCA.

     Cumulative Voting for Directors. A Texas corporation has cumulative voting for directors unless expressly prohibited by the articles of incorporation. Intertrans' Restated Articles of Incorporation, as amended, expressly prohibit cumulative voting for directors. Cumulative voting must be expressly provided for in the certificate of incorporation of a Delaware corporation. Fritz's Restated Certificate of Incorporation does not provide for cumulative voting.

     Filling Vacancies on the Board of Directors. Under Texas law, the board of directors may fill not more than two (2) vacancies created by an increase in the number of directors on the board of directors, during the period between any two successive annual meetings. The board of directors of a Delaware corporation may fill any number of vacancies created by an increase in the number of directors on such board. Fritz's Restated Bylaws provide for a minimum of three (3) directors, the exact number to be fixed (i.e., increased or decreased) either by a resolution or bylaw duly adopted by the Board of Directors, provided that a decrease in the number of directors constituting the Board of Directors shall not shorten the term of an incumbent director. The Restated Bylaws allow the Board of Directors to fill vacancies by the affirmative vote of a majority of the remaining directors then in office.

     Removal of Directors. A Texas corporation may provide for removal of a director with or without cause by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote at an election of directors. Stockholders of a Delaware corporation holding a majority of the outstanding shares may remove a director with or without cause.

     Inspection of Books and Records. Under Texas law, any person who has been a shareholder of record for at least 6 months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of stock of a corporation is entitled to examine a corporation's relevant books and records for any proper purpose. Under Delaware law, any stockholder has such right.

     Other. The foregoing is an attempt to summarize the more important differences in the corporation laws of the two states and does not purport to be a complete listing of differences in the rights and remedies of holders of shares of a Texas corporation, as opposed to a Delaware corporation. Such differences can be determined in full by reference to the TBCA and to the DGCL. In addition, the laws of Texas and Delaware provide that some of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the articles of incorporation, charter or bylaws of the corporation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Fritz Common Stock to be issued in connection with the Merger will be passed upon for Fritz by Brobeck, Phleger & Harrison, San Francisco, California. Winstead Sechrest & Minick P.C., Dallas, Texas, is acting as counsel for Intertrans in connection with certain legal matters relating to the Merger. W. Ted Minick, a member of Intertrans' Board of Directors, is a director and shareholder of Winstead Sechrest & Minick P.C.

                                    EXPERTS

     The consolidated financial statements and schedule of Fritz as of December 31, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994 incorporated by reference to Fritz's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements and schedule of Fritz for the year ended December 31, 1992 incorporated by reference to Fritz's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and schedule of Intertrans as of October 31, 1994 and 1993 and for each of the years in the three-year period ended October 31, 1994 incorporated by reference to Intertrans' Annual Report on Form 10-K for the year ended October 31, 1994, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The firm of KPMG Peat Marwick LLP served as independent certified public accountants for Fritz and Intertrans for the fiscal years ended December 31, 1994 and October 31, 1994, respectively. Representatives of KPMG Peat Marwick LLP will be present at the Fritz Annual Meeting and Intertrans Annual Meeting and will have the opportunity at such meetings to make a statement if such representatives desire to do so. In addition, such representatives will be available to respond to appropriate questions raised at the meetings.

                            INDEPENDENT ACCOUNTANTS

     On April 13, 1993, the Audit and Compensation Committee of Fritz selected KPMG Peat Marwick LLP to audit Fritz's 1993 consolidated financial statements and dismissed the firm of Deloitte & Touche LLP which had served as Fritz's principal accountant. The accountant's report on Fritz's financial statements for the two years prior to such dismissal did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was recommended and approved by the Audit and Compensation Committee of the Fritz Board of Directors. Fritz believes that during 1991, 1992 and the portion of 1993 up to the date of the dismissal, there were no disagreements between Fritz and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its report.

                             STOCKHOLDER PROPOSALS


     If any stockholder intends to present a proposal for action at Fritz's 1996 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to Fritz so that it is received on or before December 27, 1995. Proposals should be addressed to Fritz at 706 Mission Street, San Francisco, California 94103, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the SEC.



     If the Merger is not consummated, it is currently anticipated that the 1996 Annual Meeting of Shareholders of Intertrans will be held on or about March 30, 1996. If such meeting is held, shareholder proposals intended to be presented at such meeting must be forwarded to Intertrans so that it is received on or before December 27, 1995 for inclusion in the proxy materials for such meeting. Proposals should be addressed to Intertrans at 125 E. John Carpenter Freeway, Suite 900, Irving, Texas 75062, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the SEC.


                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, other than the matters set forth herein and in the Notice accompanying this Joint Proxy Statement/Prospectus, there are no other matters which the managements of Fritz and Intertrans intend to present or have reason to believe others will present to the Fritz Annual Meeting or the Intertrans Annual Meeting, respectively. If other matters properly come before the Annual Meetings, those who act as proxies will vote in accordance with their judgment.

                                                                      APPENDIX A

                                                                  CONFORMED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF

                               FEBRUARY 14, 1995

                                  BY AND AMONG

                             FRITZ COMPANIES, INC.,

                               FRITZ AIR FREIGHT

                                      AND

                             INTERTRANS CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I  THE MERGER................................................................     A-1
  1.01  The Merger...................................................................     A-1
  1.02  Conversion of Shares.........................................................     A-2

  1.03  Exchange of Certificates.....................................................     A-3
  1.04  Dissenting Shares............................................................     A-4
  1.05  Fractional Shares............................................................     A-4
  1.06  Intertrans Stock Option Plans................................................     A-4
  1.07  Registration of Intertrans Stock Option Plans................................     A-5
  1.08  Benefits Arrangements........................................................     A-5
ARTICLE II  THE SURVIVING CORPORATION................................................     A-5
  2.01  Articles of Incorporation....................................................     A-5
  2.02  Bylaws.......................................................................     A-5
  2.03  Directors and Officers.......................................................     A-5
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF INTERTRANS............................     A-5
  3.01  Corporate Existence and Power................................................     A-6
  3.02  Corporate Authorization......................................................     A-6
  3.03  Governmental Authorization...................................................     A-6
  3.04  Non-Contravention............................................................     A-6
  3.05  Capitalization...............................................................     A-7
  3.06  Subsidiaries.................................................................     A-7
  3.07  SEC Filings..................................................................     A-8
  3.08  Financial Statements.........................................................     A-8
  3.09  Disclosure Documents.........................................................     A-8
  3.10  Absence of Certain Changes...................................................     A-9
  3.11  No Undisclosed Liabilities...................................................    A-10
  3.12  Litigation...................................................................    A-10
  3.13  Taxes........................................................................    A-10
  3.14  Employee Benefit Plans; ERISA................................................    A-11
  3.15  Material Agreements..........................................................    A-12
  3.16  Properties...................................................................    A-12
  3.17  Environmental Matters........................................................    A-13
  3.18  Labor Matters................................................................    A-13
  3.19  Compliance with Laws.........................................................    A-13
  3.20  Trademarks, Tradenames, Etc. ................................................    A-13
  3.21  Finders' Fees................................................................    A-14
  3.22  Opinion of Financial Advisor.................................................    A-14
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FRITZ..................................    A-14
  4.01  Corporate Existence and Power................................................    A-14
  4.02  Corporate Authorization......................................................    A-14
  4.03  Governmental Authorization...................................................    A-14
  4.04  Non-Contravention............................................................    A-15
  4.05  Capitalization of Fritz......................................................    A-15
  4.06  Organization of Merger Sub...................................................    A-16
  4.07  Subsidiaries.................................................................    A-16
  4.08  SEC Filings..................................................................    A-16
  4.09  Financial Statements.........................................................    A-17
  4.10  Disclosure Documents.........................................................    A-17
  4.11  Absence of Certain Changes...................................................    A-17
  4.12  No Undisclosed Liabilities...................................................    A-18

                                                                                         PAGE
                                                                                         ----
  4.13  Litigation...................................................................    A-18
  4.14  Taxes........................................................................    A-18
  4.15  Employee Benefit Plans; ERISA................................................    A-18
  4.16  Material Agreements..........................................................    A-19
  4.17  Properties...................................................................    A-20
  4.18  Environmental Matters........................................................    A-20
  4.19  Labor Matters................................................................    A-20
  4.20  Compliance with Laws.........................................................    A-20
  4.21  Trademarks, Tradenames, Etc. ................................................    A-20
  4.22  Finders' Fees................................................................    A-20
  4.23  Opinion of Financial Advisor.................................................    A-20
ARTICLE V  COVENANTS OF INTERTRANS...................................................    A-21
  5.01  Conduct of Intertrans........................................................    A-21
  5.02  Shareholders' Meeting; Proxy Material........................................    A-21
  5.03  Access to Financial and Operation Information................................    A-22
  5.04  Other Offers.................................................................    A-22
  5.05  Maintenance of Business......................................................    A-23
  5.06  Compliance with Obligations..................................................    A-23
  5.07  Notices of Certain Events....................................................    A-23
  5.08  Confidentiality..............................................................    A-23
  5.09  Compliance with the Securities Act...........................................    A-24
ARTICLE VI  COVENANTS OF FRITZ AND MERGER SUB........................................    A-24
  6.01  Conduct of Fritz.............................................................    A-24
  6.02  Stockholders' Meeting; Proxy Material; Registration Statement................    A-24
  6.03  Access to Financial and Operation Information................................    A-24
  6.04  Maintenance of Business......................................................    A-25
  6.05  Compliance with Obligations..................................................    A-25
  6.06  Notices of Certain Events....................................................    A-25
  6.07  Confidentiality..............................................................    A-25
  6.08  Obligations of Merger Sub....................................................    A-25
  6.09  Notice to Affiliates.........................................................    A-25
ARTICLE VII  COVENANTS OF FRITZ AND INTERTRANS.......................................    A-26
  7.01  Advice of Changes............................................................    A-26
  7.02  Regulatory Approvals.........................................................    A-26
  7.03  Actions Contrary to Stated Intent............................................    A-26
  7.04  Certain Filings..............................................................    A-26
  7.05  Communications...............................................................    A-26
  7.06  Satisfaction of Conditions Precedent.........................................    A-26
  7.07  Stockholders' Meeting Dates..................................................    A-27
ARTICLE VIII  CONDITIONS TO THE MERGER...............................................    A-27
  8.01  Conditions to Obligations of Fritz and Merger Sub............................    A-27
  8.02  Conditions to Obligations of Intertrans......................................    A-27
  8.03  Conditions to Obligations of Each Party......................................    A-28
ARTICLE IX  TERMINATION OF AGREEMENT.................................................    A-28
  9.01  Termination..................................................................    A-28
  9.02  Effect of Termination........................................................    A-29
ARTICLE X  MISCELLANEOUS.............................................................    A-29
 10.01  Further Assurances...........................................................    A-29
 10.02  Fees and Expenses............................................................    A-30
 10.03  Survival.....................................................................    A-31

                                                                                         PAGE
                                                                                         ----
 10.04  Notices......................................................................    A-31
 10.05  Governing Laws...............................................................    A-31
 10.06  Binding upon Successors and Assigns; Assignment..............................    A-32
 10.07  Severability.................................................................    A-32
 10.08  Entire Agreement.............................................................    A-32
 10.09  Other Remedies...............................................................    A-32
 10.10  Amendment and Waivers........................................................    A-32
 10.11  No Waiver....................................................................    A-32
 10.12  Construction of Agreement....................................................    A-32
 10.13  Counterparts.................................................................    A-32
EXHIBITS
Exhibit 1.01  Form of Articles of Merger
Exhibit 5.09  Form of Affiliates Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 14th day of February, 1995, by and among FRITZ COMPANIES, INC., a Delaware corporation ("Fritz"), FRITZ AIR FREIGHT, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"), and INTERTRANS CORPORATION, a Texas corporation ("Intertrans").

                                    RECITALS

     A. The Boards of Directors of Fritz, Merger Sub and Intertrans have each determined to engage in the transactions contemplated hereby, pursuant to which
(i) Merger Sub will merge (the "Merger") with and into Intertrans, (ii) each share of common stock, no par value, of Intertrans ("Intertrans Common Stock") (except for shares of Intertrans Common Stock owned by Intertrans, Fritz or Merger Sub and shares of Intertrans Common Stock as to which appraisal rights, if available, shall have been perfected) shall be converted into the right to receive a fraction of a share of common stock, par value $.01 per share, of Fritz ("Fritz Common Stock") in the manner herein described, and (iii) the capital stock of Merger Sub shall be converted into shares of Intertrans Common Stock, all upon the terms and subject to the conditions set forth herein.

     B. The Board of Directors of Intertrans has approved, and has resolved, subject to the terms of this Agreement, to recommend that shareholders of Intertrans approve, the Merger, this Agreement and the Articles of Merger (as defined in Section 1.01(b)).

     C. The Board of Directors of Fritz has approved the Merger, this Agreement and the Articles of Merger, and has resolved to recommend that stockholders of Fritz approve the issuance of Fritz Common Stock in connection with the Merger. Fritz, as the sole shareholder of Merger Sub, has approved the Merger, this Agreement and the Articles of Merger.

     D. The parties intend for the transactions contemplated by this Agreement to qualify as a plan of reorganization in accordance with the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01  THE MERGER.

     (a) Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into Intertrans in accordance with the Texas Business Corporation Act ("Texas Law") and the General Corporation Law of the State of California ("California Law"), whereupon the separate existence of Merger Sub shall cease, and Intertrans shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Intertrans and Merger Sub shall file articles of merger, in substantially the form attached hereto as
Exhibit 1.01 (the "Articles of Merger"), in the Office of the Secretary of State of the State of Texas and the Office of the Secretary of State of the State of California and make all other filings or recordings required by Texas Law and California Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Office of the Secretary of State of the State of Texas, such office issues a certificate of merger, and the filings required under California Law to be made with the Office of the Secretary of State of the State of California are made (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Intertrans and Merger Sub, all as provided under Texas Law and California Law.

     SECTION 1.02  CONVERSION OF SHARES.

     (a) At the Effective Time:

          (i) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of common stock, no par value, of the Surviving Corporation;

          (ii) each share of Intertrans Common Stock held by Intertrans as treasury stock or owned by Fritz or any Subsidiary (defined in Section 3.06 below) of Fritz immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be cancelled and retired and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor; and

          (iii) each share of Intertrans Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause
     (ii) above or as provided in Section 1.04 with respect to shares of Intertrans Common Stock as to which appraisal rights, if available, shall have been exercised, automatically and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive that fraction of a share of Fritz Common Stock as is equal to the "Exchange Ratio," which shall be determined in the manner provided below.

     (b) For purposes of this Agreement, the "Exchange Ratio" shall be calculated as follows:

          (i) if the Average Fritz Trading Price (as defined below) is at least equal to $46.15 but not greater than $47.37, the Exchange Ratio shall equal the quotient of (A) $18.00 divided by (B) the Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share;

          (ii) if the Average Fritz Trading Price is at least equal to $41.00 but less than or equal to $46.15, the Exchange Ratio shall equal 0.390;

          (iii) if the Average Fritz Trading Price is greater than or equal to $47.37 but not greater than $55.00, the Exchange Ratio shall equal 0.380;

          (iv) if the Average Fritz Trading Price is less than $41.00, Intertrans shall have the right to terminate this Agreement in the manner provided in subsection (c) below unless Fritz shall elect, in the manner provided in subsection (c) below, to increase the Exchange Ratio to a fraction equal to (A) $16.00 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share; or

          (v) if the Average Fritz Trading Price is greater than $55.00, Fritz shall have the right to terminate this Agreement in the manner provided in subsection (c) below unless Intertrans shall elect, in the manner provided in subsection (c) below, to decrease the Exchange Ratio to a fraction equal to (A) $20.90 divided by (B) such Average Fritz Trading Price, calculated to the nearest one-one thousandth of a share.

As used herein, the term "Average Fritz Trading Price" shall mean the arithmetic mean of each of the closing sales prices per share of Fritz Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the first of the shareholder meetings contemplated by Sections 5.02 and 6.02(b) (such date, the "Determination Date").

     (c) In the event that Intertrans shall elect to terminate this Agreement in the circumstances contemplated by clause (iv) of subsection (b) above or in the event that Fritz shall elect to terminate this Agreement in the circumstances contemplated by clause (v) of such subsection (b), then the party initiating the termination (the "Terminating Party") shall give notice of termination (the "Termination Notice") to the other party hereto (the "Receiving Party") prior to 12:00 midnight (San Francisco time) on the Determination Date. Such termination shall become effective automatically, without the action of either party, at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first of the shareholder meetings contemplated by Sections 5.02 and 6.02(b) unless, prior to such time, the Receiving Party shall deliver notice to the Terminating Party to the effect that it has elected to increase or decrease the Exchange Ratio, as the case may be, in the manner contemplated by such clauses (iv) and (v) above.

     (d) If between the date of this Agreement and the Effective Time the outstanding shares of Intertrans Common Stock or Fritz Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the Exchange Ratio shall be correspondingly adjusted.

     SECTION 1.03  EXCHANGE OF CERTIFICATES.

     (a) Prior to the Effective Date, Fritz shall appoint a bank or trust company or other third party reasonably acceptable to Intertrans to act as exchange agent (the "Exchange Agent") in the Merger.

     (b) Promptly after the Effective Time, but in no event later than one business day thereafter, Fritz shall make available for exchange in accordance with this Section 1.03, the shares of Fritz Common Stock issuable pursuant to
Section 1.02 in exchange for outstanding shares of Intertrans Common Stock and an amount of cash sufficient to satisfy Fritz's obligations under Section 1.05.

     (c) As soon as practicable after the Effective Date, the Exchange Agent shall mail to each holder of record of a stock certificate that, immediately prior to the Effective Time, represented outstanding shares of Intertrans Common Stock (a "Certificate") whose shares are being converted into Fritz Common Stock pursuant to Section 1.02, (i) a letter of transmittal (which shall be in such form and have such other provisions as Fritz may reasonably specify and shall be reasonably acceptable to Intertrans), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Fritz Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of whole shares of Fritz Common Stock to which the holder of shares of Intertrans Common Stock is entitled pursuant to Section 1.02 (and an amount of cash in lieu of any fractional share of Fritz Common Stock in accordance with Section 1.05) and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Intertrans Common Stock which is not registered in the transfer records of Intertrans or its transfer agent, Fritz Common Stock may be delivered to a transferee if the Certificate representing such shares of Intertrans Common Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.03(c), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender such whole number of shares of Fritz Common Stock as provided by Section 1.02 and an amount of cash in lieu of any fractional share of Fritz Common Stock in accordance with Section 1.05.

     (d) No dividends on the Fritz Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate; provided, however, that upon surrender of a Certificate which immediately prior to the Effective Time represented shares of Intertrans Common Stock, there shall be paid to the holder of such Certificate the amount of dividends, if any, without interest, which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Fritz Common Stock represented by the Certificate or Certificates issued upon such surrender. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends so withheld as of any date subsequent to the Effective Date and prior to such date of delivery.

     (e) To the extent permitted by applicable law, all Fritz Common Stock delivered, and cash in lieu of any fractional shares of Fritz Common Stock paid, upon the surrender for exchange of shares of Intertrans Common Stock in accordance with the terms hereof shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Intertrans or its transfer agent of the shares of Intertrans Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.03.

     SECTION 1.04 DISSENTING SHARES. Notwithstanding the terms of Section 1.02, to the extent that appraisal rights are available under Part 5 of the Texas Law, shares of Intertrans Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters' rights for such shares in accordance with Texas Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into a right to receive shares of Fritz Common Stock as provided in Section 1.02, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Texas Law. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Intertrans Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive shares of Fritz Common Stock as provided in Section 1.02. Intertrans shall give Fritz prompt notice of any demands received by Intertrans for appraisal of shares of Intertrans Common Stock. Intertrans shall not, except with the prior written consent of Fritz, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.05 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Fritz Common Stock shall be issued in connection with the Merger. All shares of Fritz Common Stock to which a holder of shares of Intertrans Common Stock is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of shares of Intertrans Common Stock who would otherwise have been entitled to receive a fraction of a share of Fritz Common Stock upon surrender of Certificates for exchange pursuant to Section 1.03 shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of Fritz Common Stock on the last business day prior to the Effective Date on which Fritz Common Stock is traded on the Nasdaq National Market ("Nasdaq").

     SECTION 1.06  INTERTRANS STOCK OPTION PLANS.

     (a) Prior to the Effective Time, Intertrans and Fritz shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Intertrans Common Stock (each an "Intertrans Option"), including those granted under Intertrans' 1983, 1984, and 1990 Incentive Stock Option Plans, Intertrans' 1987 Flexible Stock Option Plan, and Intertrans' 1992 Nonqualified Stock Option Plan (collectively, the "Intertrans Stock Option Plans"), to be automatically converted at the Effective Time into an option (a "Fritz Option") to purchase a number of shares of Fritz Common Stock equal to the number of shares of Intertrans Common Stock that could have been purchased under the Intertrans Option multiplied by the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Fritz Common Stock equal to the option exercise price determined pursuant to the Intertrans Option divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). Such Fritz Option shall otherwise be subject to substantially similar terms and conditions as the Intertrans Option (with appropriate adjustment to reflect that following the Effective Date all references to "the Company" in the Intertrans Stock Option Plans shall be deemed to be references to Fritz). Fritz shall (i) on or prior to the Effective Time, assume all of Intertrans' obligations with respect to Intertrans Options as so amended, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of Fritz Common Stock that will become subject to Fritz Options pursuant to this Section 1.06, (iii) from and after the Effective Time, upon exercise of the Fritz Options in accordance with the terms thereof, make available for issuance all shares of Fritz Common Stock covered thereby and (iv) at the Effective Time, issue to each holder of an outstanding Intertrans Option a document evidencing the foregoing assumption by Fritz.

     (b) It is the intention of the parties that Intertrans Options assumed by Fritz qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent Intertrans Options qualified as incentive stock options prior to the Effective Time.

     SECTION 1.07 REGISTRATION OF INTERTRANS STOCK OPTION PLANS. Fritz will file on the Effective Date a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Fritz Common Stock issuable upon the exercise of Fritz Options created upon the assumption by Fritz of Intertrans Options under Section 1.06, and will use its reasonable best efforts to cause such registration statement to become effective on the Effective Date or as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such Fritz Options.

     SECTION 1.08 BENEFITS ARRANGEMENTS. Fritz and Intertrans each agree to appoint personnel from their respective human resources departments who will meet and in good faith negotiate to reach agreement prior to the Effective Date with respect to the manner in which Intertrans employee benefit plans, other than those governed by Section 1.06 above, will be treated after the Merger. The parties agree that to the extent practicable Fritz will provide benefits for Intertrans employees and officers following the Merger that are substantially identical to the benefits provided to similarly situated Fritz employees and officers; provided, further, that the Intertrans employees and officers as of the Effective Date shall receive past service credit for their years of service (including fractional years) with Intertrans.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.01 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Intertrans, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. Prior to the Effective Date, Fritz shall propose those amendments to the Articles of Incorporation of Intertrans it deems appropriate, which amendments shall be incorporated into the Articles of Merger (and Plan of Merger associated therewith).

     SECTION 2.02 BYLAWS. At the Effective Time, the Bylaws of Intertrans, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. Prior to the Effective Date, Fritz shall propose those amendments to the Bylaws of Intertrans it deems appropriate, which amendments shall be incorporated into the Articles of Merger (and Plan of Merger associated therewith).

     SECTION 2.03 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub at the Effective Time shall become directors of the Surviving Corporation, and the officers of Intertrans at the Effective Time shall become the initial officers of the Surviving Corporation. In addition, at the Effective Time, Fritz shall take all necessary action to cause (i) Carsten S. Andersen to be appointed to the Board of Directors of Fritz, (ii) Sam N. Wilson to be designated an advisory director to the Board of Directors of Fritz, and (iii) Carsten S. Andersen to be appointed Executive Vice President of Fritz and Managing Director of the Surviving Corporation, with all such appointments and designations to become effective as of the Effective Time.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF INTERTRANS

     Except as disclosed in a document referring specifically to this Agreement (the "Intertrans Disclosure Schedule") which has been delivered to Fritz prior to the date hereof or as disclosed in public filings made by

Intertrans with the Securities and Exchange Commission ("SEC") prior to the date hereof, Intertrans represents and warrants to Fritz as set forth below:

     SECTION 3.01 CORPORATE EXISTENCE AND POWER. Intertrans is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on Intertrans. Intertrans is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Intertrans. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its subsidiaries, taken as a whole; and "Material Adverse Change" means a change or a development involving a prospective change which would result in a Material Adverse Effect. Intertrans has delivered to Fritz true and complete copies of Intertrans' Articles of Incorporation and Bylaws as currently in effect.

     SECTION 3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Intertrans of this Agreement and the Articles of Merger and the consummation by Intertrans of the transactions contemplated hereby and thereby are within Intertrans' corporate powers and have been duly authorized by all necessary corporate action, except for the approval by Intertrans' shareholders in connection with the consummation of the Merger. This Agreement and the Articles of Merger constitute, or upon execution will constitute, valid and binding agreements of Intertrans, enforceable against Intertrans in accordance with their respective terms.

     SECTION 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Intertrans of this Agreement and the Articles of Merger and the consummation of the Merger by Intertrans require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

     (a) the filing of the Articles of Merger in accordance with Texas Law and California Law;

     (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

     (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder;

     (d) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws;

     (f) compliance with any applicable notification requirements of the U.S. Customs Service, Federal Maritime Commission, or IATA/Cargo Network Service; and

     (g) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Intertrans or the Surviving Corporation or (ii) would not materially adversely affect the ability of Intertrans, Fritz or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 3.04 NON-CONTRAVENTION. The execution, delivery and performance by Intertrans of this Agreement and the Articles of Merger and the consummation by Intertrans of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with the Articles of Incorporation or Bylaws of Intertrans;

     (b) assuming compliance with the matters referred to in Section 3.03 and assuming the requisite approval of Intertrans' shareholders of the Merger, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Intertrans or any Subsidiary of Intertrans;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Intertrans or any Subsidiary of Intertrans or any material license, franchise, permit or other similar authorization held by Intertrans or any Subsidiary of Intertrans; or

     (d) result in the creation or imposition of any Lien (as defined below) on any material asset of Intertrans or any Subsidiary of Intertrans,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Intertrans. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05 CAPITALIZATION. The authorized capital stock of Intertrans consists of 23,000,000 shares of Intertrans Common Stock and 2,000,000 shares of preferred stock, $10.00 par value per share (the "Intertrans Preferred Stock"). As of January 31, 1995, there were outstanding:

     (a) 11,380,212 shares of Intertrans Common Stock;

     (b) no shares of Intertrans Preferred Stock; and

     (c) Intertrans Options to purchase an aggregate of 2,289,356 shares of Intertrans Common Stock.

All outstanding shares of Intertrans Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement, and except for changes since January 31, 1995 resulting from the exercise of Intertrans Options, there are outstanding (i) no shares of capital stock or other voting securities of Intertrans, (ii) no securities of Intertrans convertible into or exchangeable for shares of capital stock or voting securities of Intertrans and (iii) no options or other rights to acquire from Intertrans, and no obligation of Intertrans to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Intertrans (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Intertrans Securities"). There are no outstanding obligations of Intertrans or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Intertrans Securities. Except as contemplated by this Agreement, no holder of Intertrans Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by Fritz under the Securities Act.

     SECTION 3.06  SUBSIDIARIES.

     (a) Each Subsidiary of Intertrans is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on Intertrans, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Intertrans. For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest. All Subsidiaries and Joint Ventures material to the business of Intertrans ("Material Intertrans Subsidiaries") and their respective jurisdictions of incorporation or organization and Intertrans' ownership interest therein are identified in the Intertrans Disclosure Schedule. Other than its investments in its Subsidiaries and Joint Ventures, Intertrans does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity.

     (b) All of the outstanding capital stock of, or other ownership interests in, each Material Intertrans Subsidiary that is owned by Intertrans, directly or indirectly, is owned by Intertrans, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests (collectively, "Intertrans Subsidiary Securities") of any Material Intertrans Subsidiary.

     SECTION 3.07  SEC FILINGS.

     (a) Intertrans has since January 1, 1992 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Exchange Act.

     (b) Intertrans has delivered to Fritz:

          (i) its annual reports on Form 10-K for its fiscal years ended October 31, 1994 and 1993;

          (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Intertrans held since January 1, 1992;

          (iii) all of its registration statements filed with the SEC since December 31, 1993; and

          (iv) all of its other reports, statements and schedules filed with the SEC since October 31, 1994.

     (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.08 FINANCIAL STATEMENTS. The audited consolidated financial statements of Intertrans included in its annual reports on Form 10-K referred to in Section 3.07 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Intertrans and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "Intertrans Balance Sheet" means the consolidated balance sheet of Intertrans as of October 31, 1994, and the notes thereto, contained in Intertrans' annual report on Form 10-K filed for its fiscal year then ended, and "Intertrans Balance Sheet Date" means October 31, 1994.

     SECTION 3.09 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Intertrans for inclusion in (i) the combined proxy statement relating to the meetings of Intertrans' and Fritz's shareholders to be held in connection with the Merger (as the same may be amended or supplemented from time to time, the "Joint Proxy Statement"), and (ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Fritz in connection with the offer and issuance of the Fritz Common Stock in or as a result of the Merger (as the same may be amended or supplemented from time to time, the "Registration Statement") including the Joint Proxy Statement included therein, will, in the case of the Joint Proxy Statement, at the time of mailing of the Joint Proxy Statement to shareholders of Intertrans and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Intertrans with respect to information supplied by Fritz or Merger Sub for inclusion therein.

     SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Since the Intertrans Balance Sheet Date, and, with respect to the matters referred to in subsection (f), since January 1, 1993, Intertrans and its Subsidiaries have in all material respects conducted their business in the ordinary course and there has not been:

     (a) any Material Adverse Change with respect to Intertrans or any event, occurrence or development of a state of circumstances or facts known to Intertrans which as of the date hereof could reasonably be expected to have a Material Adverse Effect on Intertrans;

     (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Intertrans other than the declaration, setting aside or payment of dividends in accordance with its existing dividend policy, which policy is not inconsistent with Intertrans' past practice;

     (c) any repurchase, redemption or other acquisition by Intertrans of or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Intertrans or any such Subsidiary;

     (d) any amendment of any material term of any outstanding Intertrans Securities or any Intertrans Subsidiary Securities;

     (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of Intertrans or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Intertrans;

     (f) any action by Intertrans or, to Intertrans' knowledge, any affiliate of Intertrans which would preclude the ability of Fritz to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles;

     (g) any increase in indebtedness for borrowed money or capitalized lease obligations of Intertrans, except in the ordinary course of business;

     (h) any sale, assignment, transfer or other disposition of any tangible or intangible asset material to the business of Intertrans, except in the ordinary course of business and for a fair and adequate consideration;

     (i) any amendment, termination or waiver by Intertrans of any right of substantial value under any material agreement, contract or other written commitment to which it is a party or by which it is bound;

     (j) any increase in the compensation payable or to become payable by Intertrans to any of its officers, directors, consultants or employees (except for salary or rate increases granted to such persons in the ordinary course of business and consistent with prior practice);

     (k) any material reduction in the amounts of coverages provided by existing casualty and liability insurance policies with respect to the business or properties of Intertrans;

     (l) any (i) grant of any severance or termination pay to any director, officer or employee of Intertrans or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Intertrans or any such Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of Intertrans or any such Subsidiary, in each case other than in the ordinary course of business consistent with past practice;

     (m) any new (or amendment to or alteration of any existing) bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Intertrans which would result in a material increase in cost to Intertrans;

     (n) any capital expenditures, capital additions or capital improvements incurred or undertaken by Intertrans, except in the ordinary course of business; or

     (o) the entering into of any agreement by Intertrans or any person on behalf of Intertrans to take any of the foregoing actions.

     SECTION 3.11 NO UNDISCLOSED LIABILITIES. There are no liabilities of Intertrans or any of its Subsidiaries of any kind whatsoever that are, individually or in the aggregate, material to Intertrans and its Subsidiaries, taken as a whole, other than:

     (a) liabilities disclosed or provided for in the Intertrans Balance Sheet (including the notes thereto);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Intertrans Balance Sheet Date; and

     (c) liabilities under this Agreement.

     SECTION 3.12 LITIGATION. Other than actions, suits, proceedings, claims or investigations occurring in the ordinary course of business involving respective amounts in controversy of less than $40,000 each, there is no action, suit, proceeding, claim or investigation pending or, to the knowledge of Intertrans, overtly threatened, against Intertrans or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Intertrans, including, without limitation, any claims for indemnification arising under any agreement to which Intertrans or any of its Subsidiaries is a party, which could, individually or in the aggregate, have a Material Adverse Effect on Intertrans. Intertrans is not subject to or in default with respect to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on Intertrans.

     SECTION 3.13  TAXES.

     (a) Intertrans and each of its Subsidiaries (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Intertrans Balance Sheet all material federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes") and there are no tax deficiencies claimed in writing by any Taxing authority and received by Intertrans that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The Intertrans Disclosure Schedule sets forth those tax returns of Intertrans (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by Intertrans or any of its Subsidiaries to be due in respect of any tax returns filed by Intertrans (or any predecessor corporations) or any of its Subsidiaries. Neither Intertrans nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) Intertrans is not a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than Intertrans and its Subsidiaries. Neither Intertrans nor any of its Subsidiaries has been a member of an affiliated group other than one of which Intertrans was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Intertrans (or a return for a group consisting solely of its Subsidiaries and predecessors).

     SECTION 3.14  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) To the knowledge of Intertrans, neither Intertrans nor any of its Subsidiaries is a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any executive officer or other key employee of Intertrans or any Subsidiary of Intertrans (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Intertrans or any Subsidiary of Intertrans of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b) Neither Intertrans nor any corporation or other entity which under
Section 4001(b) of ERISA is under common control with Intertrans (an "Intertrans ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to ERISA. Each Pension Plan and Welfare Plan disclosed in the Intertrans Disclosure Schedule (which Plans have been heretofore delivered to Fritz) and maintained by Intertrans has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (c) All material information regarding the Freight Intertrans (UK) Limited Retirement and Death Benefits Scheme (the "UK Plan") requested by Fritz has been made available to Fritz. To the knowledge of Intertrans, the assets, investments and policies held by the trustees of the UK Plan are sufficient to satisfy the liabilities and obligations (both current and contingent) which the UK Plan has to its members as of the date of this Agreement. The UK Plan is an exempt approved scheme within the meaning of the UK Income and Corporation Taxes Act 1988 and has at all times complied in all material respects with and been administered in accordance with all applicable laws, regulations and requirements.

     (d) To the knowledge of Intertrans, no Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

     (e) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to Intertrans or any Intertrans ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. Intertrans has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Intertrans, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

     (f) Neither Intertrans nor any Intertrans ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither Intertrans nor any Intertrans ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any

Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to Intertrans or any Intertrans ERISA Affiliate.

     (g) There is no contract, agreement, plan or arrangement covering any employee or former employee of Intertrans or any Intertrans ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

     (h) With respect to Intertrans and each Intertrans ERISA Affiliate, the Intertrans Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Intertrans is a party or by which Intertrans or any property or asset of Intertrans is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

     (i) Neither Intertrans nor any Intertrans ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Intertrans has made available to Fritz, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Intertrans is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     SECTION 3.15  MATERIAL AGREEMENTS.

     (a) The Intertrans Disclosure Schedule, together with the public filings made by Intertrans with the SEC (other than Intertrans Property Leases, as hereinafter defined), includes a complete and accurate list of all contracts, agreements, leases and instruments to which Intertrans or any of its Subsidiaries is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $200,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Intertrans, whether written or oral, but exclusive of contracts, agreements, leases and instruments terminable without penalty by Intertrans upon 60 days' or less prior written notice to the other party or parties thereto (the "Material Intertrans Agreements").

     (b) Neither Intertrans nor, to the knowledge of Intertrans, any other party is in default under any Material Intertrans Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Intertrans Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Intertrans which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on Intertrans.

     (c) To the knowledge of Intertrans, each such Material Intertrans Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Intertrans Agreement. No party to a Material Intertrans Agreement has advised Intertrans that it intends either to terminate a Material Intertrans Agreement or to refuse to renew a Material Intertrans Agreement upon the expiration of the term thereof.

     (d) Intertrans is not in violation of, or in default with respect to, any term of its Articles of Incorporation or Bylaws.

     SECTION 3.16 PROPERTIES. To the knowledge of Intertrans, all leases of real property to which Intertrans is a party or by which it is bound ("Intertrans Property Leases") which are material to the business of Intertrans and its Subsidiaries taken as a whole, are in full force and effect. To the knowledge of Intertrans, there exists no default under such leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by Intertrans or any of its Subsidiaries, which default would have a Material Adverse Effect on Intertrans. All of the properties and assets owned by Intertrans and each of its Subsidiaries are owned by each of them, respectively, free and clear of any Lien, except for Liens which do not have a

Material Adverse Effect on Intertrans. Intertrans and its Subsidiaries have good and marketable title subject to no Liens, other than those permitted under this
Section 3.16, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on Intertrans.

     SECTION 3.17  ENVIRONMENTAL MATTERS.

     (a) To the knowledge of Intertrans, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Intertrans' knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation by Intertrans or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by Intertrans or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

     (b) To the knowledge of Intertrans, neither Intertrans nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by Intertrans or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Material Adverse Effect on Intertrans.

     (c) For the purposes of this Agreement, the following terms have the following meanings:

          "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

          "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     SECTION 3.18 LABOR MATTERS. Except as set forth on the Intertrans Disclosure Schedule, neither Intertrans nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Intertrans or any such Subsidiary, nor do the executive officers of Intertrans know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 3.19 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Intertrans, neither Intertrans nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 3.20 TRADEMARKS, TRADENAMES, ETC. Intertrans owns or possesses all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 3.21 FINDERS' FEES. Except for Scott & Stringfellow (the "Intertrans Financial Advisor"), whose fees in the amount previously disclosed in writing to Fritz will be paid by Intertrans, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Intertrans or any of its Subsidiaries who is entitled to any fee or commission from Fritz or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.22 OPINION OF FINANCIAL ADVISOR. Intertrans has received the opinion of the Intertrans Financial Advisor to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Intertrans.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF FRITZ

     Except as disclosed in a document referring specifically to this Agreement (the "Fritz Disclosure Schedule") which has been delivered to Intertrans on or prior to the date hereof or as disclosed in public filings made by Fritz with the SEC prior to the date hereof, Fritz represents and warrants to Intertrans as set forth below:

     SECTION 4.01 CORPORATE EXISTENCE AND POWER. Fritz is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Each of Fritz and Merger Sub has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on Fritz. Fritz is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would have a Material Adverse Effect on Fritz. Fritz has delivered to Intertrans true and complete copies of Fritz's Certificate of Incorporation and Bylaws and Merger Sub's Articles of Incorporation and Bylaws, each as currently in effect.

     SECTION 4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Fritz and Merger Sub of this Agreement, by Fritz of the Affiliates Agreements (as defined in Section 5.09) and by Merger Sub of the Articles of Merger and the consummation by Fritz and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Fritz and Merger Sub and have been duly authorized by all necessary corporate action, except for the approval by Fritz's stockholders in connection with the issuance of shares of Fritz Common Stock in the Merger. This Agreement constitutes a valid and binding agreement of Fritz and Merger Sub, and the Affiliates Agreements and Articles of Merger will upon execution constitute valid and binding agreements of Fritz and Merger Sub, respectively, enforceable in each case against each in accordance with their respective terms.

     SECTION 4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Fritz and Merger Sub of this Agreement and, in the case of Fritz, the Affiliates Agreements and, in the case of Merger Sub, the Articles of Merger and the consummation of the Merger by Fritz and Merger Sub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

     (a) the filing of the Articles of Merger in accordance with Texas Law and California Law;

     (b) compliance with any applicable requirements of the HSR Act;

     (c) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder;

     (d) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws; and

     (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Fritz or (ii) would not materially adversely affect the ability of Intertrans, Fritz or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 4.04 NON-CONTRAVENTION. The execution, delivery and performance by Fritz and Merger Sub of this Agreement and, in the case of Fritz, the Affiliate Agreement and, in the case of Merger Sub, the Articles of Merger, the consummation by Fritz and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with the Certificate or Articles of Incorporation, as the case may be, or Bylaws of Fritz or Merger Sub;

     (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Fritz or Merger Sub or any Subsidiary of Fritz;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Fritz or Merger Sub or any Subsidiary of Fritz or any material license, franchise, permit or other similar authorization held by Fritz or Merger Sub or any Subsidiary of Fritz; or

     (d) result in the creation or imposition of any Lien on any material asset of Fritz or Merger Sub or any Subsidiary of Fritz,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Fritz.

     SECTION 4.05  CAPITALIZATION OF FRITZ.

     (a) The authorized capital stock of Fritz consists of 60,000,000 shares of Fritz Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Fritz Preferred Stock"). As of January 31, 1995, there were outstanding:

          (i) 12,200,614 shares of Fritz Common Stock;

          (ii) no shares of Fritz Preferred Stock; and

          (iii) employee and director stock options to purchase an aggregate of 811,098 shares of Fritz Common Stock.

All outstanding shares of Fritz Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement, and except for changes since January 31, 1995 resulting from the exercise of employee and director stock options, there are outstanding (i) no shares of capital stock or other voting securities of Fritz, (ii) no securities of Fritz convertible into or exchangeable for shares of capital stock or voting securities of Fritz and (iii) no options or other rights to acquire from Fritz, and no obligation of Fritz to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Fritz (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Fritz Securities"). There are no outstanding obligations of Fritz or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Fritz Securities. No holder of Fritz Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by Fritz under the Securities Act. On or prior to the Effective Date, Fritz expects to adopt an employee stock purchase plan.

     (b) All shares of Fritz Common Stock issued in the Merger and upon exercise of the Fritz Options referred to in Sections 1.06 shall, upon issuance, be fully paid, validly issued and nonassessable. Fritz has reserved sufficient shares of Fritz Common Stock for issuance (i) in the Merger and (ii) upon exercise in full of all Fritz Options, based on the number of shares of Intertrans Common Stock and the number of Intertrans Options outstanding on the date hereof.

     SECTION 4.06 ORGANIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 2,400 shares of common stock, par value $10.00 per share, all of which are outstanding. All the issued and outstanding capital stock of Merger Sub is owned by Fritz. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

     SECTION 4.07  SUBSIDIARIES.

     (a) Each Subsidiary of Fritz is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on Fritz, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Fritz. For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest. All Subsidiaries and Joint Ventures material to the business of Fritz ("Material Fritz Subsidiaries") and their respective jurisdictions of incorporation or organization and Fritz's ownership interest therein are identified in the Fritz Disclosure Schedule. Other than its investments in its Subsidiaries and Joint Ventures, Fritz does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity.

     (b) All of the outstanding capital stock of, or other ownership interests in, each Material Fritz Subsidiary that is owned by Fritz, directly or indirectly, is owned by Fritz, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests (collectively, "Fritz Subsidiary Securities") of any Material Fritz Subsidiary.

     SECTION 4.08  SEC FILINGS.

     (a) Fritz has since January 1, 1992 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Exchange Act.

     (b) Fritz has delivered to Intertrans:

          (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1993 and 1992;

          (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, June 30 and September 30, 1994;

          (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Fritz held since January 1, 1992; and

          (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1993.

     (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.09 FINANCIAL STATEMENTS. The audited consolidated financial statements Fritz included in its annual reports on Form 10-K and the unaudited financial statements of Fritz included in its quarterly reports on Form 10-Q referred to in Section 4.08 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Fritz and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "Fritz Balance Sheet" means the consolidated balance sheet of Fritz as of September 30, 1994, and the notes thereto, contained in Fritz's quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "Fritz Balance Sheet Date" means September 30, 1994.

     SECTION 4.10 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Fritz or Merger Sub for inclusion in the Joint Proxy Statement and the Registration Statement, will, in the case of the Joint Proxy Statement, at the time of mailing of the Joint Proxy Statement to stockholders of Fritz and at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement and Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Fritz with respect to information supplied by Intertrans for inclusion therein.

     SECTION 4.11 ABSENCE OF CERTAIN CHANGES. Since the Fritz Balance Sheet Date, and, with respect to the matters referred to in subsection (c), since January 1, 1993, Fritz and its Subsidiaries have in all material respects conducted their business in the ordinary course and there has not been:

     (a) any Material Adverse Change with respect to Fritz or any event, occurrence or development of a state of circumstances or facts known to Fritz which as of the date hereof could reasonably be expected to have a Material Adverse Effect on Fritz;

     (b) any amendment of any material term of any outstanding Fritz Securities or any Fritz Subsidiary Securities;

     (c) any action by Fritz or, to Fritz's knowledge, any affiliate of Fritz which would preclude the ability of Fritz to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles;

     (d) the entering into of any agreement by Fritz or any person on behalf of Fritz to take any of the foregoing actions.

     SECTION 4.12 NO UNDISCLOSED LIABILITIES. There are no liabilities of Fritz or any of its Subsidiaries of any kind whatsoever that are, individually or in the aggregate, material to Fritz and its Subsidiaries, taken as a whole, other than:

     (a) liabilities disclosed or provided for in the Fritz Balance Sheet (including the notes thereto);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Fritz Balance Sheet Date; and

     (c) liabilities under this Agreement.

     SECTION 4.13 LITIGATION. Other than actions, suits, proceedings, claims or investigations occurring in the ordinary course of business involving respective amounts in controversy of less than $40,000 each, there is no action, suit, proceeding, claim or investigation pending or, to the knowledge of Fritz, overtly threatened, against Fritz or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Fritz, including, without limitation, any claims for indemnification arising under any agreement to which Fritz or any of its Subsidiaries is a party, which could, individually or in the aggregate, have a Material Adverse Effect on Fritz. Fritz is not subject to or in default with respect to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on Fritz.

     SECTION 4.14  TAXES.

     (a) Fritz and each of its Subsidiaries (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Fritz Balance Sheet all material Taxes, and there are no tax deficiencies claimed in writing by any Taxing authority and received by Fritz that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The Fritz Disclosure Schedule sets forth those tax returns of Fritz (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by Fritz or any of its Subsidiaries to be due in respect of any tax returns filed by Fritz (or any predecessor corporations) or any of its Subsidiaries. Neither Fritz nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) Fritz is not a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than Fritz and its Subsidiaries. Neither Fritz nor any of its Subsidiaries has been a member of an affiliated group other than one of which Fritz was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Fritz (or a return for a group consisting solely of its Subsidiaries and predecessors).

     SECTION 4.15  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Neither Fritz nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with Fritz (a "Fritz ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any Pension Plan or any Welfare Plan which is subject to ERISA. Each Pension Plan and Welfare Plan disclosed in the Fritz Disclosure Schedule (which Plans have been heretofore delivered to Fritz) and maintained by Fritz has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (b) Neither Fritz nor any Fritz ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Fritz has made available to Intertrans, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Fritz is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     (c) To the knowledge of Fritz, no Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

     (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to Fritz or any Fritz ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. Fritz has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Fritz, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

     (e) Neither Fritz nor any Fritz ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither Fritz nor any Fritz ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to Fritz or any Fritz ERISA Affiliate.

     (f) With respect to Fritz and each Fritz ERISA Affiliate, the Fritz Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Fritz is a party or by which Fritz or any property or asset of Fritz is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

     SECTION 4.16  MATERIAL AGREEMENTS.

     (a) The Fritz Disclosure Schedule, together with the public filings made by Fritz with the SEC (other than Fritz Property Leases, as hereinafter defined), includes a complete and accurate list of all contracts, agreements, leases and instruments to which Fritz or any of its Subsidiaries is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $200,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Fritz, whether written or oral, but exclusive of contracts, agreements, leases and instruments terminable without penalty by Fritz upon 60 days' or less prior written notice to the other party or parties thereto (the "Material Fritz Agreements").

     (b) Neither Fritz nor, to the knowledge of Fritz, any other party is in default under any Material Fritz Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Fritz Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Fritz which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on Fritz.

     (c) To the knowledge of Fritz, each such Material Fritz Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Fritz Agreement. No party to a Material Fritz Agreement has advised Fritz that it intends either to terminate a Material Fritz Agreement or to refuse to renew a Material Fritz Agreement upon the expiration of the term thereof.

     (d) Fritz is not in violation of, or in default with respect to, any term of its Certificate of Incorporation or Bylaws.

     SECTION 4.17 PROPERTIES. To the knowledge of Fritz, all leases of real property to which Fritz is a party or by which it is bound ("Fritz Property Leases") which are material to the business of Fritz and its Subsidiaries taken as a whole are in full force and effect. To the knowledge of Fritz, there exists no default under such leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by Fritz or any of its Subsidiaries, which default would have a Material Adverse Effect on Fritz. All of the properties and assets owned by Fritz and each of its Subsidiaries are owned by each of them, respectively, free and clear of any Lien, except for Liens which do not have a Material Adverse Effect on Fritz. Fritz and its Subsidiaries have good and marketable title subject to no Liens, other than those permitted under this Section 4.17, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on Fritz.

     SECTION 4.18  ENVIRONMENTAL MATTERS.

     (a) To the knowledge of Fritz, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Fritz's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation by Fritz or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by Fritz or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

     (b) To the knowledge of Fritz, neither Fritz nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by Fritz or any such Subsidiary or with respect to any of their respective properties which has had, or would be reasonably expected to have, a Material Adverse Effect on Fritz.

     SECTION 4.19 LABOR MATTERS. Except as set forth in the Fritz Disclosure Schedule, neither Fritz nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Fritz or any such Subsidiary, nor do the executive officers of Fritz know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 4.20 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fritz, neither Fritz nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 4.21 TRADEMARKS, TRADENAMES, ETC. Fritz owns or possesses all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 4.22 FINDERS' FEES. Except for Morgan Stanley & Co. Incorporated (the "Fritz Financial Advisor"), whose fees in the amount previously disclosed in writing to Intertrans will be paid by Fritz, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Fritz or any of its Subsidiaries who is entitled to any fee or commission from Fritz or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.23 OPINION OF FINANCIAL ADVISOR. Fritz has received the opinion of the Fritz Financial Advisor to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Fritz.

                                   ARTICLE V

                            COVENANTS OF INTERTRANS

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, Intertrans agrees that:

     SECTION 5.01 CONDUCT OF INTERTRANS. Intertrans and its Subsidiaries shall in all material respects conduct their business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Intertrans to Fritz in writing, without the prior written consent of Fritz:

     (a) Intertrans will not adopt or propose any change in its Articles of Incorporation or Bylaws;

     (b) Intertrans will not enter into or amend any employment agreements (oral or written) or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of January 31, 1995, or increase the compensation payable to any other employees (other than (A) increases in the ordinary course of business which are not in the aggregate material to Intertrans, or (B) pursuant to plans disclosed in Intertrans Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written); or

     (c) Except pursuant to the exercise of Intertrans Options, Intertrans will not issue any Intertrans Securities;

     (d) Intertrans will keep in full force and effect its existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder;

     (e) Other than the payment of dividends in accordance with its existing dividend policy, which policy is consistent with Intertrans' past practice, Intertrans will not pay any dividend or make any other distribution to holders of its capital stock nor will Intertrans or any of its Subsidiaries redeem or otherwise acquire any Intertrans Securities;

     (f) Intertrans will not, directly or indirectly, dispose of or acquire any material properties or assets except in the ordinary course of business;

     (g) Intertrans will not incur any additional indebtedness for borrowed money in excess of $100,000 in the aggregate, except pursuant to existing arrangements which have been disclosed to Fritz prior to the date hereof;

     (h) Other than as expressly provided in the Intertrans Stock Option Plans, Intertrans will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

     (i) Except as may be permitted by Sections 5.02, 5.04 and 9.01 of this Agreement, Intertrans will not knowingly enter into any transaction that would require the Joint Proxy Statement to be delayed or recirculated under circumstances which would in the reasonable judgment of Fritz delay the occurrence of the Effective Date beyond the date specified in Section 9.01(iii); and

     (j) Intertrans will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 5.02 SHAREHOLDERS' MEETING; PROXY MATERIAL. Intertrans shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of Intertrans shall, subject to their fiduciary duties exercised in a manner consistent with the terms of Section 5.04, recommend approval and adoption of this Agreement and the Merger by Intertrans' shareholders. In connection with such meeting, Intertrans:

     (a) will, together with Fritz and Merger Sub, promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting;

     (b) will use all reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; and

     (c) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 5.03 ACCESS TO FINANCIAL AND OPERATION INFORMATION. Intertrans will give Fritz, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Intertrans and its Subsidiaries will furnish to Fritz, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct Intertrans' employees, counsel and financial advisors to cooperate with Fritz in its investigation of the business of Intertrans and its Subsidiaries and in the planning for the combination of the businesses of Intertrans and Fritz following the consummation of the Merger; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Intertrans to Fritz hereunder. In addition, following public announcement of this Agreement, Intertrans will cooperate in arranging joint meetings among representatives of Intertrans and Fritz and persons with whom Intertrans maintains business relationships. All requests for information made pursuant to this Section shall be directed to the Chief Financial Officer of Intertrans or such person as may be designated by him. All information obtained pursuant to this Section 5.03 shall be governed by the Confidentiality Agreement dated January 23, 1995 between Fritz and Intertrans (the "Confidentiality Agreement").

     SECTION 5.04  OTHER OFFERS.

     (a) Intertrans and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to Intertrans, engage in negotiations with, or disclose any nonpublic information relating to Intertrans or any of its Subsidiaries or afford access to the properties, books or records of Intertrans or any of its Subsidiaries to, any person or entity that may be considering making, or has made, an Acquisition Proposal. To the extent that Intertrans or its Subsidiaries or any of their respective officers, directors, employees or other agents are currently involved in any discussions with respect to any Acquisition Proposal or contemplated or proposed Acquisition Proposal, Intertrans and its Subsidiaries shall terminate, and shall use their best efforts to cause their respective officers, directors, employees or other agents to terminate, such discussions immediately. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Intertrans or any of its Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, Intertrans or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Subject to the following sentence, the Board of Directors of Intertrans shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fritz, the approval or recommendation by such Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or an affiliate of Fritz) or (iii) approve or authorize Intertrans' entering into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of Intertrans receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a Superior Proposal (as defined below), the Board of Directors may (subject to the following sentences) withdraw or adversely modify its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby and approve or recommend any such Superior Proposal, or approve or authorize Intertrans' entering into an agreement with respect to such Superior Proposal, in each case at any time after the fourth business day following notice to Fritz (a "Notice of Superior Proposal") advising Fritz that the Board of Directors has received a Superior Proposal, specifying the material terms of the structure of such Superior Proposal. Intertrans may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Fritz prior to the expiration of the four business day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, a material equity interest in or a material amount of voting securities or assets of Intertrans or any of its subsidiaries for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of Intertrans determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to Intertrans' shareholders than the transactions contemplated by this Agreement (or otherwise proposed by Fritz as contemplated above).

     (c) In addition to the procedures provided for in subsection (b) above, Intertrans will (i) promptly notify Fritz after receipt of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying in such notice the person making or considering making such Acquisition Proposal, (ii) promptly notify Fritz after receipt of any request for nonpublic information relating to Intertrans or any of its Subsidiaries or for access to the properties, books or records of Intertrans or any of its Subsidiaries by any person or entity that may be considering making, or has made, an Acquisition Proposal, identifying in such notice the person making such request and (iii) keep Fritz advised in a timely manner of the status and principal terms of any such Acquisition Proposal, indication or request.

     SECTION 5.05 MAINTENANCE OF BUSINESS. Intertrans will use its reasonable best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, agents, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Intertrans becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of the Fritz in writing.

     SECTION 5.06 COMPLIANCE WITH OBLIGATIONS. Intertrans and its Subsidiaries shall each use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective articles of incorporation and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Intertrans and its Subsidiaries and their respective properties or assets.

     SECTION 5.07 NOTICES OF CERTAIN EVENTS. Intertrans shall, upon obtaining knowledge of any of the following, promptly notify Fritz of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

     (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Intertrans or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the Merger.

     SECTION 5.08 CONFIDENTIALITY. Intertrans agrees that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement, and Intertrans agrees to comply with the terms of such agreement.

     SECTION 5.09 COMPLIANCE WITH THE SECURITIES ACT. Intertrans shall use its reasonable best efforts to cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Intertrans to deliver to Fritz on or prior to the Effective Date an Affiliates Agreement in substantially the form attached hereto as Exhibit 5.09 (an "Affiliates Agreement").

                                   ARTICLE VI

                       COVENANTS OF FRITZ AND MERGER SUB

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, Fritz and Merger Sub agree that:

     SECTION 6.01 CONDUCT OF FRITZ. Fritz and its Subsidiaries shall in all material respects conduct their business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Fritz to Intertrans in writing, without the prior written consent of Intertrans:

     (a) Fritz will not adopt or propose any change in its Certificate of Incorporation or Bylaws;

     (b) Fritz will not take any action that would result in a failure to maintain the trading of Fritz Common Stock on Nasdaq without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on Nasdaq;

     (c) Except pursuant to the exercise of options described in Section 4.05, except the granting of stock options in the ordinary course of business consistent with past practice, and except pursuant to the employee stock purchase plan contemplated by Section 4.05, Fritz will not issue any Fritz Securities;

     (d) Except as may be permitted by Sections 6.02 and 9.01, Fritz will not knowingly enter into any transaction that would require the Joint Proxy Statement to be delayed or recirculated under circumstances which would in the reasonable judgment of Intertrans delay the occurrence of the Effective Date beyond the date specified in Section 9.01(iii); and

     (e) Fritz will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 6.02  STOCKHOLDERS' MEETING; PROXY MATERIAL; REGISTRATION
STATEMENT.

     (a) Fritz shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable. Fritz shall take any action required to be taken under foreign or state securities or "blue sky" laws in connection with the issuance of Fritz Common Stock in the Merger.

     (b) Fritz shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval of the issuance of Fritz Common Stock in connection with the Merger. The Board of Directors of Fritz shall, subject to their fiduciary duties, recommend approval and adoption of such matters by Fritz's stockholders. In connection with such meeting, Fritz:

          (i) will, together with Merger Sub and Intertrans, promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting;

          (ii) will use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby; and

          (iii) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 6.03 ACCESS TO FINANCIAL AND OPERATION INFORMATION. Fritz will give Intertrans, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Fritz and its Subsidiaries will furnish to Intertrans, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct the Fritz's employees, counsel and financial advisors to cooperate with Intertrans in its investigation of the business of Fritz and its Subsidiaries and in the planning for the combination of the businesses of Intertrans and Fritz following the consummation of the Merger; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Fritz to Intertrans hereunder. In addition, following public announcement of this Agreement, Fritz will cooperate in arranging joint meetings among representatives of Fritz and Intertrans and persons with whom Fritz maintains business relationships. All requests for information made pursuant to this Section shall be directed to the Chief Financial Officer of Fritz or such person as may be designated by him. All information obtained pursuant to this Section 6.03 shall be governed by the Confidentiality Agreement.

     SECTION 6.04 MAINTENANCE OF BUSINESS. Fritz will use its reasonable best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Fritz becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of Intertrans in writing.

     SECTION 6.05 COMPLIANCE WITH OBLIGATIONS. Fritz and its Subsidiaries shall each use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective certificate or articles of incorporation and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Fritz and its Subsidiaries and their respective properties or assets.

     SECTION 6.06 NOTICES OF CERTAIN EVENTS. Fritz shall, upon obtaining knowledge of any of the following, promptly notify Intertrans of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

     (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Fritz or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the Merger.

     SECTION 6.07 CONFIDENTIALITY. Fritz agrees that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement, and Fritz agrees to comply with the terms of such agreement.

     SECTION 6.08 OBLIGATIONS OF MERGER SUB. Fritz will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Fritz or a wholly owned Subsidiary of Fritz. Merger Sub shall not incur any indebtedness or liabilities of any kind except pursuant to this Agreement.

     SECTION 6.09 NOTICE TO AFFILIATES. Fritz shall, at least 30 days prior to the Effective Date, cause to be delivered to each person Fritz believes to be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Fritz a notice informing such persons of restrictions on transfer resulting from the Merger being accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC.

                                  ARTICLE VII

                       COVENANTS OF FRITZ AND INTERTRANS

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, Intertrans and Fritz agree that:

     SECTION 7.01 ADVICE OF CHANGES. Each party will promptly advise each other party in writing (i) of any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and (ii) of any Material Adverse Change in the business condition of the party.

     SECTION 7.02 REGULATORY APPROVALS. Each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger. Each party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents.

     SECTION 7.03 ACTIONS CONTRARY TO STATED INTENT. No party hereto shall, from or after the date hereof and either before or after the Effective Time, take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests" under generally accepted accounting principles. Each of Fritz and Intertrans shall use its reasonable best efforts to cause its affiliates not to take any action that would preclude the ability of Fritz to account for the business combination to be effected by the Merger as a "pooling of interests."

     SECTION 7.04 CERTAIN FILINGS. Intertrans and Fritz shall cooperate with one another:

     (a) in connection with the preparation, filing and causing to become effective or clearance, as applicable of the Joint Proxy Statement and the Registration Statement and in connection with the registration or qualification of, or ascertaining the availability of or obtaining appropriate exemptions from registration or qualification with respect to, the Fritz Common Stock issued in connection with the Merger covered by the Registration Statement under applicable state securities or "blue sky" laws;

     (b) in connection with the preparation of any filing required by the HSR
Act;

     (c) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

     (d) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Joint Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.05 COMMUNICATIONS. Neither Intertrans nor Fritz will furnish any written communication to its stockholders or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of the other of them as to the content thereof, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law.

     SECTION 7.06 SATISFACTION OF CONDITIONS PRECEDENT. Fritz and Intertrans will each use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     SECTION 7.07 STOCKHOLDERS' MEETING DATES. The parties agree that they will use their reasonable best efforts to cause their respective stockholder meetings referred to in Sections 5.02 and 6.02(b) to be held on the same day. Such stockholder meetings shall be convened 40 days following the date on which the Registration Statement shall be declared effective by the SEC, unless otherwise mutually agreed by the parties hereto.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01 CONDITIONS TO OBLIGATIONS OF FRITZ AND MERGER SUB. The obligations of Fritz and Merger Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Fritz, but only in a writing signed by Fritz):

     (a) Accuracy of Representations and Warranties. The representations and warranties of Intertrans contained in Article III (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 8.03(e)) shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date) and Intertrans shall have provided Fritz with a certificate executed by the President and the Chief Financial Officer of Intertrans, dated as of the Effective Date, to such effect.

     (b) Covenants. Intertrans shall have performed and complied with all of its covenants contained in Articles V and VII in all material respects on or before the Effective Date, and Fritz shall receive a certificate to such effect signed by Intertrans' President and Chief Financial Officer.

     (c) No Material Adverse Change. Except as set forth in the Intertrans Disclosure Schedule, there shall have been no Material Adverse Change in Intertrans since the Intertrans Balance Sheet Date.

     (d) Affiliates Agreements. Fritz shall have received from each person or entity who may be deemed pursuant to Section 5.09 to be an affiliate of Intertrans a duly executed Affiliates Agreement, and such Affiliates Agreements shall remain in full force and effect.

     (e) Consents. All written consents, assignments, waivers or authorizations, other than Governmental Authorizations, that are required as a result of the Merger for the continuation in full force and effect of any material contracts or leases of Intertrans shall have been obtained.

     (f) Tax-Free Reorganization. Fritz shall have received a written opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In preparing such opinion, counsel may rely on (and to the extent reasonably required, the parties and Intertrans' shareholders shall make) reasonable representations related thereto.

     SECTION 8.02 CONDITIONS TO OBLIGATIONS OF INTERTRANS. Intertrans' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Intertrans, but only in a writing signed by Intertrans):

     (a) Accuracy of Representations and Warranties. The representations and warranties of Fritz set forth in Article IV (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 8.03(e)) shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and Fritz shall have provided Intertrans with a certificate executed by the President and the Chief Financial Officer of Fritz, dated as of the Effective Date, to such effect.

     (b) Covenants. Fritz shall have performed and complied with all of its covenants contained in Section 2.03 and Articles VI and VII in all material respects on or before the Effective Date, and Intertrans shall receive a certificate to such effect signed by Fritz's President and Chief Financial Officer.

     (c) No Material Adverse Change. Except as set forth in the Fritz Disclosure Schedule, there shall have been no Material Adverse Change in Fritz since the Fritz Balance Sheet Date.

     (d) Tax-Free Reorganization. Intertrans shall have received a written opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In preparing such opinion, counsel may rely on (and to the extent reasonably required, the parties and Intertrans' shareholders shall make) reasonable representations related thereto.

     SECTION 8.03 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of Intertrans and Fritz hereunder are subject to the fulfillment, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

     (a) Stockholder Approval. Fritz's stockholders shall have duly approved the issuance of Fritz Common Stock in connection with the Merger, and Intertrans' shareholders shall have duly approved this Agreement, the Articles of Merger and the Merger, all in accordance with applicable laws and regulatory requirements.

     (b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and the Joint Proxy Statement shall on the Effective Date not be subject to any proceedings commenced or threatened by the SEC.

     (c) Opinion of Accountants. Fritz and Intertrans shall have received an opinion from KPMG Peat Marwick, in form reasonably satisfactory to Fritz and Intertrans (and generally in accordance with Statement of Auditing Standards No.
50), to the effect that the business combination to be effected by the Merger would be properly accounted for as a pooling of interests in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC.

     (d) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

     (e) Governmental Authorizations. There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Fritz, Intertrans or the Surviving Corporation or would be reasonably likely to subject any of Fritz, Merger Sub, Intertrans or any of their respective directors or officers to substantial penalties or criminal liability.

     (f) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

     SECTION 9.01 TERMINATION. In addition to those termination rights provided for in Sections 1.02(b)(iv) and (v) hereof, this Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of Intertrans or Fritz:

          (i) by mutual consent of the Boards of Directors of Fritz, Merger Sub and Intertrans;

          (ii) by Fritz or Intertrans, if, at the meeting of Intertrans shareholders (including any adjournment or postponement thereof) called pursuant to Section 5.02 hereof, the requisite vote of the shareholders of Intertrans shall not have been obtained;

          (iii) by Fritz or Intertrans, if the Effective Date shall not have occurred on or before July 31, 1995; provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

          (iv) by Fritz, if it is not in material breach of its obligations under this Agreement and if any person or entity other than Fritz or any of Fritz's affiliates shall purchase forty percent (40%) or more of the outstanding shares of Intertrans Common Stock;

          (v) by Fritz or Intertrans, if, at the meeting of Fritz stockholders (including any adjournment or postponement thereof) called pursuant to
     Section 6.02(b) hereof, the requisite vote of stockholders of Fritz shall not have been obtained;

          (vi) by Fritz, if it is not in material breach of its obligations under this Agreement and if the Board of Directors of Intertrans shall have: (A) withdrawn or adversely modified its recommendation of the Merger; or (B) recommended or approved any acceptance by Intertrans' stockholders of any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or an affiliate of Fritz);

          (vii) by Fritz, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by Intertrans of any of its representations and warranties hereunder such that Section 8.01(a) will not be satisfied or (B) there has been a material breach on the part of Intertrans of any of its covenants or agreements contained in this Agreement such that Section 8.01(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been promptly cured after notice to Intertrans;

          (viii) by Intertrans, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by Fritz or Merger Sub of any of their respective representations and warranties hereunder such that Section 8.02(a) will not be satisfied or (B) there has been a material breach on the part of Fritz or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 8.02(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been promptly cured after notice to Fritz and Merger Sub; or

          (ix) by Intertrans, if the Board of Directors shall have entered into a definitive agreement with respect to a Superior Proposal in compliance with the procedures set forth in Section 5.04.

     SECTION 9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Fritz or Intertrans as provided in Section 9.01 hereof, this Agreement shall forthwith become void (except as set forth in Sections 10.02 and 10.03) and there shall be no liability on the part of Fritz, Merger Sub or Intertrans or their respective officers or directors, except for the liability of any party then in breach of its obligations under this Agreement and except for any breach of a party's obligations under those surviving provisions referred to in Sections 10.02 and 10.03.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 10.02  FEES AND EXPENSES.

     (a) Except as set forth in subsection (b) below, each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transaction contemplated hereby.

     (b) Notwithstanding the terms of subsection (a) above, the following payments shall be made in connection with the termination of this Agreement pursuant to Section 9.01:

          (i) If (A) this Agreement shall be terminated by either Fritz or Intertrans in the circumstances contemplated by Section 9.01(ii), and (B) prior to the time of the Intertrans shareholder meeting called pursuant to
     Section 5.02 an Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been received by Intertrans, then, at the time of such termination, Intertrans shall pay to Fritz in immediately available funds an amount equal to $3,000,000, and, furthermore, if following such termination (C) the principal transaction contemplated by any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been consummated within 12 months of the date on which this Agreement shall have been terminated (the "Termination Date"), then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz in immediately available funds an additional amount equal to $4,500,000;

          (ii) If (A) this Agreement shall be terminated by either Fritz or Intertrans in the circumstances contemplated by Section 9.01(ii), and (B) prior to the time of the Intertrans shareholder meeting called pursuant to
     Section 5.02 no Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been received by Intertrans, and following such termination (C) a definitive agreement relating to any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been entered into by Intertrans or one of its affiliates within six months of the Termination Date, and (D) the principal transaction contemplated by such definitive agreement shall have been consummated within 12 months of the Termination Date, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz in immediately available funds an amount equal to $7,500,000;

          (iii) If (A) this Agreement shall be terminated by either Fritz or Intertrans in the circumstances contemplated by Section 9.01(iii) or by Fritz in the circumstances contemplated by Sections 9.01(iv) or (vii), and
     (B) the principal transaction contemplated by any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been consummated within nine months of the Termination Date, whether or not such Acquisition Proposal shall have been received by Intertrans at the Termination Date, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz in immediately available funds an additional amount equal to $7,500,000;

          (iv) If (A) this Agreement shall be terminated by Fritz in the circumstances contemplated by Section 9.01(vi) or by Intertrans in the circumstances contemplated by Section 9.01(ix), then, at the time of such termination, Intertrans shall pay to Fritz in immediately available funds an amount equal to $3,000,000, and, furthermore, if following such termination (B) the principal transaction contemplated by any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or one of its affiliates) shall have been consummated within 12 months of the Termination Date, whether or not such Acquisition Proposal shall have been received by Intertrans at the Termination Date, then, concurrently with the consummation of such transaction, Intertrans shall pay to Fritz in immediately available funds an additional amount equal to $4,500,000;

          (v) If (A) this Agreement shall be terminated by Fritz or Intertrans in the circumstances contemplated by Section 9.01(v), and (B) at the time of such termination Intertrans is not in material breach of its obligations under this Agreement, and (C) at the time of such termination the Board of Directors of Intertrans shall not have (x) withdrawn or adversely modified its recommendation of the Merger or (y) recommended or approved any acceptance by Intertrans' stockholders of any Acquisition Proposal (other than an Acquisition Proposal made by Fritz or an affiliate of Fritz), then, at the time of such termination, Fritz shall pay to Intertrans in immediately available funds an additional amount equal to $2,500,000.

     SECTION 10.03 SURVIVAL. The agreements of Intertrans, Fritz and Merger Sub contained in Articles I and X and Section 2.03 shall survive the consummation of the Merger. The agreements of Intertrans, Fritz and Merger Sub contained in Sections 5.08, 6.07, 9.02 and 10.02 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall be deemed to be conditions to the Merger and shall not survive the consummation of the Merger or the termination of this Agreement.

     SECTION 10.04 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

     Fritz and Merger Sub:

        Fritz Companies, Inc.
        706 Mission Street
        San Francisco, CA 94103
        Telecopy: (415) 904-8326
        Attention: Jan H. Raymond, Esq.
                   Senior Vice President and General Counsel

     With copy to:

        Brobeck, Phleger & Harrison
        One Market Plaza
        Spear Street Tower
        San Francisco, CA 94105
        Telecopy: (415) 442-1010
        Attention: Ronald B. Moskovitz, Esq.

     Intertrans:

        Intertrans Corporation
        125 E. John Carpenter Freeway
        Suite 900
        Irving, TX 75062
        Telecopy: (214) 830-8869
        Attention: John Witt
                   Chief Financial Officer

     With copy to:

        Intertrans Corporation
        125 E. John Carpenter Freeway
        Suite 900
        Irving, TX 75062
        Telecopy: (214) 830-8869
        Attention: Brett Campbell, Esq.
                   General Counsel

     Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     SECTION 10.05 GOVERNING LAWS. The corporate law of the States of Texas and California shall govern all issues concerning the Merger. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all other issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     SECTION 10.06 BINDING UPON SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the other; provided, however, that Fritz shall be permitted at any time prior to the Effective Time to cause the assignment of Merger Sub's rights and obligations under this Agreement to another wholly owned Subsidiary of Fritz (without in any way relieving Fritz of its obligations under this Agreement with respect to Merger Sub or the Merger).

     SECTION 10.07 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 10.08 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

     SECTION 10.09 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     SECTION 10.10 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of this Agreement and the Merger by the shareholders of Intertrans and prior to the Effective Time, this Agreement may be amended or supplemented by Intertrans or Fritz with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of Intertrans there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the shareholders of Intertrans, and no other amendment shall be made which by law requires further approval by such shareholders without such further approval.

     SECTION 10.11 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     SECTION 10.12 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     SECTION 10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FRITZ COMPANIES, INC.

                                          By         /S/ LYNN C. FRITZ
                                            ------------------------------------
                                             Name: Lynn C. Fritz
                                             Title: President

                                          FRITZ AIR FREIGHT

                                          By         /S/ LYNN C. FRITZ
                                            ------------------------------------
                                             Name: Lynn C. Fritz
                                             Title: President

                                          INTERTRANS CORPORATION

                                          By         /S/ SAM N. WILSON
                                            ------------------------------------
                                             Name: Sam N. Wilson
                                             Title: Chief Executive Officer

                                                                    EXHIBIT 1.01

                               ARTICLES OF MERGER
                                    MERGING
                               FRITZ AIR FREIGHT
                                      INTO
                             INTERTRANS CORPORATION

     Pursuant to the provisions of the Texas Business Corporation Act, the foreign corporation and the domestic corporation herein named do hereby adopt the following Articles of Merger for the purpose of merging the foreign corporation with and into the domestic corporation.

     1. The names of the constituent corporations are Fritz Air Freight, which is a corporation organized under the laws of the State of California, and Intertrans Corporation, which is a corporation organized under the laws of the State of Texas.

     2. Intertrans Corporation shall be the surviving corporation under its present name pursuant to the terms of the Texas Business Corporation Act.

     3. A plan of merger (the "Plan") was approved and adopted by the shareholders of each of the undersigned corporations in the manner prescribed by the laws of their respective jurisdictions of incorporation. A copy of the Plan, which sets forth, inter alia, the manner in which the exchange, classification or cancellation of issued shares of the undersigned corporations shall be effected, is attached hereto as Exhibit A.

     4. As to each of the undersigned corporations, (a) the designation and the number of shares of each class outstanding and (b) the number of votes to which such shares are entitled, are as follows:

                                                    DESIGNATION OF     NUMBER OF     NUMBER OF
                                                        CLASS           SHARES         VOTES
                                                    --------------     ---------     ---------
    Intertrans Corporation........................          Common
    Fritz Air Freight.............................          Common

     5. As to Intertrans Corporation, the total number of shares of Common Stock (and the total number of votes associated therewith) voted for and against the Plan, respectively, and as to Fritz Air Freight, the total number of shares of Common Stock (and the total number of votes associated therewith) voted for and against the Plan, respectively, are as follows:

                                           DESIGNATION OF     NUMBER OF     NUMBER OF       NUMBER OF
                                               CLASS           SHARES       VOTES FOR     VOTES AGAINST
                                           --------------     ---------     ---------     -------------
Intertrans Corporation...................          Common
Fritz Air Freight........................          Common

Executed on             , 1995

                                          Intertrans Corporation

                                          By:

                                            ------------------------------------
                                              Name:
                                              Title:

                                          Fritz Air Freight

                                          By:

                                            ------------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT A

                                 PLAN OF MERGER

     THIS PLAN OF MERGER is dated             , 1995 by and between Intertrans
Corporation, a Texas corporation ("Intertrans"), and Fritz Air Freight, a California corporation ("Merger Corporation").

                                    RECITALS

     WHEREAS, the shareholders of Intertrans (each individually a "Shareholder"
and collectively, the "Shareholders") own in the aggregate           shares of
Common Stock, no par value (the "Intertrans Common Stock") of Intertrans, constituting all of the outstanding capital stock of Intertrans;

     WHEREAS, Intertrans is a corporation duly organized and existing under the laws of the State of Texas;

     WHEREAS, Merger Corporation is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock of 2,400 shares of common stock, $10.00 par value per share, all of which immediately prior to the Effective Time, as defined in Section 2 hereof, will be issued and outstanding and held by Fritz Companies, Inc., a Delaware corporation ("Fritz"); and

     WHEREAS, Intertrans and Merger Corporation deem it advisable to merge Merger Corporation with and into Intertrans pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, upon the terms and conditions hereinafter set forth (the "Merger").

     NOW THEREFORE, in consideration of the foregoing, Intertrans and Merger Corporation hereby adopt this Plan of Merger:

     1. THE MERGER. In accordance with the provisions of this Plan of Merger, the Texas Business Corporation Act (the "TBCA") and the California General Corporation Law (the "CGCL"), at the Effective Time, Merger Corporation shall be merged with and into Intertrans, which shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation"), and the Surviving Corporation shall thereupon (a) be a wholly owned subsidiary of Fritz, (b) continue its corporate existence under the laws of the State of Texas, (c) retain its present name, (d) succeed to all rights, assets, liabilities and obligations of Merger Corporation in accordance with and as more particularly set forth in this Plan of Merger and pursuant to the TBCA. At the Effective Time, the separate existence of Merger Corporation shall cease.

     2. ARTICLES OF MERGER; EFFECTIVE TIME. At the closing of the Merger, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger (the "Articles of Merger") with the Secretary of State of the States of Texas and California, together with the appropriate fees and franchise taxes, in accordance with the provisions of the TBCA and the CGCL. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas (the "Effective Time").

     3. CAPITALIZATION. The number of authorized shares of the capital stock of the Surviving Corporation shall be 25,000,000 shares, consisting of 23,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, $10.00 par value per share.

     4. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Intertrans, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation amended as follows:

                [Insert amendments to Articles of Incorporation]

     5. BYLAWS. At the Effective Time, the Bylaws of Intertrans, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation amended as follows:

                         [Insert amendments to Bylaws]

     6. DIRECTORS AND OFFICERS. At the Effective Time (a) each of the officers of Intertrans immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in the same capacity or capacities, to serve until his successor shall have been duly appointed and qualified and (b) each director of Intertrans shall cease to hold such position, and the directors of Merger Corporation immediately prior to the Effective Time shall be the directors of Surviving Corporation, each of whom shall hold such position until his successor shall have been elected and qualified to serve, or otherwise as provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.

     7. CAPITAL STOCK OF MERGER CORPORATION. Each share of common stock of Merger Corporation validly issued and outstanding immediately prior to the Effective Time shall, at the Effective Time and by virtue of the Merger thereupon, be converted into and become one share of Intertrans Common Stock. Each share of such Intertrans Common Stock issued pursuant to this Section 7 shall be validly issued, fully paid and nonassessable.

     8. CAPITAL STOCK OF INTERTRANS. Each and every share of Intertrans Common Stock issued and outstanding immediately prior to the Effective Time (except for stock owned directly or indirectly by Intertrans, a subsidiary of Intertrans, Fritz or a subsidiary of Fritz and except for shares held by Shareholders who have validly exercised dissenters' rights under the TBCA) shall be converted as
of the Effective Time into the right to receive        of a share of common
stock, par value $.01 per share of Fritz (the "Fritz Common Stock"). At the Effective Time each outstanding option to purchase Intertrans Common Stock shall pertain to and apply to Fritz Common Stock which a holder of the number of underlying shares of Intertrans Common Stock would have been entitled pursuant to the Merger.

     9. SHAREHOLDER APPROVAL. This Plan of Merger shall be submitted to the shareholders of Intertrans for their approval or rejection pursuant to the TBCA and to the shareholder of Merger Corporation for their approval or rejection pursuant to the CGCL. In the event that such shareholder approval is obtained by both Intertrans and Merger Corporation, Intertrans and Merger Corporation hereby agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the States of Texas and California, and that they will cause to be performed all necessary acts required by such states and elsewhere to effectuate the Merger.

                                                                    EXHIBIT 5.09

                          FORM OF AFFILIATES AGREEMENT

     THIS AFFILIATES AGREEMENT (the "Agreement") is entered into as of this
     day of        , 1995 by and between FRITZ COMPANIES, INC., a Delaware
corporation ("Fritz"), and the undersigned shareholder ("Shareholder") of INTERTRANS CORPORATION, a Texas corporation ("Intertrans").

     This Agreement is entered into in connection with that certain Agreement and Plan of Reorganization dated as of February 14, 1995 (the "Reorganization Agreement") among Fritz, Intertrans, and Fritz Air Freight, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"). The Reorganization Agreement provides for the merger (the "Merger") of Merger Sub with and into Intertrans in a transaction in which issued and outstanding shares of common stock, no par value, of Intertrans (the "Intertrans Stock") will be converted into shares of common stock, $.01 par value per share, of Fritz (the "Fritz Stock") on the terms and conditions set forth in the Reorganization Agreement. Capitalized terms used herein and not defined herein shall have their defined meanings as set forth in the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants set forth herein, the parties agree as follows:

     1. TAX AND ACCOUNTING TREATMENT. Shareholder understands and agrees that it is intended that the Merger will be treated as a "reorganization" for federal income tax purposes and as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "SEC"). Shareholder further understands and agrees that Shareholder may be deemed to be an "Affiliate" of Intertrans (i) for application of the pooling of interests requirements and (ii) within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of either such fact.

     2. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Shareholder has been informed that the treatment of the Merger as a "pooling of interests" for financial accounting purposes is dependent, in part, upon the accuracy of Shareholder's representations and warranties set forth herein and Shareholder's compliance with Shareholder's covenants set forth herein, and that a reorganization for federal income tax purposes requires that a sufficient number of former shareholders of Intertrans maintain a meaningful continuing equity ownership interest in Fritz after the Merger. Shareholder understands that the representations and warranties and covenants set forth herein will be relied upon by Fritz, Intertrans, their respective counsel and accounting firms and other shareholders of Intertrans.

     3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Shareholder represents, warrants and covenants as follows:

          (a) Shareholder has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Shareholder's obligations hereunder.

          (b) Appendix A attached hereto sets forth all shares of Intertrans Stock owned by Shareholder, including all Intertrans Stock as to which Shareholder has sole or shared voting or investment power and all rights and options to acquire Intertrans Stock.

          (c) Shareholder will not sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Fritz Stock that Shareholder may acquire in connection with the Merger or acquire upon exercise of any option or right to acquire Fritz Stock, which option or right is acquired in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Fritz being herein sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless (i) such transaction is permitted pursuant to Rule 145(c) and 145(d) under the Securities Act (as described in Section 5 below), (ii) counsel representing Shareholder shall have advised Fritz in a written opinion letter satisfactory to Fritz and Fritz's legal counsel, and upon which Fritz and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, (iii) a registration statement under the Securities Act covering the Fritz Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to Shareholder (sought by Shareholder or counsel to Shareholder, with a copy thereof and all other related communications delivered to Fritz) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition if consummated.

          (d) Notwithstanding any other provision of this Agreement to the contrary, Shareholder will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Shareholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any Intertrans Stock or any rights, options or warrants to purchase Intertrans Stock, or any Restricted Securities or other securities of Fritz (i) during the 30-day period immediately preceding the Effective Time of the Merger and (ii) until such time after the Effective Time of the Merger as Fritz has publicly released a report including the combined financial results of Fritz and Intertrans for a period of at least 30 days of combined operations of Fritz and Intertrans within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Fritz agrees to publish such financial results expeditiously in a manner consistent with its prior practices; provided that nothing contained herein shall obligate Fritz to publish its financial results other than on a quarterly basis. Furthermore, Shareholder agrees not to take any action, including causing any of Shareholder's Intertrans Stock to become Dissenting Shares, as defined in the Reorganization Agreement, that would preclude Fritz from accounting for the business combination to be effected by the Merger as a "pooling of interests."

          (e) Shareholder has, and as of the Effective Time of the Merger will have, no present plan or intention (a "Plan") to sell, transfer, exchange, pledge (other than in a pre-existing bona fide margin account) or otherwise dispose of, including a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing, a "Sale") of more than fifty percent (50%) of the shares of Fritz Stock that Shareholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor. For purposes of the preceding sentence, shares of Intertrans Stock (or the portion thereof) (i) with respect to which dissenters' rights are exercised, (ii) which are exchanged for cash in lieu of fractional shares of Fritz Stock, or (iii) with respect to which a Sale (A) in a Related Transaction (as defined below) or (B) will occur prior to the Merger, shall be considered to be shares of Intertrans Stock that are exchanged for Fritz Stock in the Merger and then disposed of pursuant to a Plan. Shareholder is not aware of, or participating in, any Plan on the part of Intertrans shareholders to engage in Sales of the shares of Fritz Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding Intertrans Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Intertrans Stock (i) with respect to which dissenters' rights are exercised, (ii) which are exchanged for cash in lieu of fractional shares of Fritz Stock or (iii) with respect to which a pre-Merger Sale occurs in a Related Transaction, shall be considered to be shares of Intertrans Stock that are exchanged for Fritz Stock in the Merger and then disposed of pursuant to a Plan. A Sale of Fritz Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale occurs in a Related Transaction. For purposes of this Section 3(e), a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Reorganization Agreement. If any of Shareholder's representations in this Section 3(e) ceases to be true at any time prior to the Effective Time of the Merger, Shareholder shall deliver to each of Intertrans and Fritz, prior to the Effective Time of the Merger, a written statement to that effect, signed by Shareholder.

     4. RULE 144 AND 145. From and after the Effective Time of the Merger and for so long as is necessary in order to permit Shareholder to sell the Fritz Stock held by and pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Fritz will use its reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act, in order to permit Shareholder to sell the Fritz Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144. Shareholder understands that, except as set forth in the Reorganization Agreement, Fritz is under no obligation to register the sale, transfer or other disposition of any Restricted Securities by or on behalf of Shareholder or to take any other action necessary in order to make compliance with an exemption from registration available.

     5. LIMITED RESALES. Shareholder understands that, in addition to the restrictions imposed under Section 3 of this Agreement, the provisions of Rule 145 limit Shareholder's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below, until such time as Shareholder has beneficially owned, within the meaning of Rule 144(d), the Restricted Securities for a period of at least two years (or in some cases three years) after the date of the Merger, and thereafter if and for so long as Shareholder remains a Fritz affiliate:

          (a) Unless and until the restriction "cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Shareholder in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only (i) while Fritz meets the public information requirements of Rule 144(c), (ii) in brokers' transactions or in transactions with a market maker and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of Fritz Stock sold for Shareholder's account during the preceding three-month period does not exceed the greater of (i) 1% of the Fritz Common Stock outstanding or (ii) the average weekly volume of trading in Fritz Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the sale.

        (b) Shareholder may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(2) if (i) Shareholder has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two years after the Effective Time of the Merger,
     (ii) Shareholder is not an affiliate of Fritz and (iii) Fritz meets the public information requirements of Rule 144(c).

        (c) Shareholder may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Shareholder has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least three years and is not, and has not been for at least three months, an affiliate of Fritz.

          (d) Fritz acknowledges that the provisions of Section 3(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d) by delivery to Fritz of a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145 (d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); provided, that Fritz has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

     6. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, if delivered by hand, by telecopy or telegram, or three days after deposit in the United States mail, postage prepaid, addressed to a party as follows:

     If to Fritz:

        Fritz Companies, Inc.
        706 Mission Street
        Suite 1000
        San Francisco, CA 94103
        Telecopy: (415) 904-8024
        Attention: Jan H. Raymond, Esq.
                   Senior Vice President and
                   General Counsel

     With a copy to:

        Brobeck, Phleger & Harrison
        One Market Plaza
        Spear Street Tower
        San Francisco, CA 94105
        Telecopy: (415) 442-1010
        Attention: Ronald B. Moskovitz, Esq.

     If to Shareholder:

        At the address set forth beneath the Shareholder's signature below or to such other address as any party may designate for itself by notice given as provided in this Agreement.

     7. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect upon the termination of the Reorganization Agreement pursuant to Article IX thereof.

     8. BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Shareholder and any pledgee holding Restricted Securities as collateral.

     9. WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

     10. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware (irrespective of its choice of law provisions).

     11. ATTORNEYS' FEES. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     12. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     13. THIRD PARTY RELIANCE. Counsel to and accountants for the parties shall be entitled to rely upon the representations, warranties and covenants contained in this Agreement.

     14. COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FRITZ COMPANIES, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                          SHAREHOLDER:

                                          --------------------------------------
                                          Name:
                                          Address:

                                   APPENDIX A

                             INTERTRANS SECURITIES

                                                                               NUMBER OF SHARES
                                                                               ----------------
Intertrans Common Stock......................................................
Options to Purchase Intertrans Common Stock..................................

                                                                  CONFORMED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                AMENDMENT NO. 1

                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF

                                 APRIL 12, 1995

                                  BY AND AMONG

                             FRITZ COMPANIES, INC.,

                               FRITZ AIR FREIGHT

                                      AND

                             INTERTRANS CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is entered into as of the 12th day of April, 1995, by and among FRITZ COMPANIES, INC., a Delaware corporation ("Fritz"), FRITZ AIR FREIGHT, a California corporation and a wholly owned subsidiary of Fritz ("Merger Sub"), and INTERTRANS CORPORATION, a Texas corporation ("Intertrans").

                                    RECITALS

     A. Fritz, Merger Sub and Intertrans have each previously entered into that certain Agreement and Plan of Reorganization, dated as of February 14, 1995 (the "Merger Agreement"), which, among other things, provides for the merger of Merger Sub with and into Intertrans.

     B. The Boards of Directors of Fritz, Merger Sub and Intertrans now desire to make certain modifications and amendments to the Merger Agreement, which modifications and amendments are set forth in this Amendment.

     C. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings given to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

     1. AMENDMENTS.

     (a) Section 1.02(b)(v) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

        (v) if the Average Fritz Trading Price is greater than $55.00, the Exchange Ratio shall equal 0.365.

     (b) Section 1.02(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

        (c) In the event that Intertrans shall elect to terminate this Agreement in the circumstances contemplated by clause (iv) of subsection (b) above, then Intertrans shall give notice of termination (the "Termination Notice") to Fritz prior to 12:00 midnight (San Francisco time) on the Determination Date. Such termination shall become effective automatically, without the action of either party, at 12:00 midnight (San Francisco time) on the trading day immediately preceding the date of the first of the shareholder meetings contemplated by Sections 5.02 and 6.02(b) unless, prior to such time, Fritz shall deliver notice to Intertrans to the effect that it has elected to increase the Exchange Ratio in the manner contemplated by such clause (iv) above.

     (c) The introduction to Section 9.01 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

        SECTION 9.01 TERMINATION. In addition to the termination right provided for in Section 1.02(b)(iv) hereof, this Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of Intertrans or Fritz:

     2. DEFINED TERMS. All references in the Merger Agreement and this Amendment to the "Merger" shall be deemed to be references to the terms of the Merger as amended by this Amendment and all references in the Merger Agreement to the "Agreement" shall be deemed to be references to the Merger Agreement as amended by this Amendment. Except as expressly contemplated by this Amendment, the Merger Agreement shall not be deemed amended or modified in any manner and shall continue in full force and effect.

     3. REPRESENTATIONS AND WARRANTIES OF INTERTRANS. Intertrans represents and warrants to Fritz as set forth below:

     (a) CORPORATE AUTHORIZATION. The execution, delivery and performance by Intertrans of this Amendment and the consummation by Intertrans of the transactions contemplated hereby are within Intertrans' corporate powers and have been duly authorized by all necessary corporate action, except for approval by Intertrans' shareholders in connection with the consummation of the Merger. This Amendment constitutes the valid and binding agreement of Intertrans, enforceable against Intertrans in accordance with its terms.

     (b) OPINION OF FINANCIAL ADVISOR. Intertrans has received the opinion of the Intertrans Financial Advisor to the effect that, as of the date of this Amendment, the Exchange Ratio, as amended by this Amendment, is fair, from a financial point of view, to the holders of Intertrans Common Stock.

     4. REPRESENTATIONS AND WARRANTIES OF FRITZ. Fritz represents and warrants to Intertrans as set forth below:

     (a) CORPORATE AUTHORIZATION. The execution, delivery and performance by Fritz of this Amendment and the consummation by Fritz of the transactions contemplated hereby are within Fritz's corporate powers and have been duly authorized by all necessary corporate action, except for approval by Fritz's stockholders in connection with the consummation of the Merger. This Amendment constitutes the valid and binding agreement of Fritz, enforceable against Fritz in accordance with its terms.

     (b) OPINION OF FINANCIAL ADVISOR. Fritz has received the opinion of the Fritz Financial Advisor to the effect that, as of the date of this Amendment, the Exchange Ratio, as amended by this Amendment, is fair, from a financial point of view, to Fritz.

     5. SURVIVAL. All representations, warranties, agreements and covenants in this Amendment shall be deemed to be conditions to the Merger and shall not survive the consummation of the Merger or the termination of the Merger Agreement.

     6. GOVERNING LAWS. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Amendment, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                            FRITZ COMPANIES, INC.

                                            By        /S/ LYNN C. FRITZ
                                             -----------------------------------
                                               Name: Lynn C. Fritz
                                               Title: President

                                            FRITZ AIR FREIGHT

                                            By        /S/ LYNN C. FRITZ
                                             -----------------------------------
                                               Name: Lynn C. Fritz
                                               Title: President

                                            INTERTRANS CORPORATION

                                            By        /S/ SAM N. WILSON
                                             -----------------------------------
                                               Name: Sam N. Wilson
                                               Title: Chief Executive Officer

                                                                      APPENDIX B

MORGAN STANLEY
                                                     MORGAN STANLEY & CO.
                                                     INCORPORATED
                                                     555 CALIFORNIA STREET
                                                     SAN FRANCISCO, CALIFORNIA
                                                     94104
                                                     (415) 576-2000

                                                                  April 12, 1995

Board of Directors
Fritz Companies, Inc.
706 Mission Street
San Francisco, CA 94103

Members of the Board:

We understand that Intertrans Corporation ("Intertrans"), Fritz Companies, Inc. ("Fritz") and Fritz Air Freight, a wholly owned subsidiary of Fritz ("Merger Sub") have entered into an Agreement and Plan of Reorganization, dated February 14, 1995 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Intertrans. Pursuant to the Merger, Intertrans will become a wholly owned subsidiary of Fritz and each outstanding share of common stock, no par value, of Intertrans (the "Intertrans Common Stock"), other than shares held in treasury or held by Fritz or any affiliate of Fritz or as to which dissenters' rights have been perfected, will be converted into the right to receive a fraction of a share (the "Exchange Ratio") of Fritz common stock, $0.01 par value per share (the "Fritz Common Stock"). The Exchange Ratio shall be determined by dividing $18.00 by the Average Fritz Trading Price (as defined in the Merger Agreement), but in no case shall the Exchange Ratio be less than 0.380 or more than 0.390. The Merger Agreement sets forth certain circumstances which may provide for an Exchange Ratio greater than 0.390 or less than 0.380. We also understand that Fritz, Merger Sub and Intertrans have executed an amendment to the Merger Agreement (the "Amendment") dated as of the date hereof which provides, among other things, that the Exchange Ratio shall be equal to 0.365 if the Average Fritz Trading Price is greater than $55.00. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and the Amendment thereto.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Fritz.

For purposes of the opinion set forth herein, we have:

              (i) analyzed certain publicly available financial statements and other information of Intertrans;

             (ii) analyzed certain internal financial statements and other financial and operating data concerning Intertrans prepared by the management of
                  Intertrans;

            (iii) analyzed certain financial projections prepared by the management of
                  Intertrans;

             (iv) discussed the past and current operations and financial condition and the prospects of Intertrans with senior executives of Intertrans;

              (v) analyzed certain publicly available financial statements and other information of Fritz;

             (vi) analyzed certain internal financial statements and other financial and operating data concerning Fritz prepared by the management of Fritz;

            (vii) analyzed certain financial projections prepared by the management of Fritz;

           (viii) discussed the past and current operations and financial condition and the prospects of Fritz with senior executives of Fritz;

             (ix) analyzed the pro forma impact of the Merger on Fritz's earnings per share and consolidated capitalization;

              (x) reviewed the reported prices and trading activity for the Intertrans Common
                  Stock and the Fritz Common Stock;

             (xi) compared the financial performance of Intertrans and the prices and trading activity of the Intertrans Common Stock with that of certain other comparable publicly-traded companies and their securities;

            (xii) compared the financial performance of Fritz and the prices and trading activity of the Fritz Common Stock with that of certain other comparable publicly-traded companies and their securities;

           (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

            (xiv) participated in discussions and negotiations among representatives of
                  Intertrans and Fritz and their financial and legal advisors;

             (xv) reviewed the Merger Agreement and the Amendment; and

            (xvi) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Intertrans and Fritz, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of Intertrans, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Fritz in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Fritz and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Fritz only and may not be used for any other purpose without our prior written consent.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Fritz.

                                    Very truly yours,

                                    MORGAN STANLEY & CO. INCORPORATED

                                    By: /s/  GEORGE F. BOUTROS
                                       -----------------------------------------
                                        George F. Boutros
                                        Managing Director

                                                                      APPENDIX C

                          SCOTT & STRINGFELLOW, INC.

                               Established 1893

                        Investment Bankers and Brokers

 Member        909 East Main Street    Richmond, VA 2321     TEL (804) 643-1811
NYSE/SIPC                                                    FAX (804) 343-7184

                                April 12, 1995

Board of Directors
Intertrans Corporation
125 East John Carpenter Freeway
Irving, Texas 75062

Gentlemen:

     You have asked Scott & Stringfellow, Inc. ("S&S") to render our opinion relating to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Intertrans Corporation ("Intertrans") pursuant to an Agreement and Plan of Reorganization among Fritz Companies, Inc. ("Fritz"), Fritz Air Freight ("Merger Sub"), and Intertrans, dated February 14, 1995 as amended by Amendment No. 1 to the Agreement and Plan of Reorganization dated April 12, 1995 and a related Plan of Merger (collectively, the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub with and into Intertrans (the "Merger"). The Agreement further provides that each share of Intertrans Common Stock which is issued and outstanding immediately prior to the Effective Time (as defined in Section 1.01(b) of the Merger Agreement) shall be converted into the number of shares of Fritz Common Stock determined in accordance with the Exchange Ratio (as defined in Section 1.02(b) of the Merger Agreement). Additionally, each Intertrans Option (as defined in Section 1.06(a) of the Merger Agreement) shall be automatically converted at the Effective Time into a Fritz Option (as defined in Section 1.06(a)) in accordance with the Exchange Ratio.

     As part of its investment banking business, S&S is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, securities of Intertrans or Fritz for our own account or for the accounts of our customers. S&S will also receive a fee from Intertrans for rendering this opinion.

     In developing our opinion, we have, among other things, reviewed and analyzed: (i) the Merger Agreement; (ii) Intertrans annual reports to shareholders for the four years ended October 31, 1993 and annual reports on Form 10-K and related audited financial statements for the five years ended October 31, 1994; (iii) Intertrans' Quarterly Report on Form 10-Q and related unaudited financial statements for the period ended January 31, 1995; (iv) Fritz's annual reports to shareholders, annual reports on Form 10-K and related audited financial statements for the three years ended December 31, 1994 and Fritz's audited financial statements for the two years ended December 31, 1991;
(v) Fritz's quarterly reports on Form 10-Q and related unaudited financial statements for the periods ended March 31, 1994, June 30, 1994, and September 30, 1994; (vi) certain other internal information, primarily financial in nature, concerning the business and operations of Intertrans furnished to us by Intertrans for purposes of our analysis; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Fritz furnished to us by Fritz for purposes of our analysis;
(viii) certain publicly available information concerning the estimates of the future financial performance of Fritz prepared by financial analysts unaffiliated with either Intertrans or Fritz (the "Analysts' Estimates"); (ix) certain publicly available information regarding the trading market for the common stocks of Intertrans and Fritz and the price ranges within which the respective stocks have traded; (x) certain publicly available information with respect to certain other companies that we believe to be comparable to Intertrans or Fritz and the trading markets for certain of such other companies' securities; and (xi) certain publicly available and other information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Intertrans and Fritz to discuss the foregoing as well as other matters we believe relevant to our inquiry. Finally, we have conducted such other studies, analyses and investigations and considered such other information as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by and on behalf of Intertrans and Fritz. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Intertrans or Fritz. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general. In addition, although we have discussed the prospects of Intertrans and Fritz with certain representatives of their respective managements, we have been provided with only limited financial projections and other similar analyses prepared by Fritz's management with respect to Fritz. Accordingly, in rendering our opinion, with your consent, we also have relied upon the Analysts' Estimates in lieu of such financial projections or other similar analyses with respect to Fritz.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Intertrans Common Stock and does not constitute a recommendation to any shareholder of Intertrans as to how such shareholder should vote with respect to the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Intertrans, nor does it address the effect of any other business combination in which Intertrans might engage.

     It is understood that this opinion may be included in its entirety in the Joint Proxy Statement (as defined in Section 3.09 of the Agreement). This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Intertrans Common Stock.

                                          Very truly yours,

                                          /s/  SCOTT & STRINGFELLOW, INC.
                                          --------------------------------------
                                          SCOTT & STRINGFELLOW, INC.

                                                                      APPENDIX D

                             FRITZ COMPANIES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 1995

    The undersigned stockholder of Fritz Companies, Inc., a Delaware corporation ("Fritz"), hereby constitutes and appoints Lynn C. Fritz, Dennis L. Pelino and Ronald A. Marcillac, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of Fritz to be held at Bank of America NT & SA, 555 California Street, San Francisco, California, on May 30, 1995 at 10:30 a.m. local time, and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of Common Stock of Fritz held of record by the undersigned on April 10, 1995, as follows on the reverse side of this proxy.

    Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting and all matters presented at the meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy.

                (Continued and to be signed on the reverse side)

                                                         PLEASE MARK YOUR CHOICE
                                                        LIKE THIS /X/ IN BLUE OR
                                                                       BLACK INK

                      THIS PROXY IS SOLICITED ON BEHALF OF
                        THE BOARD OF DIRECTORS OF FRITZ

- ----------------------------------      ----------------------------------
          ACCOUNT NUMBER                              COMMON

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2

1. A proposal (the "Fritz Share Issuance Proposal") to issue shares of common stock, par value $.01 per share, of Fritz ("Fritz Common Stock") in connection with the merger (the "Merger") of Fritz Air Freight, a wholly owned subsidiary of Fritz ("Merger Sub") with and into Intertrans Corporation, a Texas corporation ("Intertrans"), whereby each share of common stock, no par value, of Intertrans ("Intertrans Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 0.365 to 0.390 of a share of Fritz Common Stock, based upon the arithmetic mean (the "Average Fritz Trading Price") of the closing sales prices of Fritz Common Stock on the Nasdaq National Market for each of the 20 trading days ending on the fourth trading day immediately preceding the scheduled date of the Annual Meeting. The Agreement and Plan of Reorganization dated as of February 14, 1995, as amended, among Fritz, Merger Sub and Intertrans (the "Plan of Reorganization") sets forth certain circumstances in which the Merger may be terminated by Intertrans if the Average Fritz Trading Price is less than $41.00 per share and Fritz does not elect to adjust the Merger exchange ratio to a number greater than 0.390. In addition, all outstanding options to purchase Intertrans Common Stock will be assumed by Fritz and converted into options to purchase Fritz Common Stock; and

   / / FOR                / / AGAINST                / / ABSTAIN

2. Election of five directors to the Board of Directors.

   / / FOR all nominees listed below (Except as marked        / / WITHHOLD AUTHORITY to vote for all nominees
       to the contrary below)                                     listed below

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE
                 A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

 Lynn C. Fritz; Dennis L. Pelino; Ronald A. Marcillac; James Gilleran; Preston
                                     Martin

    Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on this proxy. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the Annual Meeting as may properly come before the meeting or any postponements or adjournments thereof. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR PROPOSAL NOS. 1 AND 2 AND ON ANY OTHER MATTERS TO BE VOTED UPON.

    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Joint Proxy Statement/Prospectus relating to the meeting.

    IMPORTANT: In signing this proxy please sign exactly as your name(s) is
(are) shown on the share certificate to which the proxy applies. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. EACH JOINT TENANT MUST SIGN.

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          (Additional signature if held jointly)

                                          -------------------------------------
                                          DATED:                          , 1995

    PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX E

                             INTERTRANS CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 30, 1995

    The undersigned shareholder of Intertrans Corporation, a Texas corporation ("Intertrans"), hereby constitutes and appoints Sam N. Wilson, Carsten S. Andersen and Brett C. Campbell, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of Intertrans to be held at the Doubletree Hotel at Park West, 1590 LBJ Freeway at Luna, Dallas, Texas, on May 30, 1995 at 12:30 p.m. local time, and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of Common Stock of Intertrans held of record by the undersigned on April 10, 1995, as follows on the reverse side of this proxy.

    Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said attorneys and proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting and all matters presented at the meeting or any adjournments or postponements thereof but which are not known to the Board of Directors at the time of the solicitation of this proxy.

                (Continued and to be signed on the reverse side)

                      THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF INTERTRANS

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2

1. Proposal to approve and adopt the Intertrans Merger Proposal, the Plan of Reorganization, the Plan of Merger and all transactions contemplated thereby, including the Merger, as defined and described in the accompanying Joint Proxy Statement/Prospectus; and

   / / FOR                / / AGAINST                / / ABSTAIN

2. Election of five directors to the Board of Directors to serve until the earlier of the next annual meeting of Intertrans shareholders or consummation of the Merger, as defined and described in the accompanying Joint Proxy Statement/Prospectus.

   / / FOR all nominees listed below (Except as marked        / / WITHHOLD AUTHORITY to vote for all nominees
       to the contrary below)                                     listed below

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

  Sam N. Wilson; Carsten S. Andersen; W. Ted Minick; Sheldon Frankel; Cesareo
                                     Llano

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED ON THIS PROXY. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED HEREIN.

    IMPORTANT: In signing this proxy, please sign exactly as your name(s) is
(are) shown on the share certificate to which the proxy applies. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. EACH JOINT TENANT MUST SIGN.

    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Joint Proxy Statement/Prospectus relating to the meeting.

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          (Additional signature if held jointly)

                                          -------------------------------------
                                          DATED:                          , 1995

    PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX F

            ARTICLES 5.11-5.13 OF THE TEXAS BUSINESS CORPORATION ACT

ART 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the Delaware Law, the Restated Certificate of Incorporation, as amended, of Fritz contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article FIFTH of the Restated Certificate of Incorporation, as amended, of the Registrant and Article V of the Restated Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

     The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT NO.                                   DESCRIPTION
        -----------     ------------------------------------------------------------------------
                2.1     Agreement and Plan of Reorganization dated as of February 14, 1995 among the Registrant, Fritz Air Freight and Intertrans Corporation
                        ("Intertrans"), and Amendment No. 1 thereto dated as of April 12, 1995
                        (included as Appendix A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).


                4.1     Specimen certificate of the Registrant's Common Stock. (Incorporated by
                        reference to Exhibit 4.1 to Registration Statement No. 33-50808, filed on August 17, 1992.)
               *5.1     Opinion of Brobeck, Phleger & Harrison, counsel to the Registrant.
               *8.1     Form of Tax Opinion of Brobeck, Phleger & Harrison, counsel to the
                        Registrant.
               *8.2     Form of Tax Opinion of Winstead Sechrest & Minick P.C.

        EXHIBIT NO.                                   DESCRIPTION
        -----------     ------------------------------------------------------------------------


               23.1     Consent of Brobeck, Phleger & Harrison (included in Exhibit 5.1).
               23.2     Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 8.2).
              *23.3     Consents of KPMG Peat Marwick LLP.
              *23.4     Consent of Deloitte & Touche LLP.
              *23.5     Consent of Carsten S. Andersen.
              *23.6     Consent of Morgan Stanley & Co. Incorporated.
              *23.7     Consent of Scott & Stringfellow, Inc.
              *24.1     Power of Attorney.


- ---------------
* Previously filed


     (b) Financial Statement Schedules

         None

ITEM 22. UNDERTAKINGS

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 19, 1995.


                                            FRITZ COMPANIES, INC.


                                            By: /s/      JOHN H. JOHUNG

                                              ----------------------------------

                                                 John H. Johung, Senior Vice
                                                           President


                                                 and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                    DATE
- ---------------------------------------------   ------------------------------------------------

                           LYNN C.              President, Chairman of the        April 19, 1995
                    FRITZ*                        Board and Chief Executive
- ---------------------------------------------     Officer (Principal
                Lynn C. Fritz                     Executive Officer and
                                                  Director)

           /s/             JOHN H.              Senior Vice President and         April 19, 1995
                    JOHUNG                        Chief Financial Officer
- ---------------------------------------------     (Principal Financial
               John H. Johung                     Officer)

                          STEPHEN               Vice President and Corporate       April 19, 1995
                  MATTESSICH*                     Controller (Principal
- ---------------------------------------------     Accounting Officer)
             Stephen Mattessich

                          DENNIS L.             Chief Operating Officer,          April 19, 1995
                    PELINO*                       Senior Vice President and
- ---------------------------------------------     Director
              Dennis L. Pelino

                        RONALD A.               Senior Vice President and         April 19, 1995
                  MARCILLAC*                      Director
- ---------------------------------------------
             Ronald A. Marcillac

                            JAMES               Director                          April 19, 1995
                   GILLERAN*
- ---------------------------------------------
               James Gilleran

                           PRESTON              Director                          April 19, 1995
                    MARTIN*
- ---------------------------------------------
               Preston Martin

         *By: /s/           JOHN H.
                    JOHUNG
- ---------------------------------------------
      John H. Johung, Attorney-in-Fact